As filed with the Securities and Exchange Commission on April 30, 2024

Registration No. 333-269346

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSP RECOVERY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7374	84-4117825
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2701 Le Jeune Road, Floor 10

Coral Gables, Florida 33134

Telephone: (305) 614-2222

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alexandra Plasencia

MSP Recovery, LLC

2701 Le Jeune Road, Floor 10

Coral Gables, Florida 33134

Telephone: (305) 614-2222

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven Canner

Baker & McKenzie LLP

452 Fifth Avenue

New York, New York 10018

Telephone: (212) 626-4884

Jeremy L. Moore

Baker & McKenzie LLP

700 Louisiana Street

Houston, Texas 77002

Telephone: (713) 427-5000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

________________________________________________________________________________________________________________________________________________

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333- 269346) initially filed January 20, 2023 and declared effective by the Securities and Exchange Commission (the “SEC”) on February 7, 2024 (the “Registration Statement”), is being filed to include certain additional information to Post-Effective Amendment No. 1, which was filed on April 22, 2024 to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on April 15, 2024 and to update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

Registration No. 333-269346

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated April 30, 2024

MSP Recovery, Inc. d/b/a LifeWallet

50,000,000 Shares of Class A Common Stock

The Prospectus and this prospectus supplement relates to the offer and sale, from time to time, by the selling stockholders identified below, or their permitted transferees, of up to 50,000,000 shares of our Class A Common Stock, par value $0.0001 per share that we may issue and sell to YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville” or the “Selling Securityholder”) fund managed by Yorkville Advisors Global, LP from time to time after the date of this prospectus, pursuant to the Standby Equity Purchase Agreement (the “Yorkville SEPA”) dated November 14, 2023, entered into with Yorkville. See the section entitled “Yorkville Facility” for a description of the Yorkville SEPA and the section entitled “Selling Securityholder” for additional information regarding the Selling Securityholder.

Yorkville Facility

The shares of our Class A Common Stock being offered by Yorkville have been and may be issued pursuant to the Yorkville SEPA. Under the Yorkville SEPA, the Company agreed to issue and sell to Yorkville, from time to time, and Yorkville agreed to purchase from the Company, up to $250 million of the Company’s Class A Common Stock. The Company shall not affect any sales under the Yorkville SEPA, and Yorkville shall not have any obligation to purchase shares of our Class A Common Stock under the Yorkville SEPA, to the extent that after giving effect to such purchase and sale: (i) Yorkville would beneficially own more than 9.99% of the Company’s Class A Common Stock at the time of such issuance (the “Ownership Limitation”), or (ii) the aggregate number of shares of Class A Common Stock issued under the Yorkville SEPA together with any shares of Common Stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed 27,701,530 shares of Class A Common Stock, which is 19.99% of the aggregate number of shares of outstanding voting Common Stock as of November 14, 2023 (the “Exchange Cap”). As a result of (i) and (ii) above, the Company may not have access to the full $250 million amount available under the Yorkville SEPA.

In connection with the Yorkville SEPA, and subject to the conditions set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.0 million. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million resulting in net proceeds to us of $4.73 million. On December 11, 2023, we issued a second Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

Interest shall accrue on the outstanding balance of any Convertible Note at an annual rate equal to 5.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes, and is payable upon maturity or upon the occurrence of a Trigger Event. The maturity date of each Convertible Note will be September 30, 2025 (as extended pursuant to the Yorkville Letter Agreement) and may be extended at the option of the holder. Yorkville may convert the Convertible Notes into shares of our Class A Common Stock at a conversion price equal to the lower of: (A)(i) with respect to the initial Convertible Note issued on November 14, 2023, $8.0225, (ii) with respect to the second Convertible Note issued on December 11, 2023, $3.7136, and (iii) with respect to a third Convertible Note issued on April 8, 2024, $1.5050, or (B) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $1.00 (the “Floor Price”) (as reduced by the Yorkville Letter Agreement, defined below). Yorkville, at its discretion, and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance of shares of Class A Common Stock to Yorkville at a price per share equivalent to the Conversion Price as determined in accordance with the Convertible Notes; Yorkville, in its sole discretion, may select the amount of any such conversion, provided that the number of shares issued does not cause Yorkville to exceed: (i) the Ownership Limitation, (ii) the Exchange Cap, or (iii) the number of shares registered pursuant to this Registration Statement. Any amounts payable under a Convertible Note will be offset by such amount sold pursuant to a Yorkville Advance. The Exchange Cap will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of common stock pursuant to the transactions contemplated in the Convertible Note and the Yorkville SEPA in excess of 19.99% of the aggregate number of shares of common stock issued and outstanding as of the effective date of the Yorkville SEPA.

The shares of Class A Common Stock will be sold to Yorkville pursuant to the Yorkville SEPA at the election of the Company as specified in the Advance Notice and at a per share price equal to: (i) 98% of the Market Price (as defined below) for any period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price (“VWAP”) of the Class A common stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Class A common stock on the Nasdaq during the Option 2 Pricing Period. In addition, provided that there is a balance outstanding under the Convertible Notes, shares of Class A Common Stock may also be sold to Yorkville pursuant to the Yorkville SEPA at the election of Yorkville, pursuant to a Yorkville Advance.

On April 8, 2024, the Company and Yorkville reached an agreement (the “Yorkville Letter Agreement”) to: (1) reduce the Floor Price from $1.28 to $1.00; (2) waive the first monthly payment due to the Floor Price Trigger, thereby curing the Floor Price Trigger; and (3) extend the maturity date of the Convertible Notes to September 30, 2025. In addition, the parties agreed that the third Convertible Note for $5.0 million would be issued on April 8, 2024. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13,000,000 on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our Class A Common Stock by Yorkville, and any discounts, commissions, or concessions received by Yorkville, are deemed to be underwriting discounts and commissions under the Securities Act. Yorkville may offer and sell the securities covered by this prospectus from time to time. Yorkville may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

The registration of securities covered by this prospectus does not mean that Yorkville will offer or sell any of the shares of our Class A Common Stock. Yorkville may offer, sell, or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by Yorkville pursuant to this prospectus. However, we expect to receive proceeds from sales of Class A Common Stock that we may elect to make to the Selling Securityholder pursuant to the Yorkville SEPA, if any, from time to time in our discretion. See “Committed Equity Financing” for a description of how the price we may sell shares of Class A Common Stock to the Selling Securityholder is calculated pursuant to the Yorkville SEPA. We provide more information about how the Selling Securityholder may sell or otherwise dispose of the shares of our Class A Common Stock in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock, Public Warrants, and New Warrants are traded on the Nasdaq under the symbols “LIFW,” “LIFWZ,” and “LIFWW.” On April 19, 2024, the last reported sale price of our Class A Common Stock on the Nasdaq was $0.9480 per share, the closing price of our Public Warrants was $0.0500 per warrant, and the closing price of our New Warrants was $0.0052 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholder may, from time to time, issue, offer, and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings.

The Selling Securityholder may use the shelf registration statement to sell up to 50,000,000 shares of our Class A Common Stock, through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholder offers and sells may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock and/or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update, or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we, nor the Selling Securityholder, has authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement, or any free writing prospectus we have prepared. We and the Selling Securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement, or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, or any prospectus supplement, is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” and “LifeWallet” refer to MSP Recovery, Inc. d/b/a LifeWallet. As used in this prospectus, unless otherwise noted or the context otherwise requires, the terms below are defined as follows:

“2023 Annual Report” means our Annual Report on Form 10-K for the period ending December 31, 2023, filed with the SEC on April 15, 2024.

“Algorithm” refers to a set of instructions that perform a particular action. Our team of data scientists and medical professionals create proprietary instruction sets, or “Algorithms,” to identify recovery opportunities within the data sets of our Assignors’ Claims. Our proprietary Algorithms incorporate various data points within the data sets of our Assignors’ Claims, which may include, but are not limited to, medical coding classification systems such as diagnosis codes (e.g., ICD-8/ICD-9/ICD-10 codes), procedure codes (e.g., CPT codes), and drug codes (e.g., NDC codes); non-medical data such as demographics and date ranges; and data from public sources such as crash reports, offense incident reports, and other reports that provide details as to an occurrence. These Algorithms are then applied to our Assignors’ aggregated Claims data, filtering through the billions of lines of data from our Assignors to identify recoverable opportunities consistent with a given Algorithm’s criteria. Identified potential recoveries are then further quality reviewed by our medical team;

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company;

“Assignor” means a healthcare payer, provider, or other entity that irrevocably assigned Claims to the Company or a subsidiary thereof;

“ASC” means Accounting Standards Codification;

“Billed Amount” (a/k/a the charged amount or retail price) is the full commercial value of services billed by the provider, or the full charge that the provider would ordinarily bill for the service provided. The Billed Amount for a specific procedure code is based on the provider and may vary from location to location. Where a Billed Amount is not provided in the data received from the Assignor, the Company uses paid amount or paid adjusted values, where available, to extrapolate an approximate Billed Amount value. Where we have to extrapolate a Billed Amount to establish damages, the calculated amount may be contested by opposing parties.

“Board of Directors” or “Board” means the board of directors of the Company;

“Business Combination” means the transactions consummated on May 23, 2022 pursuant to the MIPA (as defined below), as described in more detail in Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus;

“CCRA” means Claims Cost Recovery Agreement, those agreements pursuant to which Claims are irrevocably assigned to the Company or affiliated entities;

“CF” means Cantor Fitzgerald, L.P.

“Claim” means the right, title to, and/or interest in, any and all claims or potential claims, including all related reimbursement and recovery rights, which the Company has, may have had, or may have in the future assigned to it (whether or not asserted), including all rights to causes of action and remedies against any third-party, whether a primary payer or responsible party, at law or in equity. The term “Claim” typically includes but is not limited to: (i) claims arising under consumer protection statutes and laws; (ii) claims arising under the Medicare and Medicare Advantage secondary payer statutes, whether based in contract, tort, statutory right, or otherwise, in connection with the payment to provide healthcare services or supplies; (iii) claims arising under any state statutes and common laws irrespective of the rights that are conferred to the Company through assignment or otherwise; and (iv) all right, title, and interest to any recovery rights that may exist for any potential cause of action where a responsible party or primary payer is liable, even where it has not been established because liability is not yet proven as of the date that the Claim is identified or discovered, together with all receivables, general intangibles, payment intangibles, and other rights to payment now existing or hereafter arising and all products and proceeds of the foregoing;

“Class A Common Stock” means the shares of the Company’s Class A common stock, par value $0.0001 per share, as described in more detail in Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus;

“Class B Unit” means the non-voting economic Class B Units of Opco, as described in more detail in Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus;

“Class V Common Stock” means the shares of the Company’s Class V common stock, par value $0.0001 per share, as described in more detail in Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus;

“Closing” means the closing of the Business Combination, as described in more detail in Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus;

“Closing Date” means May 23, 2022, the closing date of the Business Combination, as described in more detail in Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Common Stock” means shares of the Company’s Class A Common Stock and Class V Common Stock;

“Company” means MSP Recovery, Inc. d/b/a LifeWallet, a Delaware corporation;

“CPIA Warrant” means that warrant agreement dated September 30, 2022, whereby the Company granted to Brickell Key Investments, LP (“BKI”) the right to purchase 2,666,667 shares of Class A Common Stock for the purchase price of $0.0025 per share.

“DGCL” means the Delaware General Corporation Law, as may be amended from time to time;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Existing Warrant Agreement” means the Warrant Agreement dated as of August 13, 2020, by and between the Company and Continental Stock Transfer & Trust Company;

“Founder Shares” means the shares of the Class B Common Stock and the shares of Class A Common Stock issued upon the automatic conversion of the Class B Common Stock at the time of the Business Combination as provided in the existing Charter;

“GAAP” or “U.S. GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis;

“HMO” means health maintenance organization;

“Hazel” means Hazel Holdings I LLC, a Delaware limited liability company, together with its affiliates;

“HPH” means Hazel Partners Holdings, LLC, a Delaware limited liability company;

“IPO” means the August 14, 2020 initial public offering by Lionheart Acquisition Company II, Inc.;

“Incentive Plan” means the MSP Recovery Omnibus Incentive Plan effective May 18, 2022, a copy of which is filed as an Exhibit 10.16 to our Form S-1 Registration Statement filed on November 30, 2022;

“Initial Stockholders” means holders of the Founder Shares prior to the Business Combination;

“IPA” means Independent Physician Association;

“Law Firm” means La Ley con John H. Ruiz P.A. d/b/a MSP Recovery Law Firm and MSP Law Firm PLLC;

“Legacy MSP” means MSP Recovery as it was organized in 2014 as a Medicaid and Medicare Secondary Pay Act recovery specialist;

“LCAP” means Lionheart Acquisition Corporation II, the Company prior to the Closing;

“LCAP Board” means the board of directors of the Company prior to the Closing;

“LLC Agreement” means the first amended and restated limited liability company agreement of Opco;

“MAO” means Medicare Advantage organization;

“Members” means members of the MSP Purchased Companies, as defined in the MIPA (as defined below);

“Members’ Representative” means John H. Ruiz, solely in his capacity as the representative of the Members;

“MIPA” means the Membership Interest Purchase Agreement, dated as of July 11, 2021, as described in more detail in Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus;

“MSO” means Management Service Organization;

“MSP Act” means Medicare Secondary Payer Act;

“MSP Laws” means the MSP Act and associated federal regulations;

“MSP Principals” means the Chairman of the Board and Chief Executive Officer, John H. Ruiz, and the Director and Chief Legal Officer, Frank C. Quesada;

“MSP Recovery” means MSP Recovery, LLC, a Florida limited liability company;

“MSP RH Series 01” means MSP Recovery Holdings Series 01, LLC, a Delaware limited liability company;

“MSP RH Series 01 Recovery Services Agreement” means the Recovery Services Agreement dated as of October 23, 2020 by and between MSP RH Series 01 and MSP Recovery;

“New Warrants” means 1,029,000,000 warrants, each exercisable to purchase 1/25 of one share of Class A Common Stock (but only exercisable in lots of 25 to purchase whole shares), which were issued as a dividend to the holders of record of Class A Common Stock as of the close of business on the date of Closing;

“Nomura” means Nomura Securities International, Inc.;

“Opco” means Lionheart II Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company;

“OTC Equity Prepaid Forward Transaction” means that certain agreement between the Company and CF dated May 16, 2022 in which CF agreed to (a) transfer to the Company for cancellation any warrants to purchase shares received as a result of being the stockholder of record of a share as of the close of business on the Closing Date, pursuant to the previously announced and declared LCAP dividend, and (b) waive any redemption right that would require the redemption of the Subject Shares (as defined below) in exchange for a pro rata amount of the funds held in LCAP’s trust account;

“Paid Amount” (a/k/a Medicare Paid Rate or wholesale price) means the amount paid to the provider from the health plan or insurer. This amount varies based on the party making payment. For example, Medicare typically pays a lower fee for service rate than commercial insurers. The Paid Amount is derived from the Claims data we receive from our Assignors. In the limited instances where the data received lacks a paid value, our team calculates the Paid Amount with a formula. The formula used provides rates for outpatient services and is derived from the customary rate at the 95th percentile as it appears from standard industry commercial rates or, where that data is unavailable, the billed amount if present in the data. These amounts are then adjusted to account for the customary Medicare adjustment to arrive at the calculated Paid Amount. Management believes that this formula provides a conservative estimate for the Medicare paid amount rate, based on industry studies which show the range of differences between private insurers and Medicare rates for outpatient services. We periodically update this formula to enhance the calculated paid amount where that information is not provided in the data received from our Assignors. Management believes this measure provides a useful baseline for potential recoveries, but it is not a measure of the total amount that may be recovered in respect of potentially recoverable Claims, which in turn may be influenced by any applicable potential statutory recoveries such as double damages or fines, as described below. This calculation accounts for an approximate 6.59% increase in the total Paid Amount. Where we have to extrapolate a Paid Amount to establish damages, the calculated amount may be contested by opposing parties;

“Public Shares” means shares of Class A Common Stock included in the Public Units issued in the IPO or issued post IPO (whether they were purchased in the IPO or thereafter in the open market);

“Public Units” means units comprised of one share of Class A Common Stock and one-half of one Public Warrant issued in the IPO;

“Public Warrants” means warrants exercisable on a cashless basis only to purchase 1/25 of one share of Class A Common Stock (but only exercisable in lots of 25 to purchase whole shares), in accordance with its terms, as described in more detail in Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus;

“PVPRC” means the cumulative Paid Amount value of potentially recoverable Claims. We analyze our Claims portfolio and identify potentially recoverable Claims using Algorithms. PVPRC is a measure of the Paid Amount in respect of those potentially recoverable Claims. In the limited instances where the data received from our Assignors lacks a paid value, the adjustment formula described in the definition of Paid Amount is applied and increases PVPRC by approximately 6.15%;

“Public Stockholders” means the holders of the Public Shares, including the Sponsor (as defined below) and the Company’s management team to the extent the Sponsor and/or members of the Company’s management team purchase Public Shares; provided, that the Sponsor’s and each member of the management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares;

“Recovery Proceeds” means, with respect to any Claim, any and all gross proceeds recovered, including compensation, interest, penalties, and fees which may be paid or payable with respect to such Claim (including any and all cash, securities, instruments or other property which may be paid or issued by defendants or third parties in litigation proceedings in satisfaction of such Claim);

“Restricted Stockholders” means Nomura, the Members, the Sponsor, and certain directors and officers of the Company;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Series” means series of Delaware series limited liability companies, formed pursuant to the Delaware law, that are used by the Company to own and segregate assets, including CCRAs;

“Series MRCS” means Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company;

“Sponsor” means Lionheart Equities, LLC, a Delaware limited liability company;

“Subrogation Holdings” means Subrogation Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company;

“Trust Account” means the trust account established by the Company for the benefit of its stockholders with Continental Stock Transfer & Trust Company;

v

“Up-C Unit” means each pair consisting of one share of Class V Common Stock and one Class B Unit, as described in more detail in Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus;

“Virage” means Virage Capital Management LP, a Delaware limited partnership;

“Voting Rights Threshold Date” means the date on which the voting power of John H. Ruiz and his affiliates represent less than fifty percent (50%) of the voting power of all of the then outstanding shares of the Company generally entitled to vote;

“VRM” means Virage Recovery Master LP, a Delaware limited partnership and affiliate of Virage;

“VRM MSP” means VRM MSP Recovery Partners LLC, a Delaware limited liability company and joint investment vehicle of VRM, Series MRCS, and MSP Recovery;

“VRM Warrants” refers to those warrant agreements issued pursuant the Virage MTA Amendment (as defined herein), including an initial warrant (the “Initial Virage Warrant”) and monthly warrants (the “Monthly Virage Warrants”), to purchase Class A Common Stock at $0.0001 per share, each of which will expire two years from the date of issuance.

The Initial Virage Warrant, as amended, was issued effective January 1, 2024 in an amount equal to the quotient of 1% of each calendar month end balance of the Unpaid Base Amount (calculated on a cumulative basis) and the VWAP of a share of Class A Common Stock for the five-day period prior to the issuance, beginning with May 24, 2023 and ending December 31, 2023, thus entitling Virage to purchase 28,298,329 shares of Class A Common Stock, with an expiration date of January 1, 2026.

The Monthly Virage Warrants may be issued each calendar month, beginning with January 31, 2024 until the obligations to Virage are paid in full, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and the volume weighted average price of a share of our Class A Common Stock. Until our obligations to Virage are paid in full, the Company has the option every month to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants.

“Working Capital Credit Facility” means the credit agreement as described in more detail in Note 11, Claims Financing Obligations and Notes Payable, to the consolidated financial statements included elsewhere in this prospectus;

“Yorkville” means YA II PN, Ltd., a Cayman Islands exempt limited partnership fund managed by Yorkville Advisors Global, LP; and

“Yorkville SEPA” means that certain Standby Equity Purchase Agreement by and among the Company and Yorkville, Dated November 14, 2023.

Unless specified otherwise, amounts in this prospectus are presented in U.S. dollars.

Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

Unless otherwise specified, the voting and economic interests of the Company’s stockholders set forth in this prospectus assume that: (a) that no Public Stockholders elect to have their Public Shares redeemed, and (b) that there are no other issuances of equity interests of the Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that either will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, and any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by, or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” and “will,” including the negative form of such expressions or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the Company relating to:

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the benefits of the Business Combination;
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the Company’s ability to continue as a going concern;
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the future financial performance of the Company;
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changes in the market for the Company’s services;
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the Company’s ability to successfully defend litigation;
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the inherent uncertainty surrounding settlement negotiations and/or litigation, including with respect to both the amount and timing of any such results;
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expansion plans and opportunities;
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the Company’s ability to implement its corporate strategy and the impact of such strategy on its future operations and financial and operational results;
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the Company’s strategic advantages and the impact that those advantages will have on future financial and operational results;
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changes in business, market, financial, political, and legal conditions;
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the impact of various interest rate environments on the Company’s future financial results of operations;
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the Company’s evaluation of competition in its markets and its relative position;
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the Company’s ability to successfully recover proceeds related to the claims it owns or services;
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the Company’s accounting policies;
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upgrading and maintaining information technology systems;
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macroeconomic conditions that may affect the Company’s business and the healthcare data and health claims recovery industry in general;
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political and geopolitical conditions that may affect the Company’s business and the healthcare data and health claims recovery industry in general;
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risks relating to the uncertainty of the projected financial information with respect to the Company.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect the future results of the Company and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus:

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litigation, complaints, and/or adverse publicity;
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changes in applicable laws or regulations;
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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, rulings in the legal proceedings to which the Company is a party and retaining its management and key employees;
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the inability to meet applicable Nasdaq listing standards;
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privacy and data protection laws, privacy or data breaches, or the loss of data;

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the possibility that the business of the Company may be adversely affected by other economic, business, and/or competitive factors; and
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other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition, or results of operations of the Company. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company, as applicable, on the relevant subject. These statements are based upon information available to the Company, as applicable, as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY

This summary does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

Our Business

We are a leading healthcare recovery and data analytics company. We focus on the Medicare, Medicaid, and commercial insurance spaces. We are disrupting the antiquated healthcare reimbursement system, using data and analytics to identify and recover improper payments made by Medicare, Medicaid, and commercial health insurers. Medicare and Medicaid are payers of last resort. Too often, they end up being the first and only payers, because the responsible payer is not identified or billed. As Medicare and Medicaid pay a far lower rate than what other insurers are often billed, this costs the healthcare system (and the supporting taxpayers) tens of billions of dollars a year in improper billing and lost recoveries. By discovering, quantifying, and settling the billed-to-paid gap on a large-scale basis, the Company is positioned to generate meaningful annual recovery revenue at high profit margins.

Our access to large volumes of data, sophisticated data analytics, and a leading technology platform provide a unique opportunity to discover and recover Claims. We have developed Algorithms to identify waste, fraud, and abuse in the Medicare, Medicaid, and commercial health insurance segments. Our team of experienced data scientists and medical professionals analyze historical medical Claims data to identify recoverable opportunities. Once potential recoveries are reviewed by our team, they are aggregated and pursued. Pursuant to statute and case law, we believe we have an established basis for future recoveries.

We differ from our competitors as we receive our recovery rights through irrevocable assignments of Claims. As assignees of recovery rights, we assume risks that our competitors do not. Rather than provide services under third-party vendor services contracts, we receive the rights to certain recovery proceeds from our Assignors’ Claims (and, in most cases, take assignment of the Claims themselves, allowing us to step into the Assignors’ shoes). As we, or our affiliated entities, are assigned recovery rights associated with Claims, we are the plaintiff in any action filed and therefore exercise control over the direction of the litigation. By receiving Claims through assignment, we can pursue additional recoveries under legal theories. Although we own recovery rights to pursue recoveries on the assigned Claims, for a significant portion of those Claims assigned, our ability to pursue recoveries depends on our ongoing access to data associated with those Claims through data access rights granted to us. The termination of said data access rights would substantially impair our ability to generate recoveries on those Claims.

Our current Claims portfolio has scaled significantly. We are entitled to a portion of any recovery rights associated with approximately $1,544 billion in Billed Amount (and approximately $370 billion in Paid Amount), which contains approximately $88.9 billion in Paid Value of Potentially Recoverable Claims, as of December 31, 2023. We believe it would take any competitor a significant time to amass the portfolio of Claims rights currently owned by us due to, among things, the volume of our Claims data retained and strength of our data analytics, which we believe are key to attracting counterparties willing to assign Claims to us.

Our data recovery system operates across a Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) compliant IT platform incorporating the latest in business intelligence and data technology. Due to the sensitive nature of the data we receive from our Assignors, we ensure that our data systems comply with the security and privacy mandates by federal law. In April 2022, a HITRUST authorized External Assessor Organization and AICPA member firm (the “Assessor”) completed independent assessments of MSP Recovery’s system. These independent assessments verified that we met the healthcare industry’s highest standards in protecting healthcare information and mitigating this risk, including compliance with HIPAA rules and regulations. On March 2, 2023, the Assessor provided MSP Recovery a report demonstrating that our data recovery system’s commitments and system requirements meet or exceed the stringent SOC 2 Type II applicable trust services criteria. On October 13, 2023, HITRUST certified that the platforms, facilities, and supporting infrastructure of our organization meet the HITRUST CSF® v11.1.0 Implemented, 1-year (i1) certification criteria. For our cloud computing services, we currently use Amazon Web Services (“AWS”) which is also HITRUST certified.

Recent Developments

Compliance with Nasdaq Listing Requirements

On April 24, 2023, the Company was notified by Nasdaq Listing Qualifications staff (the “Staff”) that the Company was non-compliant with Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its 2022 Form 10-K. The Company was also deemed non-compliant with Nasdaq’s Bid Price Requirement as the closing bid price for the Company’s Class A Common Stock had fallen below $1.00 per share for 30 consecutive business days (March 13, 2023 through April 23, 2023). Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was provided with a compliance cure period of 180 calendar days, or until October 23, 2023, to regain compliance with the Bid Price Requirement. On July 27, 2023, the Company filed its 2022 Form 10-K.

On May 24, 2023, the Company was notified by Nasdaq that it was not in compliance with the requirements of Nasdaq Listing Rule 5250(c) as a result of not having timely filed its Form 10-Q for the period ended March 31, 2023 with the SEC. On August 7, 2023, Nasdaq granted the Company an extension until August 30, 2023 to file its Quarterly Reports on Form 10-Q for the quarters ending March 31, 2023 and June 30, 2023. On August 16, 2023, the Company was notified by Nasdaq that it was not in compliance with the requirement of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Form 10-Q for the period ended June 30, 2023 with the SEC. On August 17, 2023, the Company filed its Quarterly Report on Form 10-Q for the period ending March 31, 2023. The Company filed its Quarterly Report on Form 10-Q for the period ended June 30, 2023 on August 30, 2023. On August 31, 2023, the Company was notified by Nasdaq that it regained compliance with Nasdaq Listing Rule 5250(c)(1), having filed its 2022 Form 10-K, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023.

On September 5, 2023, the Company received a determination from the Staff that the Company’s Class A Common Stock had a closing bid price of $0.10 or less for 10 consecutive trading days during a compliance period and so, pursuant to Listing Rule 5810(3)(A)(iii), the staff determined to delist the Company’s securities from The Nasdaq Capital Market (the “Delisting Determination”). Pursuant to the procedures set out in the Nasdaq Listing Rules, the Company appealed the Delisting Determination to a hearing panel (the “Hearing”), which suspended the Delisting Determination until the Hearing, which was scheduled for November 2, 2023. The Company effected a 1 for 25 Reverse Stock Split on October 13, 2023, which caused the price of its Class A Common Stock to trade at a level sufficient to regain compliance with Listing Rule 5810(3)(A)(iii), and Listing Rule 5450(a)(1). On October 27, 2023, the Company was notified by the Staff that it had regained compliance with all applicable listing standards, that the Hearing was canceled, and that the Company’s stock will continue to be listed and traded on the Nasdaq Stock Market.

Hazel Transactions

On August 4, 2023, the Company received funding amounting to $5.5 million from Term Loan A and $2.3 million installment under Term Loan B, both pursuant to the Amended and Restated Credit Agreement (the “Working Capital Credit Facility”) with Hazel Partners Holdings LLC (“HPH”). On August 30, 2023, the Company received an additional $2.3 million installment under Term Loan B. On November 13, 2023, the Company’s subsidiary, Subrogation Holdings, LLC, received an additional $4.5 million under Term Loan B. Funding is at a rate of $2.25 million per month until December 2023, and thereafter at $1.75 million per month, subject to potential further reductions in the case of certain agreed cost savings and funds availability. The amended terms to the Working Capital Credit Facility were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023.

Amounts borrowed and obligations under the Working Capital Credit Facility are secured by a pledge of proceeds from certain Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Second Amended and Restated First Lien Credit Agreement, and in order to secure those additional advances of Term Loan B beginning in January 2024, the Company agreed to provide, as additional collateral, the following: (i) a pledge of proceeds from certain Claims in the Company’s Claims portfolio, up to $14 million; (ii) a pledge of the equity interests in an Affiliate of Messrs. John Ruiz and Frank Quesada; and (iii) a personal guaranty by Messrs. John Ruiz and Frank Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024.

Virage Amendments

On April 12, 2023, we entered into an amendment (the “Virage MTA Amendment”) to the Virage MTA and Virage Guaranty pursuant to which the VRM Full Return payment due date was extended from May 23, 2023 until September 30, 2024, subject to acceleration upon certain triggering events. The Virage MTA Amendment changed the payment methods to Virage to exclusively be, in the following order of priority: (a) a first priority lien on all sources of revenue of the Company not otherwise encumbered as of the date of the Virage MTA Amendment to the extent such revenues and liquidity exceed the amount of net of revenues necessary to establish and maintain an operating reserve (“Operating Reserve”) of $70 million (the Operating Reserve was reduced to $47.5 million on July 24, 2023) for certain Company expenses, (b) a sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM, (c) Parent’s sale of additional shares and delivery of proceeds to Virage, subject to certain anti-dilution provisions, (d) if not satisfied by the foregoing, a sale by Messrs. Ruiz and Quesada other shares of Messrs. Ruiz and Quesada, and the delivery of the resulting net cash proceeds thereof to VRM; provided that if the VRM Full Return is not fully paid by September 30, 2024 the VRM Full Return shall be payable by any of such payment methods in any order of priority. In addition, in connection therewith, Messrs. Quesada and Ruiz agreed to certain transfer restrictions applicable to their common stock, and agreed to effectuate sales of Company common stock in certain circumstances.

On November 13, 2023, the Company entered into the Second Virage MTA Amendment that extended the VRM Full Return payment due date to December 31, 2024, subject to acceleration upon certain triggering events. The Second Virage MTA Amendment also: (a) changed the Operating Reserve from $47.5 million to the budget of the Company (plus applicable taxes) plus 10%, and (b) required Virage and the Company negotiate and agree on a form of initial warrant and monthly warrant by no later than December 31, 2023. In addition, pursuant to the Second Virage MTA Amendment, on January 1, 2024, the Company was required to make a one-time, lump sum payment to Virage for the period starting May 24, 2023 and ending December 31, 2023, in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) warrants to purchase Class A common stock at $0.0001 per share, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and the volume weighted average price of a share of our Class A common stock for the five day period prior to the issuance.

Accordingly, the Company issued the VRM Warrants. The Initial Virage Warrant, as amended, was issued effective January 1, 2024 and entitles Virage to purchase 28,298,329 shares of Class A Common Stock, with an expiration date of January 1, 2026. Further, as of April 12, 2024, Monthly Virage Warrants were issued for February 2024 entitling Virage to purchase 8,263,494 shares, March 2024 entitling Virage to purchase 11,955,994 shares, and April 2024 entitling Virage to purchase 13,556,181 shares. Until our obligations to Virage are paid in full, the Company has the option every month to continue to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants.

On April 1, 2024, the Company entered into the Third Virage MTA Amendment (the “Third Virage MTA Amendment”) which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) Messrs. John H. Ruiz and Frank C. Quesada would commence the sale of certain of their reserved shares, and the delivery of the resulting net cash proceeds thereof to VRM.

Amended and Restated Nomura Promissory Note

On April 12, 2023, the Company amended and restated the promissory note to Nomura originally issued on May 27, 2022, which amendment and restatement increased the principal amount to approximately $26.3 million and extended the maturity date of the promissory note to September 30, 2024. On November 13, 2023, the Company entered into another Amended and Restated Nomura Promissory Note to (a) increase the principal amount to approximately $28.9 million, (b) extend the maturity date to December 31, 2024, and (c) permit the Company to use the proceeds of an at-the-market offering to repay indebtedness incurred by the Company for which the proceeds are used for operating expenses, subject to certain enumerated restrictions.

On March 26, 2024, the Company further amended and restated the Nomura promissory note (the “Amendment to the Amended and Restated Nomura Promissory Note”) to (a) increase the principal amount to approximately $30.0 million, and (b) extend the maturity date to September 30, 2025. The amended note carries an interest rate of 16% per annum and is payable in kind or in cash, at the Company’s discretion, every 30 calendar days after March 22, 2024. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the Amended and Restated Nomura Promissory Note together with all accrued and unpaid interest thereon.

Cano Health

On July 7, 2023, the Company issued 7,960,001 shares of Class A Common Stock (after giving effect to the Reverse Split) to Cano Health, LLC (“Cano”) as payment for $61.7 million in deferred compensation related to the following agreements, which the Company had the option to pay in cash or in stock and has elected to pay in stock, of which (i) 3,225,807 shares of Class A Common Stock were issued as deferred consideration for the assignment of certain claims pursuant to that certain Purchase Agreement, effective as of September 30, 2022, as amended to date, by and between the Company and Cano ("Cano Purchase Agreement"), and (ii) 4,734,194 shares of Class A Common Stock were issued as deferred consideration for the assignment of certain claims pursuant to that certain Amended and Restated Claims Recovery and Assignment Agreement effective as of December 31, 2021, as amended to date, by and between the Company and Cano ("Cano CCRA").

On August 10, 2023, MSP Recovery sued Cano in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida for declaratory relief and anticipatory breach of the CCRA, Purchase Agreement, and a Service Agreement (collectively, the “Cano Agreements”) between the parties. On the same day, Cano sued the Company in the same court, alleging fraud in the inducement, breach of contract, tortious interference, and unjust enrichment relating to the Cano Agreements. The Company has outstanding a $5.0 million receivable from Cano; however, due to Cano’s Quarterly Report on Form 10-Q for the June 30, 2023 period, which includes a substantial doubt about its ability to continue as a going concern, the Company established a reserve for the balance due under such receivable during 2023. These matters were automatically stayed as a result of Cano’s bankruptcy filing.

On January 4, 2024, Cano sued Simply Healthcare Plans, Inc. (“Simply”) and the Company and affiliated entities seeking a declaratory judgment to determine whether the Cano Purchase Agreement should be rescinded, and whether Cano or the Company have standing to recover on claims assigned to the Company against Simply under the Cano Purchase Agreement. Cano also seeks damages from Simply relating to the claims assigned to the Company under the Cano Purchase Agreement. The Company intends to vigorously assert its position in all Cano related litigation.

Virage Swap

On July 28, 2023, VRM exercised its option to exchange Claims with service dates prior to January 1, 2014 for more recent Claims. To do so, VRM MSP's limited liability company agreement (the "VRM MSP LLCA") was amended to reflect that: (a) rights to recovery proceeds arising from Claims held by VRM MSP, with dates of service before January 1, 2014, were transferred to MSP Recovery; (b) MSP Recovery contributed capital to VRM MSP in the form of in-kind ownership interests to certain series entities holding Claims; however, recovery proceeds associated with said entities with service dates prior to January 1, 2014 and after March 31, 2023 were retained by MSP Recovery; and (c) as a result of such capital contributions, MSP Recovery was admitted as a member of VRM MSP.

The contribution of certain Series (holding certain CCRAs) by MSP Recovery into VRM MSP is considered a common control transaction, given that the Company consolidates Series before and after such transfers. In addition, the Company analyzed being admitted as a member of VRM MSP and concluded to apply Investments in Equity Method guidance under ASC 323. The Company initially measured and recorded its equity method investment in VRM MSP using a cost accumulation model; however, in consolidation, the investment in VRM MSP is eliminated, with the CCRA intangible assets remaining on the balance sheet under the “Intangible assets” line item. The investment in VRM MSP will reflect a zero balance. In addition, given VRM MSP’s primary assets are the CCRAs, VRM MSP’s ability to generate any earnings (not already reported via MSP Recovery consolidation of Series), is negligible; therefore, MSP Recovery does not expect any significant earnings from VRM MSP.

Investigations

As previously disclosed, on August 11, 2022, the Securities and Exchange Commission (the “SEC”) initiated an investigation of the Company, and requested documents relating to, among other matters, the business combination transaction with Lionheart Acquisition Corporation II consummated on May 23, 2022, certain historical and projected financial results, investor agreements, and data analytic platforms and algorithms. The Company received a subpoena dated March 1, 2023 from the SEC regarding the aforementioned subject matter, and subsequently received a subpoena on May 10, 2023, in connection with the investigation relating to, among other matters, the Company’s projections and the accounting and valuation of certain assets that were the basis for the Company’s determination that its quarterly financial statements for the periods ended June 30, 2022 and September 30, 2022 require restatements and should no longer be relied upon, as disclosed in the Company’s Form 8-K on April 14, 2023. On August 16, 2023, the Company received an additional subpoena from the SEC regarding certain funding sources of the Company prior to the Business Combination, various statements and disclosures by the Company in connection with, and following, the Business Combination, certain historical and projected financial results, and data analytic platforms and algorithms used to identify potential recoveries. The Company intends to fully cooperate with the SEC in responding to the subpoenas.

In addition, on March 10, 2023, the Company received a subpoena from the U.S. Attorney’s Office in connection with a grand jury investigation in the U.S. District Court for the Southern District of Florida requesting certain information concerning the Company, which subpoena requests documents relating to, among other matters, the Company’s proprietary algorithms and other software used to identify potentially recoverable claims, the drop in the price of the Company’s common stock following the Business Combination, and certain marketing materials and investment agreements presented to potential investors. To the best of the Company’s knowledge, the Department of Justice has not issued any target letters to anyone associated with the Company as a result of this investigation. (The United States Attorney’s Manual states that a “target” is a person as to whom the prosecutor or the grand jury has substantial evidence linking him or her to the commission of a crime and who, in the judgment of the prosecutor, is a putative defendant.)

The Company has cooperated, and will continue to cooperate, fully with these inquiries. In connection with its review of the matters related to the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, a special committee of the Company’s board of directors, along with external advisors retained thereby, also reviewed the subject matter of information requests related to the foregoing subpoenas. Based on that review, and the nature of the documents requested in the subsequent subpoena, the Company believes that the investigations will be resolved without any material developments; however, there can be no assurance as to the outcome or future direction thereof.

Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 2701 Le Jeune Road, Floor 10, Coral Gables, Florida 33134, and our telephone number at that address is 305-614-2222. Our website is located at https://www.lifewallet.com/. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making an investment decision.

The Offering

We are registering the offer and sale from time to time by the Selling Securityholder or its permitted transferees, of up to 50,000,000 shares of our Class A Common Stock.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus.

Resale of Class A Common Stock

Issuer:	MSP Recovery, Inc. d/b/a LifeWallet

Shares of Class A Common Stock offered by the Selling Securityholder:	50,000,000 shares of Class A Common Stock

Shares of Class A Common Stock Outstanding After Giving Effect to the Issuance of the Shares Registered for Sale:	65,899,220 shares of our Class A Common Stock (based on 15,899,220 shares of our Class A Common Stock outstanding as of April 12, 2024).

Use of Proceeds:	We will not receive any proceeds from the sale of Common Stock to be offered by the Selling Securityholder. See Use of Proceeds below for additional details.

Nasdaq Ticker Symbols:	Our Common Stock, Public Warrants and New Warrants are currently listed on Nasdaq under the symbols “LIFW,” “LIFWZ,” and “LIFWW,” respectively.

Risk Factors:	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Class A Common Stock that will be outstanding after this offering is based on 15,899,220 shares of our Class A Common Stock and 124,067,498 shares of Class V Common Stock outstanding as of April 12, 2024.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, cash flows, financial condition, and results of operations. Such risks include, but are not limited to:

Risks Related to the Company’s Business and Industry:

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We have a history of losses and no substantial revenue to date; we may not generate significant revenue, or achieve profitability.
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We have a limited history of actual recoveries to date; there are risks associated with estimating the revenue that we recognize.
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We assume the risk of failure to recover on the assigned Claims, and we may fail to make recoveries.
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Unfavorable court rulings, delays, and damages limitations may limit our ability to collect on judgments in our favor.
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Our litigation often involves complex, novel legal theories with little or no precedent on which courts can rely.
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Our lawsuits are brought in a diverse range of venues and jurisdictions, which may result in different outcomes on similar issues.
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Counterparties in our lawsuits employ dilatory tactics that delay the resolution of litigation or settlement negotiations.
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Our fee sharing arrangement with Law Firm materially reduces our recoveries.
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Assignors may pursue recoveries directly or use other recovery agents in connection with their efforts to recover on Claims.
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Lawyers who we rely on to litigate may not exercise due skill and care, or have interests conflicting with those of our Assignors.
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Our future growth depends on growth of the volume of our assigned healthcare Claims and obtaining associated data.
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The positions we will typically acquire in connection with our acquisition of Claims are unsecured and may be effectively subordinated to other obligations and are at risk to fraud on the part of the Assignor of the Claim.
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Internal improvements to healthcare claims and billing processes could reduce the revenue generated by our solutions.
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Spending fluctuations, healthcare system simplification, and payment integrity initiatives may reduce the demand for our services.
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Our existing Assignors could prematurely terminate their agreement or materially breach their agreements.
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We may be unable to access Assignor data or be forced to destroy data in our possession, which may impair our ability to recover.
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We may be unable to develop new Assignor relationships.
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To the extent that we act as servicing agent, our clients may terminate or materially breaches their agreement with us.
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We have long sales cycles for our data-driven solutions and may fail to close sales or experience implementation delays.
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If Assignors’ risk agreements change, it can have a material adverse effect on our financial condition and results of operations.
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We may fail to comply with those privacy regulations or adequately secure the information in our possession.
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Our systems and networks may be subject to cybersecurity breaches and other disruptions that could compromise our information.
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Increased cybersecurity vulnerabilities, threats, and targeted computer crime could pose a risk to our systems, solutions, and data.
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We may fail to innovate and develop new solutions, or new solutions may not be adopted by existing and potential Assignors.
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Certain of our activities present the potential for identity theft or illegal behavior by employees, contractors, or third parties.
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We may fail to comply with applicable privacy, security and data laws, regulations and standards.
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Adverse changes could occur in the U.S. healthcare environment, or laws relating to healthcare programs and policies.
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We could lose of one or more significant Assignors or experience disruptions in Assignor-payer relationships.
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The inability of Assignors to maintain contracts with CMS could adversely affect our business.
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The healthcare data analytics and payment markets may not develop, develop slower than expected, or sustain negative publicity.
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Negative publicity concerning the healthcare data analytics and payment accuracy could limit the future growth of the market.
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We face significant competition, and we expect competition to increase.
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If we are unable to protect our proprietary technology, information, and processes, the value of our solutions may be diminished.
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Our success depends on our ability to protect our intellectual property rights.
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Our ability to obtain, protect, and enforce our intellectual property rights is uncertain.
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Our qui tam litigation may be subject to Government Intervention and Dismissal pursuant to 31 U.S.C. § 3730(c)(2)(A).
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Any violation of the laws and regulations or a negative audit or investigation finding could adversely affect our business.
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Our business depends on the integrity of our HIPAA compliant information processing systems.
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We may fail to maintain certifications that could result in a breach of our obligations under our contract.
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We have substantial indebtedness and payment obligations and may incur future indebtedness or payment obligations.
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Failure to obtain or maintain ongoing financing to fund operations would negatively impact our business.
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Costs associated with, and an inability to obtain and maintain insurance could adversely affect our profit and financial condition.
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Our services could become subject to new, revised, or enhanced regulatory requirements in the future.
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Failing to accurately estimate our contract pricing may have a material adverse effect on our business.
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We may fail to develop widespread brand awareness, maintain our reputation, or achieve and maintain market acceptance.
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Failure to properly manage growth may impact our ability to execute plans, maintain service levels, or address challenges.

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We may not be able to obtain additional capital to continue the development of our business.
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Failure to properly manage our growth or obtain additional financing to fund growth could negatively impact our business.
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Acquisitions may prove unsuccessful or change our business, financial results, and introduce new risks.
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We are subject to adverse judgments or settlements in litigation, regulatory, or other dispute resolution proceedings.
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If we are unable to successfully identify and recover on future Claims, our results of operations could be adversely affected.
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We may fail to accurately calculate the Paid Amount and Paid Value of Potential Recoverable Claims.
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Our software vendors, utility providers, and network providers may fail, and we may lose access to data sources.
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We may be sued by third parties for alleged infringement of their proprietary rights.
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Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.
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We will be required to pay the Tax Receivable Agreement (“TRA”) Parties (as defined in the TRA).
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Payments under the TRA may impair our ability to consummate change of control transactions.
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Acceleration of payments under the TRA may impair our ability to consummate change of control transactions.
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The loss of key personnel could negatively impact the operations and profitability of the Company.
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Our business is dependent on our ability to attract and retain qualified employees.
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General economic, political, and market forces beyond our control could reduce demand for our solutions.
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Our geographic concentration makes us sensitive to regulatory, economic, environmental, and competitive conditions.
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Our overall business results may suffer from an economic downturn.

Risks Related to Our Securities:

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We are controlled by the Members, whose interests may conflict with our interests and the interests of other stockholders.
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Our stockholders will experience substantial dilution as a consequence of, among other transactions, further issuances of our stock.
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Our stockholders may lack corporate governance protections available to those of companies that are not controlled companies.
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There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.
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Failure to meet the Nasdaq listing requirements could result in the delisting of our stock and negatively impact capital raising.
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If our shares are delisted from Nasdaq , it will become more difficult to trade our shares.
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We may be required to take write-downs or write-offs, restructuring, and impairment or other charges.
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We may be subject to unanticipated changes in tax rates or adverse outcomes resulting from examination of our tax returns.
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We may be unable to obtain additional financing to fund the operations and growth of the Company.
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Our recoveries may be limited due to legal restrictions.
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Anti-takeover provisions contained in our Charter and bylaws, as well as Delaware law, could impair a takeover attempt.
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The Charter contains a provision renouncing our interest and expectancy in certain corporate opportunities.

Risks Related to Ownership of our Common Stock:

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The market price of our Class A Common Stock may be significantly volatile.
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A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
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If securities analysts publish negative reports or stop publishing reports about our business, the price of our stock could decline.
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We cannot predict the impact our dual class capital structure may have on the market price of the shares of our stock.
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We may amend the terms of the Public Warrants in a manner that may be adverse to holders.
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We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders.
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Our stockholders may experience significant dilution as a result of future equity offerings or the exercise of options and warrants.
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The Company’s management has limited experience in operating a public company.
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Our Charter identifying Delaware courts as an exclusive forum may discourage certain lawsuits against our directors and officers.
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The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from reporting requirements.
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Failure to establish and maintain effective internal controls could adversely affect the accuracy and timing of our reporting.
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Our controls over financial reporting may be ineffective and our accountants may not be able to certify as to their effectiveness.
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Governmental investigations, regulatory proceedings, and litigation will result in related expenses.
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The Company’s stockholders may be liable for third party claims against the Company to the extent of distributions they received.

Risks Related to the Yorkville SEPA:

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Substantial blocks of our common stock may be sold into the market, which may cause the price of our common stock to decline.
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It is impossible to predict the number of shares sold under the Yorkville SEPA; we may not raise the value available thereunder.
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The sale and issuance of our shares of our Class A Common Stock to Yorkville will cause dilution to our existing shareholders.
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Once we issue a Convertible Note, we do not control the timing and amount of the issuance of our stock upon conversion of such Convertible Note.
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Upon a trigger event, we may be required to make payments that could cause us financial hardship.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances may have an adverse effect on our business, cash flows, financial condition, and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to the Company’s Business and Industry

In this section “we,” “us,” “our,” and other similar terms refer to Legacy MSP prior to the Business Combination and to the Company following the Business Combination.

We have a history of net losses and no substantial revenue to date, and we may not achieve recoveries, generate significant revenue, or achieve profitability. Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.

Our relatively limited operating history makes it difficult to evaluate our current business and plan for our future growth. The Company started in 2014 with its first assignment from a health plan in Miami, Florida. To date, we have achieved no substantial revenue and limited actual recoveries from our assigned Claims, and there is no guarantee that we will achieve recoveries, revenue, or profitability as projected. We have encountered, and will continue to encounter, significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries, such as determining appropriate investments for our limited resources, competition from other data analytics companies, acquiring and retaining Assignors, hiring, integrating, training and retaining skilled personnel, unforeseen expenses, challenges in forecasting accuracy and successfully integrating new strategies. If we are unable to achieve meaningful recoveries, increase our Assignor base, successfully manage our recovery efforts from third-party payers or successfully expand, our revenue and our ability to achieve and sustain profitability would be impaired. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We have a limited history of actual recoveries to date, and there are risks associated with estimating the amount of revenue that we recognize from recoveries. If our estimates of revenue are materially inaccurate, it would impact the timing and the amount of our revenue recognition and have a material adverse effect on our business, results of operations, financial condition, and cash flows.

We have a limited track record of generating meaningful recoveries and related revenue from the Claims we have been assigned. There are risks associated with estimating the value of future recoveries and revenues that we may achieve under our assigned Claims. Our estimates and projections depend on significant assumptions and involve significant risks which could cause our actual results to vary materially.

Examples of material assumptions we make include, but are not limited to:

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Our assessment that the assigned Claims are potentially recoverable Claims;
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The achievement of multiples above the PVPRC; and
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The length (and cost) of litigation required to achieve recoveries.

Any of these assumptions may prove over time to be materially inaccurate. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenue recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.

Under most of our agreements with Assignors, we assume the risk of failure to recover on the assigned Claims, and if we fail to make recoveries with respect to the assigned Claim receivables and therefore, are unable to generate recovery proceeds greater than or equal to the amounts paid by us to purchase the assigned Claims, it can adversely affect our business.

In many instances, we pay our Assignors an upfront purchase price for assignment of their recovery rights to healthcare Claims. Accordingly, there is a risk that we may not successfully recapture the upfront purchase price if we fail to make recoveries with respect to the assigned Claims. Further, our ability to identify and recover on future Claims includes risks such as:

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underperformance relative to our expectations and the price paid for the Claims;
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unanticipated demands on our management and operational resources;

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failure to successfully recover on legal claims;
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difficulty in integrating personnel, operations, and systems;
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maintaining current customers and securing future customers of the combined businesses;
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assumption of liabilities; and
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litigation-related charges.

Finally, our potential ability to achieve recovery revenues is based largely on the Paid Value of Potentially Recoverable Claims of our portfolio and our ability to discover, quantify, and settle the gap between Billed Amount and Paid Amount on a large scale. Failure to accurately calculate the Paid Amount or the Paid Value of Potential Recoverable Claims, the Recovery Multiple, or our recovery rights are not appropriately perfected, may have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Litigation outcomes are inherently risky; unfavorable court rulings, delays, damages calculations, or other limitations can adversely affect our recovery efforts, our potential to generate revenue, and our overall business.

It is difficult to predict litigation outcomes, particularly complex litigation of the type that forms the basis of our business. If we do not succeed in the litigation, if the damages awarded in our favor are less than what we expected, or if it is not possible to successfully enforce a favorable judgment, we could suffer a variety of adverse consequences, including the complete loss of potential revenue expected from that matter and, in some jurisdictions, liability for the adverse costs of the successful party to the litigation. Unfavorable litigation outcomes could, individually or in the aggregate, have a material adverse effect on our business, revenue, results of operations, and financial condition.

Typically, we must file actions in court to recover monies related to those paid by our Assignors and a substantial portion of our recoveries are dependent on the courts. As such, we may be subject to adverse court rulings, significant delays, damages calculations or other limitations, each of which can negatively impact our recovery efforts, potential to generate revenue, and the financial condition of our business.

For example, from time to time, the courts dismiss our cases, or Claims pursued in our cases, with or without prejudice. When dismissal is without prejudice, we can refile the action. Accordingly, we retain the ability to bring those Claims in a recovery action. When dismissal is with prejudice, we cannot refile the action to pursue recoveries using the dismissed cause of action. We cannot guarantee that we will not receive adverse rulings in court. Historically, we have received adverse rulings such as:

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Dismissal for failure to file within the applicable statute of limitations. For example, on August 10, 2022, the United States Court of Appeals, Eleventh Circuit held that four-year statute of limitations period for civil actions arising under an Act of Congress enacted after December 1, 1990 applies to certain claims brought under the Medicare Secondary Payer private cause of action, and that the limitations period begins to run on the date that the cause of action accrued. This opinion may render certain Claims held by the Company unrecoverable and may substantially reduce PVPRC and BVPRC as calculated. As our cases were filed at different times and in various jurisdictions, and prior to data matching with a defendant we are not able to accurately calculate the entirety of damages specific to a given defendant, we cannot calculate with certainty the impact of this ruling at this time. Although this opinion is binding only on courts in the Eleventh Circuit, if the application of this statute of limitations as determined by the Eleventh Circuit was applied to all Claims assigned to us, we estimate that the effect would be a reduction of PVPRC by approximately $7.02 billion. As set forth in our Risk Factors, PVPRC is based on a variety of factors. As such, this estimate is subject to change based on the variety of legal claims being litigated and statute of limitations tolling theories that apply.
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Dismissal because an assignment did not include the Claim that was brought in court (or such assignment was found to be invalid).
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Dismissal for lack of standing to assert Claims.
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Dismissal for lack of personal jurisdiction.
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Dismissal for pleading deficiencies.

Additionally, in certain of our cases, our recoveries may be limited as a function of courts’ damages calculations. Adverse court rulings could also occur from:

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Our assignment agreements with Assignors being deemed invalid by courts. We obtain assignments of healthcare Claims from our Assignors via irrevocable assignments, which allow us to pursue those Claims that our Assignors originally owned. Enforceability of our assignment agreements is often challenged by defendants, and if a court determines an assignment agreement is invalid (due to a technical deficiency, regulatory prohibition, or otherwise), we may lose the ability to pursue recoveries related to those Claims.

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Our damages calculations include medical expenses paid by our Assignors that courts may deem unreasonable, unrelated, or unnecessary, and could lead to lower than anticipated recoveries. This may include, but not be limited to, the difference between Medicare, Medicaid, and commercial rates.
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Our Claims may be subject to different interpretations of the applicable statutes of limitations.

For example, in certain antitrust matters, recoveries may be limited to the difference between the price that a drug manufacturer charged for the drug and the price of the drug absent anti-competitive conduct. The list above is not exhaustive of potentially unfavorable rulings, damages calculations, or other limitations which we have encountered or may encounter.

We generate, and expect to generate, a significant portion of our revenue by collecting on settlements and/or judgments that are granted by courts in lawsuits filed against insurers, tortfeasors, and other liable parties. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our revenue, operating results, and the financial condition of our business. As we increase our use of the legal channels for collections, there could be an increase in upfront court costs and costs related to counterclaims. We may not be able to collect on certain aged Claims because of applicable statutes of limitations, and we may be subject to adverse effects of regulatory changes.

Our recoveries may be delayed due to inconsistent rulings on different cases which delay our recovery efforts. We can be subject to unfavorable rulings, damages calculations, or limitations which are not listed above. Such unfavorable rulings, damages calculations, or other limitations can negatively affect our business, results of operations, financial condition, and cash flows.

Our recoveries may be limited if courts decline to compel our counterparties to data match with us, or we are otherwise unable to force responsible parties to produce data they store that would identify the proper party to make a given payment. Among the ways we identify the proper payer for a given claim is by comparing our member data to that of property and casualty or no-fault insurers in a process called data matching. Members found in both data sets are scrutinized to determine if a primary payer was responsible in the first instance to pay or reimburse the cost of care relating to an accident. Should a court decline to compel data matching, our recoveries against a given insurer would be limited to those representative beneficiaries identified, and all matches that could be identified through a data matching exercise.

Our litigation often involves complex, novel legal theories with little or no precedent on which courts can rely, which may adversely affect our ability to generate revenue and negatively impact our business.

The lawsuits we file in pursuit of recoveries often involve causes of action that are entirely novel, or novel as applied to the facts alleged in our complaints. For example, while the MSP Law was enacted in 1980, its use by an assignee to pursue recoveries on its own behalf is novel. As such, courts deciding litigated issues in our cases often have limited binding precedent on which to base an opinion, and often review our cases as a matter of first impression. As a result, our cases may be delayed as courts require more time to analyze the legal issues, and outcomes are difficult to accurately predict.

We may employ rarely used causes of action, such as Florida’s equitable pure bill of discovery. The Company has brought numerous pure bill of discovery cases against medical device and drug manufacturers and insurance companies, seeking to identify the proper party defendant or the appropriate theory on which to base relief. As these cases do not seek money damages, success in these cases may lead to information that can be used to further pursue recoveries, but not money damages that can be recognized as revenue. These cases, in and of themselves, are an expense to the Company, and may negatively impact our business if, for any reason, they fail to yield actionable results.

Our counterparties likewise often assert defenses that require complex, jurisdiction specific analysis. Litigation of these issues is often costly, time consuming, and may delay potential recoveries. The success of these defenses is difficult to predict and could result in partial or the entire dismissal of a given case, reducing or eliminating potential recoveries, and any associated recognition of revenue.

Our lawsuits are brought in a diverse range of judicial venues across many jurisdictions, which may result in different outcomes on similar issues, adversely affect our recovery efforts, and limit our ability to generate revenue.

Favorable opinions from state and federal appellate courts are binding only in the jurisdiction where the opinion was published. Accordingly, appellate opinions upholding our legal position may be relied on within the issuing jurisdiction but are, at most, persuasive to other courts. Appellate courts can disagree, and we may obtain an unfavorable opinion on similar issues where another appellate court ruled in our favor. As such, we may expend substantial resources pursuing appeals to establish the validity of a legal basis for recovery, which may prove unsuccessful, thus limiting our ability to generate revenue and negatively impact our business.

Counterparties in our lawsuits employ dilatory tactics that delay the resolution of litigation or settlement negotiations, increasing costs associated with recoveries and substantially delaying the outcome of our cases and any associated revenue recognition.

Our counterparties employ strategies to delay proceedings and the ultimate resolution of our cases. Dilatory tactics include, but are not limited to, frivolous court filings, extended and improper discovery objections and disputes, delayed negotiations for data matching protocols, and protracted settlement negotiations that may or may not yield a settlement. While these delays do not adversely affect the value of the underlying assets, and in some case statutory interest continues to accrue, the costs associated with recoveries increase substantially, and our ability to successfully resolve our cases may be limited. As a result, our ability to recognize revenue is delayed and our ultimate recovery may be diminished as a result.

Our fee sharing arrangement with the Law Firm materially reduces our recoveries.

We enter into legal services agreements with the Law Firm and the various entities that hold Claims. The Law Firm is engaged to act as counsel to represent the Company and each of its subsidiaries and affiliates (or other applicable entity) on a contingency basis as it pertains to the assigned Claims. The Law Firm engages outside litigation counsel from around the U.S. as co-counsel and these arrangements are made directly between the Law Firm and other counsel. For the services provided, the Law Firm typically collects a fee equal to 40% of our 50% portion of the Net Proceeds (i.e., 20% of the total Net Proceeds), which is paid from our portion of the Net Proceeds. Co-counsel is paid from the Law Firm’s portion of the Net Proceeds. The Law Firm is also entitled to attorney’s fees that are awarded to the Law Firm pursuant to any fee shifting statute, by agreement, or court award. Any increase in attorneys’ fees and costs would reduce our potential net recoveries. For more information about our fee sharing arrangement, see Item 1. Business and “ —Fee Sharing Arrangements.”

Assignors may pursue recovery on Claims directly or may use recovery agents other than us in connection with the Assignor’s efforts to recover on Claims.

With respect to the Assignors of the assigned Claims, some of our agreements exclude from the assignment of Claims those Claims that are assigned to or being pursued by other recovery vendors of the Assignor at the time of the assignment. We have identified instances where the Assignor did not filter its data provided to us to account for such exclusions. This resulted in some Claims being identified by us for purposes of our recovery estimates. This also has resulted in other recovery agents of the Assignor making collections on Claims that were assigned to us. Although we endeavor to seek appropriate clarification from Assignors to properly identify Claims that are being pursued by other recovery vendors, due to the nature and volume of data, it may not be possible to identify with precision all such Claims. While we do not believe that there is material overlap with other recovery vendors with respect to assigned Claims to be material, there can be no assurance as to the ultimate impact on our recoveries or our business. That notwithstanding, where other recovery vendors have made recoveries, the recoveries may not be the full amount of the potential recovery because it was not processed properly or against the correct responsible parties.

In addition, plaintiffs’ attorneys representing members in our Assignors data may have resolved liens as part of a third-party settlement, rendering our Claim moot and unrecoverable if paid properly.

If lawyers who we rely on to litigate Claims and defenses do not exercise due skill and care, or the interests of their clients do not align with the interests of our Assignors, there may be a material adverse effect on the value of our assets.

We are particularly reliant on lawyers to litigate claims and defenses with due skill and care. If they are unable or unwilling to do this for any reason, it is likely to have a material adverse effect on the value of our assets. We may have limited experience or no prior dealings with such lawyers and there can be no guarantee that the outcome of a case will be in line with our or the lawyers’ assessment of the case or that such lawyers will perform with the expected skill and care.

Our business and future growth depend on our ability to successfully expand the volume of our healthcare Claims and obtain data from new Assignors and healthcare Claims from our existing Assignor base.

We expect a significant portion of our future revenue growth to come from expanding the volume of Claims we are assigned; this includes obtaining Claims and data from new Assignors as well as our existing Assignors. Our efforts to do so may not be successful. If we are unable to successfully expand the scope of healthcare Claims assigned from potential and existing Assignors, it could have a material adverse effect on our growth and on our business, financial condition, and results of operations.

The positions we will typically acquire in connection with our acquisition of Claims are unsecured and may be effectively subordinated to other obligations and are at risk to fraud on the part of the Assignor of the Claim.

The types of Claims we invest in are typically unsecured, and therefore will be subordinated to existing or future secured obligations and may be subordinated to other unsecured obligations of the parties against which we seek recoveries. The repayment of these Claims and rights is subject to significant uncertainties. The holders of other obligations may have priority over us to collect amounts due to them and therefore would be entitled to be paid in full before assets would be available for distribution to us. Our Assignors typically provide subrogation or “carve out” lists to identify those claims that were not included in an assignment or were pursued by another recovery vendor; however, the subrogation lists may be incomplete or inaccurate, thus resulting in our pursuit of a recovery that we are either not entitled to, or that has already been recovered.

Further, Assignors may misrepresent or omit material information, such as the underlying beneficiary or other counterparty. For example, an Assignor may misrepresent the quality, validity, or existence of a Claim or other information provided to us, or provide duplicate Claim data, either due to unintentional negligence or intentional fraud. There is no assurance we will detect such error. Any inaccuracy, duplication, or incompleteness, if undetected, may adversely affect the valuation of one or more Claims and adversely affect our business and performance. Under certain circumstances, recoveries may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance.

Internal improvements to healthcare Claims and retail billing processes by our Assignors could reduce the need for, and revenue generated by, our solutions, which could have a material adverse effect on our business, financial condition and results of operations.

We offer solutions that help our Assignors enhance payment accuracy in an increasingly complex environment, including through our Chase to Pay platform. Over time, our work may increase compliance amongst third-party payers. If such processes continue to improve, demand for our solutions could be reduced. With enough time and investment, many of our Assignors may be able to reduce or resolve recurring payment process complexities and resulting payment inaccuracies. As the skills, experience, and resources of such technology, systems, and personnel improve, they may be able to identify payment inaccuracies before using our services, which would reduce the payment inaccuracies identified by our solutions and our ability to generate revenue, which could have a material adverse effect on our business, financial condition, and results of operations.

Healthcare spending fluctuations, simplification of the healthcare delivery and reimbursement system, and programmatic changes to the scope of benefits and limitations to payment integrity initiatives could reduce the need for our data-driven solutions, which could have a material adverse effect on our business, financial condition, and results of operations.

Our solutions improve the Assignors’ ability to accurately pay healthcare Claims and prevent or recover inaccurate payments, which often are a result of complexities in the healthcare Claims payment system. Although the healthcare benefit and payment systems continue to grow in complexity due to factors such as increased regulation and increased healthcare enrollment, the need for and user adoption of our solutions and/or the scope and profitability of the solutions that we provide to our Assignors could be negatively affected by, among other things:

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simplification of the U.S. healthcare delivery and reimbursement systems, either through shifts in the commercial healthcare marketplace or through legislative or regulatory changes at the federal or state level;
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reductions in the scope of private sector or government healthcare benefits (for example, decisions to eliminate coverage of certain services);
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the transition of healthcare beneficiaries from fee-for-service plans to value-based plans;
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the adoption of healthcare plans with significantly higher deductibles;
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limits placed on payment integrity initiatives, including the Medicare Recovery Audit Contractor (“RAC”) program; and
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lower than projected growth in private health insurance or the various Medicare and Medicaid programs, including Medicare Advantage.

Any of these developments could have a material adverse effect on our business, financial condition, and results of operations.

If our existing Assignors prematurely terminate their agreement with us, or if either party materially breaches an agreement, and we can no longer receive future assignments of healthcare Claims recoveries, it could have a material adverse effect on our business, financial condition, and results of operations.

We expect in the future to derive a significant portion of our revenue from our existing Assignors and, accordingly, we are reliant on the ongoing transfer and usage of data, and associated assignments, of Claims from existing Assignors. As a result, maintaining these relationships is critical to our future growth and our business, financial condition, and results of operations. We may experience significantly more difficulty than we anticipate in maintaining our existing Assignor agreements. Factors that may affect our ability to continue providing our services under such agreements for our services and our ability to sell additional solutions include:

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the price, performance, and functionality of our solutions;
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the availability, price, performance, and functionality of competing solutions;
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our Assignors’ perceived ability to review Claims accurately using internal resources;
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our ability to develop complementary solutions;
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our continued ability to access data necessary to enable us to effectively develop and deliver new solutions to Assignors;
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the stability and security of our platform;
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changes in healthcare laws, regulations, or trends; and

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the business environment of our Assignors.

Pursuant to the CCRAs with our Assignors, the Assignors may choose to discontinue one or more services under an existing contract, may exercise flexibilities within their contracts to adjust service volumes, and may breach or terminate the contract prior to its agreed upon completion date. A material breach by either party to the agreement may also result in the termination of receiving future data transmissions or Claim assignments. Any such occurrences could reduce our revenue from these Assignors. Although a cancellation or termination of a contract does not revoke the original assignment from our Assignors, as such assignments are irrevocable, termination still affects future transfers of data and future assignment of Claims. Accordingly, such cancellations or terminations can constrain our growth and result in a decrease in revenue, which could have a material adverse effect on our business, financial condition and results of operations.

If an Assignor prematurely terminates its agreement with us, we may be precluded from accessing that Assignor’s data and/or be forced to destroy data in our possession from that Assignor, which may substantially impair our ability to recover on that Assignor’s Claims.

We enter into Claims Cost Recovery Agreements (“CCRA”) and Business Associate Agreements (“BAA”) with our Assignors. Pursuant to the CCRAs with our Assignors, we receive historical claims data, and may receive updated claims data and ongoing data transfers at agreed upon intervals. If, for any reason, a CCRA is terminated, the BAA requires us to return and/or destroy all PHI associated with that CCRA, which may substantially impair our ability to recover on that Assignor’s Claims.

If we are unable to develop new Assignor relationships, it could have a material adverse effect on our business, financial condition, and results of operations.

As part of our strategy, we seek to develop new Assignor relationships, principally among healthcare payers and providers. Our ability to develop new relationships depends on a variety of factors, including the quality and performance of our solutions, as well as the ability to market and sell our solutions effectively and differentiate ourselves from our competitors. We may not be successful in developing new Assignor relationships. If we are unable to develop new Assignor relationships, it could have a material adverse effect on our business, financial condition, and results of operations.

In some events, we may act as a servicing agent for another party. If one of these parties terminates their agreement with us or if either party materially breaches an agreement, it could have a material adverse effect on our business, financial condition, and results of operations.

We may provide our services as a servicing agent to third parties. These services include, but are not limited to, identifying, processing, prosecuting, and recovering monies related to recoverable Claims. As a servicing agent, we will act as an independent contractor on behalf of a contracting party who owns the rights to certain recoverable Claims. If a party terminates such servicing agreement with us, or if either party is in default of any servicing agreement, it could have a material adverse effect on our business, financial condition and results of operations.

We have long sales and implementation cycles for many of our data-driven solutions and may fail to close sales after expending time and resources, or experience delays in implementing the solutions, which could have a material adverse effect on our business, financial condition and results of operations.

Potential customers generally perform a thorough evaluation of available payment accuracy solutions and require us to expend time, effort, and money educating them as to the value of our solutions prior to entering into a contract with them. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our sales cycle may be extended due to our potential customers’ budgetary constraints or for other reasons. In addition, following a successful sale, the implementation of our systems frequently involves a lengthy process, as we onboard a new customer’s healthcare data into our proprietary systems. If we are unsuccessful in closing sales after expending funds and management resources or if we experience delays in such sales or in implementing our solutions, it could have a material adverse effect on our business, financial condition, and results of operations.

If our Assignors’ risk agreements change, it can have a material adverse effect on our business, financial condition, and results of operations.

Many of our Assignors are First-Tier entities, as defined in 42 C.F.R. § 422.2. A First-Tier entity is a party that enters into a written arrangement, acceptable to CMS, with an MAO or applicant to provide administrative services or healthcare services for a Medicare eligible individual under the Medicare Advantage program. These entities enter into risk agreements with Downstream Entities, as defined under 42 C.F.R. § 422.2. If these agreements change or include any restrictions on the assignability of Claims, it can have a material adverse effect on our recoveries, business, financial condition, and results of operations.

Our use and disclosure of personal identifiable information, including PHI, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or adequately secure the information we hold could result in significant liability or reputational harm.

State and federal laws and regulations, including HIPAA, govern the collection, dissemination, use, disclosure, creation, receipt, maintenance, transmission, privacy, confidentiality, security, availability, and integrity of personal identifiable information, including

PHI. HIPAA establishes basic national privacy and security standards for protection of PHI by covered entities such as our Assignors, and the business associates with whom such entities contract for services, including us. As a business associate, we are also directly liable for HIPAA compliance. In addition to HIPAA, we must adhere to state patient confidentiality and other laws that are not preempted by HIPAA, including those that are more stringent than HIPAA.

In the event of a breach of our obligations under HIPAA or other state laws, we could be subject to enforcement actions and lawsuits brought by the U.S. Department of Health and Human Services Office for Civil Rights (“OCR”) and state regulators, and class action lawsuits brought by private plaintiffs. Mandatory penalties for HIPAA violations can be significant and OCR and state regulators may require businesses to enter into settlement or resolution agreements and corrective action plans that impose ongoing compliance requirements. If a person knowingly or intentionally obtains or discloses PHI in violation of HIPAA requirements, criminal penalties may also be imposed. In addition, state Attorneys General are authorized to bring civil actions under HIPAA or relevant state laws. Courts can award damages, costs, and attorneys’ fees related to violations of HIPAA or state laws in such cases. While we maintain safeguards that we believe are reasonable and appropriate to protect the privacy and security of PHI and other personal identifiable information consistent with applicable law and our contractual obligations, we cannot provide assurances regarding how these laws, regulations, and contracts will be interpreted, enforced, or applied to our operations.

We obtain and process a large amount of sensitive data. Our systems and networks may be subject to cybersecurity breaches and other disruptions that could compromise our information. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation as a trusted brand, as well as have a material adverse effect on our business, financial condition, and results of operations.

We rely on information technology networks and systems to process and store electronic information. We collect and store sensitive data, including personally identifiable information on our information technology networks. Our systems may be vulnerable to physical break-ins, viruses, hackers, and other potential sources of security breaches or incidents. We may not be able to prevent incidents of inappropriate use or disclosure or unauthorized access to or acquisition. Despite the implementation of security measures, our information technology networks and systems have been, and in the future may be, vulnerable to disruptions and shutdowns due to attacks by hackers or breaches due to malfeasance by contractors, employees, and others who have access to our networks and systems. The occurrence of any of these cybersecurity events could compromise our networks and the information stored on our networks could be accessed. Any such access could disrupt our operations, adversely affect the willingness of existing or potential Assignors to do business with us or result in legal claims, liability, reputational damage, or regulatory penalties under laws protecting the privacy of personal information, any of which could adversely affect our business, financial condition, and operating results.

We rely heavily on technology to communicate internally and efficiently perform our services. We have implemented measures that are designed to mitigate the potential adverse effects of a disruption, relocation, or change in operating environment; however, we cannot provide assurance that the situations we plan for and the amount of insurance coverage that we maintain will be adequate in any particular case. In addition, despite system redundancy and security measures, our systems and operations are vulnerable to damage or interruption from, among other sources:

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power loss, transmission cable cuts and telecommunications failures;
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damage or interruption caused by fire, earthquakes and other natural disasters;
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attacks by hackers or nefarious actors;
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human error;
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computer viruses and other malware or software defects; and
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physical break-ins, sabotage, intentional acts of vandalism, terrorist attacks, and other events beyond our control.

If we encounter a business interruption, if we fail to effectively maintain our information systems, if it takes longer than we anticipate to complete required upgrades, enhancements, or integrations or if our business continuity plans and business interruption insurance do not effectively compensate on a timely basis, we could suffer operational disruptions, disputes with Assignors, civil or criminal penalties, regulatory problems, increases in administrative expenses, loss of our ability to produce timely and accurate financial and other reports or other adverse consequences, any of which could have a material adverse effect on our business, financial condition, and results of operations.

As we collect and manage large amounts of data, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may hinder our ability to provide services, establish appropriate pricing for services, retain and attract Assignors, establish reserves, timely report financial results, and accurately and maintain regulatory compliance, among other things. Additionally, as Assignors maintain their own supporting documentation, data, and records, it is possible that they may provide us with erroneous or inaccurate data. The occurrence of any of these events could cause our solutions to be perceived as vulnerable, cause our Assignors to lose confidence in our solutions, negatively affect our ability to attract new Assignors and cause existing Assignors to terminate or not renew our solutions. If the information is lost, improperly disclosed, or threatened to be disclosed, we could incur significant liability and be subject to regulatory scrutiny and penalties. Furthermore, we could be forced to expend significant resources in response to a security breach, including investigating the cause of the breach, repairing system damage, increasing cyber-security protection costs by deploying additional personnel and protection technologies, notifying and providing credit monitoring to affected individuals, paying regulatory fines and litigating and resolving legal Claims and regulatory actions, all of which could increase our expenses and divert the attention of our management and key personnel away from our business operations.

In addition, if our own confidential business information were improperly disclosed, our business could be materially adversely affected. A core aspect of our business is the reliability and security of our technology platform. Any perceived or actual breach of security could have a significant impact on our reputation as a trusted brand, cause us to lose existing Assignors, prevent us from obtaining new Assignors, require us to expend significant funds to remedy problems caused by breaches and to implement measures to prevent further breaches and expose us to legal risk and potential liability. Any security breach at a third-party vendor providing services to us could have similar effects. Any breach or disruption of any systems or networks on which we rely could have a material adverse effect on our business, financial condition, and results of operations.

Our information technology strategy and execution are critical to our continued success. We expect to continue to invest in long-term solutions that will enable us to continue being a differentiator in the market and to protect against cybersecurity risks and threats. Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must continue to develop our systems to meet market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion. Our failure to effectively invest in, implement improvements to, and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position, and cash flow.

If any of our employees or contractors take, convert, or misuse such information, or we experience a data breach creating a risk of identity theft, we could be liable for damages and our business reputation could be damaged. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of documents or data and, therefore, be subject to civil or criminal liability. In addition, federal and state regulators may take the position that a data breach or misdirection of data constitutes an unfair or deceptive act or trade practice. We also may be required to notify individuals affected by any data breaches. Further, a data breach or similar incident could impact the ability of our Assignors that are creditors to comply with the federal “red flags” rules, which require the implementation of identity theft prevention programs to detect, prevent, and mitigate identity theft in connection with Assignor accounts, which could be costly. If data utilized in our solutions are misappropriated for the purposes of identity theft or similar illegal behavior, it could have a material adverse effect on our reputation, business, financial condition, and results of operations.

Increased cybersecurity requirements, vulnerabilities, threats, and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, solutions, services, and data.

As the perpetrators of cyber attacks become more capable, as cybercrime becomes commoditized, and as critical infrastructure is increasingly becoming digitized, the risks in this area continue to grow. While we attempt to mitigate these risks by employing certain physical, administrative, and technical measures, including, but not limited to, employee training, logical access controls, monitoring and testing, and maintenance of protective systems and contingency plans, we remain potentially vulnerable to additional known or unknown threats, and we cannot assure that the impact from such threats will not be material.

We regularly assess external and internal cybersecurity-related risks and identify potential improvements to our cybersecurity program, including its staffing, processes, and technology. When potential improvements are identified, we weigh the costs and benefits of such improvements and, if selected, the improvements are added to an agenda for possible implementation. Additionally, we have incurred and expect to continue to incur significant costs implementing additional security measures to protect against existing and emerging cybersecurity threats.

If we fail to innovate and develop new solutions, or if these new solutions are not adopted by existing and potential Assignors or other users, it could have a material adverse effect on our business, financial condition, and results of operations.

Our results of operations and continued growth will depend on our ability to successfully develop and market new solutions that our existing and potential Assignors or other users are willing to adopt. For example, as part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform designed to organize and facilitate access to users’ medical records. We cannot provide assurance that our proposed solutions will be fully developed or released, or that new or modified solutions will be responsive to Assignor or preferences or industry changes, or that the product and service development initiatives we prioritize will yield the return on investment that we anticipate, if any.

If we are unable to predict market preferences or if our industry changes, or if we are unable to implement or modify our solutions on a timely basis, we may lose Assignors or fail to attract new ones. If existing Assignors are not willing to adopt new solutions, or if potential Assignors or other users do not value such new solutions, it could have a material adverse effect on our business, financial condition, and results of operations.

We expect to make substantial investments in and changes to our operational platforms, systems and applications to compete effectively and keep up with technological advances. We may also face difficulties in integrating new or upgraded platforms into our current technology infrastructure. In addition, significant technological changes could render our existing solutions obsolete. Although we have invested, and will continue to invest, significant resources in developing and enhancing our solutions and platforms, any failure to keep up with technological advances or to integrate upgraded operational platforms and solutions into our existing technology infrastructure could result in a negative return on investment, and have a material adverse effect on our business, financial condition, and results of operations.

Certain of our activities present the potential for identity theft or similar illegal behavior by employees, contractors, or third parties, which could have a material adverse effect on our business, financial condition, and results of operations.

Our solutions involve the use and disclosure of personal information that in some cases could be used to impersonate third parties or otherwise improperly gain access to their data or funds.

If an employee or contractor were to take, convert, or misuse such information, or we experience a data breach creating a risk of identity theft, we could be liable for damages and our business reputation could be damaged. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of documents or data and, therefore, be subject to civil or criminal liability. In addition, federal and state regulators may take the position that a data breach or misdirection of data constitutes an unfair or deceptive act or trade practice. We also may be required to notify individuals affected by any data breaches. Further, a data breach or similar incident could impact the ability of our Assignors, those of whom are creditors, to comply with the federal “red flags” rules, which require the implementation of identity theft prevention programs to detect, prevent and mitigate identity theft in connection with Assignor accounts, which could be costly. If data utilized in our solutions are misappropriated for the purposes of identity theft or similar illegal behavior, it could have a material adverse effect on our reputation, business, financial condition, and results of operations.

If we fail to comply with applicable privacy, security and data laws, regulations and standards, including with respect to third-party service providers that utilize sensitive personal information on our behalf, it could have a material adverse effect on our reputation, business, financial condition, and results of operations.

We have Assignors throughout the United States and our solutions may contain healthcare information of patients located across all 50 states and Puerto Rico. Therefore, we may be subject to the privacy laws of each such jurisdiction, which may vary and, in some cases, can impose more restrictive requirements than federal law. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our Assignors and potentially exposing us to additional expense, adverse publicity, and liability. Further, as regulatory focus on privacy issues continues to increase, and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PHI or PII, along with increased customer demands for enhanced data security infrastructure, could greatly increase the cost of providing our services, decrease demand for our services, reduce our revenue, and/or subject us to additional liabilities.

The following legal and regulatory developments also could have a material adverse effect on our business, financial condition, and results of operations:

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amendment, enactment, or interpretation of laws and regulations that restrict the access and use of personal information and reduce the supply of data available to Assignors;
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changes in cultural and consumer attitudes to favor further restrictions on information collection and sharing, which may lead to regulations that prevent full utilization of our solutions;
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failure of our solutions to comply with current laws and regulations; and
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failure of our solutions to adapt to changes in the regulatory environment in an efficient, cost-effective manner.

Changes in the United States healthcare environment, or in laws relating to healthcare programs and policies, and steps we take in anticipation of such changes or a failure to comply with such laws, particularly as they relate to the Affordable Care Act and

Medicare and Medicaid programs, could have a material adverse effect on our business, financial condition, and results of operations.

Approximately 93.1% of our expected recoveries arise from Claims being brought under the Medicare Secondary Payer Act private cause of action, codified at 42 U.S.C. § 1395y(b)(3)(A). This law allows us to pursue recoveries against primary payers for reimbursement of medical expenses that our Assignors paid for when primary payers (i.e., liability insurers) were responsible for payment. While we believe we have been successful at both the federal and state level in establishing a legal basis for our recoveries, changes to the laws on which we base our recoveries, particularly the Medicare Secondary Payer Act, can adversely affect our business.

For example, on May 16, 2023, Senators Tim Scott (R-SC) and Maggie Hassan (D-NH) and Representatives Brad Schneider (D-IL) and Gus Bilirakis (R-FL) introduced the Repair Abuses of MSP Payments Act (S.1607/H.R.3388) (the “RAMP Act”) in the U.S. Senate and the U.S. House of Representatives, respectively, seeking to amend the private cause of action under the Medicare Secondary Payer Act, by striking “primary plan” and inserting “group health plan” (as defined in paragraph 42 U.S.C. § 1395y(b)(1)(A)(v)).

The Medicare Secondary Payer Act’s private cause of action—a fundamental component of how the Company is able to calculate damages—incentivizes private parties, such as MSP Recovery, to pursue reimbursement of conditional payments by rewarding them with double damages. If the Medicare Secondary Payer Act is changed, or if the RAMP Act were enacted to apply retroactively, it could significantly reduce the Company’s potential recoveries and have a material adverse effect on its business, financial condition, and results of operations.

The healthcare industry in the United States is subject to a multitude of changing political, economic, and regulatory influences that affect every aspect of our healthcare system. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (the “Affordable Care Act”), made major changes in how healthcare is delivered and reimbursed, and generally increased access to health insurance benefits to the uninsured and underinsured population of the United States. Among other things, the Affordable Care Act increased the number of individuals with Medicaid and private insurance coverage, implemented reimbursement policies that tie payment to quality, facilitated the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthened enforcement of fraud and abuse laws, and encouraged the use of information technology. However, many of these changes require implementing regulations that have not yet been drafted or have been released only as proposed rules. In addition, there have been, and continue to be, a number of legislative and regulatory initiatives to contain healthcare costs, reduce federal and state government spending on healthcare products and services, and limit or restrict the scope of the Medicare RAC program and other program integrity initiatives.

Future changes to the Affordable Care Act and to the Medicare and Medicaid programs and other federal or state healthcare reform measures may lower reimbursement rates, establish new payment models, increase or decrease government involvement in healthcare, decrease the Medicare RAC program and otherwise change the operating environment for us and our Assignors. If efforts to waive, modify, or otherwise change the Affordable Care Act, in whole or in part, are successful, if we are unable to adapt our solutions to meet changing requirements or expand service delivery into new areas, or the demand for our solutions is reduced as a result of healthcare organizations’ reactions to changed circumstances and financial pressures, it could have a material adverse effect on our business, financial condition, and results of operations.

Healthcare organizations may react to such changed circumstances and financial pressures, including those surrounding the implementation of the Affordable Care Act, by taking actions such as curtailing or deferring their retention of service providers, which could reduce the demand for our data driven solutions and, in turn, have a material adverse effect on our business, financial condition, and results of operations.

A significant portion of our Claims comes from a limited number of Assignors who have relationships with key existing payers, and the loss of one or more of these Assignors or disruptions in Assignor-payer relationships could have a material adverse effect on our business, financial condition, and results of operations.

We have acquired a significant portion of our Claims from and entered into agreements for new services with a limited number of large Assignors. These Assignors irrevocably assign Claims to us with different and/or staggered terms. In addition, we rely on our reputation and recommendations from key Assignors to promote our solutions to potential new Assignors.

Further, our ability to pursue a significant portion of our Claims depends on our arrangements pursuant to which we are granted access to health care data, which may be terminated upon the occurrence of certain events. See “Risk Factor - Failure of our software vendors, utility providers, and network providers to perform as expected, changes in our relationships with them, or losing access to data sources may adversely affect our business.” Accordingly, if any of these Assignors fail to renew or terminate their existing agreements with us, it could have a material adverse effect on our business, financial condition, and results of operations.

Our revenues and operations are dependent upon a limited number of key existing payers and our Assignors’ continued relationship with those payers; disruptions in those relationships (including renegotiation, non-renewal, or termination of capitation agreements) or the inability of such payers to maintain their contracts with the Centers for Medicare & Medicaid Services, or CMS, could adversely affect our business.

Our operations are dependent on a concentrated number of payers with whom our Assignors contract to provide services. The loss of these contracts for our Assignors could have a material adverse effect on our business, results of operations, financial condition, and cash flows. The sudden loss of an Assignor or the renegotiation of the future rights of an Assignors’ contract could adversely affect our operating results.

Moreover, our inability to maintain agreements with our Assignors with respect to their health care Claims recovery rights and data, or to negotiate favorable terms for those agreements in the future, could result in the loss of revenue and could have a material adverse effect on our profitability and business.

The data healthcare analytics and healthcare payment markets are relatively new and unpenetrated, and may not develop, develop more slowly than we expect, or sustain negative publicity, which may adversely affect our business.

The data healthcare analytics and healthcare payment accuracy markets are relatively new and the overall market opportunity remains relatively unpenetrated. It is uncertain whether this market will achieve and sustain high levels of demand, client acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our Assignors to use, and to increase the frequency and extent of their utilization of our solutions, as well as on our ability to demonstrate the value of data-driven solutions and payment accuracy solutions to healthcare payers and government agencies. If our Assignors or other potential customers do not perceive the benefits of our data-driven solutions, then our market may not continue to develop, or it may develop more slowly than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition, and results of operations.

Negative publicity concerning the data healthcare analytics and healthcare payment accuracy industry or patient confidentiality and privacy could limit the future growth of the healthcare payment accuracy market.

Our data-driven solutions help prevent and recover improper payments made to healthcare providers. As a result, healthcare providers, insurers, third-party payers, and others have criticized the healthcare payment accuracy industry and have hired lobbyists to discredit the reported success that payment accuracy solutions have had in improving the accuracy of payments. Further, negative publicity regarding patient confidentiality and privacy could limit market acceptance of our healthcare solutions. Many consumer advocates, privacy advocates, and government regulators believe that the existing laws and regulations do not adequately protect privacy. They have become increasingly concerned with the use of personal information. As a result, they are lobbying for further restrictions on the dissemination or commercial use of personal information to the public and private sectors. If healthcare providers, privacy advocates, or others are successful in creating negative publicity for the healthcare payment accuracy industry, government and private healthcare payers could hesitate to contract with payment accuracy providers, such as us, which could have a material adverse effect on our reputation, business, financial condition, and results of operations.

We face significant competition, and we expect competition to increase.

Competition among providers of healthcare payment accuracy solutions to U.S. healthcare insurance companies is strong and we may encounter additional competition as new competitors enter this area.

Our current healthcare solutions competitors include:

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other payment accuracy vendors, including vendors focused on discrete aspects of the healthcare payment accuracy process;
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fraud, waste, and abuse Claim edit and predictive analysis companies;
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primary Claims processors;
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numerous regional utilization management companies;
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in-house payment accuracy capabilities;
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Medicare RACs; and
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healthcare consulting firms and other third-party liability service providers.

We may not be able to compete successfully against existing or new competitors. In addition, we may be forced to increase the consideration we provide for assigned Claims or lower our pricing, or the demand for our data-driven solutions may decrease as a result of increased competition. Further, a failure to be responsive to our existing and potential Assignors’ needs could hinder our ability to maintain or expand our Assignor base, hire and retain new employees, pursue new business opportunities, complete future acquisitions, and operate our business effectively. Any inability to compete effectively could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to protect our proprietary technology, information, processes, and know-how, the value of our solutions may be diminished, which could have a material adverse effect on our business, financial condition, and results of operations.

We rely significantly on proprietary technology, information, processes, and know-how that are not subject to patent or copyright protection. We seek to protect this information through trade secret or confidentiality agreements with our employees, consultants, subcontractors or other parties, as well as through other security measures. These agreements and security measures may be inadequate to deter misappropriation of intellectual property and may be insufficient to protect our proprietary information. Misappropriation of our intellectual property by third parties, or any disclosure or dissemination of our business intelligence, queries, Algorithms, and other similar information by any means, could undermine competitive advantages we currently derive or may derive therefrom. Any of these situations could result in our expending significant time and incurring expense to enforce our intellectual property rights. Although we have taken measures to protect our proprietary rights, others may compete with our business by offering solutions or services that are substantially similar to ours. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties or our employees, the value of our solutions, brand, and other intangible assets may be diminished and competitors may be able to more effectively offer solutions that have the same or similar functionality as our solutions, which could have a material adverse effect on our business, financial condition, and results of operations.

Our success depends, in part, on our ability to protect our intellectual property rights.

Our success depends, in part, on our ability to protect our proprietary software, confidential information and know-how, technology and other intellectual property, and intellectual property rights. To do so, we generally rely on copyright, trademark and trade secret laws, confidentiality and invention assignment agreements with employees and third parties, and license and other agreements with consultants, vendors, and Assignors. There can be no assurance that employees, consultants, vendors, and Assignors have executed such agreements or have not breached or will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. Additionally, we monitor our use of open-source software to avoid uses that would require us to disclose our proprietary source code or violate applicable open-source licenses, but if we engaged in such uses inadvertently, we could be required to take remedial action or release certain of our proprietary source code. These scenarios could have a material adverse effect on our business, financial condition, and results of operations. In addition, despite the protections we place on our intellectual property, a third party could, without authorization, copy or otherwise obtain and use our products or technology, or develop similar technology. In addition, agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.

As we begin to pursue patents, we might not be able to obtain meaningful patent protection for our technology. In addition, if any patents are issued in the future, they might not provide us with any competitive advantages or might be successfully challenged by third parties.

We rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors, and collaborators to enter into confidentiality agreements. We cannot provide assurance that these agreements will provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. Further, the theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our services and harm our business, and the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information.

We rely on our trademarks, service marks, trade names and brand names to distinguish our services from the services of our competitors and have registered or applied to register many of these trademarks. We cannot provide assurance that our trademark applications will be approved. Third parties may also oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our services, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. Additionally, if we expand our focus to the international payment accuracy market, there is no guarantee that our trademarks, service marks, trade names and brand names will be adequately protected.

Our ability to obtain, protect, and enforce our intellectual property rights is subject to uncertainty as to the scope of protection, registrability, patentability, validity, and enforceability of our intellectual property rights in each applicable jurisdiction, as well as the risk of general litigation or third-party oppositions.

Existing U.S. federal and state intellectual property laws offer limited protection. If we expand our business into foreign markets, our intellectual property rights may not receive the same degree of protection as they would in the United States because of the differences in foreign trademark and other laws concerning proprietary rights. Governments may adopt regulations, and government agencies or courts may render decisions, requiring compulsory licensing of intellectual property rights. When we seek to enforce our intellectual property rights, we may be subject to claims that the intellectual property rights are invalid or unenforceable. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property rights. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our solutions, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our solutions, or have a material adverse effect on our business, financial condition, and results of operations.

Our qui tam litigation may be subject to Government Intervention and Dismissal pursuant to 31 U.S.C. § 3730(c)(2)(A).

We file qui tam (whistleblower) actions on behalf of the federal government under the False Claims Act, 31 U.S.C. § 3729 et seq. These actions give the federal government the opportunity to intervene and participate in the action. The False Claims Act authorizes the Attorney General to dismiss a qui tam action over the relator’s objection. The action can be dismissed if the federal government determines their best interests are not served with the litigation. This can be the case if the litigation does not advance their interests, preserve their limited resources or avoid adverse precedent.

The federal government may dismiss an action notwithstanding the objections of the relator if the relator has received notice from the federal government and the person is afforded an opportunity to be heard on the federal government’s motion to dismiss. Courts have stated that the Federal Government has an “unfettered” right to dismiss a qui tam action. Swift v. United States, 318 F.3d 250, 252 (D.C. Cir. 2003). Federal government intervention, as well as dismissal pursuant to 31 U.S.C. § 3730(c)(2)(A), can negatively affect our business and our recovery efforts.

We are subject to extensive government regulation. Any violation of the laws and regulations applicable to us or a negative audit or investigation finding, could have a material adverse effect on our business.

Much of our business is regulated by the federal government and the states in which we operate. The laws and regulations governing our operations generally are intended to benefit and protect individual citizens, including government program beneficiaries, health plan members and providers, rather than stockholders. The government agencies administering these laws and regulations have broad latitude to enforce them. These laws and regulations regulate how we do business, what services we offer, and how we interact with our Assignors, providers, other healthcare payers and the public. Increased involvement by us in analytic or audit work that can have an impact on the eligibility of individuals for medical coverage or specific benefits could increase the likelihood and incidence of us being subjected to scrutiny or legal actions by parties other than our Assignors, based on alleged mistakes or deficiencies in our work, with significant resulting costs and strain on our resources.

In addition, because we may receive payments from federal and state governmental agencies, we may become subject to various laws, including the Federal False Claims Act and similar state statutes, which permit government law enforcement agencies to institute suits against us for violations and, in some cases, to seek double or treble damages, penalties, and assessments. In addition, private citizens, acting as whistleblowers, can sue on behalf of the federal government under the “qui tam” provisions of the Federal False Claims Act and similar statutory provisions in many states.

The expansion of our operations into new products and services may further expose us to requirements and potential liabilities under additional statutes and legislative schemes that previously have not been relevant to our business, such as banking statutes, that may both increase demands on our resources for compliance activities and subject us to potential penalties for noncompliance with statutory and regulatory standards.

If the government discovers improper or illegal activities in the course of audits or investigations, we may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions, and debarment from doing business with the government. Such risks, particularly under the Federal False Claims Act and similar state fraud statutes, have increased in recent years due to legislative changes that have (among other amendments) expanded the definition of a false claim to include, potentially, any unreimbursed overpayment received from, or other monetary debt owed to, a government agency. If we are found to be in violation of any applicable law or regulation, or if we receive an adverse review, audit or investigation, any resulting negative publicity, penalties or sanctions could have an adverse effect on our reputation in the industry, impair our ability to compete for new contracts and have a material adverse effect on our business, financial condition, and results of operations.

We are also subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq, and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations, and rules may be difficult, time-consuming, and costly. Those laws, regulations, or rules and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations, or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our business depends on effective information processing systems that are compliant with current HIPAA transaction and code set standards and the integrity of the data in, and operations of, our information systems, as well as those of other entities that provide us with data or receive data from us.

Our ability to conduct our operations and accurately report our financial results depends on the integrity of the data in our information systems and the integrity of the processes performed by those systems. These information systems and applications require continual maintenance, upgrading, and enhancement to meet our operational needs, satisfy Assignor requests and handle and enable our expansion and growth. Despite our testing and quality control measures, we cannot be certain that errors or system deficiencies will not be found, and that remediation can be done in a timeframe that is acceptable to our Assignors or that Assignor relationships will not be impaired by the occurrence of errors or the need for remediation. In addition, implementation of upgrades and enhancements may cost more, take longer, or require more testing than originally expected. Given the large amount of data we collect and manage, it is possible that hardware failures, errors, or technical deficiencies in our systems could result in data loss or corruption or cause the information that we collect, utilize, or disseminate to be incomplete or contain inaccuracies that our Assignors regard as significant.

Moreover, because we submit high volumes of monetary Claims to third parties, the efficiency and effectiveness of our own operations are to some degree dependent on the Claims processing systems of these third parties and their compliance with any new transaction and code set standards. Since October 1, 2015, health plans, commercial payers and healthcare providers have been required to transition to the new ICD-10 coding system, which greatly expands the number and detail of diagnosis codes used for inpatient, outpatient, and physician Claims. The transition to the new transaction and code set standard is expensive, time-consuming, and may initially result in disruptions or delays as we and other stakeholders make necessary system adjustments to be fully compliant and capable of exchanging data.

In addition, we may experience delays in processing Claims and therefore earning our fees if the third parties with whom we work are not in full compliance with these new standards in the required timeframe. Claims processing systems failures, incapacities, or deficiencies internal to these third parties could significantly delay or obstruct our ability to recover money, and thereby interfere with our performance and our ability to generate revenue in the timeframe we anticipate which, in turn, could have a material adverse effect on our business, financial condition, and results of operations.

In the event we fail to maintain our Security Organization Control 2, HITRUST or other certifications, we could be in breach of our obligations under our contracts; fines and other penalties could result, we may suffer reputational harm, and our business could be damaged, limiting our ability to generate revenue.

In addition to government regulations and securities laws, we are subject to self-regulatory standards and industry certifications that may legally or contractually apply to us. These include Security Organization Control 2 (“SOC 2”), with which we are currently compliant. In the event we fail to maintain our SOC 2 compliance or fail to receive recertification from HITRUST, we could be in breach of our obligations under Assignor and other contracts, fines, and other penalties could result, and we may suffer reputational harm and damage to our business. Further, our Assignors may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations, or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data.

Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards or other legal obligations, or any actual or suspected privacy or security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal identifiable information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties, or adverse publicity and could cause our Assignors to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to pursue recoveries could be limited. Any of these developments could harm our business, financial condition, and results of operations. Privacy and data security concerns may inhibit retention of our systems by existing Assignors or onboarding onto or, in the case of our Chase to Pay services, adoption of our systems by new Assignors. For more information on Chase to Pay services, please see the section entitled “Business - Chase to Pay.”

We have a substantial amount of indebtedness and payment obligations which, together with any future indebtedness or payment obligations, could adversely affect our ability to operate our business.

We have substantial amounts of indebtedness and payment obligations, and we may incur substantial additional indebtedness or payment obligations in order to finance acquisitions of additional Claims assets or other costs in connection with financing our operations, and such increased leverage could adversely affect our business.

Our indebtedness carries high interest rates, which, if we are unable to generate revenues and reduce the amount of our indebtedness, will continue to increase over time by a significant amount. In addition, the terms of any of our existing or future indebtedness or payment obligations may restrict or otherwise negatively impact our ability to grow and manage our business. The maturity dates on our indebtedness are often short-term in nature, and require extensions and amendments in order to prevent such indebtedness from becoming immediately due and payable. We may not have the ability to extend the terms of our indebtedness, refinance our indebtedness, or pay such amounts when due if we do not begin generating significant revenue. Certain of our debt agreements are floating rate debt. As a result, fluctuations in interest rates can increase borrowing costs, which may directly impact the amount of interest we are required to pay. The amount of our indebtedness and payment obligations could limit our ability to obtain further financing and limit our ability to pursue our operational and strategic goals and opportunities, and adversely affect our liquidity position if the Claims we purchase do not generate proceeds at the rate we expect, if at all. The increased leverage, potential lack of access to financing, and increased expenses could have a material adverse effect on our financial condition, results of operations, and cash flows.

Failure to obtain or maintain ongoing financing to fund operations would negatively impact our business.

The Working Capital Credit Facility, a continued source of funding for operations, is contingent on compliance with certain covenants, which we may not meet. If we fail to comply with these covenants, continued funding may cease, substantially impairing our ability to continue our operations, including the pursuit of recoveries.

On March 6, 2023, Subrogation Holdings entered into a credit agreement (“Initial Credit Agreement”) with HPH, pursuant to which HPH funded an initial $10 million in proceeds to Subrogation Holdings. On March 29, 2023, the Initial Credit Agreement was fully amended and restated (the “Working Capital Credit Facility”), providing for funding of up to $80 million (with a 40% original issue discount), consisting of a Term Loan A commitment to fund up to $30 million (in multiple installments) in proceeds and a Term Loan B Commitment to fund up to $18 million (in multiple installments) in proceeds. On March 29, 2023, an additional $5 million was disbursed to Subrogation Holdings under the Term Loan A. On May 11, 2023 and June 13, 2023, HPH notified us that it would not disburse additional funds under the Working Capital Credit Facility until the Company satisfied certain funding conditions, including the filing of our annual report on Form 10-K for the period ending December 31, 2022 (the “2022 Form 10-K”), which was filed on July 27, 2023. The parties subsequently agreed that $5.5 million will be funded under Term Loan A in accordance with the terms of the Working Capital Credit Facility subsequent to the filing of our 2022 Form 10-K and receipt of funding notices, deeming funding conditions satisfied or waived. Following such funding, the Term Loan A commitment was terminated, with total funding of $20.5 million. The parties agreed to increase the Term Loan B commitment from $18 million to $27.5 million, which was funded in multiple installments and in accordance with the terms of the Working Capital Credit Facility. On August 4, 2023, the Company received funding amounting to $5.5 million from Term Loan A and $2.25 million installment under Term Loan B. Under Term Loan B, the Company received $2.25 million of funding on August 30, 2023, and Subrogation Holdings received $4.5 million on November 13, 2023 and $4.5 million on January 25, 2024.

Additional funding for fiscal year 2024 under the Working Capital Credit Facility is available at a rate of $1.75 million per month, up to $14.0 million, subject to potential further reductions in the case of certain agreed cost savings and funds availability; however, no additional funding has been requested as of the date of the filing of this prospectus. The amended terms to the Working Capital Credit Facility were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023. A failure to obtain or maintain financing to fund operations would require us to significantly reduce operations and would have a material adverse effect on future operating prospects.

Moreover, in connection with the Yorkville SEPA, and subject to the condition set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.0 million. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million resulting in net proceeds of $4.73 million. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

For more information about the Convertible Notes, see Note 1, Description of the Business - Yorkville Purchase Agreement and Yorkville Standby Equity Purchase Agreement.

Costs associated with, and our ability to obtain and maintain adequate insurance, could adversely affect our profitability and financial condition.

We hold a number of insurance policies to hedge against risks inherent in our business. If the costs of maintaining adequate insurance coverage should increase significantly in the future, our operating results could be materially adversely affected. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers. Similarly, if we exhaust our current insurance coverage for any given policy period, we would be required to operate our business without indemnity from commercial insurance providers for any Claims made that are attributable to that policy period. Failure to maintain certain insurance policies could constitute a material breach of contract terms with certain Assignors and business partners.

Our services could become subject to new, revised, or enhanced regulatory requirements in the future, which could result in increased costs, could delay or prevent our introduction of new solutions, or could impair the function or value of our existing solutions, which could have a material adverse effect on our business, financial condition, and results of operations.

The healthcare industry is highly regulated at the federal, state, and local levels, and is subject to changing legislative, regulatory, political, and other influences. As has been the trend in recent years, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. Changes to existing laws and regulations, or the enactment of new federal and state laws and regulations affecting the healthcare industry could create unexpected liabilities for us, could cause us or our Assignors to incur additional costs, and could restrict our or our Assignors’ operations. Many healthcare laws are complex, subject to frequent change and dependent on interpretation and enforcement decisions from government agencies with broad discretion. We cannot assure our stockholders as to the ultimate content, timing, or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. In addition, federal and state legislatures periodically have considered programs to reform or amend the U.S. healthcare system at both the federal and state level, such as the enactment of the Affordable Care Act. It is possible that the changes to the Medicare, Medicaid, or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payers’ reimbursement policies in a manner adverse to us. Similarly, changes in private payer reimbursements could lead to adverse changes in Medicare, Medicaid, and other governmental healthcare programs, which could have a material adverse effect on our business, financial condition, and results of operations. Our failure to anticipate accurately the application of these laws and similar or future laws and regulations, or our failure to comply with them, could create liability for us, result in adverse publicity and have a material adverse effect on our business, financial condition, and results of operations.

While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement, or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our services may become subject to new or enhanced regulatory requirements and we may be required to change or adapt our services in order to comply with these regulations. If we fail to successfully implement a new regulatory framework, it could adversely affect our ability to offer services deemed critical by our Assignors, which could have a material adverse effect on our business, financial condition, and results of operations. New or enhanced regulatory requirements may render our solutions obsolete or prevent us from performing certain services. Further, new or enhanced regulatory requirements could impose additional costs on us, thereby making existing solutions unprofitable, and could make the introduction of new solutions more costly or time consuming than we anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

Failing to accurately estimate our contract pricing may have a material adverse effect on our business.

Our Assignor contracts are generally recovery-based. We receive a fee for such contracts based on the monies identified and ultimately recovered. Our ability to earn a profit on a performance-based agreement requires that we accurately estimate the costs involved and outcomes likely to be achieved and assess the probability of completing multiple tasks and transactions within the contracted time period.

We derive a relatively small portion of our revenue on a “fee-for-service” basis whereby billing is based upon a flat fee or a fee per hour. To earn a profit on these contracts, we must accurately estimate costs involved and assess the probability of achieving certain milestones within the contracted time period. If we do not accurately estimate the costs and timing for completing projects, or if we encounter increased or unexpected costs, delays, failures, liabilities, or risks, including those outside of our control, our contracts could prove unprofitable for us or yield lower profit margins than anticipated. Although we believe that we have recorded adequate provisions in our financial statements for losses on our fee-for-service contracts where applicable, as required under GAAP, we cannot provide assurance that our contract provisions will be adequate to cover all actual future losses. The inability to accurately estimate the factors upon which we base our contract pricing could have a material adverse effect on business, financial condition, and results of operations.

If we fail to cost-effectively develop widespread brand awareness and maintain our reputation, or if we fail to achieve and maintain market acceptance, our business could suffer.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with existing Assignors and ability to attract new Assignors. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet expectations, or any adverse publicity or litigation involving or surrounding us, could make it substantially more difficult for us to attract new Assignors. In addition, negative publicity resulting from an adverse government audit could injure our reputation. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with Assignors, which would harm our business, results of operations, and financial condition.

The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed, or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with Assignors, payers, and other partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to promote our business in certain relevant jurisdictions. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our brand recognition, reputation and results of operations may be adversely affected.

Our ability to execute on business plans, maintain high levels of service, or adequately address competitive challenges will be negatively impacted if we fail to properly manage our growth, which could have a material adverse effect on our business, financial condition, and results of operations.

In recent years, our size and the scope of our business operations have expanded rapidly, and we expect that we will continue to grow and expand into new areas within the healthcare industry; however, such growth and expansion has resulted in nominal revenue to date and carries costs and risks that, if not properly managed, could have a material adverse effect on our business, financial condition, and results of operations. To effectively manage our business plans, we must continue to improve our operations, while remaining competitive. We must also be flexible and responsive to our Assignors’ needs and to changes in the political, economic, and regulatory environment in which we operate. The greater size and complexity of our expanding business puts additional strain on our administrative, operational, and financial resources and makes the determination of optimal resource allocation more difficult. A failure to anticipate or properly address the demands that our growth and diversification may have on our resources and existing infrastructure may result in unanticipated costs and inefficiencies, and could adversely impact our ability to execute on our business plans and growth goals, which could have a material adverse effect on our business, financial condition, and results of operations.

We may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We must effectively increase our headcount and continue to effectively train and manage our employees. We will need to continue to hire, train and manage additional qualified information technology, operations, and marketing staff, and improve and maintain our technology and information systems to properly manage our growth. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing, and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be adversely affected. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change, the quality of our services may suffer, which could negatively affect our brand and reputation and harm our ability to attract and retain Assignors and employees.

We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. We expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, and continue to expand to reach more Assignors. In addition to the expected costs to grow our business, we also expect to incur additional legal, accounting, investor relations, and other expenses as a public company. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which could be dilutive to our stockholders. Our failure to achieve or maintain profitability could negatively impact the value of our Common Stock.

We may require additional financing to fund our operations or growth. The failure to secure additional financing on acceptable terms and conditions or at all could have a material adverse effect on our continued development or growth. Our access to, and the availability of, financing will be impacted by many factors, including, but not limited to, our financial performance, our credit ratings, our then current level of indebtedness, the liquidity of the overall capital markets and the state of the U.S. and global economy. None of our officers, directors, or stockholders will be obligated to provide any financing to us.

We may not be able to obtain additional capital to continue the development of our business.

There can be no assurance that our future proposed operations and Claims recovery will be implemented successfully or that we will ever have profits. If we are unable to successfully recover on Claims and continue pursuing recoveries, holders of our Common Stock may lose their entire investment. We face all of the risks inherent in a new business and a new public company, including the expenses, difficulties, complications, and delays frequently encountered in connection with conducting operations, including the need for significant additional capital requirements and management’s potential underestimation of initial and ongoing costs. In evaluating our business and future prospects, these difficulties should be considered. If we are not effective in addressing these risks, we would not be able to implement our business strategy and our results of operations would be adversely affected. To date, the Company’s sources of liquidity to fund working capital have been through funds from servicing agreements, member contributions, loans, and investments from other third parties. Our ability to obtain necessary financing may be impaired by factors such as the health of, and access to, capital markets, our limited track record, or a future doubt about our ability to continue as a going concern.

Failure to properly manage our growth or obtain additional financing to fund growth could negatively impact our business.

In order to implement our business plan and achieve and favorable results, we expect to expand our business operations and hire additional sales and support personnel. We may not have sufficient resources to do so. If we hire additional personnel and invest in additional infrastructure, we may not be effective in expanding our operations and our systems, procedures, or controls may not be adequate to support any such expansion. Failure to properly manage our growth could have a material adverse effect on our business and our operating results. Failure to obtain financing, or obtain financing on favorable terms, could have a material adverse effect on future operating prospects, could require us to significantly reduce operations, and could result in a decrease in our stock price.

We may make acquisitions of businesses or Claim recovery interests that prove unsuccessful, and any mergers, acquisitions, dispositions, or joint venture activities may change our business and financial results and introduce new risks.

From time to time, we may make acquisitions of, or otherwise invest in, other companies that could complement our business, including the acquisition of entities in diverse geographic regions and entities offering greater access to businesses and markets that we do not currently serve. The acquisitions we make may be unprofitable or may take some time to achieve profitability. In addition, we may not successfully operate the businesses that we acquire, or may not successfully integrate these businesses with our own, which may result in our inability to maintain our goals, objectives, standards, controls, policies, culture, or profitability. Through acquisitions, we may enter markets in which we have limited or no experience. Any acquisition may result in a potentially dilutive issuance of equity securities, and the incurrence of additional debt which could reduce our profitability. We also pursue dispositions and joint ventures from time to time. Any such transactions could change our business lines, geographic reach, financial results, or capital structure. Our company could be larger or smaller after any such transactions and may have a different investment profile.

We may also invest in certain Claim recovery interests, as well as Assignor interests in Claims with the intent to expand our portfolio of recoverable Claims and add to our potential revenue streams by selling these Claims at a higher rate than that paid by the Company. These purchases may prove unprofitable or may take some time to achieve profitability. These purchases may also adversely affect our liquidity and cash positions if we use our cash in order to purchase new Claims, or if we finance such purchase with debt that we are ultimately not able to repay. If we do not realize the anticipated benefits of any such acquisition, it would have a material effect on our business, financial condition, and results of operations.

Adverse judgments or settlements in litigation, regulatory, or other dispute resolution proceedings could have a material adverse effect on our business, financial condition, and results of operations.

We are currently party to, and may in the future become party to, lawsuits and other claims against us that arise from time to time in the ordinary course of our business. These may include lawsuits and claims related to, for example, contracts (including CCRAs), subcontracts, protection of confidential information or trade secrets, wage and benefits, employment of our workforce, or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We also may be required to initiate expensive litigation or other proceedings to protect our business interests. In addition, because of the payments we may receive from potential future government Assignors, we may become subject to unexpected inquiries, investigations, legal actions, or enforcement proceedings pursuant to the False Claims Act, healthcare fraud, waste and abuse laws, or similar legislation. Any investigations, settlements, or adverse judgments stemming from such legal disputes or other claims may result in significant monetary damages or injunctive relief against us, as well as reputational injury that could adversely affect us. In addition, litigation and other legal claims are subject to inherent uncertainties, and management’s view of currently pending legal matters may change in the future. Those uncertainties include, but are not limited to, costs of litigation, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves) could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to successfully identify and recover on future Claims, our results of operations could be adversely affected.

As a part of our business plan, we have acquired the right to pursue recoveries and we intend to continue to pursue acquiring additional Claims to support our business strategy. These recoveries can involve a number of risks and challenges, any of which could cause significant operating inefficiencies and adversely affect our growth and profitability. Such risks and challenges include:

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underperformance relative to our expectations and the price paid for the Claims;
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unanticipated demands on our management and operational resources;
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failure to successfully recover on legal Claims;
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difficulty in integrating personnel, operations, and systems;
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maintaining current customers and securing future customers of the combined businesses;
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assumption of liabilities; and
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litigation-related charges.

The profits of Claims may take considerable time to recover and certain recoveries may fall short of expected returns. If our recoveries are not successful, we may record impairment charges. Our ability to grow our capital will depend upon our success at identifying and recovering legal Claims, which requires substantial judgment in assessing their values, strengths, weaknesses, liabilities, and potential profitability, as well as the availability of capital.

If we fail to accurately calculate the Paid Amount and Paid Value of Potential Recoverable Claims, it can have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Typically, we identify recoverable Claims using our proprietary Algorithms which screen historical paid Claims data and search for potential recoveries. Our potential ability to achieve recovery revenues are based largely on the Paid Value of Potentially Recoverable Claims of our portfolio and our ability to discover, quantify, and settle the gap between Billed Amount and Paid Amount on a large scale. If we fail to accurately calculate the Paid Amount or the Paid Value of Potential Recoverable Claims, the Recovery Multiple or the recovery rights we are entitled to may not be appropriately captured, which may have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Failure of our software vendors, utility providers, network providers, and third-party data providers to perform as expected, changes in our relationships with them, or losing access to data sources may adversely affect our business.

Our ability to deliver and implement solutions requires that we work with certain third-party providers, including software vendors, utility providers, data providers, and network providers, and depends on such third parties meeting our expectations in both timeliness and quality. We might incur significant additional liabilities if the services provided by these third parties do not meet our expectations, if they terminate or refuse to renew their relationships with us, or if they were to offer their services to us on less advantageous terms, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, while there are backup systems in many of our operating facilities, an extended outage of utility or network services supplied by these vendors or providers could impair our ability to deliver our solutions, which could have a material adverse effect on our business, financial condition, and results of operations.

Our ability to service our Assignors and deliver and implement solutions requires that we use several data sources when identifying recoveries. If we were to lose access to those data sources, including as a result of any termination of our data access arrangements, it could have a material adverse effect on our business, financial condition, and results of operations.

We may be sued by third parties for alleged infringement of their proprietary rights.

Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. In the future, such third parties may claim that we are infringing their intellectual property rights, and we may be found to be infringing such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. Even if we were to prevail in such a dispute, any litigation could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.

We have offices in the United States and in Puerto Rico. Accordingly, we are subject to taxation in jurisdictions with increasingly complex tax laws, the application of which can be uncertain.

Unanticipated changes in our tax rates could affect our future financial condition and results of operations. Our future effective tax rates could be unfavorably affected by changes in the tax rates in jurisdictions where our income is earned and taxed, by changes in, or our interpretation of, tax rules and regulations in the jurisdictions in which we do business, by increases in expenses not deductible for tax purposes including impairments of goodwill, by changes in GAAP or other applicable accounting standards or by changes in the valuation of our deferred tax assets and liabilities.

In addition, we are subject to the continual examination of our income tax returns by the U.S. Internal Revenue Service (“IRS”) and other domestic and international tax authorities. Tax authorities in various jurisdictions may disagree with and subsequently challenge the amount of profits taxed in their state or country, which may result in increased tax liability, including accrued interest and penalties, which would cause our tax expense to increase. There can be no assurance that the final determination of any of these examinations will not have a material adverse effect on our financial condition and results of operations.

We will be required to pay the Tax Receivable Agreement (“TRA”) Parties (as defined in the TRA) for most of the benefits relating to, among other things, an increase in tax attributes as a result of the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, and the Company’s increase in its allocable share of existing tax basis and anticipated tax basis adjustments we receive in connection with sales or exchanges of Up-C Units after the Business Combination.

In connection with the Business Combination, we entered into a TRA with the TRA Parties (as defined in the TRA) that provides for the payment by the Company to such TRA Parties of 85% of the benefits, if any, that the Company is deemed to realize (calculated using certain assumptions) as a result of: (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Opco as a result of the Business Combination and as a result of sales or exchanges of Up-C Units for cash or shares of the Company’s Class A Common Stock, and (iii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA. These increases in existing tax basis and tax basis adjustments generated over time may reduce the amount of tax that the Company would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by the Company may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the TRA is an obligation of the Company and not of Opco. While the amount of existing tax basis, the anticipated tax basis adjustments, and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of exchanges of Up-C Units for shares of the Company’s Class A Common Stock, the applicable tax rate, the price of shares of the Company’s Class A Common Stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Opco and our possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that the Company may make under the TRA will be substantial. The payments under the TRA are not conditioned on the exchanging holders of Opco Units or other TRA Parties continuing to hold ownership interests in us. To the extent payments are due to the TRA Parties under the TRA, the payments are generally required to be made within five business days after the tax benefit schedule (which sets forth the Company’s realized tax benefits covered by the TRA for the relevant taxable year) is finalized. The Company is required to deliver such a tax benefit schedule to the TRA Parties’ Representative (as defined in the TRA), for its review, within 90 calendar days after the due date (including extensions) of the Company’s federal corporate income tax return for the relevant taxable year.

Payments under the TRA may be accelerated and/or significantly exceed the actual tax benefits the Company realizes under the TRA, and such accelerations may impair our ability to consummate change of control transactions.

The Company’s payment obligations under the TRA will be accelerated in the event of certain changes of control or its election to terminate the TRA early. The accelerated payments will relate to all relevant tax attributes then allocable to the Company in the case of an acceleration upon a change of control, and to all relevant tax attributes allocable or that would be allocable to the Company (in the case of an election by the Company to terminate the TRA early, assuming all Up-C Units were then exchanged). The accelerated payments required in such circumstances will be calculated by reference to the present value (at a specified discount rate determined by reference to LIBOR) of all future payments that holders of Up-C Units or other recipients would have been entitled to receive under the TRA, and such accelerated payments and any other future payments under the TRA will utilize certain valuation assumptions, including that the Company will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the TRA. In addition, recipients of payments under the TRA will not reimburse us for any payments previously made under the TRA if such tax basis and the Company’s utilization of certain tax attributes is successfully challenged by the IRS (although any such detriment would be taken into account in future payments under the TRA). The Company’s ability to achieve benefits from any existing tax basis, tax basis adjustments or other tax attributes, and the payments to be made under the TRA, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the TRA, payments under the TRA could be in excess of 85% of the Company’s actual cash tax benefits.

Accordingly, it is possible that the actual cash tax benefits realized by the Company may be significantly less than the corresponding TRA payments or that payments under the TRA may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on our liquidity if the payments under the TRA exceed the actual cash tax benefits that the Company realizes in respect of the tax attributes subject to the TRA and/or distributions to the Company by Opco are not sufficient to permit the Company to make payments under the TRA after it has paid taxes and other expenses. We may need to incur additional indebtedness to finance payments under the TRA to the extent our cash resources are insufficient to meet our obligations under the TRA as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value of our Common Stock.

In the case of a “Change of Control” under the TRA (which is defined to include, among other things, a 50% change in control of the Company, the approval of a complete plan of liquidation or dissolution of the Company, or the disposition of all or substantially all of the Company’s direct or indirect assets), payments under the TRA will be accelerated and may significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the TRA. We expect that the payments that we may make under the TRA (the calculation of which is described in the immediately preceding risk factor) in the event of a change of control will be substantial. As a result, our accelerated payment obligations and/or the assumptions adopted under the TRA in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Common Stock in a change of control transaction.

Our success is dependent upon the efforts of our key personnel. The loss of key personnel could negatively impact the operations and profitability of the Company, and its financial condition could suffer as a result.

Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our leadership team in the areas of operations, information technology and security, marketing, compliance, and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of the members of our senior management team, or other key employees, could negatively impact the operations and profitability of the Company. In particular, the loss of the services of our founder and Chief Executive Officer, John H. Ruiz, could significantly delay or prevent the achievement of our strategic objectives. Changes in our executive management team may also cause disruptions in, and harm to, our business. The Company does not maintain key-man life insurance on any of its officers. The services of such personnel may not continue to be available to the Company. We anticipate that some or all of the management of the Company will remain in place.

Our business is dependent on our ability to attract and retain qualified employees.

Our ability to operate our business and provide our solutions is dependent on our ability to recruit, employ, train and retain the skilled personnel who have relevant experience in the healthcare and data analytics industries as well as information technology professionals who can design, implement, operate, and maintain complex information technology systems. For example, certain of our employees in our company must either have or rapidly develop a significant amount of technical knowledge with regard to medical insurance coding and procedures. In addition, certain of our retrospective data-driven solutions rely on a team of trained registered nurses or medical coding professionals to review medical information and provide feedback with respect to the medical appropriateness of care provided. Innovative, experienced, and technologically proficient professionals, such as qualified nurses and experienced medical coding professionals, are in great demand and are likely to remain a limited resource. Our ability to recruit and retain such individuals depends on a number of factors, including the competitive demands for employees having, or able to rapidly develop, the specialized skills we need and the level and structure of compensation required to hire and retain such employees. We may not be able to recruit or retain the personnel necessary to efficiently operate and support our business. Even if our recruitment and retention strategies are successful, our labor costs may increase significantly. In addition, our internal training programs may not be successful in providing inexperienced personnel with the specialized skills required to perform their duties. If we are unable to hire, train, and retain sufficient personnel with the requisite skills without significantly increasing our labor costs, it could have a material adverse effect on our business, financial condition and results of operations.

General economic, political and market forces and dislocations beyond our control could reduce demand for our solutions and our overall business, may suffer from an economic downturn.

The demand for our data-driven solutions may be impacted by factors that are beyond our control, including macroeconomic, political and market conditions, the availability of short-term and long-term funding and capital, the level and volatility of interest rates, currency exchange rates and inflation. The United States economy recently experienced periods of contraction and both the future domestic and global economic environments may continue to be less favorable than those of prior years. Any one or more of these factors may contribute to reduced activity and prices in the securities markets generally and could result in a reduction in demand for our solutions, which could have a material adverse effect on our business, results of operations and financial condition.

We are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental, and competitive conditions in those regions.

Due to the concentration of our operations in Florida, our business may be adversely affected by economic conditions that disproportionately affect Florida as compared to other states. In addition, our exposure to many of the risks described herein are not mitigated by the diverse geographic locations of our Assignors.

Moreover, regions in and around the southeastern United States commonly experience hurricanes and other extreme weather conditions. As a result, our offices, located in Florida and Puerto Rico, are susceptible to physical damage and business interruption from an active hurricane season or a single severe storm. Moreover, global climate change could increase the intensity of individual hurricanes or the number of hurricanes that occur each year. Even if our facilities are not directly damaged, we may experience considerable disruptions in our operations due to property damage or electrical outages experienced in storm-affected areas by our employees. Additionally, long-term adverse weather conditions, whether caused by global climate change or otherwise, could cause an outmigration of people from the communities where our offices are located. If any of the circumstances described above occurred, there could be a harmful effect on our business and our results of operations could be adversely affected.

Our overall business results may suffer from an economic downturn.

During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits affect federal, state, and local government entities and may result in reductions in spending for health and human service programs, including Medicare, Medicaid, and similar programs, which represent significant payer sources for our Assignors.

Risks Related to Our Securities

In this section, “we,” “us,” “our,” and other similar terms refer to Legacy MSP prior to the Business Combination and to the Company following the Business Combination.

We are controlled by the Members, including John H. Ruiz and Frank C. Quesada, whose interests may conflict with our interests and the interests of other stockholders. Further, our status as a “controlled company” on Nasdaq removes certain corporate governance protections.

The Members (or their designees) hold all of our issued and outstanding Class V Common Stock, which control approximately 89.44% of the combined voting power of our Common Stock, and John H. Ruiz and Frank C. Quesada, as a group, control approximately 89.67% of the combined voting power of our Common Stock. They effectively have the ability to determine all corporate actions requiring stockholder approval, including the election and removal of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Company, which could cause the market price of our Class A Common Stock to decline or prevent stockholders from realizing a premium over the market price for Class A Common Stock. The Members’ interests may conflict with our interests as a company or the interests of our other stockholders.

Our stockholders will experience substantial dilution as a consequence of, among other transactions, any future issuances of Common Stock.

As of April 12, 2024, the following securities are convertible into, or allow the purchase of, our Class A Common Stock, including: (i) 2,950,157 Public Warrants outstanding, each exercisable to purchase 1/25th of one share of our Class A Common Stock (but only exercisable in lots of 25 to purchase whole shares); (ii) 894,754,824 New Warrants outstanding, each exercisable to purchase 1/25th of one share of our Class A Common Stock (but only exercisable in lots of 25 to purchase whole shares); (iii) the CPIA Warrant exercisable to purchase up to 2,666,667 shares of our Class A Common Stock; and (iv) the VRM Warrant, entitling VRM to purchase 62,073,998 shares of Class A Common Stock at a purchase price of $0.0001 per share for a period of two years from issuance, exercisable on a cashless basis.

In addition, there are outstanding or designated Up-C Units that may be exchanged for 124,067,498 shares of Class A Common Stock.

The Company has the ability to issue up to 3,843,002 shares of Class A Common Stock pursuant to awards under the Incentive Plan. The shares of Class A Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of shares that may be issued pursuant to awards under the Incentive Plan will be subject to an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2031) equal to the lesser of: (i) a number of shares equal to 3% of the total number of shares actually issued and outstanding on the last day of the preceding fiscal year or (ii) a number of shares as determined by the Board. The Company filed one or more registration statements on Form S-8 under the Securities Act to register shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Depending upon market liquidity at the time, sales of shares of our Class A Common Stock under the Yorkville SEPA and the Convertible Notes may cause the trading price of our Class A Common Stock to decline. After Yorkville has acquired shares under the Yorkville SEPA, it may sell all, some or none of those shares. Sales to Yorkville by us pursuant to the Yorkville SEPA may result in substantial dilution to the interests of other holders of our Class A Common Stock. The sale of a substantial number of shares of our Class A Common Stock to Yorkville, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The sale of substantial amounts of shares of our Class A Common Stock or warrants, or the perception that such sales could occur, could cause the prevailing market price of shares of our Class A Common Stock and warrants to decline significantly. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We believe the likelihood that warrant holders will exercise their warrants is dependent upon the market price of our Class A Common Stock.

We qualify as a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors is held by an individual, group, or another company, we will qualify as a “controlled company” under the Nasdaq listing requirements. Mr. Ruiz controls more than a majority of the voting power of our outstanding capital stock. As a result, we qualify as a “controlled company” under the Nasdaq listing standards, and will not be subject to the requirements that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of Nasdaq; (ii) a nominating and corporate governance committee comprised solely of independent directors; and (iii) a compensation committee comprised solely of independent directors. In addition, the Members, including John H. Ruiz and Frank C. Quesada have the ability to control matters requiring stockholder approval, including the election and removal of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. See “We are controlled by the Members, including John H. Ruiz and Frank C. Quesada, whose interests may conflict with our interests and the interests of other stockholders.”

The Members, including John H. Ruiz and Frank C. Quesada (together, the “MSP Principals”), may have their interest in us diluted due to future equity issuances, repurchases under the LLC Agreement from the MSP Principals in connection with the exercise of New Warrants or Members or their designees selling shares of Class A Common Stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. We would then be required to comply with those provisions of the Nasdaq listing requirements.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Class A Common Stock, Public Warrants, and New Warrants are currently listed on Nasdaq. If Nasdaq delists our Class A Common Stock, Public Warrants or New Warrants from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

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a limited availability of market quotations for our securities;
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reduced liquidity for our securities;
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a determination that the Class A Common Stock is a “penny stock” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
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a limited amount of news and analyst coverage; and
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a decreased ability to issue additional securities or obtain additional financing in future.

The National Securities Markets Improvement Act of 1996, a federal statute, prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered securities.” To the extent our Class A Common Stock, Public Warrants and New Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

Failure to meet the continued listing requirements of Nasdaq could result in the delisting of our Class A Common Stock, thus negatively impacting the price value of our Class A Common Stock and negatively impacting our ability to raise additional capital.

On April 24, 2023, the Company was notified by Nasdaq Listing Qualifications staff (the “Staff”) that the Company was non-compliant with Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its 2022 Form 10-K. The Company was also deemed non-compliant with Nasdaq’s Bid Price Requirement as the closing bid price for the Company’s Class A Common Stock had fallen below $1.00 per share for 30 consecutive business days (March 13, 2023 through April 23, 2023). Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was provided with a compliance cure period of 180 calendar days, or until October 23, 2023, to regain compliance with the Bid Price Requirement. On July 27, 2023, the Company filed its 2022 Form 10-K.

On May 24, 2023, the Company was notified by Nasdaq that it was not in compliance with the requirements of Nasdaq Listing Rule 5250(c) as a result of not having timely filed its Form 10-Q for the period ended March 31, 2023 with the SEC. On August 7, 2023, Nasdaq granted the Company an extension until August 30, 2023 to file its Quarterly Reports on Form 10-Q for the quarters ending March 31, 2023 and June 30, 2023. On August 17, 2023, the Company filed its Quarterly Report on Form 10-Q for the period ending March 31, 2023. On August 16, 2023, the Company was notified by Nasdaq that it was not in compliance with the requirement of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Form 10-Q for the period ended June 30, 2023 with the SEC. The Company has regained compliance with such rule as a result of the filing of the Quarterly Report on Form 10-Q for the period ended June 30, 2023 on August 30, 2023. On August 31, 2023, the Company was notified by Nasdaq that it regained compliance with Nasdaq Listing Rule 5250(c)(1) after having filed its 2022 Form 10-K, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023.

On September 5, 2023, the Company received a determination from the Staff that the Company’s Class A Common Stock had a closing bid price of $0.10 or less for 10 consecutive trading days during a compliance period and so, pursuant to Listing Rule 5810(3)(A)(iii), the staff determined to delist the Company’s securities from The Nasdaq Capital Market (the “Delisting Determination”). Pursuant to the procedures set out in the Nasdaq Listing Rules, the Company appealed the Delisting Determination to a hearing panel (the “Hearing”), which suspended the Delisting Determination until the Hearing, which was scheduled for November 2, 2023. The Company effected the Reverse Stock Split on October 13, 2023, which caused the price of its Class A Common Stock to trade at a level sufficient to regain compliance with Listing Rule 5810(3)(A)(iii), and Listing Rule 5450(a)(1). On October 27, 2023, the Company was notified by the Staff that it had regained compliance with all applicable listing standards, the Hearing was canceled, and that the Company’s stock will continue to be listed and traded on the Nasdaq Stock Market.

If in the future we fail to comply with Nasdaq’s continued listing requirements, including the Reporting Rule and Minimum Bid Requirement, our Class A Common Stock will be subject to delisting. In the event we receive notice that our Class A Common Stock is being delisted, Nasdaq rules permit us to appeal any delisting determination by the Nasdaq staff to a Hearings Panel. If our Class A Common Stock were to be delisted by Nasdaq, our Class A Common Stock would be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our Class A Common Stock. This would adversely affect the ability of investors to trade our Class A Common Stock and would adversely affect the value of our Class A Common Stock. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our Class A Common Stock. The delisting of our common stock from Nasdaq would also adversely affect our ability to complete future financing.

If our shares are delisted from Nasdaq and become subject to the penny stock rules, it will become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain our listing on Nasdaq and if the price of our Class A Common Stock is less than $5.00, it will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Class A Common Stock, and therefore stockholders may have difficulty selling their shares.

We may be required to take write-downs or write-offs, or restructuring, impairment, or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could adversely affect the value of our securities.

Although due diligence was conducted on Legacy MSP prior to the Business Combination, we cannot assure you that this diligence surfaced all material issues that may have been present in Legacy MSP’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Legacy MSP’s business and outside of our and Legacy MSP’s control will not later arise. As a result of these factors, we may be forced to write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company or its securities. Accordingly, any of our stockholders could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to federal and state income taxes in the United States and potentially in other jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

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changes in the valuation of our deferred tax assets and liabilities;
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expected timing and amount of the release of any tax valuation allowances;
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tax effects of stock-based compensation;
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changes in tax laws, regulations, or interpretations thereof; or
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lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales, and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

We may be unable to obtain additional financing to fund the operations and growth of the Company.

We may require additional financing to fund the operations or growth of the Company. The failure to secure additional financing could have a material adverse effect on the continued operations or growth of the Company. None of our officers, directors or stockholders is required to provide any financing to us.

In some jurisdictions, our recoveries may be limited due to legal restrictions, which may have negative consequences for the value or enforcement of our contractual agreements with our counterparties, for our ability to do business in certain jurisdictions, or for our cost of doing business.

There exist in various jurisdictions prohibitions or restrictions in connection with purchasing Claims from plaintiffs (known as maintenance, and a form of maintenance, called champerty), assignment of certain kinds of Claims, and/or participation in a lawyer’s contingent fee interests. Such prohibitions and restrictions, to the extent they exist, are governed by the rules and regulations of each state and jurisdiction in the United States and vary in degrees of strength and enforcement in different states and federal jurisdictions. Some jurisdictions in the U.S. and other jurisdictions may not, for legal and professional ethics reasons, permit us to pursue certain recoveries, or the law and regulations in those jurisdictions may be uncertain, and accordingly we may not have the ability or the desire to pursue recoveries in these jurisdictions, thereby limiting the size of the potential market. If we, our counterparties or the lawyers handling the underlying matters, were to be found to have violated the relevant prohibitions or restrictions in connection with certain matters, there could be a materially adverse effect on the value of the affected assets, our ability to enforce the relevant contractual agreements with our counterparties, and the amounts we would be able to recover with respect to such matters, or our costs for such matters.

Anti-takeover provisions contained in our Charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our Second Amended and Restated Certificate of Incorporation, as amended, (our “Charter”) contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect candidates to serve as a director of the Board;
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a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;
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the requirement that, at any time from and after the date on which the voting power of John H. Ruiz and his affiliates represent less than 50% of the voting power of all of the then outstanding shares entitled to vote (“Voting Rights Threshold Date”), directors elected by the stockholders generally entitled to vote may be removed from the Board solely for cause and only by affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote, voting together as a single class;
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the exclusive right of the Board to fill newly created directorships and vacancies with respect to directors elected by the stockholders generally entitled to vote, which prevents stockholders from being able to fill vacancies on the Board;
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the prohibition on stockholder action by written consent from and after the Voting Rights Threshold Date, which forces stockholder action from and after the Voting Rights Threshold Date to be taken at an annual or special meeting of stockholders;
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the requirement that special meetings of stockholders may only be called by the Chairperson of the Board, the Chief Executive Officer of the Company or the Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
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the requirement that, from and after the Voting Rights Threshold Date, amendments to certain provisions of the Charter and amendments to the Amended and Restated Bylaws must be approved by the affirmative vote of the holders of at least 66 2/3% in voting power of the then outstanding shares of the Company generally entitled to vote;
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our authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans; the existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise;
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advance notice procedures set forth in the Amended and Restated Bylaws that stockholders must comply with in order to nominate candidates to the Board or to propose other matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company;

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an exclusive forum provision which provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim; and
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arising pursuant to any provision of the DGCL, the Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then a state court located within the State of Delaware or the federal district court for the District of Delaware).

The Charter contains a provision renouncing our interest and expectancy in certain corporate opportunities.

The Charter provides that the Company will have no interests or expectancy in, or being offered an opportunity to participate in any corporate opportunity, to the fullest extent permitted by applicable law, with respect to any lines of business or business activity or business venture conducted by any holder of Common Stock, any affiliate of such holder or any director, officer or stockholder of such holder or any affiliate thereof (“Relevant Persons”) as of the date of the filing of the Charter with the Secretary of State of the State of Delaware or received by, presented to or originated by the Relevant Persons after the date of the filing of the Charter with the Secretary of State of the State of Delaware in such person’s capacity as a Relevant Person (and not in his, her or its capacity as a director, officer or employee of the Company). These provisions of the Charter create the possibility that a corporate opportunity of ours may be used for the benefit of the Relevant Persons.

Risks Related to Ownership of Our Common Stock

In this section, unless otherwise noted or the context otherwise requires, “we,” “us,” and “our” refer to the Company.

The market price of our Class A Common Stock may be significantly volatile.

The market price for our Class A Common Stock may be significantly volatile and subject to wide fluctuations of price and volume in response to factors including the following:

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actual or anticipated fluctuations in our quarterly or annual operating results;
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changes in financial or operational estimates or projections;
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conditions in markets generally;
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changes in legislation that may affect our business;
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changes in the economic performance or market valuations of companies similar to ours; and
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naked short selling of our common stock and stock price manipulation;
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general economic or political conditions in the United States or elsewhere.

In addition, if we fail to reach an important recovery milestone or result by a publicly expected deadline, even if by only a small margin, there could be significant impact on the market price of our Class A Common Stock. Additionally, as we approach the announcement of anticipated significant information and as we announce such information, we expect the price of our Class A Common Stock to be particularly volatile, and negative results would have a substantial negative impact on the price of our Class A Common Stock.

In some cases, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our business operations and reputation.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to the perceived or actual condition of the Company’s business, and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders, or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline.

The trading price of our Class A Common Stock is highly volatile and is subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

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the valuation ascribed to Legacy MSP and the Company’s Class A Common Stock in the Business Combination may not be indicative of the price of the Company that will prevail in the current trading market,
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research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors,
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our dual class structure could make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock,
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our status as an “emerging growth company” allows us exemptions from certain reporting requirements including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”); (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (iv) delayed adoption of certain accounting standards. The attractiveness of our Class A Common Stock as a result of these exemptions cannot be predicted.

In such circumstances, the trading price of our securities may not recover and may experience a further decline.

If securities analysts publish negative evaluations of our stock or stop publishing research or reports about our business, the price of our stock could decline.

The trading market for our Class A Common Stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We currently have limited research coverage by financial analysts. Securities analysts may discontinue coverage or downgrade their evaluation of our stock. If any of the analysts who continue to cover or cover us in the future downgrade their evaluation of our Class A Common Stock or publishes inaccurate or unfavorable research about our business, our Class A Common Stock price may decline. If additional analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

We cannot predict the impact our dual class capital structure may have on the market price of the shares of Class A Common Stock.

We cannot predict whether our dual class structure, combined with the concentrated control of the Company, will result in a lower or more volatile market price of the Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. Under any such announced policies or future policies, our dual class capital structure could make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations as compared to similar companies that are included. As a result, the market price of shares of Class A Common Stock could be adversely affected.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.

Our Public Warrants were issued in registered form under the Existing Warrant Agreement. The Existing Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or provide for the delivery of Alternative Issuance (as defined in the Existing Warrant Agreement) but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any other change, including any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired Public Warrants and New Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such warrants worthless.

We have the ability to redeem outstanding Public Warrants and New Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.25 per warrant; provided that the last reported sales price of our Class A Common Stock equals or exceeds $450.00 per share (or as otherwise adjusted pursuant to the Existing Warrant Agreement or New Warrant Agreement, as applicable) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. During the most recent 60-day trading period, the price of our Class A Common Stock has remained below the threshold that would allow us to redeem the Public Warrants and New Warrants. If and when the Public Warrants and New Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants and New Warrants could force the warrant holders: (i) to exercise their Public Warrants or New Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants or New Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants or New Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding New Warrants are called for redemption, is likely to be substantially less than the market value of their New Warrants. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants has decreased to $0.0025 after giving effect to the issuance of the New Warrants.

The Company has no obligation to notify holders of the Public Warrants or the New Warrants that they have become eligible for redemption. However, in the event the Company determined to redeem the Public Warrants or the New Warrants, holders of the Public Warrants and the New Warrants, as applicable, would be notified of such redemption as described in the Existing Warrant Agreement and the New Warrant Agreement, as applicable. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Existing Warrant Agreement and the New Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.

Our stockholders will experience significant dilution as a result of future equity offerings or issuances and exercise of outstanding options and warrants.

In order to raise additional capital or pursue strategic transactions, we may in the future offer, issue, or sell additional shares of our Class A Common Stock or other securities convertible into or exchangeable for our Class A Common Stock, including the issuance of stock in relation to our Incentive Plan. Our stockholders may experience significant dilution as a result of future equity offerings, issuances, or the exercising of warrants. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

As of April 12, 2024, the following securities are convertible into, or allow the purchase of, our Class A Common Stock, including: (i) 124,067,498 Up-C Units that may be exchanged for shares of Class A Common Stock; 2,950,157 Public Warrants outstanding, which are exercisable in lots of 25 with an exercise price of $0.0025 per whole share; (ii) 894,754,824 New Warrants outstanding, which are exercisable in lots of 25 with an exercise price of $287.50 per whole share; (iii) the CPIA Warrant exercisable to purchase up to 2,666,667 shares of our Class A Common Stock; and (iv) the VRM Warrants, entitling Virage to purchase 62,073,998 shares of Class A Common Stock at a purchase price of $0.0001 per share for a period of two years from issuance, exercisable on a cashless basis only. In addition, 3,843,002 shares of Class A Common Stock are reserved for future issuance under our stock incentive plan.

Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. Notwithstanding the foregoing, the shares of Class A Common Stock issuable upon exercise of our warrants will result in dilution to the then existing holders of Class A Common Stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.

The Company’s management has limited experience in operating a public company.

The Company’s executive officers have limited experience in the management of a publicly traded company. The Company is subject to significant regulatory oversight and reporting obligations under federal securities laws. Management’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. The Company may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of publicly traded companies. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a publicly traded company may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

The provision of our Charter requiring exclusive forum in the courts in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

The Charter requires that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or Amended and Restated Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, is to be filed in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then a state court located within the State of Delaware or the federal district court for the District of Delaware). The exclusive forum provision described above does not apply to actions arising under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Charter provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act and the rules and regulations thereunder. Our decision to adopt such a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Although we believe that these exclusive forum provisions benefit us by providing greater consistency in the application of Delaware law, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable in disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds the exclusive forum provision contained in the Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”); (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of the last day of the fiscal year: (a) following August 18, 2025, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Common Stock less attractive because we rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

Failure to establish and maintain effective internal controls could have a material adverse effect on the accuracy and timing of our financial reporting in future periods.

As a publicly traded company, we are subject to the Exchange Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act” or “SOX”). The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of MSP as a privately held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of SOX until the date we are no longer an emerging growth company. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Company are documented, designed or operating.

We have identified material weaknesses in internal control as noted within “Part II, Item 9A Controls and Procedures” of our 2023 Annual Report.

Any failure to maintain effective internal controls, including the recommendations of the Special Committee, could adversely impact our ability to report our financial results on a timely and accurate basis, or may result in a restatement of our financial statements for prior periods. Any such failures could have a material adverse effect on our financial results and investor confidence and the market for our Class A Common Stock.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Company was required to provide the management report on internal controls commencing with the 2023 Annual Report, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required as a privately held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of SOX until the date we are no longer an emerging growth company. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the Company or are unable to comply with the requirements of Section 404 of SOX or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A Common Stock could be negatively affected and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Matters relating to or arising from the Special Committee investigation, including governmental investigations, regulatory proceedings, litigation matters, and potential additional expenses, may adversely affect our business and results of operations.

As previously disclosed, on August 11, 2022, the Securities and Exchange Commission (the “SEC”) initiated an investigation of the Company, and requested documents relating to, among other matters, the business combination transaction with Lionheart Acquisition Corporation II consummated on May 23, 2022, certain historical and projected financial results, investor agreements, and data analytic platforms and algorithms. The Company received a subpoena dated March 1, 2023 from the SEC regarding the aforementioned subject matter, and subsequently received a subpoena on May 10, 2023, in connection with the investigation relating to, among other matters, the Company’s projections and the accounting and valuation of certain assets that were the basis for the Company’s determination that its quarterly financial statements for the periods ended June 30, 2022 and September 30, 2022 require restatements and should no longer be relied upon, as disclosed in the Company’s Form 8-K on April 14, 2023. On August 16, 2023, the Company received an additional subpoena from the SEC regarding certain funding sources of the Company prior to the Business Combination, various statements and disclosures by the Company in connection with, and following, the Business Combination, certain historical and projected financial results, and data analytic platforms and algorithms used to identify potential recoveries. The Company intends to fully cooperate with the SEC in responding to the subpoenas.

In addition, on March 10, 2023, the Company received a subpoena from the U.S. Attorney’s Office in connection with a grand jury investigation in the U.S. District Court for the Southern District of Florida requesting certain information concerning the Company, which subpoena requests documents relating to, among other matters, the Company’s proprietary algorithms and other software used to identify potentially recoverable claims, the drop in the price of the Company’s common stock following the Business Combination, and certain marketing materials and investment agreements presented to potential investors. To the best of the Company’s knowledge, the Department of Justice has not issued any target letters to anyone associated with the Company as a result of this investigation (the United States Attorney’s Manual states that a “target” is a person as to whom the prosecutor or the grand jury has substantial evidence linking him or her to the commission of a crime and who, in the judgment of the prosecutor, is a putative defendant).

The Company has cooperated, and will continue to cooperate, fully with these inquiries. In connection with its review of the matters related to the preparation and filing of the 2022 Form 10-K, the Special Committee, along with external advisors retained thereby, reviewed the subject matter of information requests related to the foregoing subpoenas received prior to June 2023. Based on that review, and the nature of the documents requested in the subsequent subpoena, the Company believes that these investigations will be resolved without any material developments; however, there can be no assurance as to the outcome or future direction thereof.

We have incurred significant expenses related to legal, accounting, and other professional services in connection with the Special Committee review and related matters. The expenses incurred, and expected to be incurred, have adversely affected, and could continue to adversely affect, our business, financial condition, and results of operations or cash flows.

In addition, the resulting impact of our delayed filing of periodic reports on the confidence of investors, employees, and customers, and the diversion of the attention of the management team that has occurred, and is expected to continue, has adversely affected, and could continue to adversely affect, our business, financial condition, and results of operations or cash flows.

As a result of the matters reported above, we are exposed to greater risks associated with litigation, regulatory proceedings, and government enforcement actions. Any future investigations or additional lawsuits may adversely affect our business, financial condition, results of operations and cash flows.

The Company’s stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.

If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Company’s stockholders. Furthermore, because the Company distributed the proceeds held in the Public Shares to the Company’s Public Stockholders in connection with the Closing, this may be viewed or interpreted as giving preference to the Company’s Public Stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, the LCAP Board may be viewed as having breached their fiduciary duties to the Company’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against it for these reasons.

Risks Related to the Yorkville SEPA

In this section “we,” “us,” “our,” and other similar terms refer to Legacy MSP Recovery prior to the Business Combination and to the Company following the Business Combination.

Substantial blocks of our common stock may be sold into the market as a result of the shares sold to Yorkville under the Yorkville SEPA, which may cause the price of our common stock to decline.

The price of our common stock could decline if there are substantial sales of shares of our common stock, if there is a large number of shares of our common stock available for sale, or if there is the perception that these sales could occur.

On January 6, 2023, we entered into a purchase agreement with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”), pursuant to which Yorkville committed to purchase up to $1 billion in shares of Class A Common Stock, subject to certain limitations and conditions set forth therein. On November 14, 2023, we entered into the Yorkville SEPA, which fully amended and restated the January 6, 2023 agreement. Under the Yorkville SEPA, the Company agreed to issue and sell to Yorkville, from time to time, and Yorkville agreed to purchase from the Company, up to $250 million of the Company’s Class A Common Stock. The Company shall not affect any sales under the Yorkville SEPA, and Yorkville shall not have any obligation to purchase shares of our Class A Common Stock under the Yorkville SEPA, to the extent that after giving effect to such purchase and sale: (i) Yorkville would beneficially own more than 9.99% of the Company’s outstanding voting Common Stock at the time of such issuance (the “Ownership Limitation”), or (ii) the aggregate number of shares of Class A Common Stock issued under the Yorkville SEPA together with any shares of Common Stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed 19.99% of the aggregate number of shares of outstanding voting Common Stock as of November 14, 2023 (the “Exchange Cap”). Thus, the Company may not have access to the right to sell the full $250 million of shares of Class A Common Stock to Yorkville.

Our shares of Class A Common Stock that may be issued under the Yorkville SEPA may be sold by us to Yorkville at our discretion from time to time over the 36-month period commencing on November 14, 2023.

We generally have the right to control the timing and amount of any sales of our shares of Class A Common Stock to Yorkville under the Yorkville SEPA, except with respect to Class A Common Stock issued upon conversion of Convertible Notes. Sales of our shares of Class A Common Stock, if any, to Yorkville under the Yorkville SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some, or none of the shares of Class A Common Stock that may be available for us to sell to Yorkville pursuant to the Yorkville SEPA. However, to the extent that there is a balance outstanding pursuant to the Convertible Notes, Yorkville may, at its discretion, deliver a notice under the Yorkville SEPA requiring the issuance and sale of shares of Class A Common Stock to Yorkville at a price per share equivalent to the Conversion Price as determined in accordance with the Convertible Notes in consideration of an offset to the Convertible Notes; Yorkville, in its sole discretion, may select the amount of any such conversion, provided that the number of shares issued does not cause Yorkville to exceed certain limitations.

It is not possible to predict the actual number of shares we will sell under the Yorkville SEPA to Yorkville, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Yorkville SEPA with Yorkville.

The number of shares of Class A Common Stock ultimately offered for sale by Yorkville is dependent upon the number of shares of Class A Common Stock, if any, we ultimately elect to sell to Yorkville under the Yorkville SEPA.

The Yorkville SEPA provides that, during the term of the agreement, and subject to issuance and effective registration of the shares, we may, at our discretion, from time to time direct Yorkville to purchase our shares of Class A Common Stock from us in one or more purchases under the agreement, for a maximum aggregate purchase price of up to $250 million. However, because the market prices of our shares of Class A Common Stock may fluctuate from time to time and, as a result, the actual purchase prices to be paid by Yorkville for our shares of Class A Common Stock that we direct it to purchase under the Yorkville SEPA, if any, also may fluctuate because they will be based on such fluctuating market prices of our shares of Class A Common Stock, it is possible that we would need to issue, register, and sell additional shares of our Class A Common Stock to Yorkville under the Yorkville SEPA in order to receive aggregate gross proceeds equal to Yorkville’s $250 million total aggregate purchase commitment under the Yorkville SEPA.

We generally have the right to control the timing and amount of any sales of our shares of Class A Common Stock to Yorkville under the Yorkville SEPA, except with respect to a Yorkville Advance (as defined herein). Sales of our shares of Class A Common Stock, if any, to Yorkville under the Yorkville SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some, or none of the shares of Class A Common Stock that may be available for us to sell to Yorkville pursuant to the Yorkville SEPA. In addition, to the extent that there is a balance outstanding pursuant to the Convertible Notes, Yorkville may, at its discretion, deliver a notice under the SEPA requiring a Yorkville Advance. Yorkville, in its sole discretion, may select the amount of any Yorkville Advance, provided that the number of shares issued does not cause Yorkville to exceed the Ownership Limitation, does not exceed the Exchange Cap, or the number of shares of common stock that are registered. As a result of a Yorkville Advance, the amounts payable under the Convertible Notes will be offset by such amount subject to each Yorkville Advance.

In connection with the Yorkville SEPA, and subject to the condition set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.0 million. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million resulting in net proceeds to us of $4.73 million. On December 11, 2023, we issued a second Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

Interest shall accrue on the outstanding balance of any Convertible Note at an annual rate equal to 5.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date of each Convertible Note will be September 30, 2025 (as extended pursuant to the Yorkville Letter Agreement) and may be extended at the option of the holder. Yorkville may convert the Convertible Notes into shares of our Class A Common Stock at a conversion price equal to the lower of: (A)(i) with respect to the initial Convertible Note issued on November 14, 2023, $8.0225, (ii) with respect to the second Convertible Note issued on December 11, 2023, $3.7136, and (iii) with respect to a third Convertible Note issued on April 8, 2024, $1.5050, or (B) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $1.00 (the “Floor Price”) (as reduced by the Yorkville Letter Agreement). Yorkville, at its discretion, and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance of shares of Class A Common Stock to Yorkville at a price per share equivalent to the Conversion Price as determined in accordance with the Convertible Notes; Yorkville, in its sole discretion, may select the amount of any such conversion, provided that the number of shares issued is subject to certain limitations.

As the purchase price per share to be paid by Yorkville for the shares of Class A Common Stock that we may elect to sell to Yorkville under the Yorkville SEPA, if any, will fluctuate based on the market prices of our shares of Class A Common Stock at the time we elect to sell shares to Yorkville pursuant to the Yorkville SEPA, if any, it is not possible for us to predict the number of shares of Class A Common Stock that we will sell to Yorkville under the Yorkville SEPA, the purchase price per share that Yorkville will pay for shares purchased from us under the Yorkville SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the Yorkville SEPA.

In addition, unless we obtain stockholder approval, we will not be able to issue shares of common stock in excess of 19.99% of the aggregate number of shares of outstanding voting Common Stock as of November 14, 2023 (the “Exchange Cap”). Depending on the market prices of our common stock in the future, this could be a significant limitation on the amount of funds we are able to raise pursuant to the Yorkville SEPA. Other limitations in the Yorkville SEPA, including the Exchange Cap, and our ability to meet the conditions necessary to deliver a written notice to Yorkville of an Advance (“Advance Notice”), could also prevent us from being able to raise funds up to the $250 million.

Moreover, although the Yorkville SEPA provides that we may sell up to an aggregate of $250 million of our Class A Common Stock to Yorkville, only 50,000,000 shares of our common stock were registered for resale under the registration statement, which we may elect to sell to Yorkville, in our sole discretion, from time to time from and after the date of, and pursuant to, the Yorkville SEPA or that Yorkville may require that we sell pursuant to a Yorkville Advance. Even if we elect to sell to Yorkville all of the shares of Common Stock, depending on the market prices of our Class A Common Stock at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than $250 million , which could materially and adversely affect our liquidity.

As required pursuant to the Amended and Restated Nomura Promissory Note, 50% of the aggregate proceeds under the Yorkville shall be used to repay amounts outstanding under the Amended and Restated Nomura Promissory Note (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds shall be used to repay amounts due under the Convertible Notes, if any, or be paid to the Company after the Convertible Notes are fully repaid. Pursuant to the Third Virage MTA Amendment, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return after the Convertible Notes are fully satisfied.

If we desire to issue and sell to Yorkville under the Yorkville SEPA more than the 50,000,000 shares registered for resale, and the Exchange Cap provisions and other limitations in the Yorkville SEPA would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional shares of our common stock and the SEC would have to declare such registration statement or statements effective before we could sell additional shares.

The sale and issuance of our shares of our Class A Common Stock to Yorkville will cause dilution to our existing shareholders, and the sale of the shares acquired by Yorkville, or the perception that such sales may occur, could cause the price of our Class A Common Stock to fall.

The purchase price for the shares that we may sell to Yorkville under the Yorkville SEPA will fluctuate based on the price of our shares of Common Stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Common Stock to fall. If and when we do sell shares to Yorkville or when Yorkville requires a Yorkville Advance, Yorkville may resell all, some, or none of those shares at its sole discretion, subject to the terms of the Yorkville SEPA. Therefore, sales to Yorkville by us could result in substantial dilution to the interests of other holders of our shares of Common Stock. Additionally, the sale of a substantial number of shares of Common Stock to Yorkville, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price. The resale of shares of Common Stock by Yorkville in the public market or otherwise, or the perception that such sales could occur, could also harm the prevailing market price of our shares of Common Stock.

Following these issuances described above and as restrictions on resale end and registration statements are available for use, the market price of our shares of Common Stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. As such, sales of a substantial number of shares of Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our shares of Common Stock.

Once we issue a Convertible Note, we do not have the right to control the timing and amount of the issuance of our Class A Common Stock to Yorkville and, accordingly, it is not possible to predict the actual number of shares we will issue pursuant to the conversion of a Convertible Note at any one time or in total.

Once we issue a Convertible Note, we do not have the right to control the timing and amount of any issuances of our shares of Class A Common Stock to Yorkville upon conversion of a Convertible Notes. Sales of our shares of Class A Common Stock, if any, to Yorkville under the Yorkville SEPA will depend upon market conditions and other factors, and the discretion of Yorkville. We may ultimately decide to sell to Yorkville all, some, or none of the shares of Class A Common Stock that may be available for us to sell to Yorkville pursuant to the Yorkville SEPA.

As the purchase price per share to be paid by Yorkville for the shares of Class A Common Stock that we may elect to sell to Yorkville under the Yorkville SEPA, if any, will fluctuate based on the market prices of our shares of Class A Common Stock, if any, it is not possible for us to predict, prior to any such sales, the number of shares of Class A Common Stock that we will sell to Yorkville under the Yorkville SEPA, the purchase price per share that Yorkville will pay for shares purchased from us under the Yorkville SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the Yorkville SEPA, if any.

Upon a trigger event, we may be required to make payments that could cause us financial hardship.

In connection with the Yorkville SEPA, and subject to the conditions set forth therein, Yorkville has agreed to advance us an amount of up to $15.0 million, evidenced by Convertible Notes to be issued to Yorkville at a purchase price equal to 95.0% of the principal amount of each Convertible Note. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.73 million. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

Interest accrues on the outstanding balance of any Convertible Note at an annual rate equal to 5.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date of each Convertible Note will be September 30, 2025 (as extended pursuant to the Yorkville Letter Agreement, defined below), and may be extended at the option of Yorkville. Yorkville may convert the Convertible Notes into shares of our Class A Common Stock at a conversion price equal to the lower of: (A)(i) with respect to the initial Convertible Note issued on November 14, 2023, $8.0225, (ii) with respect to the second Convertible Note issued on December 11, 2023, $3.7136, and (iii) with respect to the third Convertible Note issued on April 8, 2024, $1.5050, or (B) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $1.00 (the “Floor Price”) (as reduced by the Yorkville Letter Agreement).

If any time on or after November 14, 2023, (i) the daily VWAP is less than the Floor Price for ten consecutive trading days (“Floor Price Trigger”), (ii) the Company has issued substantially all of the shares available under the Exchange Cap (as defined below) (“Exchange Cap Trigger”) or (iii) Company is in material breach of the Registration Rights Agreement, dated as of the date hereof, by and between Yorkville and the Company (the “Registration Rights Agreement”) and such breach remains uncured for a period of twenty trading days, or the occurrence of an “Event” (as defined in the Registration Rights Agreement) (“Registration Event Trigger” and collectively with the Floor Price Trigger and the Exchange Cap Trigger, the “Trigger”), are triggered then the Company shall make monthly payments to Yorkville beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $1,500,000 plus an 5.0% premium and accrued and unpaid interest.

On April 8, 2024, the Company and Yorkville reached an agreement (the “Yorkville Letter Agreement”) to: (1) reduce the Floor Price from $1.28 to $1.00; (2) waive the first monthly payment due to the Floor Price Trigger, thereby curing the Floor Price Trigger; and (3) extend the maturity date of the Convertible Notes to September 30, 2025. In addition, the parties agreed that the third Convertible Note for $5.0 million would be issued on April 8, 2024. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13,000,000 on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA.

Market Price, Ticker Symbols and Dividend Information

Market Price and Ticker Symbols

Our Class A Common Stock, Public Warrants, and New Warrants are currently listed on Nasdaq under the symbols “LIFW,” “LIFWZ,” and “LIFWW,” respectively.

On April 15, 2024, the last reported sale price of our Class A Common Stock on the Nasdaq was $0.9520 per share, the closing price of our Public Warrants was $0.0600 per warrant and the closing price of our New Warrants was $0.0060 per warrant.

Holders

As of April 12, 2024, the Company had 15,899,220 shares of the Class A Common Stock outstanding held of record by 82 holders and no shares of preferred stock outstanding. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain all of our future earnings for use in the operation of our business and to fund future growth, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable law, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

USE OF PROCEEDS

This prospectus relates to shares of our Class A Common Stock that may be offered and sold from time to time by Yorkville. All of the Class A Common Stock offered by Yorkville pursuant to this prospectus will be sold by Yorkville for its own account. We will not receive any of the proceeds from these sales. However, we expect to receive proceeds under the Yorkville SEPA from sales of Class A Common Stock that we may elect to make to the Selling Securityholder pursuant to the Yorkville SEPA, if any, from time to time in our discretion. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

On November 14, 2023, we entered into the Yorkville SEPA with Yorkville. Under the Yorkville SEPA, we agreed to issue and sell to Yorkville, from time to time, and Yorkville agreed to purchase from us, up to $250 million of our Class A Common Stock. We shall not affect any sales under the Yorkville SEPA and Yorkville shall not have any obligation to purchase shares of Class A Common Stock under the Yorkville SEPA to the extent that after giving effect to such purchase and sale Yorkville would exceed the Ownership Limitation or the Exchange Cap. Thus, we may not have access to the right to sell the full $250 million of shares of Class A Common Stock to Yorkville.

In connection with the Yorkville SEPA, and subject to the condition set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.0 million. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million resulting in net proceeds to us of $4.73 million. On December 11, 2023, we issued a second Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

Interest shall accrue on the outstanding balance of any Convertible Note at an annual rate equal to 5.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes, and is payable upon maturity or upon the occurrence of a Trigger Event. The maturity date of each Convertible Note will be September 30, 2025 (as extended pursuant to the Yorkville Letter Agreement) and may be extended at the option of the holder. Yorkville may convert the Convertible Notes into shares of our Class A Common Stock at a conversion price equal to the lower of: (A)(i) with respect to the initial Convertible Note issued on November 14, 2023, $8.0225, (ii) with respect to the second Convertible Note issued on December 11, 2023, $3.7136, and (iii) with respect to a third Convertible Note issued on April 8, 2024, $1.5050, or (B) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $1.00 (the “Floor Price”) (as reduced by the Yorkville Letter Agreement). Yorkville, at its discretion, and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance of shares of Class A Common Stock to Yorkville at a price per share equivalent to the Conversion Price as determined in accordance with the Convertible Notes; Yorkville, in its sole discretion, may select the amount of any such conversion, provided that the number of shares issued does not cause Yorkville to exceed: (i) the Ownership Limitation, (ii) the Exchange Cap, or (iii) the number of shares registered pursuant to this Registration Statement. Any amounts payable under a Convertible Note will be offset by such amount sold pursuant to a Yorkville Advance. The Exchange Cap will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of common stock pursuant to the transactions contemplated in the Convertible Note and the Yorkville SEPA in excess of 19.99% of the aggregate number of shares of common stock issued and outstanding as of the effective date of the Yorkville SEPA.

The shares of Class A Common Stock will be sold to Yorkville pursuant to the Yorkville SEPA at the election of the Company as specified in the Advance Notice and at a per share price equal to: (i) 98% of the Market Price (as defined below) for any period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price (“VWAP”) of the Class A common stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Class A common stock on the Nasdaq during the Option 2 Pricing Period. In addition, provided that there is a balance outstanding under the Convertible Notes, shares of Class A Common Stock may also be sold to Yorkville pursuant to the Yorkville SEPA at the election of Yorkville, pursuant to a Yorkville Advance.

On April 8, 2024, the Company and Yorkville reached an agreement (the “Yorkville Letter Agreement”) to: (1) reduce the Floor Price from $1.28 to $1.00; (2) waive the first monthly payment due to the Floor Price Trigger, thereby curing the Floor Price Trigger; and (3) extend the maturity date of the Convertible Notes to September 30, 2025. In addition, the parties agreed that the third Convertible Note for $5.0 million would be issued on April 8, 2024. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13,000,000 on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA.

We expect to use any proceeds that we receive under the Yorkville SEPA for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in the 2023 Annual Report. Unless the context otherwise requires, all references in this subsection to “we,” “the Company,” or “MSP” refers to Legacy MSP prior to the Business Combination and the Company after the Business Combination. This discussion may contain forward-looking statements based upon the Company’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this subsection to “We”, “the Company” or “MSP” refers to the business of the MSP Companies prior to the consummation of the Business Combination, which is now the business of the Company and its subsidiaries following the consummation of the Business Combination.

Recent Updates

2023 Reverse Stock Split

The Company filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware that became effective at 11:59 PM EDT on October 12, 2023 to effect a 1-for-25 reverse stock split of the Company’s Common Stock (the “Reverse Split”). The stock began trading post split on October 13, 2023 under the same symbol, LIFW. As a result of the Reverse Split, every 25 shares of the Company’s Common Stock were converted into one share of the Company’s new Common Stock. Fractional shares resulting from the Reverse Split were rounded up to the nearest whole number. The Reverse Split automatically and proportionately adjusted, based on the 1-for-25 split ratio, all issued and outstanding shares of the Company’s Common Stock, as well as the terms of warrants and other derivative securities outstanding at the time of the effectiveness of the Reverse Split. Proportionate adjustments were made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase shares of Common Stock. Share and per share data (except par value) for the periods presented reflect the effects of the Reverse Split. References to numbers of shares of common stock and per share data in the accompanying financial statements and notes thereto for periods ended prior to October 13, 2023 have been adjusted to reflect the Reverse Split on a retroactive basis. Unless otherwise noted, the share and per share information in this Form S-1 prospectus have been adjusted to give effect to the one-for-twenty-five (1-for-25) Reverse Split.

Hazel Transactions

On March 29, 2023, the Company’s subsidiary, Subrogation Holdings, LLC, entered into an Amended and Restated Credit Agreement (the “Working Capital Credit Facility”) with Hazel Partners Holdings LLC (“HPH”), an affiliate of Hazel, as the lender and administrative agent, which provides for up to $80 million (with a 40% original issue discount), consisting of a Term Loan A commitment to fund up to $30 million in proceeds (in multiple installments), and a Term Loan B Commitment to fund up to $18 million in proceeds (in multiple installments), the funding of each conditioned on certain milestones. The amended terms to the Working Capital Credit Facility were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023.

At different points during the year ended December 31, 2023, the Company received funding with an aggregate amount of $20.5 million under Term Loan A, which was then terminated. The parties agreed to increase the Term Loan B commitment from $18 million to $27.5 million, after giving effect to the original issue discount on the Working Capital Credit Facility, which would be funded in multiple installments and in accordance with the terms of the Working Capital Credit Facility.

At different points during the year ended December 31, 2023, the Company received funding with an aggregate amount of $9.0 million under Term Loan B (after original issue discount), and received an additional $4.5 million on January 25, 2024. After considering the subsequent payment received, the Company has additional availability amounting to $14.0 million under Term Loan B.

Virage Amendments

On April 12, 2023, we entered into an amendment (the “Virage MTA Amendment”) to the Virage MTA and Virage Guaranty pursuant to which the VRM Full Return payment due date was extended from May 23, 2023 until September 30, 2024, subject to acceleration upon certain triggering events. The Virage MTA Amendment changed the payment methods to Virage to exclusively be, in the following order of priority: (a) a first priority lien on all sources of revenue of the Company not otherwise encumbered as of the date of the Virage MTA Amendment to the extent such revenues and liquidity exceed the amount of net of revenues necessary to establish and maintain an operating reserve (“Operating Reserve”) of $70 million (the Operating Reserve was reduced to $47.5 million on July 24, 2023) for certain Company expenses, (b) a sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM, (c) Parent’s sale of additional shares and delivery of proceeds to Virage, subject to certain anti-dilution provisions, (d) if not satisfied by the foregoing, a sale by Messrs. Ruiz and Quesada other shares of Messrs. Ruiz and Quesada, and the delivery of the resulting net cash proceeds thereof to VRM; provided that if the VRM Full Return is not fully paid by September 30, 2024 the VRM Full Return shall be payable by any of such payment methods in any order of priority. In addition, in connection therewith, Messrs. Quesada and Ruiz agreed to certain transfer restrictions applicable to their common stock, and agreed to effectuate sales of Company common stock in certain circumstances.

On November 13, 2023, the Company entered into the Second Virage MTA Amendment that extended the VRM Full Return payment due date to December 31, 2024, subject to acceleration upon certain triggering events. The Second Virage MTA Amendment also: (a) changed the Operating Reserve from $47.5 million to the budget of the Company (plus applicable taxes) plus 10%, and (b) required Virage and the Company negotiate and agree on a form of initial warrant and monthly warrant by no later than December 31, 2023. In addition, pursuant to the Second Virage MTA Amendment, on January 1, 2024, the Company was required to make a one-time, lump sum payment to Virage for the period starting May 24, 2023 and ending December 31, 2023, in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) warrants to purchase Class A common stock at $0.0001 per share, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and the volume weighted average price of a share of our Class A common stock for the five day period prior to the issuance.

Accordingly, the Company issued the VRM Warrants. The Initial Virage Warrant, as amended, was issued effective January 1, 2024 and entitles Virage to purchase 28,298,329 shares of Class A Common Stock, with an expiration date of January 1, 2026. Further, as of April 12, 2024, Monthly Virage Warrants were issued for February 2024 entitling Virage to purchase 8,263,494 shares, March 2024 entitling Virage to purchase 11,955,994 shares, and April 2024 entitling Virage to purchase 13,556,181 shares. Until our obligations to Virage are paid in full, the Company has the option every month to continue to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants.

On April 1, 2024, the Company entered into the Third Virage MTA Amendment (the “Third Virage MTA Amendment”) which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) Messrs. John H. Ruiz and Frank C. Quesada would commence the sale of certain of their reserved shares, and the delivery of the resulting net cash proceeds thereof to VRM.

Amended and Restated Nomura Promissory Note

On April 12, 2023, the Company amended the promissory note to Nomura originally issued on May 27, 2022, which increased the principal amount to approximately $26.3 million and extended the maturity date of the promissory note to September 30, 2024. On November 13, 2023, the Company fully amended and restated the Nomura promissory note (the “Amended and Restated Nomura Promissory Note”) to (a) increase the principal amount to approximately $28.9 million, (b) extend the maturity date to December 31, 2024, and (c) permit the Company to use the proceeds of an at-the-market offering to repay indebtedness incurred by the Company for which the proceeds are used for operating expenses, subject to certain enumerated restrictions.

On March 26, 2024, the Company further amended and restated the Amended and Restated Nomura Promissory Note (the “Amendment to the Amended and Restated Nomura Promissory Note”) to (a) increase the principal amount to approximately $30.0 million, and (b) extend the maturity date to September 30, 2025. The Amended and Restated Nomura Promissory Note carries an interest rate of 16% per annum and is payable in kind or in cash, at the Company’s discretion, every 30 calendar days after March 26, 2024. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the Amended and Restated Nomura Promissory Note together with all accrued and unpaid interest thereon.

Cano Health

On July 7, 2023, the Company issued 7,960,001 unregistered shares (after giving effect to the Reverse Split) of Class A Common Stock to Cano as payment for $61.7 million in deferred compensation related to the following agreements, which the Company had the option to pay in cash or in stock and has elected to pay in stock, of which (i) 3,225,807 shares of Common Stock were issued as a deferred consideration for the assignment of certain claims pursuant to that certain Purchase Agreement, effective as of September 30, 2022, as amended to date, by and between MSP Recovery and Cano, and (ii) 4,734,194 shares of Common Stock were issued as deferred consideration for the assignment of certain claims pursuant to that certain Amended and Restated Claims Recovery and Assignment Agreement effective as of December 31, 2021, as amended to date, by and between MSP Recovery and Cano.

On August 10, 2023, MSP Recovery sued Cano in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida for declaratory relief and anticipatory breach of the CCRA, Purchase Agreement, and a Service Agreement (collectively, the “Cano Agreements”) between the parties. On the same day, Cano sued the Company in the same court, alleging fraud in the inducement, breach of contract, tortious interference, and unjust enrichment relating to the Cano Agreements. The Company has outstanding a $5.0 million receivable from Cano; however, due to Cano’s Quarterly Report on Form 10-Q for the June 30, 2023 period, which includes a substantial doubt about its ability to continue as a going concern, the Company established a reserve for the balance due under such receivable during 2023. These matters were automatically stayed as a result of Cano’s bankruptcy filing.

On January 4, 2024, Cano sued Simply Healthcare Plans, Inc. (“Simply”) and the Company and affiliated entities seeking a declaratory judgment to determine whether the Cano Purchase Agreement should be rescinded, and whether Cano or the Company have standing to recover on claims assigned to the Company against Simply under the Cano Purchase Agreement. Cano also seeks damages from Simply relating to the claims assigned to the Company under the Cano Purchase Agreement. The Company intends to vigorously assert its position in all Cano related litigation.

Virage Swap

On July 28, 2023, VRM exercised its option to exchange Claims with service dates prior to January 1, 2014 for more recent Claims. To do so, the VRM MSP agreement was amended to reflect that: (a) rights to recovery proceeds arising from Claims held by VRM MSP, with dates of service before January 1, 2014, were transferred to MSP Recovery; (b) MSP Recovery contributed capital to VRM MSP in the form of in-kind ownership interests to certain series entities holding Claims; however, recovery proceeds associated with said entities with service dates prior to January 1, 2014 and after March 31, 2023 were retained by MSP Recovery; and (c) as a result of such capital contributions, MSP Recovery was admitted as a member of VRM MSP.

The contribution of certain Series (holding certain CCRAs) by MSP Recovery into VRM MSP is considered a common control transaction, given that the Company consolidates Series before and after such transfers. In addition, the Company analyzed being admitted as a member of VRM MSP and concluded to apply Investments in Equity Method guidance under ASC 323. The Company initially measured and recorded its equity method investment in VRM MSP using a cost accumulation model; however, in consolidation, the investment in VRM MSP is eliminated, with the CCRA intangible assets remaining on the balance sheet under the “Intangible assets” line item. The investment in VRM MSP will reflect a zero balance. In addition, given VRM MSP’s primary assets are the CCRAs, VRM MSP’s ability to generate any earnings (not already reported via MSP Recovery consolidation of Series), is negligible; therefore, MSP Recovery does not expect any significant earnings from VRM MSP.

Yorkville Facility

On January 6, 2023, we entered into a purchase agreement with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”), pursuant to which Yorkville committed to purchase up to $1 billion in shares of Class A Common Stock, subject to certain limitations and conditions set forth therein. On November 14, 2023, we entered into the Yorkville SEPA, which fully amended and restated the January 6, 2023 agreement. Under the Yorkville SEPA, the Company agreed to issue and sell to Yorkville, from time to time, and Yorkville agreed to purchase from the Company, up to $250 million of the Company’s Class A Common Stock, subject to certain limitations.

In connection with the Yorkville SEPA, and subject to the conditions set forth therein, Yorkville has agreed to advance us an amount of up to $15.0 million, evidenced by Convertible Notes to be issued to Yorkville at a purchase price equal to 95.0% of the principal amount of each Convertible Note. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.73 million. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

Interest shall accrue on the outstanding balance of any Convertible Note at an annual rate equal to 5.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date of each Convertible Note will be September 30, 2025 (as extended by the Yorkville Letter Agreement), and may be extended at the option of Yorkville. Yorkville may convert the Convertible Notes into shares of our Class A Common Stock at a conversion price equal to the lower of: (A)(i) with respect to the initial Convertible Note issued on November 16, 2023, $8.0225, (ii) with respect to the second Convertible Note issued on December 11, 2023, $3.7136, and (iii) with respect to the third Convertible Note issued on April 8, 2024, $1.5050, or (B) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $1.00 (the “Floor Price”) (as lowered by the Yorkville Letter Agreement). Yorkville, at its discretion, and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance and sale of shares of Class A Common Stock to Yorkville at a price per share equivalent to the Conversion Price as determined in accordance with the Convertible Notes. Yorkville, in its sole discretion, may select the amount of any conversion, subject to certain limitations.

The shares of Class A Common Stock will be sold to Yorkville pursuant to the Yorkville SEPA at the election of the Company as specified in the Advance Notice and at a per share price equal to: (i) 98% of the Market Price (as defined below) for any period commencing on the receipt of the Advance Notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price (“VWAP”) of the Class A common stock on Nasdaq during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Class A common stock on the Nasdaq during the Option 2 Pricing Period. In addition, provided that there is a balance outstanding under the Convertible Notes, shares of Class A Common Stock may also be sold to Yorkville pursuant to the Yorkville SEPA at the election of Yorkville, pursuant to a Yorkville Advance.

Pursuant to the Yorkville SEPA, Yorkville may offer and sell our Class A Common Stock from time to time. Yorkville may offer and sell our Class A Common Stock in a number of different ways and at varying prices. If any underwriters, dealers, or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. Yorkville may offer, sell, or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by Yorkville pursuant to the Yorkville SEPA; however, we expect to receive proceeds from sales of Class A Common Stock that we may elect to make to Yorkville pursuant to the Yorkville SEPA, if any, from time to time at our discretion.

On April 8, 2024, the Company and Yorkville reached an agreement (the “Yorkville Letter Agreement”) to: (1) reduce the Floor Price from $1.28 to $1.00; (2) waive the first monthly payment due to the Floor Price Trigger, thereby curing the Floor Price Trigger; and (3) extend the maturity date of the Convertible Notes to September 30, 2025. In addition, the parties agreed that the third Convertible Note for $5.0 million would be issued on April 8, 2024. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13,000,000 on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA.

Investigations

As previously disclosed, on August 11, 2022, the Securities and Exchange Commission (the “SEC”) initiated an investigation of the Company, and requested documents relating to, among other matters, the business combination transaction with Lionheart Acquisition Corporation II consummated on May 23, 2022, certain historical and projected financial results, investor agreements, and data analytic platforms and algorithms. The Company received a subpoena dated March 1, 2023 from the SEC regarding the aforementioned subject matter, and subsequently received a subpoena on May 10, 2023, in connection with the investigation relating to, among other matters, the Company’s projections and the accounting and valuation of certain assets that were the basis for the Company’s determination that its quarterly financial statements for the periods ended June 30, 2022 and September 30, 2022 require restatements and should no longer be relied upon, as disclosed in the Company’s Form 8-K on April 14, 2023. On August 16, 2023, the Company received an additional subpoena from the SEC regarding certain funding sources of the Company prior to the Business Combination, various statements and disclosures by the Company in connection with, and following, the Business Combination, certain historical and projected financial results, and data analytic platforms and algorithms used to identify potential recoveries. The Company intends to fully cooperate with the SEC in responding to the subpoenas.

In addition, on March 10, 2023, the Company received a subpoena from the U.S. Attorney’s Office in connection with a grand jury investigation in the U.S. District Court for the Southern District of Florida requesting certain information concerning the Company, which subpoena requests documents relating to, among other matters, the Company’s proprietary algorithms and other software used to identify potentially recoverable claims, the drop in the price of the Company’s common stock following the Business Combination, and certain marketing materials and investment agreements presented to potential investors. To the best of the Company’s knowledge, the Department of Justice has not issued any target letters to anyone associated with the Company as a result of this investigation (the United States Attorney’s Manual states that a “target” is a person as to whom the prosecutor or the grand jury has substantial evidence linking him or her to the commission of a crime and who, in the judgment of the prosecutor, is a putative defendant).

The Company has cooperated, and will continue to cooperate, fully with these inquiries. In connection with its review of the matters related to the preparation and filing of the 2022 Form 10-K, the Special Committee, along with external advisors retained thereby, also reviewed the subject matter of information requests related to the foregoing subpoenas received prior to June 2023. Based on that review, and the nature of the documents requested in the subsequent subpoena, the Company believes that the investigations will be resolved without any material developments; however, there can be no assurance as to the outcome or future direction thereof.

Recent Settlements

On March 1, 2024, the Company reached a comprehensive settlement with 28 affiliated property and casualty insurers (the “P&C Insurers”). The terms of the confidential settlement agreement include:

•
The P&C Insurers’ agreement to provide ten years of historical data (identifying all claims processed from January 1, 2014, through the present) and data sharing of future claims, extending out for one year, assisting LifeWallet in reconciling its current and future assigned Medicare claims;
•
The P&C Insurers’ Implementation of LifeWallet’s coordination of benefits clearinghouse solution;
•
A 5-year agreement to resolve cooperatively, or through binding mediation, relevant Medicare claims (liens) that LifeWallet owns today and in the future;
•
The P&C Insurers’ agreement that they are primary payers for any unreimbursed Medicare lien that LifeWallet identifies from data sharing, and the P&C Insurers’ agreement to assign all rights to collect against other third parties that either failed to pay liens or collected twice from Medicare funds and the P&C Insurers; and
•
A cash payment from the P&C Insurers to LifeWallet to settle existing historical claims (amount subject to confidentiality).

Key Factors Affecting Our Results

Our Claims Portfolio

We differ from some of our competitors because we obtain our recovery rights through irrevocable assignments. When we are assigned these rights, we take on the risk that such Claims may not be recoverable. We are entitled to pursue a portion of any recovery rights associated with approximately $1,544 billion in Billed Amount (and approximately $370 billion in Paid Amount), which contained approximately $88.9 billion in Paid Value of Potentially Recoverable Claims, as of December 31, 2023. We are typically entitled to 100% of recovery rights pursuant to our CCRAs, but contractually obligated to pay 50% of gross recoveries to the Assignor. In certain cases, we have purchased from our Assignors the rights to 100% of the recovery. By discovering, quantifying, and settling the gap between Billed Amount and Paid Amount on a large scale, we believe we are positioned to generate substantial annual recovery revenue at high profit margins for our assigned Claims. In litigation, our experienced management and legal teams provide us with a competitive advantage. While our model of being assigned the Claim rights allows us the flexibility to direct the litigation and potentially generate higher margins, we have, on an opportunistic basis, paid the Assignor an upfront purchase price for these rights.

To date, we have not generated substantial revenue from our Claims portfolio, and our business model is dependent of achieving revenue from this model in the future. If we are unable to recover the upfront purchase price from the assigned Claims or the investments we have made in pursuing recoveries, it would have an adverse effect on our profitability and business.

Our potential Claims recovery income in a given period will be impacted by the amount of Claims we review and ultimately pursue. The number of Claims that we review is driven by the Claims we receive through assignment. As we are assigned more Claims, we can review the Claims and identify additional recoveries. To expand our Assignor base and obtain more Claims, we plan to implement new strategies to secure new Assignors. These strategies will include a platform to educate potential Assignors about our company, making strategic business partnerships, potential mergers, as well as other marketing strategies. Our Assignors have grown from 32 in 2015, to 105 in 2018, to 123 in 2019, to 134 in 2020 and over 160 Assignors to date. If we are unable to continue to attract new Assignors to our platform, this could adversely affect future profitability.

In addition to obtaining new Claims, our ability to collect on identified Claims at our estimated multiples is key to our future profitability. Pursuant to the MSP Act, we believe we are entitled to pursue reasonable and customary rates. Under existing statutory and case law, the private cause of action under the MSP Act permits the pursuit of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. In addition to double damages, federal law provides express authority to pursue statutory interest from primary payers on any amounts owed.

As a result, we may pursue double damages and statutory interest in our MSP Act-related recoveries. We seek to recover these amounts under either the recovery model or the Chase to Pay model. Federal law also expressly provides MAOs with the right to charge providers for the Billed Amount when accident related liability exists. Per the terms of various legal services agreements that MSP Recovery has with the Law Firm, for legal services provided, the Law Firm would receive a percentage of the total Claim recovery which would include double damages and additional penalties. Our ability to pursue double damages may be impacted by the RAMP Act as disclosed in Note 13, Commitments and Contingencies, to the consolidated financial statements included elsewhere in this prospectus.

Our Claims recovery revenue is typically recognized upon reaching a binding settlement or arbitration with a counterparty or when the legal proceedings, including any appellate process, are resolved. A decrease in the willingness of courts to grant these judgments, a change in the requirements for filing these cases or obtaining these judgments, or a decrease in our ability to collect on these judgments could have an adverse effect on our business, financial condition, and operating results. Of the Claims identified as potentially recoverable, relating to our accident-related cases as of December 31, 2023, approximately 86.8% of claims are already in the recovery process, which are claims where either the recovery process has been initiated, data has been collected and matched, or resolution discussions are in process.

Key Performance Indicators

To evaluate our business, key trends, risks and opportunities, prepare projections, make strategic decisions, and measure our performance, we track several key performance indicators (“KPIs”). As our company has yet to achieve significant revenues and the drivers of expected revenues require significant lead time before revenue can be generated, management utilizes KPIs to assist in tracking progress, and believes such KPIs are useful in evaluating the performance of our business, in addition to our financial results prepared in accordance with GAAP. The KPIs are Total Paid Amount, Paid Value of Potentially Recoverable Claims, Billed Value of Potentially Recoverable Claims, Recovery Multiple, and Penetration Status of Portfolio.

Total Paid Amount: The term Paid Amount is defined in the Definitions section above. As we continue to expand, we anticipate our revenue growth will be greatly dependent on our ability to increase the total Paid Amount and, correspondingly, the Paid Value of Potentially Recoverable Claims, in our portfolio. Management believes this metric is a useful measure to investors and is useful in managing or monitoring company performance because we view an increase in Paid Amount as a positive indicator as it should provide the Company with the ability to increase the Paid Value of Potentially Recoverable Claims. Conversely, a decrease would produce a diminishing expectation of the Paid Value of Potentially Recoverable Claims.

Paid Value of Potentially Recoverable Claims (“PVPRC”): The term PVPRC is defined in the Definitions section above. We analyze our Claims portfolio and identify potentially recoverable Claims using our Algorithms to comb through historical paid Claims data and search for potential recoveries. PVPRC is a measure of the Paid Amount that has been paid to providers in respect of those potentially recoverable Claims. Management believes this measure provides a useful metric for potential recoveries, but it is not a measure of the actual amount that may be recovered with respect to potentially recoverable Claims, which in turn may be higher or lower based on a variety of factors. As non-compliance with Section 111 reporting requirements is commonplace, responsible reporting entities (RRE) routinely fail to report their responsibility to make primary payments; for this reason, data matching is often required to determine which reporting entity is responsible to reimburse a given potentially recoverable Claim. Our ability to generate future Claims recovery income is largely dependent on our ability to accurately identify potentially recoverable Claims through our data analytics and ultimately recover on these Claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in PVPRC as a positive indicator as it should provide the Company with the ability to increase Claims recovery income and otherwise shows growth.

Billed Value of Potentially Recoverable Claims (“BVPRC”): BVPRC represents the cumulative Billed Amount of potentially recoverable Claims. We analyze our Claims portfolio and identify potentially recoverable Claims using Algorithms to comb through historical paid Claims data and search for potential recoveries. For a majority of our Claims, the Company believes it has the ability to recover in excess of the Paid Amount by pursuing the Billed Amount plus interest plus double damages under applicable law. Under existing statutory and case law, the private cause of action under the Medicare Secondary Payer Act permits an award of double damages when a primary plan fails to provide for primary payment or appropriate reimbursement. We believe federal law expressly provides MAOs with the right to charge, or authorize the provider of such services to charge, in accordance with the charges allowed under a law, plan, or primary plan policy. We believe our ability to generate future Claim recovery income is largely dependent on our ability to accurately identify potentially recoverable Claims through our data analytics and ultimately recover on these Claims. Management believes this metric is a useful measure to investors and in managing or monitoring company performance because we view an increase in BVPRC as a positive indicator as it should provide the Company with the ability to increase Claims recovery income and otherwise shows growth.

Recovery Multiple: The vast majority of our recoveries are sought pursuant to the MSP Laws; however, some recoveries are sought under product liability, antitrust, and other various causes of action. For recoveries sought pursuant to the MSP Laws, we generally pursue amounts in excess of the Paid Amount; in other cases, the cause of action will dictate the amount pursued. The Recovery Multiple is the amount of any generated Claims recovery income obtained by the Company in respect to any Claims as compared to the Paid Amount of those Claims (e.g., if a given Claim had a Paid Amount of $100, a $600 recovery would represent a Recovery Multiple of 6x). For these purposes, we record values under the Recovery Multiple once we have recorded Claims recovery income, either through the receipt of cash or recognition of accounts receivable on the Claims. Management believes this metric is useful to investors to manage or monitor the Company’s performance because the Recovery Multiple provides a measure of our ability to recover on Claims recovery rights. A Recovery Multiple above 1x would illustrate the Company’s ability to recover amounts in excess of the Paid Amount. As actual recoveries have been limited to date, this measure has limited utility for historical periods. However, management believes this measure will become more meaningful during the next 12 months and beyond to the extent the Company begins to report actual increases in recoveries during those periods. As of December 31, 2023, the Company has obtained settlements where the Recovery Multiple was or would be in excess of the Paid Amount, and settlements at or below the paid amount. However, these settlements do not provide a large enough sample to be statistically significant and are therefore not shown in the table. As the Recovery Multiple is based on actual recoveries, this measure is not based on the Penetration Status of Portfolio, as described below.

Penetration Status of Portfolio: Penetration Status of Portfolio provides a measure of the Company’s recovery efforts by taking into account the current stages of recovery of Claims in the portfolio and tying it in with the estimated market share of the related primary payers. The total percentage represents the estimated aggregate market share for the respective primary payers in which the Company is in some stage of recovery. As the Company initiates additional recovery efforts against additional primary payers, the Company expects this number to increase. These stages of recovery include where (1) the recovery process has been initiated, (2) data has been collected and matched, or (3) potential resolution discussions are in process. The Company uses third-party sources to estimate the aggregate market share of those primary payers in the property and casualty auto insurance market with whom the Company is engaged in one of these stages of recovery. Management believes this metric is useful to investors and in managing or monitoring company performance because it provides insight as to the estimated share of the market that is covered by existing recovery efforts. We estimate that cases that are in the potential resolution discussions and/or data matching are closer to generating potential future Claims recovery income.

	As of and for the Year Ended December 31,
$ in billions	2023	2022	2021
Paid Amount	$369.8	$374.8	$364.4
Paid Value of Potentially Recoverable Claims(2)	$88.9	$89.6	$86.6
Billed Value of Potentially Recoverable Claims(2)	$373.5	$377.8	$363.2
Recovery Multiple	N/A(1)	N/A(1)	N/A(1)
Penetration Status of Portfolio	86.80%	85.80%	75.60%
1.
During the year ended December 31, 2023, the Company has received total recoveries of $7.2 million. However, the settlement amounts do not provide a large enough sample to be statistically significant, and are therefore not shown in the table.
2.
On August 10, 2022, the United States Court of Appeals, Eleventh Circuit held that a four-year statute of limitations period applies to certain claims brought under the Medicare Secondary Payer Act’s private cause of action, and that the limitations period begins to run on the date that the cause of action accrued. This opinion may render certain Claims held by the Company unrecoverable and may substantially reduce PVPRC and BVPRC as calculated. As our cases were filed at different times and in various jurisdictions, and prior to data matching with a defendant we are not able to accurately calculate the entirety of damages specific to a given defendant, we cannot calculate with certainty the impact of this ruling at this time. However, the Company has deployed several legal strategies (including but not limited to seeking to amend existing lawsuits in a manner that could allow claims to relate back to the filing date as well as asserting tolling arguments based on theories of fraudulent concealment) that would apply to tolling the applicable limitations period and minimizing any material effect on the overall collectability of its claim rights. In addition, the Eleventh Circuit decision applies only to district courts in the Eleventh Circuit. Many courts in other jurisdictions have applied other statutes of limitations to the private cause of action, including borrowing the three-year statute of limitations applicable to the government’s cause of action; and borrowing from the False Claims Act’s six-year period. The most recent decision on the issue from the District Court of Massachusetts, for example, applies the same statute of limitations as Eleventh Circuit, but expressly disagrees with the Eleventh Circuit’s application of the “accrual” rule and instead adopted the notice-based trigger that the company has always argued should apply. This would mean that the limitations period for unreported claims has not even begun to accrue. This is a complex legal issue that will continue to evolve in jurisdictions across the country. Nevertheless, if the application of the statute of limitations as determined by the Eleventh Circuit was applied to all Claims assigned to us, we estimate that the effect would be a reduction of PVPRC by approximately $7.02 billion. As set forth in our Risk Factors, PVPRC is based on a variety of factors. As such, this estimate is subject to change based on the variety of legal claims being litigated and statute of limitations tolling theories that apply.

Healthcare Industry

Our business is directly related to the healthcare industry and is affected by healthcare spending and complexity in the healthcare industry. We estimate that our total potentially serviceable market is over $150 billion annually. Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with annual expenditures during 2022 of approximately $944 billion for approximately 65.7 million enrollees. Medicaid has a combined estimated annual expenditure during 2022 of approximately $805 billion for approximately 88.4 million enrollees. Of the billions spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% of this was improperly paid by private Medicare plans.

Our potentially serviceable market is impacted by the expansion or contraction of healthcare coverage and spending, which directly affects the number of Claims available. The Centers for Medicare & Medicaid Services (“CMS”) has projected that health spending will continue to grow at an average rate of 5.4% a year between 2022 and 2031. We also believe reimbursement models may become more complex as healthcare payers accommodate new markets and lines of business and as advancements in medical care increase the number of testing and treatment options available. As reimbursement models grow more complex and healthcare coverage increases, the complexity and number of Claims may also increase, which could impact the demand for our solutions. Such changes could have a further impact on our results of operations.

As of December 31, 2023, approximately 93.1% of our expected recoveries arise from Claims being brought under the Medicare Secondary Payer Act. While we believe the MSP Act has bipartisan support, changes to the laws on which we base our recoveries, particularly the MSP Act, can adversely affect our business. Our ability to generate future revenue is therefore significantly dependent on factors outside our control.

Key Components of Sales and Expenses

The following represent the components of our results of operations.

Revenue

Claims Recovery Income

Our primary income-producing activities are associated with the pursuit and recovery of proceeds related to Claims recovery rights that the Company obtains through CCRAs, which are irrevocably assigned to us. As such, this income is not generated from the transfer of control of goods or services to customers, but through the proceeds realized from perfection of Claims recoveries from rights we own. We recognize Claims recovery income based on a gain contingency model; that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.

In some cases, we would owe an additional payment to the original Assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as we are entitled to the full value of recovery proceeds and make payment to the original Assignor similar to a royalty arrangement. Such payments to our Assignors are recognized as cost of Claims recovery in the same period the Claims recovery income is recognized.

Claims Recovery Service Income

We also recognize Claims recovery service income for our services to a related party and a third party to assist those entities with pursuit of Claims recovery rights. We have determined we have a single performance obligation for the series of daily activities that comprise Claims recovery services, which are recognized over time using a time-based progress measure. We enter into Claims recovery service contracts with third parties. Amounts payable for services to third parties are typically based on budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month.

The Company did not recognize any significant claims recovery service income during 2023.

Operating Expenses

Costs of Claim Recoveries

Costs of recoveries consist of all directly attributable costs specifically associated with Claims processing activities, including contingent payments payable to Assignors (i.e., settlement expenses).

Claims Amortization Expense

Claims Amortization Expense consists of the amortization of CCRA intangible assets for those CCRAs in which we made upfront payments or commitments in order to acquire Claims recovery rights.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, sales, and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include wages and bonuses. General and administrative expenses also consist of rent, IT costs, insurance, and other office expenses.

As we continue to grow as a company and build our team, we expect that our general and administrative costs will increase. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Allowance for credit losses

Allowance for credit losses consists of a specific reserve for a receivable amount due from Cano. Due to its material nature, it is included separately in the consolidated statement of operations.

Professional Fees

Professional Fees consist of consulting, accounting, and other professional fees that are charged for services provided by third-party vendors.

Professional fees – legal

Professional fees – legal consist of payments for the expenses of the Law Firm covered by a certain Legal Services Agreement and other legal professional services from third-party providers, including payments to co-counsel.

Depreciation and Amortization

Depreciation and amortization expense consist of depreciation and amortization of property and equipment related to our investments in leasehold improvements, office and computer equipment, and internally generated capitalized software development costs. We provide for depreciation and amortization using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

Interest Expense

In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. When such transfers are considered to be sales of future revenue that are debt-like in nature as defined in ASC 470, these arrangements are recognized as debt based on the proceeds received and are imputed an interest rate based on the expected timing and amount of payments to achieve contractual hurdles. Our interest expense consists of the imputed interest on these payments. We anticipate that as we recognize Claims recoveries related to CCRAs in these arrangements, the interest expense on these arrangements will decrease. In addition, interest expense includes interest paid on the Amended and Restated Nomura Promissory Note, Hazel Working Capital Credit Facility and Purchase Money Loan, Virage transactions (See Note 4, Assets Acquisitions, to the consolidated financial statements included elsewhere in this prospectus), Yorkville Advances, and Loans from related parties.

Other Income (Expense)

Other income consists of equity investment earnings, some affiliate related income, mark-to-market gain (loss) for payments due in stock. Other expenses consist of bank service charges, airing fees, tax penalties, settlement expense, political contributions and donations, and some affiliate related expenses.

Changes in Fair Value of Warrant and Derivative Liabilities

Changes in fair value of warrants and derivative liabilities consists of the mark-to-market of warrant liabilities and derivatives as part of the OTC Equity Prepaid Forward Transaction noted in Note 18, Derivative Liability, and warrant liabilities due to Public Warrants as noted in Note 3, Business Combination, in the notes to consolidated financial statements included elsewhere in this prospectus.

Net (Income) Loss Attributable to Non-Controlling Members

Net (income) loss attributable to non-controlling members consists of income or loss attributable to Class V Common Stock shareholders.

Income Tax Benefit

As a result of the Business Combination, the Company became the sole managing member of MSP Recovery, which is treated as a partnership for U.S. federal, state, and local income tax purposes. As a partnership, MSP Recovery is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by MSP Recovery is passed through to and included in the taxable income or loss of its partners, including MSP Recovery, Inc. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to the Company’s allocable share of income of MSP Recovery. The Company’s deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and the Company’s tax basis. The balances are stated at the tax rates in effect when the temporary differences are expected to be recovered or settled. The Company reviewed the anticipated future realization of the tax benefit of the Company’s existing deferred tax assets and concluded that it is more likely than not that all of the deferred tax assets will not be realized in the future.

Results of Operations

Year ended December 31, 2023 versus year ended December 31, 2022

The following table sets forth a summary of our consolidated results of operations for the year ended December 31, 2023 and 2022.

	Year Ended December 31,
(in thousands except for percentages)	2023	2022	$ Change	% Change
Claims recovery income	$7,207	$4,878	$2,329	48%
Claims recovery service income	498	18,542	(18,044)	(97)%
Total Claims Recovery	$7,705	$23,420	$(15,715)	(67)%
Operating expenses
Cost of claims recoveries	2,145	2,054	91	4%
Claims amortization expense	476,492	266,929	209,563	79%
General and administrative	26,508	23,959	2,549	11%
Professional fees	22,766	18,497	4,269	23%
Professional fees – legal	34,401	43,035	(8,634)	(20)%
Allowance for credit losses	5,000	—	5,000	100%
Depreciation and amortization	263	424	(161)	(38)%
Total operating expenses	567,575	354,898	212,677	60%
Operating Loss	$(559,870)	$(331,478)	$(228,392)	69%
Interest expense	(289,169)	(121,011)	(168,158)	139%
Other income (expense), net	9,290	63,067	(53,777)	(85)%
Change in fair value of warrant and derivative liabilities	4,604	(12,483)	17,087	(137)%
Net loss before provision for income taxes	$(835,145)	$(401,905)	$(433,240)	108%
Provision for income tax benefit (expense)	—	—	—	(100)%
Net loss	$(835,145)	$(401,905)	$(433,240)	108%
Less: Net (income) loss attributable to non-controlling interests	778,797	394,488	384,309	97%
Net loss attributable to MSP Recovery, Inc.	$(56,348)	$(7,417)	$(48,931)	660%

Claims recovery income. Claims recovery income increased by $2.3 million for the year ended December 31, 2023 compared to the year ended December 31, 2022 driven by increased settlements during the period.

Claims recovery service income. Claims recoveries service income decreased by $18.0 million, or 97%, to $0.5 million for the year ended December 31, 2023 from $18.5 million for the year ended December 31, 2022, primarily driven by a decrease in third-party service fees, which mainly relate to a contract that expired during 2023 and did not renew.

Cost of Claims recoveries. Cost of Claims recoveries increased by $0.1 million, to $2.2 million for the year ended December 31, 2023 from $2.1 million for the year ended December 31, 2022, driven by Assignor and law firm costs, which are directly correlated to the increase in claims recovery income.

Claims amortization expense. Claims amortization expense increased by $209.6 million, to $476.5 million for the year ended December 31, 2023 from $266.9 million for the year ended December 31, 2022, primarily driven by increased amortization due to the acquisition of CCRAs purchased during the year ended December 31, 2023, included in intangible assets in the consolidated balance sheets.

General and administrative. General and administrative increased by $2.5 million, or 11%, to $26.5 million for the year ended December 31, 2023 from $24.0 million for the year ended December 31, 2022, as a result of additional costs of being a public Company. The increase was primarily driven by increases costs in salaries and benefits of $0.4 million, increase in non-executive board compensation of $0.9 million, and increases in other costs such as marketing and promotions of $0.4 million, insurance of $0.5 million and $0.3 million of information technology expenses, among others, as compared to the year ended December 31, 2022.

Professional fees. Professional fees increased by $4.3 million, or 23%, to $22.8 million for the year ended December 31, 2023 from $18.5 million for the year ended December 31, 2022, primarily driven by additional costs incurred by being a public company, including $6.0 million advisory fees, as well as $0.7 million of other external consultants, offset by a decrease of $0.4 of a management fee that did not reoccur in 2023 and $2.0 million in other various professional fees.

Professional Fees - Legal. Professional Fees - Legal decreased by $8.6 million, or 20%, for the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily driven by a $20.1 million reduction in shared based compensation for the Law Firm, offset by $1.8 million increase in fees to outsourced law firms and Law Firm expenses increase of $9.6 million for the year ended December 31, 2023.

Interest expense. Interest expense increased by $168.2 million, or 139%, to $289.2 million for the year ended December 31, 2023 from $121.0 million for the year ended December 31, 2022, primarily driven by an increase due to the guaranty obligation, the new Hazel Working Credit Facility and Purchase Money Loan, as well as increases in the basis for which interest is incurred on our Claims financing obligations and accrued interest on the related party loan obtained in June 2022.

Other income, net. Other income decreased by $53.8 million, to $9.3 million for the year ended December 31, 2023 from $63.1 million for the year ended December 31, 2022 driven by a $63.4 million gain associated with the settlement of the Brickell Key Investment debt extinguishment in 2022 that did not reoccur in 2023. Other income for the year ended December 31, 2023 consists primarily of a $4.6 million of gain on the sale of CCRAs and $4.4 million of gain on fair value of a liability payable in stock.

Change in fair value of warrant and derivative liabilities. For the year ended December 31, 2023, $4.6 million gain in 2023 related primarily to a mark-to-market adjustment to the fair value of Public Warrants. For the year ended December 31, 2022, $12.5 million of total loss was recorded, of which $9.6 million for the fair value of derivative liabilities related to the Committed Equity facility and $2.9 million was related to mark-to-market adjustments for the fair value of warrants.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with GAAP, the 2023 Annual Report included in this prospectus also contains non-GAAP financial measures. We consider “adjusted net loss” and “adjusted operating loss” as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business’s ongoing operating performance on a consistent basis across reporting periods. We believe these measures provide useful information to investors. Adjusted net loss represents net loss adjusted for certain non-cash and non-recurring expenses and adjusted operating loss items represents Operating loss adjusted for certain non-cash and non-recurring expenses. A reconciliation of these non-GAAP measures to their most relevant GAAP measure is included below:

	Year Ended December 31,
(In thousands)	2023	2022
GAAP Operating Loss	$(559,870)	$(331,478)
Share based compensation	830	20,055
Claims amortization expense	476,492	266,929
Adjusted Operating Loss	$(82,548)	$(44,494)

GAAP Net Loss	$(835,145)	$(401,905)
Share based compensation	830	20,055
Claims amortization expense	476,492	266,929
Gain on debt extinguishment	—	(63,367)
Interest expense	289,169	121,011
Change in fair value of warrant and derivative liabilities	(4,604)	12,483
Adjusted Net Loss	$(73,258)	$(44,794)

Year ended December 31, 2022 versus year ended December 31, 2021

The following table sets forth a summary of our consolidated results of operations for the year ended December 31, 2022 and 2021.

	December 31, 2022
(in thousands except for percentages)	2022	2021	$ Change	% Change
Claims recovery income	$4,878	$126	$4,752	3,771%
Claims recovery service income	18,542	14,500	4,042	28%
Total Claims Recovery	$23,420	$14,626	$8,794	60%
Operating expenses
Cost of claims recoveries	$2,054	$26	$2,028	7,800%
Claims amortization expense	266,929	164	266,765	162,662%
General and administrative	23,959	12,633	11,326	90%
Professional fees	18,497	8,502	9,995	118%
Professional fees - legal	43,035	128	42,907	33,521%
Depreciation and amortization	424	343	81	24%
Total operating expenses	$354,898	$21,796	$333,102	1,528%
Operating Income/ (Loss)	$(331,478)	$(7,170)	$(324,308)	4,523%
Interest expense	$(121,011)	$(27,046)	$(93,965)	347%
Other income (expense), net	63,067	1,139	61,928	5,437%
Change in fair value of warrant and derivative liabilities	(12,483)	-	(12,483)	(100)%
Net loss before provision for income taxes	$(401,905)	$(33,077)	$(368,828)	1,115%
Provision for income tax benefit (expense)	$-	$-	$-	(100)%
Net loss	$(401,905)	$(33,077)	$(368,828)	1,115%
Less: Net (income) loss attributable to non-controlling members	$394,488	$(16)	$394,504	(2465650)%
Net loss attributable to controlling members	$(7,417)	$(33,093)	$25,676	(78)%

Claims recovery income. Claims recovery income increased by $4.8 million for the year ended December 31, 2022 driven by an increase in settlements during the period.

Claims recovery service income. Claims recoveries service income increased by $4.0 million, or 28%, to $18.5 million for the year ended December 31, 2022 from $14.5 million for the year ended December 31, 2021, primarily driven by a $5.0 million servicing contract completed during the year ended December 31, 2022.

Cost of Claims recoveries. Cost of Claims recoveries increased by $2.0 million, to $2.1 million for the year ended December 31, 2022 from $26 thousand for the year ended December 31, 2021, primarily driven by payments due to assignors and the Law Firm on Claims recoveries during the period.

Claims amortization expense. Claims amortization expense increased by $266.8 million, to $266.9 million for the year ended December 31, 2022 from $164 thousand for the year ended December 31, 2021, primarily driven by increased amortization due to the acquisition of CCRAs obtained as part of the business combination. In addition, the Company purchased additional CCRAs during the year ended December 31, 2022, included in Intangible assets, net, which further contributed to the increase in Claims amortization expense.

General and administrative. General and administrative increased by $11.3 million, or 90%, to $24.0 million for the year ended December 31, 2022 from $12.6 million for the year ended December 31, 2021, primarily driven by increase in wages of $5.0 million and advertising expenses of $3.8 million.

Professional fees. Professional fees increased by $10.0 million, or 118%, to $18.5 million for the year ended December 31, 2022 from $8.5 million for the year ended December 31, 2021, primarily driven by an increase in accounting and consulting fees due to the Business Combination.

Professional fees - legal. Professional fees - legal increased by $42.9 million for the year ended December 31, 2022, primarily driven by a one-time share-based payment expense of $20.1 million, payments to the Law Firm of $9.6 million to cover expenses through the prepaid and $13.2 million fees to outsourced law firms.

Interest expense. Interest expense increased by $94.0 million, or 347%, to $121.0 million for the year ended December 31, 2022 from $27.0 million for the year ended December 31, 2021, primarily driven by an increase due to the guarantee obligation as well as due to increases in the basis for which interest is incurred on our Claims Financing Obligations, additional interest on commitments incurred at the end of 2021 and accrued interest on the related party loan obtained in June 2022.

Other income, net. Other income increased by $61.9 million, to $63.1 million for the year ended December 31, 2022 from $1.1 million for the year ended December 31, 2021 driven by a gain associated with the settlement of the Brickell Key Investment debt extinguishment.

Change in fair value of warrant and derivative liabilities. For the year ended December 31, 2022, $12.5 million of loss was recorded related to mark to market adjustments for the fair value of warrants for $2.9 million and for the fair value of derivative liabilities related to the Committed Equity facility for $9.6 million.

Liquidity and Capital Resources

Going Concern

As an early-stage growth company, the Company has incurred substantial net losses since inception. As of December 31, 2023, we had $11.6 million in cash and cash equivalents. The Company has incurred recurring losses and negative cash flows since inception and has an accumulated deficit of $85.6 million as of December 31, 2023. For the year ended December 31, 2023, the Company used approximately $40.0 million of cash in operations. The Company’s liquidity will depend on the ability to generate substantial Claims recovery income and Claims recovery services income in the near future, the timing of which is uncertain, as well as its ability to secure funding from capital sources. The Company’s principal liquidity needs have been working capital, debt service, and Claims financing obligations.

The Company anticipates sources of liquidity to include the Working Capital Credit Facility and the Yorkville SEPA as disclosed in Note 11, Claims Financing Obligations and Notes Payable, and has taken several actions to address liquidity concerns, including:

1.
On March 29, 2023, Subrogation Holdings and its parent MSP Recovery entered into the Working Capital Credit Facility consisting of commitments to fund up to $48 million in proceeds. Certain terms were amended to the Working Capital Credit Facility, which were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023. See summary in “Hazel Transactions” in Note 11, Claims Financing Obligations and Notes Payable, within the notes to the consolidated financial statements as of and for the year ended December 31, 2023 appearing elsewhere in this prospectus.
2.
On November 13, 2023, the Company entered into the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (“Second Virage MTA Amendment”), which extended the due date for the payment obligations to Virage to December 31, 2024. See summary in Note 4, Asset Acquisitions, within the notes to the consolidated financial statements as of and for the year ended December 31, 2023 appearing elsewhere in this prospectus. On April 1, 2024, the Company entered into the MTA Amendment No. 3 and Amendment No. 2 to the Amended and Restated Security Agreement (“Third Virage MTA Amendment”), which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) commence the sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM.
3.
On November 13, 2023, the Company entered into the Amended and Restated Nomura Promissory Note, which extended the due date to December 31, 2024. See summary in Note 11, Claims Financing Obligations and Notes Payable, within the notes to the consolidated financial statements as of and for the year ended December 31, 2023 appearing elsewhere in this prospectus. On March 26, 2024, the maturity date of the Amended and Restated Nomura Promissory Note was extended to September 30, 2025.
4.
On November 14, 2023, the Company entered into the Yorkville SEPA, which included the issuance of Convertible Notes to Yorkville having aggregate principal amounts of up to $15.0 million. See summary in “Yorkville SEPA” within Sources of Liquidity section below, as well as “Committed Equity Facility” within Note 1, Description of the Business, and Note 11, Claims Financing Obligations and Notes Payable, within the notes to the consolidated financial statements as of and for the year ended December 31, 2023 appearing elsewhere in this prospectus. On April 8, 2024, the maturity date of the Convertible Notes was extended to September 30, 2025. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13,000,000 on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA.

The Company has concluded that such actions alleviate the substantial doubt about the Company’s ability to continue as a going concern beyond one year from the date these financial statements are issued.

Sources of Liquidity

Working Capital Credit Facility

On March 6, 2023, Subrogation Holdings entered into a credit agreement (“Initial Credit Agreement”) with HPH, pursuant to which HPH funded an initial $10 million in proceeds to Subrogation Holdings. On March 29, 2023, the Initial Credit Agreement was fully amended and restated (the “Working Capital Credit Facility”), providing for funding of up to $80 million (with a 40% original issue discount), consisting of a Term Loan A commitment to fund up to $30 million (in multiple installments) in proceeds and a Term Loan B Commitment to fund up to $18 million (in multiple installments) in proceeds. On March 29, 2023, an additional $5 million was disbursed to Subrogation Holdings under the Term Loan A. Loans under the Working Capital Credit Facility accrue interest at a Term Secured Overnight Financing Rate for 12-month interest period, plus an applicable margin of 10% per annum. Accrued interest is payable in kind and will be capitalized quarterly. The Working Capital Credit Facility has a stated maturity date of March 31, 2026, and HPH may extend for up to one year in its sole discretion.

On May 11, 2023 and June 13, 2023, HPH notified us that it would not disburse additional funds under the Working Capital Credit Facility until the Company satisfied certain milestone funding conditions, including certain servicing obligations as well as filing the 2022 Form 10-K. The parties subsequently agreed that $5.5 million will be funded under Term Loan A in accordance with the terms of the Working Capital Credit Facility subsequent to the filing of the 2022 Form 10-K and receipt of funding notices, deeming funding conditions satisfied or waived. Following such funding, the Term Loan A commitment would be terminated, with total funding of $20.5 million. In addition, the parties agreed to increase the Term Loan B commitment from $18 million to $27.5 million, after giving effect to the original issue discount on the Working Capital Credit Facility and which will be funded in multiple installments and in accordance with the terms of the Working Capital Credit Facility. Funding will be at a rate of $2.25 million per month until December 2023, and thereafter at $1.75 million per month up to $14.0 million, subject to potential further reductions in the case of certain agreed cost savings and funds availability. The amended terms to the Working Capital Credit Facility were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023.

On August 4, 2023, the Company received funding amounting to $5.5 million from Term Loan A and $2.25 million installment under Term Loan B. Under Term Loan B, the Company received $2.25 million of funding on August 30, 2023, and Subrogation Holdings received $4.5 million on November 13, 2023 and $4.5 million on January 25, 2024.

Amounts borrowed and obligations under the Working Capital Credit Facility are secured by a pledge of proceeds from certain Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Second Amended and Restated First Lien Credit Agreement, and in order to secure those additional advances of Term Loan B beginning in January 2024, the following was provided as additional collateral: (i) a pledge of proceeds from certain Claims in the Company’s Claims portfolio, up to $14 million; (ii) a pledge of the equity interests in an Affiliate of Messrs. John Ruiz and Frank Quesada; and (iii) a personal guaranty by Messrs. John Ruiz and Frank Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024. On December 22, 2023, our Board approved the Company's payment of certain costs and fees (including legal fees) on behalf of John H. Ruiz and Frank C. Quesada, associated with a mortgage granted in connection with said guaranty, totaling $0.1 million.

MSP Principals Promissory Note

On June 16, 2022, the MSP Principals provided cash to the Company to finance operations in an aggregate amount of $112.8 million. The Company issued the MSP Principals Promissory Note to the MSP Principals in an aggregate principal amount of $112.8 million that has an annual interest rate of 4%, payable in kind, and matures on the day that is the four-year anniversary of the issuance. On the maturity date, the Company is required to pay the MSP Principals an amount in cash equal to the outstanding principal amount, plus accrued and unpaid interest. The promissory note is prepayable by the Company at any time, without prepayment penalties, fees or other expenses. In addition to the amounts in the Promissory Note, at the merger date with LCAP, the MSP Principals contributed $13.0 million through funds that had been loaned to VRM MSP to cover related service fees. A portion of the proceeds under the MSP Principals Promissory Note in an amount equal to $36.5 million was advanced to the Law Firm for certain operating expenses as contemplated by the Legal Services Agreement. The MSP Principals Promissory Note contains customary events of default that would allow the MSP Principals to declare the MSP Principals Promissory Note immediately due and payable or the MSP Principals Promissory Note will immediately and automatically become due and payable without notice, presentment, demand, protest or other request of any kind. In addition, the MSP Principals Promissory Note may be accelerated by the MSP Principals if the Board of Directors of the Company (excluding the MSP Principals) terminates the Legal Services Agreement.

During the year ended December 31, 2023, the Company received a $4.95 million loan from the Law Firm, evidenced by an unsecured promissory note, to provide general operational funding. The aggregate unpaid principal amount of this promissory note is due 24 months from the date of the last advance from the Working Capital Credit Facility is made. This promissory note is payable by the Company at any time, without prepayment penalties, fees, or other expenses. The note does not carry any interest and can be repaid at any time or from time to time without a prepayment penalty. On March 4, 2024, the Board authorized the partial repayment of the Law Firm Loan in the amount of $0.4 million, which funds were to be used for the express purpose of paying property taxes on real property owned and pledged by the MSP Principals to HPH as collateral in connection with the Working Capital Credit Facility.

Amended and Restated Nomura Promissory Note

On May 27, 2022, the Company issued an unsecured promissory note to Nomura in a principal amount of approximately $24.5 million related to advisory fees and deferred underwriting fees and expenses that became due and payable by the Company to Nomura, in connection with the consummation of the Business Combination (as defined herein).

On April 12, 2023, the Company amended the promissory note, increasing the principal amount to approximately $26.3 million and extending the maturity date of the promissory note to September 30, 2024. On November 13, 2023, the Company entered into the Amended and Restated Nomura Promissory Note, to (a) increase the principal amount to approximately $28.9 million, (b) extend the maturity date to December 31, 2024 and (c) permit the Company to use the proceeds of an at-the-market offering to repay indebtedness incurred by the Company for which the proceeds are used for operating expenses, subject to certain enumerated restrictions.

On March 26, 2024, the Company further amended and restated the Nomura promissory note (the “Amendment to the Amended and Restated Nomura Promissory Note”) to (a) increase the principal amount to approximately $30.0 million, and (b) extend the maturity date to September 30, 2025. The amended note carries an interest rate of 16% per annum and is payable in kind or in cash, at the Company’s discretion, every 30 calendar days after March 22, 2024. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the Amended and Restated Nomura Promissory Note together with all accrued and unpaid interest thereon.

Yorkville SEPA

On January 6, 2023, we entered into a purchase agreement with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”), pursuant to which Yorkville committed to purchase up to $1 billion in shares of Class A Common Stock, subject to certain limitations and conditions set forth therein. On November 14, 2023, we entered into the Yorkville SEPA, which fully amended and restated the January 6, 2023 agreement.

Pursuant to the Yorkville SEPA, the Company has the right to sell to Yorkville up to $250 million of its Class A Common Stock, subject to certain limitations and conditions set forth in the Yorkville SEPA, from time to time during the term of the Yorkville SEPA. Sales of Class A Common Stock to Yorkville under the Yorkville SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Class A Common Stock to Yorkville under the Yorkville SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the Yorkville SEPA, the Company will have the right, but not the obligation, from time to time at its discretion until the Yorkville SEPA is terminated to direct Yorkville to purchase a specified number of shares of Class A Common Stock (“Advance”) by delivering written notice to Yorkville (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of Class A Common Stock purchased pursuant to an Advance Notice delivered by the Company will be purchased at a price equal to (i) 98% of the VWAP of the shares of Class A Common Stock on the applicable date of delivery of the Advance Notice during regular trading hours on such date or (ii) 97% of the lowest daily VWAP of the shares of Class A Common Stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville. “VWAP” is defined as the daily volume weighted average price of the shares of Class A Common Stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

In connection with the Yorkville SEPA, and subject to the condition set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.0 million. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in proceeds to us of $4.73 million on November 16, 2023. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in proceeds to us of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

As required pursuant to the Amended and Restated Nomura Promissory Note, 50% of the aggregate proceeds under the Yorkville SEPA will be used to repay amounts outstanding under the Amended and Restated Nomura Promissory Note (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds will be used to repay amounts due under the Convertible Notes, if any, or be paid to the Company after the Convertible Notes are fully repaid. Pursuant to the Third Virage MTA Amendment, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return after the Convertible Notes are fully satisfied.

Pursuant to the Convertible Notes, Yorkville has the option, subject to certain limitations, of exchanging on one or more occasions all or part of the then outstanding balance under the note for shares of our Class A Common Stock at a conversion price equal to the lower of: (i) a fixed price equaling 120% of VWAP the day prior to the date of the closing of each tranche (the “Fixed Price”) or (ii) a variable price equaling 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the exchange (the “Variable Price”), but in no event may the variable price be lower than $1.00 per share (the “Floor Price” as lowered pursuant to the Yorkville Letter Agreement). With respect to the initial Convertible Note issued on November 15, 2023, the Fixed Price equals $8.0225 per share, with respect to the second Convertible Note issued on December 11, 2023, the Fixed Price equals $3.7136 per share, and with respect to the third Convertible Note issued on April 8, 2024, the Fixed Price equals $1.5050 per share.

Upon the occurrence and during the continuation of an event of default, the Convertible Notes shall become immediately due and payable, and the Company shall pay to Yorkville the principal and interest due thereunder. Events of default include, among others: (i) the Class A Common Stock shall cease to be quoted or listed for trading, as applicable, on any primary market for a period of ten (10) consecutive Trading Days (the Company is currently in compliance with NASDAQ listing requirements and has not been issued a reverse stock split warning since regaining compliance upon the Reverse Split) and (ii) failure to timely file with the SEC any periodic report on or before the due date of such filing as established by the SEC, including extensions under Rule 12b-25 under the Exchange Act. In no event shall Yorkville be allowed to effect a conversion if such conversion, along with all other shares of Common Stock beneficially owned by Yorkville and its affiliates would exceed 9.99% of the outstanding shares of the Common Stock of the Company. If any time on or after November 14, 2023: (i) the daily VWAP is less than the Floor Price for ten consecutive trading days (“Floor Price Trigger”), (ii) the Company has issued substantially all of the shares available under the Exchange Cap (as defined below) (“Exchange Cap Trigger”), or (iii) the Parent is in material breach of the Registration Rights Agreement, and such breach remains uncured for a period of twenty trading days, or the occurrence of an “Event” (as defined in the Registration Rights Agreement) (“Registration Event Trigger” and collectively with the Floor Price Trigger and the Exchange Cap Trigger, the “Trigger”), then the Company shall make monthly payments to Yorkville beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $1,500,000 plus a 5.0% premium and accrued and unpaid interest. The Exchange Cap Trigger will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of Class A Common Stock pursuant to the transactions contemplated in the Convertible Note and the Yorkville SEPA in excess of 19.99% of the aggregate number of shares of Class A Common Stock issued and outstanding as of the effective date of the Yorkville SEPA (the “Exchange Cap”).

Yorkville, at its discretion and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance and sale of shares of Class A Common Stock to Yorkville at the Conversion Price in consideration of an offset of the Convertible Notes (“Yorkville Advance”). Yorkville, in its sole discretion, may select the amount of any Yorkville Advance, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation, does not exceed the Exchange Cap or the amount of shares of Class A Common Stock that are registered. As a result of a Yorkville Advance, the amounts payable under the Convertible Notes will be offset by such amount subject to each Yorkville Advance.

The Company will control the timing and amount of any sales of shares of Class A Common Stock to Yorkville, except with respect to the conversion of the Convertible Notes. Actual sales of shares of Class A Common Stock to Yorkville as an Advance under the Yorkville SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s Class A Common Stock and determinations by the Company as to the appropriate sources of funding for our business and operations.

The Yorkville SEPA will automatically terminate on the earliest to occur of: (i) the first day of the month following the 36-month anniversary of the date of the Yorkville SEPA, or (ii) the date on which Yorkville shall have made payment of Advances pursuant to the Yorkville SEPA for shares of Class A Common Stock equal to $250 million. The Company has the right to terminate the Yorkville SEPA at no cost or penalty upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Class A Common Stock need to be issued and the Company has paid all amounts owed to Yorkville pursuant to the Convertible Notes. The Company and Yorkville may also agree to terminate the Yorkville SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer the Company’s respective rights and obligations under the Yorkville SEPA, and no provision of the Yorkville SEPA may be modified or waived by the Company or Yorkville other than by an instrument in writing signed by both parties.

The Yorkville SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The net proceeds under the Yorkville SEPA to the Company will depend on the frequency and prices at which the Company sells its shares of Class A Common Stock to Yorkville. The Company expects that any proceeds received from such sales to Yorkville will be used for working capital and general corporate purposes.

On April 8, 2024, the Company and Yorkville reached an agreement (the “Yorkville Letter Agreement”) to: (1) reduce the Floor Price from $1.28 to $1.00; (2) waive the first monthly payment due to the Floor Price Trigger, thereby curing the Floor Price Trigger; and (3) extend the maturity date of the Convertible Notes to September 30, 2025. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13,000,000 on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA.

Assignment and Sale of Proceeds Agreement

On June 30, 2022, the Company entered into an Assignment and Sale of Proceeds Agreement (the “Assignment Agreement”) and a Recovery Services Agreement (the “Services Agreement” and collectively, the “Agreements”) with the Prudent Group (“Prudent”) in order to monetize up to $250 million of the value of the Company’s net recovery interest in Claim demand letters that the Company has commenced sending to insurers who admitted they had primary payer responsibility for the underlying accidents to the federal government (“Net Recovery Proceeds”). Pursuant to the Agreements, at the Company’s sole and absolute discretion, the Company has the right to direct Prudent to acquire, on a non-recourse basis, a percentage of Net Recovery Proceeds, up to an aggregate of $250 million, at a purchase price of 90% of Net Recovery Proceeds of such Claim.

Under the Services Agreement, the Company will service and recover on the demand letters and will retain any revenues generated in excess of the amount received from Prudent, plus up to an 18% annual return on the amount Prudent paid for Net Recovery Proceeds. Prudent may terminate the Services Agreement upon sixty (60) days prior written notice to the Company. The Company plans to utilize the Assignment Agreement as funding is needed. To date, the Company has not exercised its rights pursuant to the Services Agreement and does not anticipate doing so in the foreseeable future.

Actual results, including sources and uses of cash, may differ from our current estimates due to the inherent uncertainty involved in making those estimates and any such differences may impact the Company’s ability to continue as a going concern in the future. The expenditures associated with the development and launch of our additional recovery services and the anticipated increase in Claims recovery capacity are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in the section entitled “Risk Factors.”

Claims Financing Obligations

On March 29, 2023, the Company acquired a controlling interest in nine legal entities, whose sole assets are CCRAs, from Hazel. This is referred to as the “Claims Purchase.” The purchase price for the Claims Purchase was funded by (i) a purchase money loan between Hazel, as a lender, and the Company, as a borrower, in the amount of $250 million (the “Purchase Money Loan”) and (ii) proceeds from the sale of certain, separate CCRAs in the Claims Sale. See Note 4, Asset Acquisitions, in the consolidated financial statements included elsewhere in this prospectus.

On February 20, 2015, a subsidiary of the Company entered into a Claims Proceeds Investment Agreement (“CPIA”) with a third-party investor to invest directly and indirectly in Claims, disputes, and litigation and arbitration Claims. For such investment, the Company assigned to the investor a portion of the future proceeds of certain Claims, albeit the Company remained the sole owner and assignee of rights to Claims because the investor was only acquiring rights to a portion of the proceeds of the Claims. The investor return was based on its investment ($23 million between the original and amended agreements) and an internal rate of return of 30% calculated from the Closing Date.

During the year ended December 31, 2022, the Company finalized an Amendment to the CPIA and a Warrant Agreement with the third-party, pursuant to which the parties have agreed to amend the original CPIA and required payment terms. See Note 11, Claims Financing Obligations and Notes Payable, to our consolidated financial statements included elsewhere in this prospectus for a description of the Claims financing obligations and details on the amendment.

Tax Receivable Agreement

Under the terms of the TRA, we generally will be required to pay to the Members, and to each other person from time to time that becomes a “TRA Party” under the TRA, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the TRA. The term of the TRA will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the TRA for an amount representing the present value of anticipated future tax benefits under the TRA or certain other acceleration events occur. Any payments made by us under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us, and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
(in thousands)	2023	2022
Net cash used in operating activities	$(40,023)	$(80,634)
Net cash provided by (used in) investing activities	7,558	(5,684)
Net cash provided by financing activities	29,017	99,735
(Decrease) increase in cash and restricted cash	(3,448)	13,417
Cash and restricted cash at beginning of year	15,081	1,664
Cash and restricted cash at end of period	$11,633	$15,081

Cash Flows Used in Operating Activities

Net cash used in operating activities decreased by $40.6 million to $40.0 million for the year ended December 31, 2023 compared to net cash used in operating activities of $80.6 million for the year ended December 31, 2022. During the year ended December 31, 2023, net cash used in operating activities was impacted primarily by our net loss, $476.5 million of claims amortization expense, $289.1 million of paid-in-kind interest, allowance for credit losses $5.0 million, and an increase of $31.2 million of changes in working capital, partially offset by a change in fair value of warrant liability of $4.8 million, gain on sale of intangible $4.6 million and a mark-to-market gain on liability payable in stock of $4.4 million.

During the year ended December 31, 2022, net cash used in operating activities was impacted primarily by our net loss, an increase in Prepaid and other assets of $27.6 million and decrease in affiliate payable of $25.4 million. This was partially offset by a $2.2 million increase in accounts payable and accrued liabilities. Net cash used in operating activities was further impacted by non-cash charges including a $63.4 gain on debt extinguishment partially offset by Claims amortization expense of $266.9 million, paid-in-kind interest of $145.3 million, share-based compensation of $20.1 million and change in fair value of derivatives of $9.6 million and change in fair value of warrant liabilities of $2.9 million.

Cash Flows Provided by (Used in) Investing Activities

Net cash provided by investing activities increased by $13.2 million to $7.6 million for the year ended December 31, 2023 compared to cash used in investing activities $5.7 million for the year ended December 31, 2022. During the year ended December 31, 2023, our cash provided by investing activities was primarily $10.0 million proceeds from the sale of CCRAs, which are included in Intangible assets, offset by cash used in investing activities related to the acquisition of additional CCRAs amounting to $0.7 million and $1.7 million of additions to property, plant, and equipment.

During the year ended December 31, 2022, our cash used in investing activities was primarily due to acquisition of additional CCRAs included in Intangible assets, net, of which $2.7 million was paid for in cash and $3.0 million of additions to property, plant and equipment.

Cash Flows Provided by Financing Activities

Net cash provided by in financing activities decreased by $70.7 million to $29.0 million for the year ended December 31, 2023 compared to $99.7 million net cash provided by financing activities for the year ended December 31, 2022. During the year ended December 31, 2023, our net cash used in financing activities was primarily due to borrowings from the New Money Loan of $39.0 million and proceeds from the related party loan of $4.95 million, which are offset by $11.4 million restricted cash payment related to the FEF shares to CF, $2.6 million repayments of the claims financing obligation, $0.7 million of debt issuance costs and $0.3 million payment of deferred financing costs.

During the year ended December 31, 2022, our net cash used in financing activities was primarily due to proceeds from the related party loan of $125.8 million, proceeds from the Business Combination of $12.0 million, $9.2 million from the issuance of common stock and $2.4 million from the issuance of temporary stock. These were partially offset by $49.6 million of transaction costs incurred in connection with the Business Combination.

Off-Balance Sheet Commitments and Arrangements

As of the balance sheet dates of December 31, 2023 and December 31, 2022, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC and US GAAP.

Contractual Obligations, Commitments and Contingencies

Based on Claims financing obligations and notes payable agreements, as of December 31, 2023 and 2022, the present value of amounts owed under these obligations were $556.3 million and $201.3 million, respectively, including unpaid interest to date of $0.8 million and $2.8 million, respectively. The weighted average interest rate is 14.7% based on the current book value of $556.3 million with rates that range from 0.0% to 20.00%. The Company is expected to repay these obligations from cash flows from Claim recovery income.

As of December 31, 2023, the minimum required payments on these agreements are $702.4 million. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.

As of December 31, 2023, the Company has $941.3 million of guaranty obligations. On April 12, 2023, we entered into the Virage MTA Amendment pursuant to which the payment date was extended from May 23, 2023 until September 30, 2024, subject to acceleration upon certain triggering events. On November 13, 2023, the maturity date was extended to December 31, 2024. Under the Virage MTA Amendment, Virage will receive a first priority lien on all sources of revenue of the company not otherwise encumbered as of the date of the Virage MTA Amendment, to the extent in excess of the amount of revenues necessary to establish and maintain an operating reserve of $70 million for overhead expenses and applicable taxes. On July 24, 2023, the operating reserve was adjusted to $47.5 million and pursuant to the Second Virage MTA Amendment, the operating reserve was changed from $47.5 million to the budget of the Company (plus applicable taxes) plus 10%. On April 1, 2024, the Company entered into the Third Virage MTA Amendment which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) commence the sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM.

Critical Accounting Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, to our consolidated financial statements appearing elsewhere in this prospectus for a description of our other significant accounting policies.

Impairment of Intangible Assets

We evaluate long-lived assets, such as property and equipment, and finite-lived intangibles, such as Claims recovery rights and capitalized software costs, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value.

For the CCRA intangibles, we will also assess the intangible assets recognized for CCRAs for impairment in accordance with ASC 350-30-35-14, whereby an impairment loss shall be recognized if the carrying amount of the intangible asset is not recoverable and its carrying amount exceeds its fair value based on the model for long-lived assets to be held and used under ASC 360-10. ASC 360-10 requires entities to evaluate long-lived assets (including finite-lived intangible assets) when indicators are present. Impairment indicators would result only when the potential recoveries under the Claim paths of all remaining Claims suggests the unamortized carrying value is not recoverable. As upfront payments for CCRAs are typically a fraction of the potential recoveries, it would typically take a substantial negative event (such as an unfavorable court ruling upheld on appeal or a change in law/statute with retroactive effect) to suggest an impairment may be triggered.

During the Company’s annual review of its CCRAs, the Company identified potential impairment indicators, such as recurring operating losses, which it considered in its evaluation of its definite-lived intangible assets. As a result, the Company performed a recoverability analysis on the definite-lived CCRA intangible assets. The recoverability analysis primarily included unobservable inputs, including internally developed assumptions about the estimated market share of insurance carriers that may not have paid claims due to Assignors, undiscounted cash flows of potential estimated recoveries from those carries, the corresponding direct costs associated with those estimated recoveries, and the Company’s ability to successfully litigate or negotiate settlements. In addition, the Company also took into consideration transactions of the sale of CCRAs to unrelated third parties. Based on these analyses, the Company concluded that the undiscounted net recoveries were in excess of CCRAs’ carrying amounts as of December 31, 2023. As such, no impairment was recognized. There are inherent risks in our business which could impact the recoverability analysis. For example, litigation outcomes are inherently risky, and unfavorable court rulings, delays, damages calculations, or other limitations can adversely affect our recovery efforts. In addition, the market share of the carriers that we pursue may change, which could impact the overall potential recoveries that we could generate in the future. As a result, factors may change in the future that could negatively impact our recoverability of the CCRAs, and may result in a material impairment charge.

BUSINESS

Industry Overview

Our business is directly related to the healthcare industry and is affected by healthcare spending and complexity in the healthcare industry. The market for healthcare data and healthcare claims recovery solutions is large and growing. We estimate that our total potentially serviceable market is over $150 billion annually. Our primary focus is on the Medicare and Medicaid market segments. Medicare is the second largest government program, with estimated annual expenditures during 2022 of approximately $944.3 billion for approximately 65.5 million enrollees. Medicaid has a combined estimated annual expenditure during 2022 of approximately $805.7 billion for approximately 85.3 million enrollees. Of the billions spent yearly by Medicare on medical expenses for its beneficiaries, we estimate that at least 10% of this was improperly paid by private Medicare plans.

Our potentially serviceable market, and therefore revenue potential, is impacted by the expansion or contraction of healthcare coverage and spending, which directly affects the number of Claims available. The Centers for Medicare & Medicaid Services (“CMS”) has stated that the U.S. National Health Expenditure (“NHE”) grew 2.7% to $4.3 trillion in 2021, and accounted for 18.3% of GDP of which Medicare and Medicaid expenditures accounted for $1.6 trillion. CMS has projected that health spending will continue to grow at an average rate of 5.4% a year between 2019 and 2028. The Office of the Actuary of CMS estimates that the NHE will amount to $6.2 trillion, accounting for 19.7% of the GDP by 2028, and is projected to grow 1.1% faster than the GDP between 2019 and 2028. We also believe reimbursement models may become more complex as healthcare payers accommodate new markets and lines of business and as advancements in medical care increase the number of testing and treatment options available. As reimbursement models grow more complex and healthcare coverage increases, the complexity and number of Claims may also increase, which could impact the demand for our solutions. Such changes could have a further impact on our results of operations.

As of December 31, 2023, approximately 93.1% of our expected recoveries arise from Claims being brought under the MSP Act. While we believe the MSP Act has bipartisan support, changes to the laws on which we base our recoveries, particularly the MSP Act, can adversely affect our business. Our ability to generate future revenue is therefore significantly dependent on factors outside of our control.

Business Overview

We are a leading healthcare recovery and data analytics company. We focus on the Medicare, Medicaid, and commercial insurance spaces. We are disrupting the antiquated healthcare reimbursement system, using data and analytics to identify and recover improper payments made by Medicare, Medicaid, and commercial health insurers. Medicare and Medicaid are payers of last resort. Too often, they end up being the first and only payers, because the responsible payer is not identified or billed. As Medicare and Medicaid pay a far lower rate than what other insurers are often billed, this costs the healthcare system (and the supporting taxpayers) tens of billions of dollars a year in improper billing and lost recoveries. By discovering, quantifying, and settling the billed-to-paid gap on a large-scale basis, the Company is positioned to generate meaningful annual recovery revenue at high profit margins.

Our access to large volumes of data, sophisticated data analytics, and a leading technology platform provide a unique opportunity to discover and recover Claims. We have developed Algorithms to identify waste, fraud, and abuse in the Medicare, Medicaid, and commercial health insurance segments. Our team of experienced data scientists and medical professionals analyze historical medical Claims data to identify recoverable opportunities. Once potential recoveries are reviewed by our team, they are aggregated and pursued. Pursuant to statute and case law, we believe we have an established basis for future recoveries.

We differ from our competitors as we receive our recovery rights through irrevocable assignments of Claims. As assignees of recovery rights, we assume risks that our competitors do not. Rather than provide services under third-party vendor services contracts, we receive the rights to certain recovery proceeds from our Assignors’ Claims (and, in most cases, take assignment of the Claims themselves, allowing us to step into the Assignors’ shoes). As we, or our affiliated entities, are assigned recovery rights associated with Claims, we are the plaintiff in any action filed and therefore exercise control over the direction of the litigation. By receiving Claims through assignment, we can pursue additional recoveries under legal theories. Although we own recovery rights to pursue recoveries on the assigned Claims, for a significant portion of those Claims assigned, our ability to pursue recoveries depends on our ongoing access to data associated with those Claims through data access rights granted to us. The termination of said data access rights would substantially impair our ability to generate recoveries on those Claims.

Our current Claims portfolio has scaled significantly. We are entitled to a portion of any recovery rights associated with approximately $1,544 billion in Billed Amount (and approximately $370 billion in Paid Amount), which contains approximately $88.9 billion in Paid Value of Potentially Recoverable Claims, as of December 31, 2023. We believe it would take any competitor a significant time to amass the portfolio of Claims rights currently owned by us due to, among things, the volume of our Claims data retained and strength of our data analytics, which we believe are key to attracting counterparties willing to assign Claims to us.

Our data recovery system operates across a Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) compliant IT platform incorporating the latest in business intelligence and data technology. Due to the sensitive nature of the data we receive from our Assignors, we ensure that our data systems comply with the security and privacy mandates by federal law. In April 2022, a HITRUST authorized External Assessor Organization and AICPA member firm (the “Assessor”) completed independent assessments of MSP

Recovery’s system. These independent assessments verified that we met the healthcare industry’s highest standards in protecting healthcare information and mitigating this risk, including compliance with HIPAA rules and regulations. On March 2, 2023, the Assessor provided MSP Recovery a report demonstrating that our data recovery system’s commitments and system requirements meet or exceed the stringent SOC 2 Type II applicable trust services criteria. On October 13, 2023, HITRUST certified that the platforms, facilities, and supporting infrastructure of our organization meet the HITRUST CSF® v11.1.0 Implemented, 1-year (i1) certification criteria. For our cloud computing services, we currently use Amazon Web Services (“AWS”) which is also HITRUST certified.

Company History

In April 2014, MSP Recovery’s predecessor, La Ley Recovery Systems, entered into its first assignment agreement. Later that year, MSP Recovery was founded to provide data driven solutions, and La Ley Recovery Systems filed its first lawsuit against a primary payer—Allstate Insurance Company. In late 2014, we entered into assignment agreements with our second and third Assignors. To date, we have over 160 Assignors.

Since 2014, we have achieved significant legal victories, including several significant federal appellate court wins. In these opinions, the courts agreed with us on a variety of key issues, holding that:

•
downstream entities, such as MSOs and IPAs have standing to sue primary plans under the MSP Laws; and
•
a settlement agreement with a Medicare beneficiary is evidence of constructive knowledge that the primary payer had reimbursement obligations.

On May 23, 2022, the Company (formerly LCAP) consummated the Business Combination pursuant to the MIPA. Pursuant to the MIPA, the Members sold and assigned all of their membership interests in Legacy MSP to the Company in exchange for Up-C Units. For more information about the Business Combination, refer to Note 3, Business Combination, to the consolidated financial statements included elsewhere in this prospectus.

In January 2022, the Company launched LifeWallet, a versatile, scalable, and expandable data ecosystem, where tokenized data is stored in a secure, user friendly platform with multiple applications. A number of applications currently in development will be powered by LifeWallet.

Business Model

Recovery Model

We receive irrevocable assignments of health Claims recovery rights through CCRAs from a variety of sources including, but not limited to, MAOs, MSOs, HMOs, hospitals, and other at-risk entities. Prior to executing a CCRA, we utilize our proprietary internal data analytics platform to review the set of Claims and identify Claims with probable recovery paths.

Once Claims have been assigned, our data analysts run proprietary Algorithms to identify potential recoveries. Results are then quality checked by our internal medical team. We contract with Law Firm and other law firms to pursue recoveries through the legal system. Where appropriate, Law Firm contacts primary payers to demand payment of amounts owed. Prior to litigation, there may be an incentive for the primary insurer to settle as, pursuant to the Medicare Secondary Payer Act, an action for damages in the case of a primary plan which fails to provide for primary payment (or appropriate reimbursement) shall be in an amount double the amount otherwise provided.

We engage with each Assignor independently. We are typically entitled to 100% of recoveries pursuant to our CCRAs. From those recoveries, we are typically contractually obligated to pay 50% of Net Proceeds to the Assignor. In certain cases, we have purchased the Assignor’s rights to recovery proceeds in advance of any collection; therefore, entitling the Company to retain 100% of the Net Proceeds. The “Net Proceeds” of any assigned Claim is defined as the gross amount recovered on an assigned Claim, minus any costs directly traceable to such assigned Claim(s) for which recovery was made. In some instances, we may purchase outright an Assignor’s recovery rights; in this instance, we are entitled to the entire recovery. In some cases, we have entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. Such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries or based on a percentage of actual recoveries.

We have not yet generated substantial revenue from the recovery model. To date, the majority of our revenue has been generated by Claims recovery services which are either performance-based or fee for service arrangements as described below.

Chase to Pay

Over time, the Company believes that a large part of the flaws that exist in the marketplace can be significantly improved by the solutions that can be achieved by our “Chase to Pay” model. Chase to Pay is a near real-time analytics driven platform that identifies the proper primary insurer at the point of care or close enough in proximity for payers to determine primary and secondary payers. Chase to Pay is intended to plug into near real-time medical utilization platforms used by providers at the points of care. Rather than allow an MAO to make a wrongful payment whereby the payer needs to chase down the primary payer and collect a reimbursement for the MAO, Chase to Pay is intended to prevent the MAO from making a wrongful payment and ensure that the correct payer pays in the first instance. Furthermore, the primary payer typically will make payments at a higher multiple than the MAO would have paid, and MSP will be entitled to receive its portion of the recovery proceeds on the amounts paid by the primary payer. Chase to Pay is powered, in part, by Palantir Technologies’ Foundry platform utilizing LifeWallet’s industry knowledge.

As Chase to Pay works at or around the point of care, it is expected to substantially decrease legal costs of recovery. As a result, when implemented, Chase to Pay is expected to improve the net recovery margin as the recovery multiple grows and variable legal costs to recover decline. As a result of having already received data from 28 insurance carriers for historical claims, and based on the agreement with said carriers to receive data daily therefrom for one year from the date of the settlement, the Chase to Pay model can be utilized.

Although we have not yet generated revenue from this model, some customers send data to LifeWallet on a daily, monthly, or quarterly basis. The Company is working to increase the number of customers that provide daily data outputs. We are currently in the process of determining the pricing and form of these arrangements. As part of our “Chase to Pay” model, we launched LifeWallet in January 2022, a platform powered by our sophisticated data analytics, designed to locate and organize users’ medical records, facilitating efficient access to enable informed decision-making and improved patient care. See the section entitled The LifeWallet Ecosystem for more information about Chase to Pay.

Claims Recovery Services

We may also recognize Claims recovery service revenue from our services to customers to assist those entities with the pursuit of Claims recovery rights. We provide services to other parties in identifying recoverable Claims as well as provide data matching and legal services. Under our Claims recovery services model, we do not own the rights to Claims but provide our services for a fee based on budgeted expenses for the month with an adjustment for the variance between budget and actual expense from the prior month.

Pursuant to that certain Recovery Services Agreement (the “MSP RH Series 01 Recovery Services Agreement”), dated as of October 23, 2020, by and between MSP Recovery Holdings Series 01, LLC (“MSP RH Series 01”) and MSP Recovery, MSP Recovery provided services including identifying, processing, prosecuting, and recovering money for certain Claims of MSP RH Series 01. In return for these services, MSP RH Series 01 paid a one-time fee of approximately $7.2 million and paid annual service fees of approximately $3.0 million commencing January 1, 2021, subject to adjustment based on the aggregate value of Claims of MSP RH Series 01 that is subject to the MSP RH Series 01 Recovery Services Agreement. On March 29, 2023, this service fee agreement was terminated in connection with the series of agreements discussed in further detail in the Hazel Transactions section of Note 4, Asset Acquisitions, to the consolidated financial statements included elsewhere in this prospectus. See also Note 2, Basis of Presentation and Summary of Significant Accounting Policies, to the consolidated financial statements included elsewhere in this prospectus.

The fees received pursuant to this agreement are related to expenses incurred and are not tied to the Billed Amount or potential recovery amounts. Although we believe our future business to be highly tied to the recovery model and Chase to Pay, we will continue to enter into these contracts as the market dictates.

MANAGEMENT

Management and Board of Directors

The following table sets forth certain information, as of April 18, 2024, concerning the persons who serve as executive officers and members of the Board:

Directors	Age	Position
John H. Ruiz	57	Class III Director
Frank C. Quesada	44	Class III Director
Ophir Sternberg	53	Class III Director
Beatriz Maria Assapimonwait	61	Class I Director
Michael Arrigo	65	Class II Director
Thomas Hawkins	63	Class II Director
Roger Meltzer	73	Class I Director

Executive Officers		Position
John H. Ruiz	57	Chief Executive Officer
Frank C. Quesada	44	Chief Legal Officer
Ricardo Rivera	52	Chief Operating Officer
Alexandra Plasencia	39	General Counsel
Francisco Rivas-Vasquez	45	Chief Financial Officer

Information about Executive Officers and Directors

Directors

John H. Ruiz

Experience: John Ruiz is a founder of LifeWallet and has served as Chief Executive Officer since the Company’s inception (in 2014 as MSP Recovery). Mr. Ruiz was named one of Lawyers of Distinction’s “2023 Power Lawyers,” for his accomplishments in healthcare law. He was also named “2019’s DBR Florida Trailblazer,” for his work in integrating data analytics into the practice of law, and for its positive impact on healthcare recoveries across the mainland U.S. and Puerto Rico. Over the course of his 30-year legal career, Mr. Ruiz has gained national recognition in class action, mass tort litigation, MDL consolidated cases, medical malpractice, products liability, personal injury, real estate, and aviation disaster cases. Recently, Mr. Ruiz led the legal strategy in the landmark victory handed down by the U.S. Court of Appeals for the Eleventh Circuit, in MSP Recovery Claims Series v. Ace American (11th Cir.). In addition, he has certified more than 100 class actions and led MSP’s participation in Humana v. Western Heritage (11th Cir.), MSP Recovery v. Allstate (11th Cir.), and MSPA Claims 1, LLC v. Kingsway Amigo Ins. Co. (11th Cir.). Mr. Ruiz has been involved as counsel in cases that have totaled more than $20 billion in settlements. These class actions resulted in some of the largest awards in Florida against major insurance companies. In total, Mr. Ruiz has certified class actions against major car insurers in the State of Florida, resulting in the current and potential redistribution of billions of dollars in improperly paid claims spanning a period of more than 10 years. Starting as early as 1996, Mr. Ruiz filed class-action lawsuits on behalf of more than 30,000 Miami-Dade County residents against the Florida Department of Agriculture for trespassing onto the private properties of homeowners and chopping down their citrus trees without any compensation. The case was ultimately certified, and the Department of Agriculture directly compensated all members of the aggrieved class. In 2001, Mr. Ruiz represented consumers in a class action lawsuit against Firestone that resulted in dozens of fatalities and thousands of serious blowouts. Mr. Ruiz was also hired as local counsel by numerous out of state law firms that had pending cases in Florida courts. The cases in aggregate settled for more than $30 million. Mr. Ruiz also represented the families of crash victims in a wrongful death suit against Chalk’s International Ocean Airway. Mr. Ruiz was the first lawyer to file a limited fund class action. The case settled for a confidential agreed amount. Mr. Ruiz is licensed to practice before the Court of Appeals for the Fourth Circuit, the US Court of Appeals for the Second Circuit, the US Court of Appeals for the Third Circuit, and the Florida Supreme Court.

Skills & Expertise: Mr. Ruiz brings to the Board leadership, legal, strategic, operational, brand management, and data analytics expertise from his expansive legal career, business background, and use of technology in his law practice. He has experience formulating legal strategy and case development from his work leading La Ley con John Ruiz. Mr. Ruiz has vast leadership and business strategy experience having founded or led companies across a variety of sectors, including legal, media, aviation, and manufacturing companies. Mr. Ruiz designed and developed information systems that streamlined his law practice and algorithms that analyze terabytes of data to identify and pursue recoveries in a variety of lawsuits. Mr. Ruiz’s mastery of brand development is evidenced by his pioneering of panel format television and radio to reach audiences, and his recent development of LifeWallet Sports to raise brand awareness through college athlete spokespersons.

Frank C. Quesada

Experience: Frank C. Quesada is a founding member of LifeWallet and has served as Chief Legal Officer since its inception. Mr. Quesada is also a Partner at MSP Recovery Law Firm. With over 16 years of healthcare and complex commercial litigation experience, Mr. Quesada oversees LifeWallet’s in-house attorneys and several nationally recognized law firms that assist MSP Recovery Law Firm in their recovery efforts. Additionally, he develops LifeWallet’s legal strategies and spearheads execution. Notably, Mr. Quesada led the execution of federal appellate strategies in MSP Recovery cases resulting in landmark legal victories and new Medicare Secondary Payer Act precedent benefitting Medicare entities across the country. These legal victories include MSP Recovery v. Allstate (11th Cir.),MSPA Claims 1 v. Tenet (11th Cir.), MSPA Claims 1 v. Kingsway Amigo (11th Cir.), and MSP Recovery Claims Series v. Ace American (11th Cir.). Mr. Quesada currently serves on the Board of Directors of USA Water Polo, Inc.

Skills & Expertise: Mr. Quesada brings to the Board leadership, legal, strategic, operational, governmental, business development, and data analytics expertise. Mr. Quesada brings a depth of legal and strategic experience from years of complex commercial litigation. Having served in elected office, Mr. Quesada leverages years of experience navigating the political landscape, creating and influencing policy. This experience carries over to the business world, making Mr. Quesada an effective communicator and advocate on behalf of the Company with bankers and potential clients. Prior to the Company and MSP Recovery Law Firm, Mr. Quesada managed his own law firm, overseeing attorneys with a substantial case load in the hospitality industry.

Ophir Sternberg

Experience: Ophir Sternberg is a Board Member of the Company, and was previously the Chairman, President and Chief Executive Officer of Lionheart Acquisition Corporation II, the SPAC through which MSPR became a publicly traded company. Mr. Sternberg is the Founder and Chief Executive Officer of Miami/Fort Lauderdale based Lionheart Capital, founded in 2010. Mr. Sternberg began his career assembling, acquiring, and developing properties in emerging neighborhoods in New York City, which established his reputation for identifying assets with unrealized potential and combining innovative partnerships with efficient financing structures to realize above average returns. Mr. Sternberg came to the United States in 1993 after completing three years of military service within an elite combat unit for the Israeli Defense Forces. In March 2020, Mr. Sternberg became Chairman of Nasdaq-listed OPES, and on June 30, 2020, announced the SPAC’s initial business combination with BurgerFi, a fast-casual “better burger” concept that consists of approximately 120 restaurants nationally and internationally. The OPES-BurgerFi business combination closed on December 16, 2020 and Mr. Sternberg is the Executive Chairman of the post-combination Nasdaq-listed company, BurgerFi International, Inc. (NASDAQ: BFI). On October 11, 2021, BurgerFi, led by Ophir Sternberg as Executive Chairman, announced the acquisition of Anthony’s Coal Fired Pizza & Wings, creating a multi-brand platform of premium casual restaurant concepts. With the acquisition of Anthony’s, BurgerFi now has 180 systemwide restaurant locations across the country through its two premium casual dining brands, with 61 Anthony’s locations and 119 BurgerFi locations. Mr. Sternberg is also the Chairman, President, and Chief Executive Officer of Lionheart III Corp, a SPAC that was originally formed for a $100 million raise, but on November 8, 2021, closed on its initial public offering at an upsized $125 million. Lionheart III Corp, under the ticker symbol LION, was welcomed into the Nasdaq family. On July 26, 2022, Lionheart III announced its business combination agreement with Security Matters Limited (“SMX”) (ASX:SMX), a publicly traded company on the Australian Securities Exchange, bringing the expected combined entity value to $360M. SMX creates a sustainable system within the current supply chain, designed for the 21st century economy. The SMX business combination closed on March 8, 2023.

Skills & Expertise: Mr. Sternberg brings to the Board leadership, strategic, operational, finance and business structuring, and capital markets experience. Mr. Sternberg is qualified to serve as a director due to his extensive experience in both the public and private company sectors. Having successfully launched a number of public companies, Mr. Sternberg is intimately familiar with the capital markets and large scale financing. Mr. Sternberg serves on the board of several public companies, and has led successful corporate growth strategies. Mr. Sternberg’s leadership qualities are demonstrated in his leadership positions over a variety of business sectors, including healthcare, hospitality, and technology.

Beatriz Assapimonwait

Experience: Beatriz (Betty) Assapimonwait has over 40 years of experience in the managed health care industry. Ms. Assapimonwait was, up until August 2021, Regional President for the South Florida region at Humana Inc. (NYSE:HUM) (“Humana”), one of the largest private insurance health insurers in the U.S. with a focus on administering Medicare Advantage plans. In her role at Humana, Ms. Assapimonwait was responsible for developing market strategies and leading all market operations for all Medicare lines of business, including HMOs and PPOs for the South Florida region. Prior to her role at Humana, she served as CEO of Family Physicians of Winter Park, Inc., until its acquisition by Humana, where from December 2016 to July 2019, she led the strategic and operational efforts of a global risk MSO with 22 primary clinics in the Central Florida Region. Additionally, she served as the Vice President of Medicare Advantage Prescription Drug Plans at Aetna, Inc. from November 2014 to November 2016; Chief Operations Officer at Innovacare Health, from January 2014 to October 2014; Founder and President of Seven Stars Quality Healthcare, from July 2013 to December 2013; and Regional President for the North Florida region at Humana, from January 2009 to June 2013. Ms. Assapimonwait served on the board of directors and served as Chair of the Strategy and Operations Committee for CareMax Inc. (Nasdaq:CMAX) from September 2021 to October 2023. She earned her Bachelor of Arts degree from Florida International University in 1983, and is certified in Healthcare Compliance by the Health Care Compliance Association and in HIPAA Compliance from Kennesaw State University. She has won several awards and commendations, including being a Stevie Award Finalist of the American Business Awards for Best Customer Service Organization in 2004 and appointed Preceptor and Clinical Adjunct Faculty for the Healthcare Administration Program in 1997 at the University of Houston-Clear Lake.

Skills & Expertise: Ms. Assapimonwait brings to the Board leadership, strategic, operational, and healthcare industry experience. A proven effective leader, Ms. Assapimonwait has served in director and officer positions for large-scale healthcare companies, leading strategy and operations initiatives. Ms. Assapimonwait has relevant experience in the pharmaceutical industry and with Medicare Advantage drug plans.

Michael F. Arrigo

Experience: Michael F. Arrigo is a co-founder and the chief executive officer of No World Borders, Inc., a healthcare data, regulations, and economics firm with clients in the pharmaceutical, medical device, hospital, surgical center, physician group, diagnostic imaging, laboratory and genetic testing, health information technology, and health insurance markets. In his role at No World Borders, Inc., Mr. Arrigo advises MAOs who provide health insurance under Part C of the Medicare Act. He serves as an expert witness regarding medical coding and medical billing, fraud damages, HIPAA privacy, and Electronic Health Record software. Prior to his current role, Mr. Arrigo served as Vice President at First American Financial (NYSE: FAF) from October 2002 to February 2007, overseeing eCommerce and regulatory compliance technology initiatives for top mortgage banks; Vice President of Fidelity National Financial (NYSE: FNF) from 2002 to 2003; chief executive officer of one of the first cloud-based billing software companies, Erogo, from 2000 to 2002; Vice President of Marketing for an email encryption and security software company until its acquisition by a company that merged into Axway Software SA (Euronext: AXW.PA) from 1999 to 2000; CEO of LeadersOnline, an online recruiting venture of Heidrick & Struggles from 1997 to 1999; management consultant to Hewlett Packard, Oracle, and Symantec from 1994 to 1997; Vice President of Marketing for a software company acquired by a company that merged into Cincom Systems from 1992 to 1994; Product Manager at Ashton-Tate from 1987 to 1992 responsible for database software products including Microsoft/Sybase SQL Server. Mr. Arrigo earned his Bachelor of Science in Business Administration from the University of Southern California in 1981. His post-graduate studies include biomedical ethics at Harvard Medical School, biomedical informatics at Stanford Medical School, blockchain and crypto-economics at the Massachusetts Institute of Technology, and training as a Certified Professional Medical Auditor (CPMA), and the Wharton School in corporate governance.

Skills & Expertise: Mr. Arrigo brings to the Board leadership, strategic, regulatory, information technology, finance, and Medicare Advantage industry experience. Mr. Arrigo has broad business experience. A data specialist, Mr. Arrigo is intimately familiar with data management and analysis across the healthcare industry. He is admitted as an expert in court in healthcare privacy and cybersecurity (commonly known as HIPAA and the companion regulations such as the ARRA HITECH Act), medical billing, medical coding, electronic health records, fraud damages, fair market value physician compensation, and corporate governance. He led the Sarbanes Oxley internal audit for a public Fortune 100 firm in compliance with the Public Company Accounting Oversight Board (PCAOB) Standards. He qualifies as a financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Having served in senior leadership positions at various information technology and finance companies, Mr. Arrigo is a proven valuable advisor and strategist.

Thomas W. Hawkins

Experience: Since March 2023, Thomas Hawkins has served on the board of directors of SMX (Security Matters) Public Limited Company, a technology company that enables materials to carry a history that can be authenticated through organization, use, recycle, and multiple reuse cycles; he is also a member of the company’s Risk and Audit Committee. Mr. Hawkins previously served as a Management Consultant for MEDNAX, Inc. from February 2014 to December 2017, after serving as General Counsel and Board Secretary from April 2003 to August 2012. Prior to that, Mr. Hawkins worked for New River Capital Partners as a Partner from January 2000 to March 2003; AutoNation, Inc. as Senior Vice President of Corporate Development from May 1996 to December 1999; Viacom, Inc. as Executive Vice President from September 1994 to May 1996; and Blockbuster Entertainment Corporation as Senior Vice President, General Counsel, and Secretary from October 1989 to September 1994. Mr. Hawkins currently serves on the board of directors of the Alumni Association of the University of Michigan, holding the position of Treasurer and thus leading the Finance Committee of the board. Mr. Hawkins received his Juris Doctor from Northwestern University in 1986 and his A.B. in Political Science from the University of Michigan in 1983.

Skills & Expertise: Mr. Hawkins brings to the Board leadership, finance, business, legal, and finance experience. Mr. Hawkins led companies across a variety of industries, including finance, entertainment, information technology, and retail sales. An experienced advisor, Mr. Hawkins is qualified to serve as a director due to his experience as a senior executive and chief legal officer at several public companies (including his experience acquiring companies and in finance) and with counseling and serving on boards of directors.

Roger Meltzer

Experience: Mr. Meltzer practiced law at DLA Piper LLP from 2007 and held various roles: Global Co-Chairman (2015 through 2020), and currently as Chairman Emeritus; Americas Co-Chairman (2013 through 2020); Member, Office of the Chair (2011 through 2020); Member, Global Board (2008 through 2020); Co-Chairman, U.S. Executive Committee (2013 through 2020); Member, U.S. Executive Committee (2007 through 2020); and Global Co-Chairman, Corporate Finance Practice (2007 through 2015). Prior to joining DLA Piper LLP, Mr. Meltzer practiced law at Cahill Gordon & Reindel LLP from 1977 to 2007 where he was a member of the Executive Committee from 1987 through 2007, Co-Administrative Partner and Hiring Partner from 1987 through 1999, and Partner from 1984 through 2007. Mr. Meltzer currently serves on the Advisory Board of Harvard Law School Center on the Legal Profession (May 2015—Present); and the Board of Trustees, New York University Law School (September 2011—Present); and previously served on the Corporate Advisory Board, John Hopkins, Carey Business School (January 2009—December 2012). He has previously served on the board of directors of: Lionheart II Corp (March 2021 to May 2022), Lionheart III Corp (March 2021 to August 2022), Haymaker

Acquisition Corp. III (February 2021 to July 2022), certain subsidiaries of Nordic Aviation Capital (December 2021 to April 2022), The Legal Aid Society (November 2013 to January 2020), Hain Celestial Group, Inc. (December 2000 to February 2020), American Lawyer Media (January 2010 to July 2014) and The Coinmach Service Corporation (December 2009 to June 2013). Mr. Meltzer has also received several awards and honors and has been actively involved in philanthropic activity throughout his career. Mr. Meltzer received Juris Doctor degree in law from New York University School of Law and an A.B. from Harvard College. In February 2021, Mr. Meltzer joined the board of directors of Haymaker Acquisition Corp. 4, a special purpose acquisition company focused on identifying and implementing value creation initiatives within the consumer and consumer-related products and services industries. In February 2021, Mr. Meltzer joined the board of directors of Ubicquia LLC, a smart solutions infrastructure company. In May 2022, Mr. Meltzer joined the board of directors of MSP Recovery, Inc. following its business combination with Lionheart Acquisition Corp. II. In June 2022, Mr. Meltzer joined the board of directors of Aearo Holding LLC and affiliated entities. In August 2022, Mr. Meltzer joined the board of directors of Empatan Public Limited Company (“SMX”) following its business combination with Lionheart III Corp, Security Matters Limited and Aryeh Merger Sub Inc. In January 2023, Mr. Meltzer joined the board of directors of AID Holdings II (“Enlivant”), a senior living facility provider and portfolio company of TPG Capital L.P. In February 2023, Mr. Meltzer joined the board of directors of Klein Hersh, an executive recruitment firm that spans the life sciences continuum and healthcare industry. In April 2023, Mr. Meltzer joined the board of directors of Cyxtera Technologies, Inc., a company specializing in colocation and interconnection services, with a footprint of more than 60 data centers in over 30 markets. In May 2023, Mr. Meltzer joined the board of directors of John C. Heath, Attorney at Law PC d/b/a/ Lexington Law, an industry leader specializing in credit repair services. In August 2023, Mr. Meltzer joined the board of directors of Elixir, a subsidiary of Rite Aid, a leading pharmacy chain offering products for health and wellness. In November 2023, Mr. Meltzer joined the board of directors of SK Neptune Husky Intermediate I S.a.r.l. and related affiliates (“Heubach Group”), a leading producer of organic, inorganic and anti-corrosive pigments. In November 2023, Mr. Meltzer joined the board of directors of Careismatic Brands Inc., an innovative supplier of medical apparel and footwear. In November 2023, Mr. Meltzer joined the board of directors of Audacy Inc., a leading multi-platform audio content and entertainment company.

Skills & Expertise: Mr. Meltzer brings to the Board legal, finance, business, legal, and leadership experience. Mr. Meltzer is qualified to serve as a director due to his experience representing clients on high-profile, complex, and cross-border matters and his leadership qualities in managing a large international organization. During his tenure, DLA Piper was subject to a large-scale cybersecurity infiltration, and Mr. Meltzer was a leader of a small group of senior executives that managed the firm through that cyberattack.

Executive Officers

John H. Ruiz - See “-Management and Board of Directors.”

Frank C. Quesada - See “-Management and Board of Directors.”

Alexandra Plasencia

Alexandra Plasencia currently serves as the General Counsel of MSP Recovery, Inc. Prior to becoming General Counsel, Ms. Plasencia served as the Company’s Chief Compliance Officer and Corporate Counsel. Ms. Plasencia is a corporate and healthcare attorney who focuses her practice on complex business transactions, contracting, and healthcare and organizational compliance. Ms. Plasencia utilizes her comprehensive healthcare background to advise the Company on a full spectrum of legal and regulatory business issues. Prior to her role at the Company, Alexandra was General Counsel and Corporate Secretary for Conviva Care Solutions, a management services organization overseeing 300,000 patients, throughout 300 practices and 800 clinicians throughout Florida and Texas. In that role, Ms. Plasencia worked closely with and advised the board of directors, developed the organization’s legal strategy and oversaw legal affairs, including acquisitions, regulatory compliance & oversight, corporate governance, litigation oversight, and provider, payor, and physician contracting. Ms. Plasencia has extensive experience in managed care and full-risk arrangements. Prior to her role with Conviva, Ms. Plasencia was the General Counsel for MCCI Medical Group where she developed a legal team and oversaw the company’s legal and organizational strategy. During her tenure, Ms. Plasencia handled various multi-million-dollar acquisitions, corporate financing, and successfully integrated various physician practices into MCCI. Most notably, Ms. Plasencia represented MCCI in its sale to Humana and played a pivotal role in the structure, development and creation of Conviva Care Solutions and Conviva Physician Group. Ms. Plasencia earned her Juris Doctor and MBA in 2011 from the University of Miami, where she also received her BBA from the School of Business. Ms. Plasencia has supported and contributed her time to Kristi House, the Leadership Learning Center, Amigos for Kids, and the Friends of St. Jude.

Ricardo Rivera

Ricardo Rivera currently serves as Chief Operating Officer of MSP Recovery, Inc. Mr. Rivera joined the Company in September 2019. From September 2019 until July 2021, Mr. Rivera served as the Chief of Staff, and from June 29, 2023 until November 1, 2023, Mr. Rivera served as the Interim Chief Financial Officer. Over the past 25 years Mr. Rivera has held positions as COO & CFO at various private corporations in the U.S. and internationally. Before joining the Company, Mr. Rivera was COO & CFO of Transatlantic Power

Fund Management, LLC, a subsidiary of Transatlantic Power Holdings LLC. Mr. Rivera has a Master’s in Professional Accounting and a BBA in Accounting from the University of Miami.

Francisco Rivas-Vásquez

Francisco Rivas-Vásquez currently serves as Chief Financial Officer of MSP Recovery, Inc. Mr. Rivas-Vasquez joined the Company in November 2023. Prior to his appointment as CFO of MSP Recovery, Inc., Mr. Rivas-Vasquez served as Transaction Advisory Services Managing Director at BDO USA LLP since 2022. Mr. Rivas-Vasquez served as Deal Advisory Director for KPMG LLP from 2010 to 2022, and Manager/Senior Associate for KPMG LLP from 2005 to 2010. From 2002 to 2005, Mr. Rivas-Vasquez served as Audit Senior/Staff Accountant for Ernst & Young LLP. Mr. Rivas-Vasquez received a Master of Science in Accountancy from the University of Notre Dame and a Bachelor’s degree in Business Administration from the University of Miami.

Controlled Company Exemption

Because Mr. Ruiz controls more than a majority of the total voting power of the Company, the Company is a “controlled company” within the meaning of the Nasdaq listing standards. Under Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, another company or a group of persons acting together is a “controlled company” and may elect not to comply with the following Nasdaq listing standards regarding corporate governance:

•
the requirement that a majority of its board of directors consist of independent directors;
•
the requirement that compensation of its executive officers be determined by a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•
the requirement that director nominees be selected, or recommended for the board of directors’ selection, by a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Five of our seven directors are independent directors, and the Board has an independent audit committee comprised of three directors that meet the applicable Nasdaq and SEC rules for audit committee service. However, the Company does not anticipate that the Board will have a nominating committee comprised of solely independent directors. Our Board has determined that Ophir Sternberg, Beatriz Assapimonwait, Thomas Hawkins, Roger Meltzer, and Michael Arrigo are “independent directors” as defined in Nasdaq listing standards.

Classified Board of Directors

In accordance with the Charter, the Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

As discussed above, in connection with the Business Combination, the Board nominated Roger Meltzer and Beatriz Assapimonwait to serve as Class I directors, Thomas Hawkins and Michael Arrigo to serve as Class II directors and John H. Ruiz, Frank C. Quesada, and Ophir Sternberg to serve as Class III directors of the Company.

Board Committees

The Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. We have a standing audit committee, compensation committee, and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Audit Committee

Our audit committee is responsible for, among other things:

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retaining, overseeing the work of and evaluating the independence and performance of independent auditor;
•
reviewing and discussing with the independent auditors their annual audit, including the timing and scope of audit activities;
•
pre-approving audit services;
•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•
reviewing the adequacy and effectiveness of our accounting and internal control over financial reporting and disclosure controls and policies and procedures;
•
reviewing and discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk;
•
reviewing, and if appropriate, approving or ratifying any to related party transactions and other significant conflicts of interest;

•
establishing procedures for the receipt, retention and treatment of complaints received by us and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•
reviewing our program to monitor compliance with our code of ethics; and
•
overseeing significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting.

Our audit committee consists of Thomas Hawkins, Roger Meltzer, and Michael Arrigo, with Thomas Hawkins serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Thomas Hawkins, Roger Meltzer, and Michael Arrigo each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our Board has determined that Thomas Hawkins and Michael Arrigo each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board has adopted a written charter for the audit committee, which is available on our corporate website at https://www.lifewallet.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

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evaluating and determining, and recommending to our Board, the compensation of our executive officers;
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administering and recommending to our Board the compensation of our directors;
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reviewing and approving our executive compensation plan and recommending that our Board amend these plans if deemed appropriate;
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administering our general compensation plan and other employee benefit plans, including incentive compensation and equity-based plans and recommending that our Board amend these plans if deemed appropriate;
•
reviewing and approving any severance or termination arrangements to be made with any of our executive officers; and
•
reviewing and approving at least annually the corporate goals and objectives relevant to the compensation of the CEO and other executive officers.

Our compensation committee consists of Michael Arrigo and Beatriz Assapimonwait, with Michael Arrigo serving as chair. Our Board determined that each of Michael Arrigo and Beatriz Assapimonwait meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules. Our Board adopted a written charter for the compensation committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee are responsible for, among other things:

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identifying, screening and recommending to our Board director candidates for election or re-election;
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overseeing the policies and procedures with respect to the consideration of director candidates recommended by stockholders;
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reviewing and recommending to our Board for approval, as appropriate, and reviewing disclosure concerning our policies and procedures for identifying and screening Board nominee candidates, the criteria used to evaluate Board membership and director independence and any policies with regard to diversity on our Board;
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reviewing independence qualifications of directors under the applicable Nasdaq rules;
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developing and coordinating with management on appropriate director orientation programs; and
•
reviewing stockholder engagement plan, if any, and overseeing relations with stockholders.

Our nominating and corporate governance committee consists of John H. Ruiz and Frank C. Quesada, with John H. Ruiz serving as chair. Our Board has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at https://www.lifewallet.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Board Leadership Structure

It is not anticipated that a policy requiring the positions of the Chairperson of the Board and Chief Executive Officer to be separate or held by the same individual will be implemented by the Board, as the Board’s determination is expected to be based on circumstances existing from time to time, based on criteria that are in the Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the Board and its members, specific challenges faced by the Company or the industry in which it operates and governance efficiency. The Board intends to elect Mr. Ruiz as Chairman of the Board because it believes that Mr. Ruiz’s strategic vision for the business, his in-depth knowledge of the Company’s operations, and his experience serving as the Chief Executive Officer of the Company make him well qualified to serve as both Chairman of the Board and Chief Executive Officer. Combining the roles of Chairman and Chief Executive Officer will help provide strong and consistent leadership for the management team and the Board. If the Board convenes for a meeting, it is expected that the non-management directors will meet in one or more executive sessions, if the circumstances warrant. The Board may consider appointing a lead independent director, if the circumstances warrant.

Risk Oversight

The Board will administer the risk oversight function directly through the Board as a whole, as well as through its committees, where applicable, monitoring and assessing strategic risk exposure, enterprise risk, and governance risks. The audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Company.

Code of Business Conduct and Ethics

The Board has adopted a Code of Ethics applicable to our directors, executive officers, and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics is available on the Company’s website. In addition, the Company intends to post on the Corporate Governance section of the Company’s website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

EXECUTIVE COMPENSATION

References in this section to “we,” “our,” “us,” and the “Company” generally refer to Legacy MSP prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination. The following section provides compensation information applicable to “emerging growth companies” and “small reporting companies” under the SEC disclosure rules.

Named Executive Officer and Director Compensation

Overview

The following tables and accompanying narrative disclosure provide information regarding compensation during the fiscal year ended December 31, 2023, awarded to, earned by, or paid to those individuals who serve as our principal executive officers and two most highly compensated executive officers, other than our principal executive officer (such executive officers, our “named executive officers”). These individuals include:

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John H. Ruiz, Chief Executive Officer
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Frank C. Quesada, Chief Legal Officer
•
Ricardo Rivera, Chief Operating Officer

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid to the named executive officers of LifeWallet for services rendered to LifeWallet in all capacities for the years indicated.

Summary Compensation Table
Name and Principal Position	Year	Salary ($) [1]	Bonus ($)	Stock Awards ($) [6]	Option Awards ($) [6]	Non-Equity Incentive Plan Compensation ($) [6]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [6]	All Other Compensation ($) [2]	Total ($)
John H. Ruiz [3]	2023	$917,500	—	—	—	—	—	$89,832	$1,007,332
Chief Executive Officer	2022	$964,507	—	—	—	—	—	$427,382	$1,391,889
Frank C. Quesada [4]	2023	$600,000	—	—	—	—	—	$5,750	$605,750
Chief Legal Officer	2022	$318,339	—	—	—	—	—	$190,365	$508,704
Ricardo Rivera [5]	2023	$600,000	$75,000	—	—	—	—	—	$675,000
Chief Operating Officer	2022	$506,130	—	—	—	—	—	—	$506,130
1.
The salary amounts represent the actual amounts paid during the fiscal year. For Mr. Ruiz, his salary represents what was paid from January 1, 2023, until June 26, 2023, at which point Mr. Ruiz voluntarily reduced his salary to $35,000. On April 12, 2024 the Board of Directors voted to reinstate Mr. Ruiz’s salary retroactively from January 1, 2024 in accordance with the terms of his employment agreement.
2.
Amounts reported in the “All Other Compensation” column reflect amounts paid to our named executive officers by the Law Firm for their services to the Company. The relationship between the Company and the Law Firm, which is an entity that is not part of the Business Combination, is fully described in “Certain Relationships and Related Party Transactions—Certain Relationships and Related Party Transactions-The Company—Legal Services-MSP Recovery Law Firm.” Except as detailed below, in 2023 and 2022, the total amount of perquisites and personal benefits for each of the NEOs was less than $10,000.
3.
All Other Compensation includes the cost of employee benefit plan premiums and other insurance benefits, and for 2022 and 2023, $89,832 per year paid by the Law Firm for life insurance premiums, and in 2022, $48,000 for personal security paid by Law Firm to a limited liability company.
4.
All Other Compensation includes the cost of employee benefit plan premiums and other insurance benefits, and for 2022 and 2023, $5,750 per year paid by the Law Firm for life insurance premiums.
5.
All Other Compensation includes the cost of employee benefit plan premiums and other insurance benefits.
6.
During the years 2023 and 2022, the NEOs did not receive stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation earnings.

Narrative Disclosure to Summary Compensation Table

For 2023, the principal elements of compensation provided to the named executive officers were base salaries, bonuses, and broad-based employee benefits.

Base Salary

During 2023, each of our named executive officers received an annual base salary from the Company as a fixed component of compensation. See the “Summary Compensation Table.” Base salaries were either determined when the named executive officers entered into their employment agreements or were determined by the Compensation Committee, and are intended to attract and retain individuals with superior talent commensurate with their relative expertise and experience. Considerations in determining base salary amounts include the executive’s performance, level of responsibility, experience, and comparative salaries in the marketplace.

Cash Bonus Compensation

The Company paid a cash performance bonus to Mr. Rivera during the fiscal year ended December 31, 2023.

Equity Compensation

The Company did not issue any equity compensation in fiscal year ended December 31, 2023. The Company intends to issue equity awards under the Incentive Plan, a copy of which is filed as an Exhibit 10.16 to our Form S-1 Registration Statement filed on November 30, 2022.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2023, the named executive officers did not have any outstanding equity awards.

Fiscal Year 2023 Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the fiscal year ended December 31, 2023. Other than as set forth in the table and described below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors. John H. Ruiz, our Chief Executive Officer, did not receive any compensation for his service as a member of our Board of Directors during 2023. Frank C. Quesada, our Chief Legal Officer, did not receive any compensation for his service as a member of our Board of Directors during 2023. To the extent applicable, we reimburse non-employee directors for travel expenses incurred in attending meetings of our Board of Directors or any committee thereof.

2023 Non-Employee Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation (1)
Ophir Sternberg	$146,100 (1)	$165,900	—	—	—	$312,000
Beatriz Assapimonwait	$165,100 (1)	$165,900	—	—	—	$331,000
Michael Arrigo	$196,100 (1)	$165,900	—	—	—	$362,000
Thomas Hawkins	$181,100 (1)	$165,900	—	—	—	$347,000
Roger Meltzer	$196,100 (2)	$165,900	—	—	—	$362,000
1.
Includes $75,000 of cash compensation for additional services performed in connection with the Special Committee.
2.
Includes $100,000 of cash compensation for additional services performed in connection with the Special Committee.

Narrative Disclosure to Director Compensation Table

During the fiscal year ended December 31, 2023, the Compensation Committee and the Board determined that each non-employee director was entitled to receive a $237,000 retainer per year regardless of committee services, paid in 30% cash and 70% equity. In addition to the $237,000 retainer for each non-employee director, some directors received additional payment as follows:

•
$35,000 cash retainer per year for the chairman of the audit committee or $25,000 cash retainer per year for each other member of the audit committee; and
•
$25,000 cash retainer per year for the chairman of the compensation committee or $19,000 cash retainer per year for each other member of the compensation committee.

Compensation for our non-employee directors is not limited to the payments determined by our compensation policies. Our non-employee directors remain eligible to receive equity awards and cash or other compensation as may be provided from time to time at the discretion of our Board. No such awards or payments were made in 2023.

Company Executive Officer and Director Compensation

The following disclosures concern employment agreements with the Company’s executive officers:

Employment Agreements.

We have entered into Employment Agreements with John H. Ruiz and Frank C. Quesada.

Employment Agreement with John H. Ruiz

Mr. Ruiz serves as our Chief Executive Officer. Under the terms of his employment agreement, he will earn a base salary of not less than $1,800,000, subject to annual review for potential increase (but not decrease) by the Board. In addition, Mr. Ruiz is eligible to receive an annual cash performance bonus of up to 100% of his base salary, based upon the achievement of individual and Company performance objectives and subject to Board approval. In addition, Mr. Ruiz is entitled to: (i) participate in and be granted awards under the MSP Recovery Omnibus Incentive Plan effective as of May 18, 2022 at the discretion of the Board, (ii) participate in the employee benefit plans, including pension, medical, disability and life insurance offered by the Company, and (iii) reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses.

During the term of Mr. Ruiz’s employment agreement, he will be bound by non-competition and non-solicitation obligations. Upon a termination of Mr. Ruiz’s employment without Cause (as defined in his employment agreement) or the resignation by Mr. Ruiz for Good Reason (as defined in his employment agreement), Mr. Ruiz will be entitled to receive all accrued, determined and unpaid compensation, a pro-rata bonus payment for the fiscal year of termination based on actual performance results for the full annual performance period and a severance payment of Mr. Ruiz’ base salary for a period of six months after the date of termination.

Effective June 26, 2023, Mr. Ruiz voluntarily reduced his salary to $35,000. On April 12, 2024 the Board of Directors voted to reinstate Mr. Ruiz’s salary retroactively from January 1, 2024 in accordance with the terms of his employment agreement.

Employment Agreement with Frank C. Quesada

Mr. Quesada serves as our Chief Legal Officer. Under the terms of his employment agreement, he will earn a base salary of not less than $600,000, subject to annual review for potential increase (but not decrease) by the Board. In addition, Mr. Quesada is eligible to receive an annual cash performance bonus of up to 100% of his base salary, based upon the achievement of individual and Company performance objectives and subject to Board approval. In addition, Mr. Quesada is entitled to: (i) participate in and be granted awards under the MSP Recovery Omnibus Incentive Plan effective as of May 18, 2022 at the discretion of the Board, (ii) participate in the employee benefit plans, including pension, medical, disability and life insurance offered by the Company, and (iii) reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses.

During the term of Mr. Quesada’s employment agreement, he will be bound by non-competition and non-solicitation obligations. Upon a termination of Mr. Quesada’s employment without Cause (as defined in his employment agreement) or the resignation by Mr. Quesada for Good Reason (as defined in his employment agreement), Mr. Quesada will be entitled to receive all accrued, determined and unpaid compensation, a pro-rata bonus payment for the fiscal year of termination based on actual performance results for the full annual performance period and a severance payment of Mr. Quesada’s base salary for a period of six months after the date of termination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advances and Promissory Notes

Pursuant to a loan agreement dated May 20, 2022, John H. Ruiz and Frank C. Quesada provided a cash loan to the Company in the amount of $13.0 million in order to satisfy the Service Fee Account condition as described in the Membership Interest Purchase Agreement dated July 11, 2021 (the “Closing Loan”). The Closing Loan has an annual interest rate of 4% and was set to mature on November 23, 2022; however, the maturity date of the Closing Loan may be extended, at the option of the Company, for up to three successive six-month periods (for a total of 24 months). The Company exercised this right and extended the maturity date of the Closing Loan. This loan agreement was ratified by the Audit Committee on June 15, 2022.

Pursuant to a loan agreement dated June 16, 2022, La Ley con John H. Ruiz d/b/a MSP Recovery Law Firm and MSP Law Firm, PLLC (collectively, “Law Firm”) made a cash loan to the Company in the amount of approximately $112.8 million (the “New Loan”) in order to: (i) to fund the obligations to pay costs and expenses incurred in connection with the SPAC transaction undertaken by Lionheart II Holdings, LLC, and (ii) to fund operating expenses and other obligations of MSP Recovery, Inc., including repayment of certain funds that had been previously advanced to the Company by John H. Ruiz and Frank C. Quesada of approximately $24.0 million. The New Loan has an annual interest rate of 4%, paid-in-kind, and will mature four years from the effective date of the New Loan, with no prepayment penalty. This loan agreement was approved by the Audit Committee on June 15, 2022.

In addition to the New Loan, the Law Firm advanced an additional $4.95 million to the Company to cover certain expenses (the “Bridge Loan”). The Bridge Loan does not accrue interest on the unpaid balance and becomes due and payable upon funding of a credit facility that was being negotiated, but had not closed, at the end of fiscal year 2022, as set forth in Note 19 Subsequent Events of the 2022 Form 10-K. Company can repay the Bridge Loan at any time, without prepayment penalties, fees, or other expenses.

Legal Services Agreement

At the closing of the business combination between the Company and Lionheart Acquisition Corporation II, the Company entered into a Legal Services Agreement (“LSA”) with La Ley con John H. Ruiz, P.A. d/b/a MSP Recovery Law Firm and MSP Law Firm, PLLC (collectively the “Law Firm”), dated May 23, 2022. Pursuant to the LSA, the Company engaged the Law Firm to act as its exclusive lead counsel to represent the Company, and each of its subsidiaries, as it pertains to certain assigned Claims, causes of actions, proceeds, products, and distribution. Under the LSA, the Company will pay the Law Firm all of the Law Firm’s documented costs related to representation of the Company or its subsidiaries approved in accordance with an agreed budget. For the services described in the LSA, the Law Firm will be entitled to: (i) any attorneys’ fees that are awarded to the Law Firm pursuant to a fee shifting statute by agreement or court award in such case, and (ii) an amount, if greater than zero, equal to the difference between 40% of the recovery proceeds due to the Company or its subsidiaries for recovered Claims, less any amount due to the Law Firm under the foregoing clauses ((i) and (ii) together, the “Compensation”).

The LSA also contains an advance provision, whereby the Company will advance to the Law Firm a monthly amount equal to: (x) $1,000,000 of the Compensation due to the Law Firm to fund certain resources necessary to provide services by the Law Firm, plus (y) overhead costs (i.e., salaries rent, utilities, and similar expenses; provided that any compensation paid to John Ruiz or Frank Quesada by the Law Firm shall not be included in such overhead costs) to operate the Law Firm in an amount necessary to pay such overhead costs reasonably anticipated by the Law Firm to become due in such month. This Advance shall be offset from the Compensation, and in the event that the Legal Services Agreement is terminated, certain additional fees may become payable to the Law Firm pursuant to the terms of the Legal Services Agreement. The LSA was ratified by the Audit Committee on June 15, 2022.

Air Transportation Services Agreement

Historically, MSP has been provided with aviation services pursuant to an Air Transportation Services Agreement, dated June 3, 2019, by and between MSP Recovery Aviation, LLC (“MSP Aviation”) and Series MRCS, a designated series of MDA Series, LLC, pursuant to which MSP Aviation agreed to provide Series MRCS and its affiliates with air transportation services via its private, non-commercial plane. In exchange for such services, Series MRCS agreed to reimburse MSP Aviation for aircraft rental and flight time along with related fees, expenses, and taxes in accordance with a lease agreement for each flight. MSP Aviation is owned by John H. Ruiz.

As of December 31, 2023 and 2022, $155 thousand and $153 thousand was due from MSP Aviation and included in the consolidated balance sheets in Affiliate Receivable. For the years ended December 31, 2023 and 2022, $187 thousand and $400 thousand was included in General and Administrative expenses related to MSP Aviation in the consolidated statements of operations, respectively. For the year ended December 31, 2021, the amounts were de minimis. Management of MSP intends to continue its relationship with MSP Aviation under an informal arrangement that provides MSP and its representatives with economic terms that are at least no less favorable than the terms it would receive if it were to engage an unrelated third party to provide substantially similar services. This agreement was approved by the Audit Committee on June 15, 2022.

Funds held for other entities

The Company may collect and/or hold cash on behalf of its affiliates in the ordinary course of business. As of both December 31, 2023 and 2022, $19.8 million was due to affiliates of the Company and included in the consolidated balance sheets in Affiliate Payable.

These amounts were primarily due to Series MRCS, and will be repaid either through excess cash flows from operations or other financing. During the year ended December 31, 2022, the Company also entered into a note payable with Series MRCS as outlined in Note 7, Intangible Assets, Net. As of both December 31, 2023 and 2022, the balance of the note payable was $0.5 million and included in the consolidated balance sheets in Claims financing obligation and notes payable.

As of December 31, 2023 and 2022, there were additional receivables from other affiliates of $0.2 million and $0.1 million, respectively. These were included in the consolidated balance sheets in Affiliate Receivable.

VRM

Historically, MSP Recovery has received Claims recovery service income for services provided to VRM MSP. The Company concluded that VRM MSP is a related party due to ownership interests in the entity held by Series MRCS. During the years ended December 31, 2022 and 2021, $10.6 and $11.5 million, respectively, of claims recovery service income was received from VRM MSP as part of the servicing agreement and was included in the consolidated statements of operations. There was no Claims recovery service income for services provided to VRM MSP for the year ended December 31, 2023.

For the years ended December 31, 2023 and 2022, the Company recorded $221.4 million and $81.9 million, respectively, for interest expense related to the VRM Full Return and Virage MTA Amendment. Prior the Business Combination, the Company had not guaranteed the VRM Full Return therefore no amount of interest was recorded by prior to Business Combination.

Working Capital Credit Facility Collateral

Pursuant to the Second Amended and Restated First Lien Credit Agreement, and in order to secure those additional advances of Term Loan B beginning in January 2024, the Company approved for Messrs. John Ruiz and Frank Quesada to provide, as additional collateral, the following: (i) a pledge of the equity interests in an Affiliate of Messrs. John Ruiz and Frank Quesada; and (ii) a personal guaranty by Messrs. John H. Ruiz and Frank C. Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024. On December 22, 2023, our Board approved the Company's payment of certain costs and fees (including legal fees) on behalf of John H. Ruiz and Frank C. Quesada, associated with a mortgage granted in connection with said guaranty, totaling $0.1 million.

Registration Rights

The Company has entered into the Registration Rights Agreement August 13, 2020 with the Holders (as defined therein). Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (i) the Founder Shares and the shares of Class A common stock issued or issuable upon the conversion of any Founder Shares, (ii) the Units (as defined therein), (iii) the shares of Class A common stock included in such Units, (iv) the Original Warrants included in such Units (including any shares of Class A common stock issued or issuable upon the exercise of any such Original Warrants), (v) the New Warrants (including any shares of Class A common stock issued or issuable upon the exercise of any such New Warrants), (vi) the equity securities that Nomura purchased from the Company pursuant to that certain Forward Purchase Agreement described in the section entitled “Business – Company History.” (the “Forward Purchase Shares”), (vii) any outstanding share of the Class A common stock or any other equity security (including the shares of Class A common stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of the date of the Registration Rights Agreement, (viii) any shares of the Company issued or to be issued to any Additional Holders (as defined in the Registration Rights Agreement) in connection with the Business Combination and (ix) any other equity security of the Company issued or issuable with respect to any of the securities described in the foregoing clauses (i) - (ix) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization will be entitled to certain registration rights, subject to the terms and conditions set forth in the Registration Rights Agreement.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in an exhibit to the registration statement.

Director Independence

Our Board has determined that five of our directors, Michael F. Arrigo, Beatriz Assapimonwait, Thomas Hawkins, Ophir Sternberg, and Roger Meltzer, qualify as “independent” directors within the meaning of the independent director guidelines of Nasdaq and applicable SEC rules. The Nasdaq independence definition includes a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with us that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director. As part of the Board’s determination, among other factors, the Board considered certain relationships of directors, including employment by LifeWallet.

John H. Ruiz

Pursuant to a purchase agreement dated October 25, 2023, and as disclosed on his Form 4 dated October 26, 2023, on October 26, 2023, the Company issued 467,290 unregistered shares of Class A Common Stock to Virage in satisfaction of certain obligations of the Company, which shares were subsequently purchased from Virage by Mr. Ruiz. In addition, pursuant to a purchase agreement dated March 4, 2024, and as disclosed on his Form 4 dated March 4, 2024, the Company issued 438,596 unregistered shares of Class A

Common Stock to Virage in satisfaction of certain obligations of the Company, which shares were subsequently purchased from Virage by Mr. Ruiz.

Frank C. Quesada

Pursuant to a purchase agreement dated September 25, 2023, and as disclosed on his Form 4 dated October 2, 2023, on September 29, 2023, the Company issued 274,726 unregistered shares of Class A Common Stock to Virage in satisfaction of certain obligations of the Company, which shares were subsequently purchased from Virage by Mr. Quesada.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known by us regarding the beneficial ownership of the Common Stock as of April 12, 2024, by:

•
each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;
•
each of our current Named Executive Officers and directors; and
•
all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The percentage of beneficial ownership is based on 15,899,220 shares of Class A Common Stock issued and outstanding as of April 12, 2024, and 124,067,498 shares of Class V Common Stock issued and outstanding as of April 12, 2024, as applicable, the only outstanding classes of the Company’s common stock. Unless otherwise indicated, the address for each of the persons listed in the table below is c/o MSP Recovery, Inc., 2701 Le Jeune Road, Floor 10, Coral Gables, Florida 33134.

Beneficial Stock Ownership Table
	Class A Common Stock (1)		Class V Common Stock (2)
Beneficial Owner Name	Number of Shares	%	Number of Shares	%
Named Executive Officers & Directors
John H. Ruiz (3)(4)	85,712,930	86.32%	83,366,304	67.19%
Frank C. Quesada (5)(6)	36,351,878	69.95%	36,055,614	29.06%
Ricardo Rivera (7)	1,868	*	-	-
Alexandra Plasencia (8)	1,433	*	-	-
Michael F. Arrigo	23,588	*	-	-
Beatriz Assapimonwait	-	*	-	-
Roger Meltzer (9)(10)	70,933	*	-	-
Thomas W. Hawkins (9)(11)	120,933	*	-	-
Ophir Sternberg (9)(12)	25,305,233	61.75%	-	-
Francisco Rivas-Vasquez	-	*	-	-
All directors and officers as a group (10 individuals)	147,588,796	91.90%	119,421,918	96.26%

5% Stockholders
Series MRCS (13)	16,539,120	50.99%	16,539,120	13.33%
Brickell Key Investments LP (14)	2,666,667	14.36%	-	-
Oliver SPV Holdings LLC (15)	2,381,603	13.04%	-	-
YA II PN, Ltd. (16)	1,761,109	9.99%	-	-
Virage Recovery Master LP (17)	1,764,617	9.99%	-	-
Alex Ruiz (18)	1,680,000	10.57%	-	-
Palantir Technologies, Inc. (19)	1,218,805	7.67%
Paul Rapisarda (20)	876,474	5.23%	-	-

* Less than one percent (1%)

1. Includes shares of Class A Common Stock issuable pursuant to derivatives (including Up-C Units and warrants) exercisable within 60 days of April 12, 2024, and New Warrants exercisable to purchase 1/25 of one share (post Reverse Stock Split, of Class A Common Stock, but only exercisable in lots of 25 to purchase whole shares).

2. Shares of Class V Common Stock are non-economic voting shares of the Company.

3. Includes 912,786 shares of Class A Common Stock and 846,000 warrants directly held by Mr. Ruiz. In addition to securities directly held by Mr. Ruiz in his individual capacity, includes shares held by the following entities Jocral Family LLLP, Ruiz Group Holdings Limited, LLC and Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company (“Series MRCS”), including shares held by Series MRCS for the benefit of Jocral Holdings LLC. Reported figures do not include securities held by John Ruiz II, Mr. Ruiz’s son, in his capacity as a Member, or by Alex Ruiz, Mr. Ruiz’s son, of which Mr. Ruiz disclaims beneficial ownership.

4. Reported figures do not include any attributed ownership based on Mr. Ruiz’s investment in VRM, which have been transferred to affiliated trusts of Mr. Ruiz and of which Mr. Ruiz disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr.

Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.8% of VRM.

5. Includes 280,282 shares of Class A Common Stock and 399,539 warrants directly held by Mr. Quesada. In addition to securities directly held by Mr. Quesada in his individual capacity, includes shares held by Quesada Group Holdings LLC and Series MRCS.

6. Reported figures do not include any attributed ownership based on Mr. Quesada’s investment in VRM, which have been transferred to affiliated trusts of Mr. Quesada and of which Mr. Quesada disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.3% of VRM.

7. Consists of 1,868 shares of Class A Common Stock.

8. Consists of 1,433 shares of Class A Common Stock held by the spouse of Alexandra Plasencia.

9. The business address for each of these individuals is c/o, Lionheart Equities LLC, 4218 NE 2nd Avenue, Miami, Florida 33137.

10. Roger Meltzer has been a member of the Board since 2021. Beneficial ownership includes 23,733 shares of Class A Common Stock and 1,180,000 New Warrants.

11. Thomas Hawkins has been a member of the Board since 2021. Beneficial ownership includes (i) 26,133 shares of Class A Common Stock and 1,180,000 New Warrants held in an individual capacity, and (ii) 400 shares of Class A Common Stock and 1,180,000 New Warrants held by the Estate of Steven R. Berrard. Thomas Hawkins holds sole voting and investment control over the shares held by the Estate of Steven R. Berrard as the personal representative.

12. Includes (i) 23,333 shares of Class A Common Stock held in an individual capacity, (ii) 23,300 shares of Class A Common Stock and 118,000,000 New Warrants owned by Lionheart Investments, LLC; (iii) 40,000 shares of Class A Common Stock and 118,000,000 New Warrants owned by Star Mountain Equities, LLC; (iv) 97,403 shares of Class A Common Stock and 273,029,937 New Warrants owned by Sponsor; and (v) 40,000 shares of Class A Common Stock and 118,000,000 New Warrants owned by the 2022 OS Irrevocable Trust. Mr. Sternberg holds sole voting and investment control over the shares held by each of Lionheart Investments, LLC, Star Mountain Equities, LLC, and Sponsor as the sole manager. Mr. Sternberg’s spouse holds sole voting and investment control over the shares owned by the 2022 OS Irrevocable Trust as its trustee and as a result, Mr. Sternberg may be deemed to have beneficial ownership of the shares owned by the 2022 OS Irrevocable Trust.

13. Includes 4,961,736 Up-C Units held by Series MRCS that are beneficially owned by Frank C. Quesada and 11,577,384 shares beneficially owned by John H. Ruiz (including through his affiliate, Jocral Holdings, LLC).

14. Includes 2,666,667 shares of Class A Common Stock issuable upon exercise of the CPIA Warrant pursuant to the Warrant Agreement, as amended, with Brickell Key Investments LP (“BKI”). BKI is a Delaware limited partnership with two non-US entities as partners. The ultimate beneficial owner for BKI is NatWest Pension Trustee Limited, the trustee for one of the five largest pension funds in the UK.

15. Beneficial ownership includes 21,998 shares of Class A Common Stock and 58,990,077 New Warrants as reported in Form 3 filed with the SEC on July 12, 2022. Alan Rubenstein holds sole voting and investment control over the shares held by Oliver SPV Holdings, LLC as its manager. The address for Mr. Rubenstein and Oliver SPV Holdings, LLC is 822 Oliver Street, Woodmere, New York 11598.

16. YA II PN, Ltd. is deemed to be the indirect beneficial owner of 1,764,617 shares of Class A Common Stock that YA II PN, Ltd. may acquire under the SEPA or the Convertible Notes within 60 days (based on 15,899,220 shares of Class A Common Stock outstanding as of April 12, 2024, and the additional 1,764,617 shares of Class A Common Stock that may be acquired within 60 days, and subject to the 9.99% ownership limitations).

17. The reported beneficial ownership includes 31,612 shares of Class A Common Stock, and up to 1,729,497 shares of Class A Common Stock that VRM, or entities associated with VRM, may acquire within 60 days from the exchange or exercise of Up-C Units or warrants, respectively, the exchange and exercise of which are subject to 9.99% beneficial ownership limitations (the “Beneficial Ownership Limitations”). VRM owns 31,497 shares of Class A Common Stock and it is the owner of record Up-C Units that may be exchanged for up to 3,739,964 shares of Class A Common Stock, subject to the Beneficial Ownership Limitations, and warrants exercisable for up to 62,073,998 shares of Class A Common Stock, subject to the Beneficial Ownership Limitations. Virage Recovery Participation LP owns 115 shares of Class A Common Stock and it is the owner of record of Up-C Units that may be exchanged for up to 683,815 shares of Class A Common Stock, subject to the Beneficial Ownership Limitations. The reported beneficial ownership percentage gives effect to the Beneficial Ownership Limitations, and is based on 15,899,220 shares of Class A Common Stock outstanding as of April 12, 2024, and an additional 1,729,497 shares of Class A Common Stock that may be acquired by VRM, or entities associated with VRM, within 60 days of April 12, 2024. Virage Recovery LLC, a Texas limited liability company, is the sole general partner of both Virage Recovery Master LP and Virage Recovery Participation LP. The sole members of Virage Recovery LLC are Edward Ondarza and Martin Shellist.

18. Alex Ruiz is the son of John H. Ruiz, the Company’s Chief Executive Officer.

19. Beneficial ownership includes 1,218,805 shares of Class A Common Stock.

20. Beneficial ownership includes 9,445 shares of Class A Common Stock and 867,029 shares of Class A Common Stock issuable upon exercise of New Warrants as reported in Form 4 filed with the SEC on May 2, 2023.

SELLING SECURITYHOLDER

This prospectus relates to the possible resale from time to time by YA II PN, Ltd. (“Yorkville”) of any or all of the shares of Class A Common Stock that may be issued by us to Yorkville under the Yorkville SEPA. For additional information regarding the issuance of common stock covered by this prospectus, see the summary below in “Committed Equity Financing” within Note 1, Description of the Business, within the Notes of the 2023 Annual Report appearing elsewhere in this prospectus. We are registering the shares of Class A Common stock pursuant to the provisions of the Registration Rights Agreement we entered into with Yorkville on November 14, 2023 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the original purchase agreement dated January 6, 2023, and transactions contemplated by the Yorkville SEPA and the Registration Rights Agreement or as otherwise disclosed in this prospectus, Yorkville has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means Yorkville.

The table below presents information regarding the selling stockholder and the shares of Class A Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of April 12, 2024. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Class A Common Stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 15,899,220 shares of our Class A Common Stock outstanding on April 12, 2024. As the purchase price of the shares of Class A Common Stock issuable under the Yorkville SEPA is determined on each Advance closing, based on the daily prices of the Class A Common Stock that are the inputs to the determination of the purchase price pursuant to the Yorkville SEPA, the number of shares that may actually be sold by the Company under the Yorkville SEPA may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

	Number of Shares of Class A Common Stock Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Class A Common Stock Owned After Offering
Name of Selling Securityholder	Number (1)	Percent (2)		Number (1)	Percent (2)
YA II PN, Ltd. (3)	0	*	50,000,000	—	—
1.
The number of shares of Class A Common Stock that may actually be acquired by Yorkville pursuant to the Yorkville SEPA is not currently known, and is subject to satisfaction of certain conditions and other limitations set forth in the Yorkville SEPA, including the Ownership Limitation and the Exchange Cap. YA II PN, Ltd. is also deemed to be the indirect beneficial owner of 1,764,617 shares of Class A Common Stock that YA II PN, Ltd. may acquire under the Yorkville SEPA or the Convertible Notes within 60 days (based on 15,899,220 shares of Class A Common Stock outstanding as of April 12, 2024, and the additional 1,764,617 shares of Class A Common Stock that may be acquired within 60 days, and subject to the 9.99% ownership limitations).
2.
Applicable percentage ownership is based on 15,899,220 shares of our Class A Common Stock outstanding as of April 12, 2024.
3.
YA II PN, Ltd. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for Yorkville are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of Yorkville is 1012 Springfield Avenue, Mountainside, New Jersey 07092.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Charter is filed as an exhibit to the registration statement and incorporated by reference into this prospectus. We urge you to read our Charter in its entirety for a complete description of the rights and preferences of the Company’s securities.

Authorized and Outstanding Stock

The Company’s authorized capital stock consists of:

•
5,500,000,000 shares of Class A Common Stock, par value $0.0001 per share;
•
3,250,000,000 shares of Class V Common Stock, par value $0.0001 per share; and
•
10,000,000 shares of Preferred Stock, par value $0.0001 per share.

As of April 12, 2024, there were 15,899,220 shares of Class A Common Stock outstanding, held of record by approximately 82 holders, no shares of Preferred Stock outstanding, 2,950,157 Public Warrants outstanding and 894,754,824 New Warrants outstanding. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Company is authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock as well as rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Company’s capital stock or other securities of the Company.

Voting Rights

The Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of common stock (including, without limitation, Class A Common Stock and Class V Common Stock) of the Company will vote together as a single class on all matters with respect to which stockholders of the Company are entitled to vote under applicable law, the Charter or the Amended and Restated Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Company, provided, however, that except as may otherwise be required by applicable law, each holder of common stock (including, without limitation, Class A Common Stock and Class V Common Stock) will not be entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock) if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Charter or the DGCL.

The Charter provides that at each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of Class A Common Stock and Class V Common Stock on the relevant record date will be entitled to cast one vote for each share of Class A Common Stock or Class V Common Stock, respectively.

The Charter established a classified board of directors that is divided into three classes with staggered three-year terms. Class I directors will initially serve for a term expiring immediately following the Company’s first annual meeting of stockholders held following the effective date of the Charter (the “First Annual Meeting”). Class II directors will initially serve for a term expiring immediately following the Company’s second annual meeting of stockholders held following the effective date of the Charter. Class III directors will initially serve for a term expiring immediately following the Company’s third annual meeting of stockholders following the effective date of the Charter. Except for any directors elected by the holders of any outstanding series of Preferred Stock of the Company then outstanding as provided for or fixed pursuant to the provisions of the Charter, and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, disqualification, removal or other cause, each director of the Company will be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present. The Charter does not provide for cumulative voting for the election of directors.

Exchange / Cancellation of Shares

The Charter provides that upon the occurrence of certain events, each share of Class V Common Stock may be exchanged, together with its corresponding Class B Unit, for one share of Class A Common Stock, in which case each such exchanged share of Class V Common Stock will be automatically cancelled for no consideration.

Dividends

The Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Common Stock are entitled to receive dividends when, as and if declared by the Board out of legally available funds. The Charter provides that the holders of Class V Common Stock will not have any right to receive dividends (including cash, stock or property).

No Preemptive Rights

The Charter does not provide the holders of Class A Common Stock and Class V Stock with preemptive rights.

Liquidation, Dissolution or Winding Up

The Charter provides that upon the liquidation, dissolution or winding up of the Company (either voluntary or involuntary), the holders of Class A Common Stock will be entitled to share ratably in the assets and funds of the Company that are available for distribution to stockholders of the Company. The holders of Class V Common Stock will not have any right to receive a distribution upon a liquidation, dissolution or winding up of the Company.

Preferred Stock

Our Charter will provide that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Capital Stock of the Company

The Company’s authorized capital stock consists of 5,500,000,000 shares of Class A Common Stock, $0.0001 par value, 3,250,000,000 shares of Class V Common Stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of the Company’s capital stock.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A Common Stock and holders of the Class V Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in the Charter or bylaws, or as required by applicable provisions of the DGCL or Nasdaq rules, the affirmative vote of a majority of shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $0.0001 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of an initial business combination. The warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 30 days, after the closing of its Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A Common Stock issuable upon exercise of the warrants and thereafter will use its reasonable best efforts to maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement.

The Company may redeem the Public Warrants:

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in whole and not in part;

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at a price of $0.01 per warrant;
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upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
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if, and only if, the last reported sale price of the Company’s Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending the third trading day prior to the date on which the Company sends the notice of redemption to each warrant holder.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder’s Shares or private placement securities held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

New Warrants

The terms of the New Warrants are identical to the Public Warrants, except that the New Warrants do not form a part of a unit, the New Warrants may be exercised after 30 days following the Closing Date, the underlying Class A Common Stock is being registered hereunder and the New Warrants are not subject to certain terms applicable to special purpose acquisition companies including, without limitation, adjustments relating to redemptions rights of stockholders. In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company declared a dividend comprising an aggregate of 1,028,046,326 New Warrants, as further set forth herein. The New Warrants have been issued in registered form under the New Warrant Agreement between the Company and Continental Stock Transfer & Trust Company.

CPIA Warrant

Pursuant to an Amendment to the CPIA and Warrant Agreement by and between Brickell Key Investments LP (the "Holder") and the Company to amend the CPIA, the Company grants to the Holder the right to purchase Class A Common Stock in accordance with the terms and conditions of the CPIA. The maximum amount of Class A Common Stock that the Holder may purchase from the Company is 2,666,667 (the “Amount”) for a purchase price equal to $6,666.67 ($0.0025 per Class A Share) (the “Exercise Price”), and is payable in cash. This Warrant (the “CPIA Warrant”) will expire at 5:00 p.m. (Eastern Time), on September 30, 2027 and may be exercised in whole or in part by Holder at any time prior to such date. The Holder can only sell a maximum of 15% per month of the Class A Common Stock obtained through the Warrant.

In exchange for the Company issuing the CPIA Warrant, the amounts owed to the Holder pursuant to CPIA are reduced from approximately $143 million to equal $80 million (the “Reduced Obligation”), and no further interest will accrue. The Holder has the right to receive the $80 million owed through (1) proceeds as outlined in the CPIA, (2) cash paid by the Company or (3) monetization of the CPIA Warrant (through the sale of the CPIA Warrant or sale of the underlying Class A Common Stock). If the Holder monetizes the CPIA Warrant, the amount owed will be reduced at a measure of $30.00 per Class A Share.

VRM Warrants

Pursuant to the Second Virage MTA Amendment dated November 13, 2023, the Company issued an initial warrant (the “Initial Virage Warrant”) and agreed to issue monthly warrants (the “Monthly Virage Warrants”), to purchase Class A Common Stock at $0.0001 per share, each of which will expire two years from the date of issuance.

The Initial Virage Warrant, as amended, was issued effective January 1, 2024 in an amount equal to the quotient of 1% of each calendar month end balance of the Unpaid Base Amount (calculated on a cumulative basis) and the VWAP of a share of Class A Common Stock for the five-day period prior to the issuance, beginning with May 24, 2023 and ending December 31, 2023, thus entitling Virage to purchase 28,298,329 shares of Class A Common Stock, with an expiration date of January 1, 2026.

The Monthly Virage Warrants may be issued each calendar month, beginning with January 31, 2024 until the obligations to Virage are paid in full, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and the volume weighted average price of a share of our Class A Common Stock. Until our obligations to Virage are paid in full, the Company has the option every month to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants. As of April 12, 2024, Monthly Virage Warrants were issued for February 2024 entitling Virage to purchase 8,263,494 shares, March 2024 entitling Virage to purchase 11,955,994 shares, and April 2024 entitling Virage to purchase 13,556,181 shares.

Dividends

The Company has not paid any cash dividends on its common stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and its general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. The Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

In connection with the Business Combination and to provide additional consideration to holders of Class A Common Stock that do not redeem their shares of Class A Common Stock, the Company declared a dividend comprising an aggregate of 1,028,046,326 New Warrants, conditioned upon the consummation of any redemptions by the holders of Class A Common Stock and the Closing, to the holders of record of the Class A Common Stock as of the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.

The Company established the close of business of the anticipated Closing Date as the Warrant Record Date for stockholders entitled to receive their pro rata portion of the 1,028,046,326 New Warrants. The Warrant Record Date was determined to be May 25, 2022. A dividend of the New Warrants was distributed to stockholders of record as of the close of business on the Warrant Record Date, and after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees.

The number of New Warrants to be distributed in respect of each share of unredeemed Class A Common Stock was contingent upon the aggregate number of shares of Class A Common Stock that were redeemed in connection with the Business Combination. Holders who choose to redeem their shares of Class A Common Stock did not receive any New Warrants. Public Stockholders who choose not to redeem their shares of Class A Common Stock share in this fixed pool of New Warrants with other non-redeeming holders (on a pro-rata basis, based on the number of shares of Class A Common Stock held at the end of business on the Closing Date, which included the 230,000 shares of Class A Common Stock into which Founder Shares converted in connection with the Business Combination). As a result, Public Stockholders who did not redeem their shares received 118 New Warrants per share of Class A Common Stock they held, which proportionally increased if other holders elected to redeem their shares of Class A Common Stock. We believe this structure led to a lower level of redemptions. Pursuant to the terms of the Existing Warrant Agreement, the exercise price of the Public Warrants and Private Warrants could decrease to $0.0025 after giving effect to the issuance of the New Warrants. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Limitation on Liability and Indemnification of Directors and Officers

The Charter limits the Company’s officers' and directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that officers and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

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for any transaction from which the director derives an improper personal benefit;
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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
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for any unlawful payment of dividends or redemption of shares; or
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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Amended and Restated Bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Anti-Takeover Provisions of Delaware Law, the Charter and the Amended and Restated Bylaws

Some provisions of the Charter and the Amended and Restated Bylaws could make the following transactions more difficult: (i) an acquisition of the Company by means of a tender offer; (ii) an acquisition of the Company by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that provide for payment of a premium over the market price for the Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. We believe that the benefits of the increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Charter provides that the Company expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding this election, the Company will be restricted from engaging in any “business combination” (as defined below) at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

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prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;
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at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Company that is not owned by the interested stockholder; or
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the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Board does not approve in advance.

Charter and Amended and Restated Bylaws

In addition, our Charter and Amended and Restated Bylaws provide for certain other provisions that may have an anti-takeover effect:

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter will not provide for cumulative voting.
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Classified Board. The Charter and the Amended and Restated Bylaws provide that the Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) is divided into three classes of directors. For more information on the classified board, see the section entitled “Management.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as the classification of the Board makes it more time consuming for stockholders to replace a majority of the directors.
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Director Removal. The Charter provides that, any director or the entire Board may be removed (i) at any time prior to the date on which the voting power of John H. Ruiz and his affiliates (the “Founder Holder”) represent less than 50% of the voting power of all of the then outstanding shares of the Company generally entitled to vote (the “Voting Rights Threshold Date”) by a simple majority voting together as a single class, with or without cause, notwithstanding the classification of the Board, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause and only by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all of the then outstanding shares of the Company generally entitled to vote thereon, voting together as a single class.
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Board of Director Vacancies. The Charter provides that, with respect to directors elected by the stockholders generally entitled to vote, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on the Board.
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Action by Written Consent. The Charter provides that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.
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Supermajority Requirements for Certain Amendments of the Charter and Amendments of the Amended and Restated Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. The Charter and the Amended and Restated Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2⁄3% in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, will be required to amend, alter, change or repeal the Amended and Restated Bylaws and certain provisions of the Charter, including those related to management of the Company and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to the Charter and amendments to the Amended and Restated Bylaws could enable a minority of stockholders of the Company to exercise veto power over such amendments.
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Issuance of Common Stock and Undesignated Preferred Stock. The Board will have the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of common stock and (ii) up to 10,000,000 shares of undesignated Preferred Stock, in the case of a series of Preferred Stock, with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of common stock and Preferred Stock will enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or other means.
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Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.
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Exclusive Forum. The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Amended and Restated Bylaws, or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware. The federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder. The Charter does not preclude or contract the scope of exclusive federal jurisdiction for suits brought under the Exchange Act or the rules and regulations promulgated thereunder. If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of the Charter) in a venue other than those designated in such provisions, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of the Charter will be enforced by a court in those other jurisdictions.

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Amendments. The Charter provides that both the Charter and the Amended and Restated Bylaws may be amended at any time (i) prior to the Voting Rights Threshold Date, by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Company generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2⁄3% in voting power of the then outstanding shares of stock of the Company generally entitled to vote, voting together as a single class.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

In general, Rule 144 of the Securities Act (“Rule 144”) permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

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the issuer of the securities that was formerly a shell company has ceased to be a shell company;
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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Business Combination, we are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will be available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

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1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or
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the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.

As of April 12, 2024, we had 15,899,220 shares of Common Stock outstanding. Of these shares, 10,943,643 shares outstanding are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 230,000 Founder Shares owned by our Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of April 12, 2024, there are 897,704,981 publicly traded warrants of the Company outstanding, consisting of 2,950,157 Public Warrants and 894,754,824 New Warrants. Each Public Warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the Existing Warrant Agreement or the New Warrant Agreement, as applicable. The Public Warrants and New Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied.

Lock-up Agreements

At the Closing, the MSP Principals entered into lock-up agreements (each, a “Lock-up Agreement”) with the Company. Pursuant to the Lock-up Agreements, the MSP Principals agreed, among other things, that their Up-C Units and any shares of Class A Common Stock received in lieu of Up-C Units, subject to certain exclusions and exceptions (including, among other things, that 10% of the Up-C Units or shares of Class A Common Stock received by the MSP Principals are excluded from the lock-up restrictions), may not be transferred until the earlier to occur of (i) six months following Closing and (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.

Registration Rights

The Company has entered into the Registration Rights Agreement with the Holders (as defined therein). Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (i) the Founder Shares and the shares of Class A common stock issued or issuable upon the conversion of any Founder Shares, (ii) the Units (as defined therein), (iii) the shares of Class A common stock included in such Units, (iv) the Original Warrants included in such Units (including any shares of Class A common stock issued or issuable upon the exercise of any such Original Warrants), (v) the New Warrants (including any shares of Class A common stock issued or issuable upon the exercise of any such New Warrants), (vi) the equity securities that Nomura purchased from the Company pursuant to that certain Forward Purchase Agreement described in the section entitled “Business – Company History.” (the “Forward Purchase Shares”), (vii) any outstanding share of the Class A common stock or any other equity security (including the shares of Class A common stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of the date of the Registration Rights Agreement, (viii) any shares of the Company issued or to be issued to any Additional Holders (as defined in the Registration Rights Agreement) in connection with the Business Combination and (ix) any other equity security of the Company issued or issuable with respect to any of the securities described in the foregoing clauses (i) - (ix) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization will be entitled to certain registration rights, subject to the terms and conditions set forth in the Registration Rights Agreement.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in an exhibit to the registration statement.

Listing of Securities

We have listed our Class A Common Stock, Public Warrants, and New Warrants on the Nasdaq under the symbols “LIFW,” “LIFWZ,” and “LIFWW,” respectively.

MATERIAL UNITED STATES FEDERAL INCOME AND

ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. However, this summary does not purport to be a complete analysis of all potential tax effects to a non-U.S. holder (as defined below). The effects of other U.S. federal tax laws, such as gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. Except where noted, this summary deals only with Class A common stock purchased in this offering that is held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) by a non-U.S. holder.

A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•
an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•
an estate the income of which is subject to United States federal income taxation regardless of its source; or
•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person (as defined in the Code).

This summary is based upon provisions of the Code, and Treasury Regulations promulgated under the Code, published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. Furthermore, we have not sought and will not seek any rulings from the IRS regarding the material United States federal income tax consequences. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partnership level. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors regarding the U.S. federal income tax consequences attributable to you.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “- Gain on Disposition of Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate of the gross amount of the dividends or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W-BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person (as defined in the Code) and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by the non-U.S. holder);
•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•
our common stock constitutes a U.S. real property interest (a “USRPI”) by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any applicable time within the shorter of the five year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a USRPHC if the fair market value of its USRPI equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a USRPHC for United States federal income tax purposes.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder and the payor does not have actual knowledge or reason to know that such holder is a United States person (as defined in the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person (as defined in the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “- Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of our Class A common stock.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the selling stockholder, Yorkville. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

•
ordinary brokers’ transactions;
•
transactions involving cross or block trades;
•
through brokers, dealers, or underwriters who may act solely as agents;
•
“at the market” into an existing market for our common stock;
•
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•
in privately negotiated transactions;
•
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with. Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that it intends to use one or more registered broker-dealers (one of which is an affiliate of YAII) to effectuate all sales, if any, of our common stock that it may acquire from us pursuant to the Yorkville SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that each such broker-dealer may receive commissions from Yorkville and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the selling stockholder.

We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by the selling stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the selling stockholder. As consideration for its irrevocable commitment to purchase our common stock under the Yorkville SEPA, we will reimburse Yorkville up to $25,000 each fiscal quarter for the fees and disbursements of counsel in connection with ongoing bring down diligence procedures.

We also have agreed to indemnify Yorkville and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Yorkville has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Yorkville specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $0.2 million. Yorkville has represented to us that at no time prior to the date of the Yorkville SEPA has Yorkville, any of its affiliates or any entity managed or controlled by Yorkville engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction that establishes a net short position with respect to our common stock. Yorkville has agreed that during the term of the Yorkville SEPA, none of Yorkville, any of its affiliates nor any entity managed or controlled by Yorkville will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the selling stockholder.

Our common stock is currently listed on the NASDAQ Global Market under the symbol “LIFW.”

Yorkville and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Yorkville SEPA and the offering of shares for resale by Yorkville to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that Yorkville has received and may receive in connection with the transactions contemplated by the Yorkville SEPA, including cash fees for its commitment to purchase shares of our common stock from us under the Yorkville SEPA and discounts to current market prices of our common stock reflected in the purchase prices payable by it for shares of our common stock that we may require it to purchase from us from time to time under the Yorkville SEPA.

LEGAL MATTERS

The validity of the issuance of the Class A Common Stock offered hereby will be passed upon for MSP Recovery, Inc. by Baker & McKenzie LLP, New York, New York.

EXPERTS

The financial statements of MSP Recovery, Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock and warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We also maintain an Internet website at https://www.lifewallet.com. Through our website, we make available, free of charge, the following documents of MSP Recovery, Inc. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4, and 5, and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of MSP Recovery, Inc. and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MSP Recovery, Inc. and Subsidiaries (the "Company") as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in equity, and cash flows, for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of matter

As discussed in Note 7 to the financial statements, the Company identified potential impairment indicators with respect to its claims cost recovery agreement (“CCRA”) definite-lived intangible assets during 2023. The Company performed an undiscounted cash flow analysis and determined the carrying value was recoverable.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Miami, Florida

April 12, 2024

We have served as the Company’s auditor since 2021.

MSP RECOVERY, INC. and Subsidiaries

Consolidated Balance Sheets

	December 31,
(In thousands except per share amounts)	2023	2022
ASSETS
Current assets:
Cash	$11,633	$3,661
Restricted cash	—	11,420
Accounts receivable	217	6,195
Affiliate receivable (1)	1,188	2,425
Prepaid expenses and other current assets (1)	8,908	27,656
Total current assets	21,946	51,357
Property and equipment, net	4,911	3,432
Intangible assets, net (2)	3,132,796	3,363,156
Right-of-use assets	342	—
Total assets	$3,159,995	$3,417,945

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$6,244	$8,422
Affiliate payable (1)	19,822	19,822
Commission payable	821	545
Derivative liability	37	9,613
Warrant liability	268	5,311
Other current liabilities (1)	19,314	72,002
Total current liabilities	46,506	115,715
Guaranty obligation (1)	941,301	787,945
Claims financing obligation and notes payable (1)	548,276	198,489
Lease liabilities	235	—
Loan from related parties (1)	130,709	125,759
Interest payable (1)	73,839	2,765
Total liabilities	$1,740,866	$1,230,673

Commitments and contingencies (Note 13)

Class A common stock subject to possible redemption, 45,183 shares at redemption value as of December 31, 2022 (None as of December 31, 2023).	—	1,807

Stockholders’ Equity (Deficit):
Class A common stock, $0.0001 par value; 5,500,000,000 shares authorized; 14,659,794 and 2,984,212 issued and outstanding as of December 31, 2023 and 2022, respectively	$1	$—
Class V common stock, $0.0001 par value; 3,250,000,000 shares authorized; 124,132,398 and 125,919,180 issued and outstanding as of December 31, 2023 and 2022, respectively	12	13
Additional paid-in capital	357,928	137,069
Accumulated deficit	(85,551)	(29,203)
Total Stockholders’ Equity	$272,390	$107,879
Non-controlling interest	1,146,739	2,077,586
Total equity	$1,419,129	$2,185,465
Total liabilities and equity	$3,159,995	$3,417,945
1.
As of December 31, 2023 and 2022, the total affiliate receivable, affiliate payable, other current liabilities, guaranty obligation and loan from related parties balances are with related parties. In addition, the prepaid expenses and other current assets, claims financing obligation and notes payable, and interest payable includes balances with related parties. See Note 15, Related Party Transactions, for further details.
2.
As of December 31, 2023 and 2022, intangible assets, net included $2.2 billion and $2.3 billion related to a consolidated VIE. See Note 10, Variable Interest Entities, for further details.

The accompanying notes are an integral part of these consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Consolidated Statements of Operations

	Year ended December 31,
(In thousands except per share amounts)	2023	2022	2021
Claims recovery income	$7,207	$4,878	$126
Claims recovery service income (1)	498	18,542	14,500
Total Claims Recovery	$7,705	$23,420	$14,626
Operating expenses
Cost of claim recoveries (2)	2,145	2,054	26
Claims amortization expense	476,492	266,929	164
General and administrative (3)	26,508	23,959	12,633
Professional fees	22,766	18,497	8,502
Professional fees - legal (4)	34,401	43,035	128
Allowance for credit losses	5,000	—	—
Depreciation and amortization	263	424	343
Total operating expenses	567,575	354,898	21,796
Operating Loss	$(559,870)	$(331,478)	$(7,170)
Interest expense (5)	(289,169)	(121,011)	(27,046)
Other income (expense), net	9,290	63,067	1,139
Change in fair value of warrant and derivative liabilities	4,604	(12,483)	—
Net loss before provision for income taxes	$(835,145)	$(401,905)	$(33,077)
Provision for income tax expense	—	—	—
Net loss	$(835,145)	$(401,905)	$(33,077)
Less: Net (income) loss attributable to non-controlling interests	778,797	394,488	(16)
Net loss attributable to MSP Recovery, Inc.	$(56,348)	$(7,417)	$(33,093)

Basic and diluted weighted average shares outstanding, Class A Common Stock (6)	8,914,761	2,473,005	N/A
Basic and diluted net income per share, Class A Common Stock (6)	$(6.32)	$(3.00)	N/A
1.
For the years ended December 31, 2022 and 2021, Claims recovery service income included $10.6 million, and $11.5 million, respectively, of Claims recovery service income from VRM MSP. There was no claims recovery service income from VRM MSP for the year ended December 31, 2023. See Note 15, Related Party Transactions, for further details.
2.
For the years ended December 31, 2023 and 2022, cost of Claim recoveries included $0.3 million and $0.4 million of related party expenses. This relates to contingent legal expenses earned from Claims recovery income pursuant to legal service agreements with the La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm (the “Law Firm”). See Note 15, Related Party Transactions, for further details. For the year ended December 31, 2021, the expenses related to contingent legal expenses were de minimis.
3.
For the years ended December 31, 2023 and 2022, general and administrative expenses included $0.2 million and $0.4 million of related party expenses, respectively. For the year ended December 31, 2021, the amount was de minimis. See Note 15, Related Party Transactions, for further details.
4.
For the year ended December 31, 2023 and 2022, Professional Fees - Legal included $19.2 million and $29.7 million of related party expenses related to the Law Firm. For the year ended December 31, 2021, the amount of related party expenses related to the Law Firm was de minimis. See Note 15, Related Party Transactions, for further details.
5.
For the year ended December 31, 2023 and 2022, Interest expense included $226.5 million and $84.7 million, respectively, of interest expense to related parties. For the year ended December 31, 2021 the interest expense to related parties was de minimis.
6.
Earnings per share information has not been presented for any period prior to the Business Combination (as defined in Note 1, Description of Business), as it resulted in values that would not be meaningful to the users of these consolidated financial statements. See Note 17, Net Loss Per Common Share, for further information.

The accompanying notes are an integral part of these consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended December 31, 2023 and December 31, 2022

	Class A Common Stock		Class V Stock
(In thousands except shares)	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Members' Deficit	Accumulated Deficit	Non-Controlling Interests	Total Equity
Balance at December 31, 2021	—	$—	—	$—	$—	$(155,756)	$—	$4,348	$(151,408)
Contributions prior to recapitalization transaction	—	—	—	—	—	15	—	—	15
Distributions prior to recapitalization transaction	—	—	—	—	—	(147)	—	—	(147)
Net loss prior to recapitalization transaction	—	—	—	—	—	(28,640)	—	—	(28,640)
Cumulative effect of recapitalization transaction	303,307	—	126,178,932	13	41,579	184,528	—	2,490,751	2,716,871
Opening net assets of Lionheart II Holdings, LLC acquired	—	—	—	—	—	—	(21,786)	—	(21,786)
Adjustment for value of derivative on temporary equity	—	—	—	—	9,613	—	—	—	9,613
Conversion of Warrants	340,222	—	—	—	16,703	—	—	(6,611)	10,092
Class A Issuances	2,340,683	—	(259,752)	—	69,174	—	—	(45,054)	24,120
Net loss	—	—	—	—	—	—	(7,417)	(365,848)	(373,265)
Balance at December 31, 2022	2,984,212	$—	125,919,180	$13	$137,069	$—	$(29,203)	$2,077,586	$2,185,465
Conversion of Warrants	14,761	—	—	—	458	—	—	(200)	258
Class A Issuances	11,660,821	1	(1,786,782)	(1)	220,401	—	—	(151,850)	68,551
Net loss	—	—	—	—	—	—	(56,348)	(778,797)	(835,145)
Balance at December 31, 2023	14,659,794	$1	124,132,398	$12	$357,928	$—	$(85,551)	$1,146,739	$1,419,129

Year Ended December 31, 2021

(In thousands)	Members' Deficit	Non- Controlling Interests	Total Equity
Balance at December 31, 2020	$(120,179)	$4,332	$(115,847)
Contributions	227	—	227
Distributions	(2,711)	—	(2,711)
Net loss	(33,093)	16	(33,077)
Balance at December 31, 2021	$(155,756)	$4,348	$(151,408)

The accompanying notes are an integral part of these consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2023	2022	2021
Cash flows from operating activities:
Net loss (1)	$(835,145)	$(401,905)	$(33,077)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	263	424	343
Claims amortization expense	476,492	266,929	164
Paid-in-kind interest (1)	289,132	145,321	27,023
Allowance for credit losses	5,000	—	—
Change in fair value of warrant liability	(4,785)	2,870	—
Gain on sale of intangibles	(4,599)	—	—
Gain on debt extinguishment	—	(63,367)
Mark-to-market gain on liability payable in stock	(4,431)	—	—
Professional fees settled in shares	2,745	—	—
Change in fair value of derivatives	181	9,613	—
Non-cash lease expense	2	—	—
Share based compensation	830	20,055	—
Deferred income taxes	—	(531)	—
PPP loan forgiveness	—	—	(1,043)
Realized gain on equity securities	—	—	(201)
Change in operating assets and liabilities:
Accounts receivable	542	(6,195)	—
Prepaid expenses and other assets	18,999	(27,604)	1
Affiliate receivable (1)	1,238	1,645	801
Affiliate payable (1)	—	(25,430)	6,225
Accounts payable, commission payable and accrued liabilities	13,513	(2,210)	2,013
Deferred service fee income	—	(249)	—
Net cash (used in) provided by operating activities	(40,023)	(80,634)	2,249
Cash flows from investing activities:
Purchases of property and equipment	(1,742)	(2,984)	(481)
Purchases of intangible assets	(700)	(2,700)	(150)
Proceeds from sale of intangible assets	10,000	—	—
Proceeds from sale of equity securities	—	—	4,450
Purchases of equity securities	—	—	(4,056)
Purchase of securities to cover short position	—	—	(1,770)
Net cash provided by (used in) investing activities	7,558	(5,684)	(2,007)
Cash flows from financing activities:
Proceeds from debt financing	39,000	—	—
Deferred financing costs	(250)	—	—
Debt issuance costs	(708)	—	—
Proceeds from related party loan (1)	4,950	125,759	—
Release of temporary equity	(11,420)	—	—
Repayment of the Claims financing obligation	(2,555)	—	—
Proceeds from Business Combination	—	12,009	—
Transaction costs incurred for the Business Combination	—	(49,638)	(7,973)
Issuance of common stock	—	9,188	—
Issuance of temporary equity	—	2,417	—
Contribution from members	—	—	227
Distributions to members	—	—	(2,711)
Net cash provided by (used in) financing activities	29,017	99,735	(10,457)
(Decrease) increase in cash and restricted cash	(3,448)	13,417	(10,215)
Cash and restricted cash at beginning of year	15,081	1,664	11,879
Cash and restricted cash at end of period	$11,633	$15,081	$1,664
1.
Balances include related party transactions. See Note 15, Related Party Transactions, for further details.

The accompanying notes are an integral part of these consolidated financial statements.

MSP RECOVERY, INC. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

Supplemental disclosure of non-cash investing and financing activities:
Sale of intangible assets	$30,897	$—	$—
Purchase of intangible asset financed by note payable	$250,000	$—	$83,805
Release of temporary equity	$1,807	$—	$—
Original issue discount	$20,167	$—	$—
Purchase of intangible asset through issuance of Class A common stock	$833	$10,963	$—
Purchase of intangible asset in accrued expenses	$—	$51,167	$—
Payment of professional fees through issuance of Class A common stock	$4,745	$1,618	$—
Transaction costs incurred included in accounts payable	$—	$29,681	$—
Non-cash lease liabilities arising from obtaining right-of-use assets	$376	$—	$—
Payment of Cano Health payment in shares	$61,690	$—	$—
Warrant conversions on a cashless basis	$258	$—	$—

Cash paid during the period for:
Interest	$37	$—	$23

The accompanying notes are an integral part of these consolidated financial statements.

Note 1. DESCRIPTION OF THE BUSINESS

On May 23, 2022 (the “Closing Date”), MSP Recovery, Inc. d/b/a LifeWallet, a Delaware corporation (formerly known as Lionheart Acquisition Corporation II (“LCAP”)) consummated the previously announced business combination pursuant to that certain Membership Interest Purchase Agreement, dated as of July 11, 2021, as amended (the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a wholly owned subsidiary of the Company, MSP Recovery, LLC and combined and consolidated subsidiaries (“Legacy MSP”), the members of Legacy MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”). Pursuant to the MIPA, the Members sold and assigned all of their membership interests in Legacy MSP to the Company in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) (such transaction, the “Business Combination”). The Up-C Units are convertible into Class A Common Stock of the Company at the discretion of the holder of the Up-C Unit. See Note 3, Business Combination, for details. Subsequent to the Closing Date, the Company’s sole asset is its equity interest in MSP Recovery, LLC. The Company is the managing member and therefore consolidates Legacy MSP.

Legacy MSP was organized in 2014 as a Medicaid and Medicare Secondary Payer Act recovery specialist. The Company utilizes its proprietary internal data analytics platform to review health Claims assigned by secondary payers such as health plans, MSOs, providers of medical services, and independent physicians associations. This platform allows the Company to identify Claims cost recovery rights with potential recovery paths where Claims either should not have been paid by the secondary payers or should have been reimbursed by third-party entities.

MSP Recovery is assigned recovery rights to Claims by secondary payers via CCRAs. Prior to executing a CCRA, MSP Recovery utilizes its proprietary internal data analytics platform to review the set of Claims of a prospective Assignor to identify Claims with probable recovery paths. MSP Recovery’s assets are these irrevocable broad assignments of health Claims recovery rights that are supported by federal and state laws and regulations. MSP Recovery’s offices are located in the U.S. and Puerto Rico.

2023 Reverse Stock Split

Effective at 11:59 PM EDT on October 12, 2023, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-25 reverse stock split of the Company’s common stock (the “Reverse Split”). The Company’s Class A Common Stock began trading post split on October 13, 2023 under the same symbol, LIFW. As a result of the Reverse Split, every 25 shares of the Company’s old common stock were converted into one share of the Company’s new common stock. Fractional shares resulting from the Reverse Split were rounded up to the nearest whole number. The Reverse Split automatically and proportionately adjusted, based on the 1-for-25 split ratio, all issued and outstanding shares of the Company’s common stock, as well as the terms of warrants and other derivative securities outstanding at the time of the effectiveness of the Reverse Split. Proportionate adjustments were made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase shares of common stock. Share and per share data (except par value) for the periods presented reflect the effects of the Reverse Split. References to numbers of shares of common stock and per share data in the accompanying financial statements and notes thereto for periods ended prior to October 13, 2023 have been adjusted to reflect the Reverse Split on a retroactive basis. Unless otherwise noted, the share and per share information in this Annual Report have been adjusted to give effect to the one-for-twenty-five (1-for-25) Reverse Split.

Compliance with Nasdaq Listing Requirements

On April 24, 2023, the Company was notified by Nasdaq Listing Qualifications staff (the “Staff”) that the Company was non-compliant with Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its 2022 Form 10-K. The Company was also deemed non-compliant with Nasdaq’s Bid Price Requirement as the closing bid price for the Company’s Class A Common Stock had fallen below $1.00 per share for 30 consecutive business days (March 13, 2023 through April 23, 2023). Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was provided with a compliance cure period of 180 calendar days, or until October 23, 2023, to regain compliance with the Bid Price Requirement. On July 27, 2023, the Company filed its 2022 Form 10-K.

On May 24, 2023, the Company was notified by Nasdaq that it was not in compliance with the requirements of Nasdaq Listing Rule 5250(c) as a result of not having timely filed its Form 10-Q for the period ended March 31, 2023 with the SEC. On August 7, 2023, Nasdaq granted the Company an extension until August 30, 2023 to file its Quarterly Reports on Form 10-Q for the quarters ending March 31, 2023 and June 30, 2023. On August 16, 2023, the Company was notified by Nasdaq that it was not in compliance with the requirement of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Form 10-Q for the period ended June 30, 2023 with the SEC. On August 17, 2023, the Company filed its Quarterly Report on Form 10-Q for the period ending March 31, 2023. The Company has regained compliance with such rule as a result of the filing of the Quarterly Report on Form 10-Q for the period ended June 30, 2023 on August 30, 2023. On August 31, 2023, the Company was notified by Nasdaq that it regained compliance with Nasdaq Listing Rule 5250(c)(1) after having filed its 2022 Form 10-K, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023.

On September 5, 2023, the Company received a determination from the Staff that the Company’s Class A Common Stock had a closing bid price of $0.10 or less for 10 consecutive trading days during a compliance period and so, pursuant to Listing Rule

5810(3)(A)(iii), the Staff determined to delist the Company’s securities from The Nasdaq Capital Market (the “Delisting Determination”). Pursuant to the procedures set out in the Nasdaq Listing Rules, the Company appealed the Delisting Determination to a hearing panel (the “Hearing”), which suspended the Delisting Determination until the Hearing, which was scheduled for November 2, 2023. The Company effected the Reverse Stock Split on October 13, 2023, which caused the price of its Class A Common Stock to trade at a level sufficient to regain compliance with Listing Rule 5810(3)(A)(iii), and Listing Rule 5450(a)(1). On October 27, 2023, the Company was notified by the Staff that it had regained compliance with all applicable listing standards, the Hearing was canceled, and that the Company’s stock will continue to be listed and traded on the Nasdaq Stock Market.

LifeWallet

On January 10, 2022, the Company announced the launch of LifeWallet, LLC (“LifeWallet”). As of December 31, 2023, the Company’s investment related to LifeWallet included in the consolidated statement of operations was limited to activity and expenses incurred during the years ended December 31, 2023 and 2022 which amounted to $4.4 million and $3.9 million, respectively.

Yorkville Purchase Agreement and Yorkville Standby Equity Purchase Agreement

On January 6, 2023, the Company entered into a Company Common Stock Purchase Agreement (the “Yorkville Purchase Agreement”) with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”), which replaced the CF Agreement discussed below in “Committed Equity Facility” within Note 11, Claims Financing Obligations and Notes Payable. Pursuant to the Yorkville Purchase Agreement, the Company has the right to sell to Yorkville from time to time at its option up to $1 billion in shares of the Company’s Class A Common Stock, subject to the terms, conditions and limitations set forth in the Yorkville Purchase Agreement.

On November 14, 2023, the Company entered into the Standby Equity Purchase Agreement (“Yorkville SEPA”) with Yorkville, which replaced the Yorkville Purchase Agreement described above. Pursuant to the Yorkville SEPA, the Company has the right to sell to Yorkville up to $250 million of its shares of common stock, subject to certain limitations and conditions set forth in the Yorkville SEPA, from time to time during the term of the Yorkville SEPA. Sales of the shares of common stock to Yorkville under the Yorkville SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to Yorkville under the Yorkville SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the Yorkville SEPA, including having a registration statement registering the resale of the shares of common stock issuable under the Yorkville SEPA declared effective by the SEC, the Company will have the right, but not the obligation, from time to time at its discretion until the Yorkville SEPA is terminated to direct Yorkville to purchase a specified number of shares of common stock (“Advance”) by delivering written notice to Yorkville (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of common stock purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to (i) 98% of the VWAP of the shares of common stock on the applicable date of delivery of the Advance Notice during regular trading hours on such date or (ii) 97% of the lowest daily VWAP of the shares of common stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville. “VWAP” is defined as the daily volume weighted average price of the shares of common stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

In connection with the Yorkville SEPA, and subject to the condition set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.0 million. On November 14, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.73 million. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to us of $4.75 million.

On April 8, 2024, the Company and Yorkville agreed to an amendment to the Yorkville SEPA and Convertible Notes in which: (1) the Floor Price Trigger was reduced from $1.28 to $1.00; (2) the Floor Price Trigger for the 10-day period ending February 5, 2024 has been cured and the monthly payment of $1.5 million that would have been due, was waived; and (3) the maturity date of the Convertible Notes was extended to September 30, 2025. In addition, the third Convertible Note for $5.0 million was issued on April 8, 2024. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13,000,000 on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA.

As required pursuant to the Amended and Restated Nomura Promissory Note, 50% of the aggregate proceeds under the Yorkville SEPA will be used to pay amounts outstanding under the Amended and Restated Nomura Promissory Note (first towards accrued and unpaid interest, if any, then towards principal) and the remaining 50% of such proceeds will be used to pay amounts due under the

Convertible Notes, if any, or be paid to the Company after the Convertible Notes are fully repaid. Pursuant to the Third Virage MTA Amendment, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return after the Convertible Notes are fully satisfied.

Interest shall accrue on the outstanding balance of any Convertible Notes at an annual rate equal to 5.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes, and is payable upon maturity or upon the occurrence of a Trigger Event. The maturity date of each Convertible Note will be September 30, 2025, and may be extended at the option of Yorkville. Yorkville may convert the Convertible Notes into shares of the Company’s common stock at a conversion price equal to the lower of 120% of VWAP the day prior to the date of the closing of each tranche (the “Fixed Price”) or 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than 20% of the closing price the trading day immediately prior to the signing of the definitive documents. In addition, upon the occurrence and during the continuation of an event of default, the Convertible Notes shall become immediately due and payable and the Company shall pay to Yorkville the principal and interest due thereunder. Events of default include, among others: (i) the Class A Common Stock shall cease to be quoted or listed for trading, as applicable, on any primary market for a period of ten (10) consecutive Trading Days (the Company is currently in compliance with NASDAQ listing requirements and has not been issued a reverse stock split warning since regaining compliance upon the Reverse Split) and (ii) failure to timely file with the SEC any periodic report on or before the due date of such filing as established by the SEC, including extensions under Rule 12b-25 under the Exchange Act. In no event shall Yorkville be allowed to effect a conversion if such conversion, along with all other shares of common stock beneficially owned by Yorkville and its affiliates would exceed 9.99% of the outstanding shares of the common stock of the Company. If any time on or after November 14, 2023 (i) the daily VWAP is less than $1.00 (the “Floor Price”) for ten consecutive trading days (“Floor Price Trigger”), (ii) the Company has issued substantially all of the shares available under the Exchange Cap (as defined below) (“Exchange Cap Trigger”) or (iii) the Parent is in material breach of the Registration Rights Agreement, dated as of the date hereof, by and between Yorkville and the Company (the “Registration Rights Agreement”) and such breach remains uncured for a period of twenty trading days, or the occurrence of an “Event” (as defined in the Registration Rights Agreement) (“Registration Event Trigger” and collectively with the Floor Price Trigger and the Exchange Cap Trigger, the “Trigger”), then the Company shall make monthly payments to Yorkville beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $1,500,000 plus an 5.0% premium and accrued and unpaid interest. The Exchange Cap Trigger will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of common stock pursuant to the transactions contemplated in the Convertible Note and the Yorkville SEPA in excess of 19.99% of the aggregate number of shares of common stock issued and outstanding as of the effective date of the Yorkville SEPA (the “Exchange Cap”).

Yorkville, at its discretion and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance and sale of shares of common stock to Yorkville at the Conversion Price in consideration of an offset of the Convertible Notes (“Yorkville Advance”). Yorkville, in its sole discretion, may select the amount of any Yorkville Advance, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation, does not exceed the Exchange Cap or the amount of shares of common stock that are registered. As a result of a Yorkville Advance, the amounts payable under the Convertible Notes will be offset by such amount subject to each Yorkville Advance.

The Company will control the timing and amount of any sales of shares of common stock to Yorkville, except with respect to Yorkville Advances. Actual sales of shares of common stock to Yorkville as an Advance under the Yorkville SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s common stock and determinations by the Company as to the appropriate sources of funding for our business and operations.

The Yorkville SEPA will automatically terminate on the earliest to occur of (i) the first day of the month following the 36-month anniversary of the date of the Yorkville SEPA or (ii) the date on which Yorkville shall have made payment of Advances pursuant to the Yorkville SEPA for shares of common stock equal to $250 million. The Company has the right to terminate the Yorkville SEPA at no cost or penalty upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of common stock need to be issued and the Company has paid all amounts owed to Yorkville pursuant to the Convertible Notes. The Company and Yorkville may also agree to terminate the Yorkville SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer the Company’s respective rights and obligations under the Yorkville SEPA, and no provision of the Yorkville SEPA may be modified or waived by the Company or Yorkville other than by an instrument in writing signed by both parties.

The Yorkville SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The net proceeds under the Yorkville SEPA to the Company will depend on the frequency and prices at which the Company sells its shares of common stock to Yorkville. The Company expects that any proceeds received from such sales to Yorkville will be used for working capital and general corporate purposes.

Certain features of the Yorkville SEPA have been identified and classified as an embedded derivatives, which are classified as a liability in accordance with ASC 815 and valued in accordance with ASC 470, Debt. These features classified as embedded derivatives include payment and redemption premiums, increase in interest rate in the event of default and accelerated payments as a result of Trigger events. Per ASC 815, in circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, combined derivative instrument. The fair value of the combined embedded derivative was $37.0 thousand as of December 31, 2023, and the impact in the Statement of Operations for the year-ended December 31, 2023 was $23.0 thousand.

Cano Health

On July 7, 2023, the Company issued 7,960,001 unregistered shares of Class A Common Stock (after giving effect to the Reverse Split) to Cano Health, LLC (“Cano”) as payment for $61.7 million in deferred compensation related to the following agreements, which the Company had the option to pay in cash or in stock and has elected to pay in stock, of which (i) 3,225,807 shares of Common Stock were issued as a deferred consideration for the assignment of certain claims pursuant to that certain Purchase Agreement, effective as of September 30, 2022, as amended to date, by and between MSP Recovery and Cano, and (ii) 4,734,194 shares of Common Stock were issued as deferred consideration for the assignment of certain claims pursuant to that certain Amended and Restated Claims Recovery and Assignment Agreement effective as of December 31, 2021, as amended to date, by and between MSP Recovery and Cano. See summary in “Cano Health” in Note 13, Commitments and Contingencies.

Warrant Agreement with Brickell Key Investments, LP

On October 12, 2022, MSP Recovery, Inc., a Delaware corporation (the “Company”), finalized an Amendment to the Claim Proceeds Investment Agreement (the “Amendment”) and a Warrant Agreement (the “Warrant Agreement”) with Brickell Key Investments LP (the “Holder”), pursuant to which the parties have agreed to amend the original Claims Proceeds Investment Agreement (“CPIA”) and required payment terms. The Amendment and Warrant Agreement were agreed effective September 30, 2022.

Pursuant to the agreements, the Company grants to the Holder the right to purchase Class A common shares in the Company (the “Class A Shares”) in accordance with the terms and conditions of the Agreement. The maximum amount of Class A shares that the holder may purchase from the Company is 2,666,667 (the “Amount”) for a purchase price equal to $6,666.67 ($0.0025 per Class A Share) (the “Exercise Price”) and is payable in cash. This Warrant (the “Warrant”) will expire at 5:00 p.m. (Eastern Time), on September 30, 2027 and may be exercised in whole or in part by Holder at any time prior to such date. The Holder can only sell a maximum of 15% per month of the Class A Shares obtained through the Warrant.

In exchange for the Company issuing the Warrant, the amounts owed to the Holder pursuant to CPIA was reduced from approximately $143 million to equal $80 million (the “Reduced Obligation”), and no further interest will accrue. The Holder has the right to receive the $80 million owed through (1) proceeds as outlined in the CPIA, (2) cash paid by the Company or (3) monetization of the Warrant (through the sale of the Warrant or sale of the underlying Class A Shares). If the Holder monetizes the Warrant, the amount owed will be reduced at a measure of $30.00 per Class A Share (five-day volume weighted average price as of September 30, 2022).

Investment Capacity Agreement

On September 27, 2021, the Company entered into an Investment Capacity Agreement (the “ICA”) providing for potential future transactions regarding select healthcare Claims recovery interests with its investment partner, Virage, which transactions may include the sale of Claims by MSP. The ICA provides that the maximum value of such Claims will be $3 billion.

When the Company takes an assignment, the Company takes an assignment of the entire recovery but often has a contractual obligation to pay the Assignor 50% of any recoveries. This 50% interest typically is retained by the Assignor (the “Retained Interest”), although in some cases, the Company has acquired all of the recoveries, and the applicable Assignor has not kept any Retained Interest. The Retained Interest is not an asset of the Company, but an obligation to pay these Assignors, with the Company keeping the other 50% interest of any recoveries. Virage’s funding in connection with future transactions generally will be used to purchase Retained Interests from existing Assignors or new MSP Assignors, although its funds can also be used to buy 50% of the recoveries from the Company, in the event the applicable Assignor did not retain any Retained Interest. In connection with transactions consummated under the ICA, the Company may receive certain fees, including a finder’s fee for identifying the recoveries and a servicing fee for servicing the Claims.

Pursuant to the ICA, the Company will assist Virage in acquiring these Retained Interests for a cash price. Virage will be paid the recovery generated from the purchased Retained Interests when received through litigation or settlements. The ICA is separate and distinct from the equity investment in the Company by VRM MSP (an affiliate of Virage). While the ICA is still in effect as of the date of this annual report, it is uncertain if or when the Company would transact on the ICA. To date, there have been no transactions in connection with this ICA, and the Company does not anticipate any in the foreseeable future.

Prudent Assignment and Sale of Proceeds Agreement

On June 30, 2022, the Company entered into an Assignment and Sale of Proceeds Agreement (the “Assignment Agreement”) and a Recovery Services Agreement (the “Services Agreement” and collectively, the “Agreements”) with the Prudent Group (“Prudent”) in order to monetize up to $250 million of the value of the Company’s net recovery interest in Claim demand letters that the Company has commenced sending to insurers who admitted they had primary payer responsibility for the underlying accidents to the federal government (“Net Recovery Proceeds”).

Pursuant to the Agreements, at the Company’s sole and absolute discretion, the Company has the right to direct Prudent to acquire, on a non-recourse basis, a percentage of the Company’s Net Recovery Proceeds, up to an aggregate of $250 million, at a purchase price of 90% of the Net Recovery Proceeds of such Claim.

Under the Services Agreement, the Company will service and recover on the demand letters and will retain any revenues generated in excess of the amount received from Prudent, plus up to an 18% annual return on the amount Prudent paid for the Net Recovery Proceeds. Prudent may terminate the Services Agreement upon sixty (60) days prior written notice to the Company.

The Company may utilize the Assignment Agreement as funding if needed. While the Prudent Agreements are still in effect as of the date of these financial statements, it is uncertain if or when the Company would transact on the agreements.

Going Concern

As an early-stage growth company, the Company has incurred substantial net losses since inception. As of December 31, 2023, the Company had unrestricted cash and cash equivalents totaling $11.6 million. The Company has incurred recurring losses and negative cash flows since inception and has an accumulated deficit of $85.6 million as of December 31, 2023. For the year ended December 31, 2023, the Company used approximately $40.0 million of cash in operations. The Company’s liquidity will depend on the ability to generate substantial Claims recovery income and Claims recovery services income in the near future, the timing and amount of which is uncertain, as well as its ability to secure funding from capital sources. The Company’s principal liquidity needs have been working capital, debt service, and Claims financing obligations.

The Company anticipates sources of liquidity to include the Working Capital Credit Facility and the Yorkville SEPA as disclosed in Note 11, Claims Financing Obligations and Notes Payable, and has taken several actions to address liquidity concerns, including:

1.
On March 29, 2023, Subrogation Holdings and its parent MSP Recovery entered into the Working Capital Credit Facility consisting of commitments to fund up to $48 million in proceeds. Certain terms were amended to the Working Capital Credit Facility, which were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023. See summary in “Hazel Transactions” in Note 11, Claims Financing Obligations and Notes Payable, within the notes to the consolidated financial statements as of and for the year ended December 31, 2023 appearing elsewhere in this Annual Report.
2.
On November 13, 2023, the Company entered into the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (“Second Virage MTA Amendment”), which extended the due date for the payment obligations to Virage to December 31, 2024. See summary in Note 4, Asset Acquisitions, within the notes to the consolidated financial statements as of and for the year ended December 31, 2023 appearing elsewhere in this Annual Report. On April 1, 2024, the Company entered into the MTA Amendment No. 3 and Amendment No. 2 to the Amended and Restated Security Agreement (“Third Virage MTA Amendment”), which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) commence the sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM.
3.
On November 13, 2023, the Company entered into the Amended and Restated Nomura Promissory Note, which extended the due date to December 31, 2024. See summary in Note 11, Claims Financing Obligations and Notes Payable, within the notes to the consolidated financial statements as of and for the year ended December 31, 2023 appearing elsewhere in this Annual Report. On March 26, 2024, the maturity date of the Amended and Restated Nomura Promissory Note was extended to September 30, 2025.
4.
On November 14, 2023, the Company entered into the Yorkville SEPA, which included the issuance of Convertible Notes to Yorkville having aggregate principal amounts of up to $15.0 million in connection with the purchase of Class A Common Stock. See summary in “Committed Equity Facility” within Note 1, Description of the Business, and Note 11, Claims Financing Obligations and Notes Payable, within the notes to the consolidated financial statements as of and for the year ended December 31, 2023 appearing elsewhere in this Annual Report. On April 8, 2024, the maturity date of the Convertible Notes was extended to September 30, 2025. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13,000,000 on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA. Refer to Note 1, Description of the Business, for additional information.

The Company has concluded that such actions alleviate the substantial doubt about the Company’s ability to continue as a going concern beyond one year from the date these financial statements are issued.

Note 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

Basis of presentation

These statements have been prepared pursuant to the rules and regulations of the SEC and in accordance with GAAP. In the opinion of management, the consolidated financial statements reflect all adjustments, which consist only of normal recurring adjustments, necessary to state fairly the results of operations, financial condition and cash flows for the periods presented herein. Prior to the Business Combination, the consolidated financial statements reflect Legacy MSP. All intercompany transactions and balances are eliminated from the consolidated financial statements.

Principles of consolidation

The Company consolidates all entities that it controls through a majority voting interest or otherwise and the accompanying financial statements include the accounts of the Company’s wholly owned subsidiaries and these entities for which the Company has a controlling interest in. The Company also consolidates all entities that it controls as the primary beneficiary of a variable interest entity (“VIE”). Under the VIE model, management first assesses whether the Company has a variable interest in an entity, which would include an equity interest. If the Company has a variable interest in an entity, management further assesses whether that entity is a VIE, and if so, whether the Company is the primary beneficiary under the VIE model. Generally, entities that are organized similar to a limited partnership, in which a general partner (or managing member) make the most relevant decisions that affect the entity’s economic performance, are considered to be VIEs which would require consolidation, unless the limited partners have substantive kickout or participating rights. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model.

Under the VIE model, an entity is deemed to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Management determines whether the Company is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. This analysis includes an evaluation of the Company’s control rights, as well as the economic interests that the Company holds in the VIE, including indirectly through related parties. As a result of the Business Combination, the Company consolidates MSP Recovery under the VIE model.

Estimates and Assumptions

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the Company’s estimates. Estimates are periodically reviewed considering changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to Claims recovery income and Claims recovery service income recognition, recoverability of long-lived assets and cost of Claims recoveries.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. In addition, all of the Company’s revenues and long-lived assets are attributable primarily to operations in the United States and Puerto Rico for all periods presented.

Concentration of credit risk and Off-Balance Sheet Risk

Cash and affiliate receivable are financial instruments that are potentially subject to concentrations of credit risk. See Note 15, Related Party Transactions, for disclosure of affiliate receivables. The Company’s cash and restricted cash are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no other financial instruments with off-balance-sheet risk of loss.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. There are no cash equivalents as of December 31, 2023 or 2022.

Restricted Cash as of December 31, 2022 consists of cash held in escrow related to the Prepaid Forward Agreement with CF. See Note 18, Derivative Liability, for more information on the Prepaid Forward Agreement.

Fair Value Measurements

The Company applies the provisions of ASC 820, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company also applied the provisions of the subtopic to fair value measurements of non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The subtopic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The subtopic also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value framework requires the Company to categorize certain assets and liabilities into three levels, based upon the assumptions used to price those assets or liabilities. The three levels are defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The Company has determined the estimated fair value of its financial instruments based on appropriate valuation methodologies; however, for Level 2 and Level 3 inputs considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies. The methods and assumptions used in estimating the fair values of financial instruments are based on carrying values and future cash flows. As of December 31, 2022, the Company did not hold any Level 2 or Level 3 assets or liabilities. See Note 14, Fair Value Measurements, for additional information on Level 3 assets and liabilities as of December 31, 2023.

Cash and restricted cash are stated at cost, which approximates their fair value. The carrying amounts reported in the balance sheets for affiliate receivable, accounts payable, affiliate payable and accrued liabilities approximate fair value, due to their short-term maturities.

Outstanding borrowings that qualify as financial instruments are carried at cost, which approximates their fair value as of December 31, 2023 and 2022, due to their short duration.

Equity Method Investments

Equity investments that are not consolidated, but over which the Company exercises significant influence, are accounted for in accordance with ASC 323, “Investments—Equity Method and Joint Ventures” (“ASC 323”). Whether or not the Company exercises significant influence with respect to an investee company depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level. An entity is presumptively assumed to have significant influence in a corporation when it holds 20% or more of the voting stock of the investee company, or at a lower level (e.g., 3% to 5%) for entities that track separate members capital accounts.

Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s consolidated balance sheets and statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Other income” in the consolidated statements of operations. The Company’s carrying value in equity method investee companies is not reflected in the Company’s consolidated balance sheets as of December 31, 2023 or 2022 as the carrying value is de minimis. When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s consolidated financial statements unless the Company has guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. When assets are sold or otherwise disposed of, costs and related accumulated depreciation are removed from the financial statements and any resulting gains or losses are included in general and administrative expenses within our consolidated statements of operations.

The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated lives as follows:

Office and Computer Equipment	3 years

Furniture and Fixtures	3 years
Leasehold Improvements	Lesser of lease term or estimated life

Internal Use Software

Internal-use software development costs incurred in the preliminary project stage are expensed as incurred; costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset and costs incurred in the post-implementation/operations stage are expensed as incurred. The estimated useful life for development costs capitalized as of December 31, 2023 and 2022 is five years. Further, internal and external costs incurred in connection with upgrades or enhancements are also evaluated for capitalization. If the software upgrade results in an additional functionality, costs are capitalized; if the upgrade only extends the useful life, it is expensed as occurred.

Intangible assets

In certain of its CCRAs, the Company makes upfront payments to acquire Claims recovery rights from secondary payers, such as health plans, managed service organizations, providers or medical services and independent physicians’ associations. The Company recognizes intangible assets for costs incurred up front to acquire Claims recovery rights from various Assignors.

The Company amortizes capitalized costs associated with CCRAs over eight years, based on the typical expected timing to pursue recovery through litigation, including through potential appeals.

As part of the Business Combination, the Company acquired rights to Claims recovery cash flows. As a result of this purchase and the guaranty obligation as noted in Note 10, Variable Interest Entities, the Company consolidated the entity which holds these Claim rights. Upon consolidation, these Claims rights were accounted for under ASC 350 similar to other CCRAs the Company holds. As such these assets are held at cost, net of amortization.

The Company evaluates these assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value.

Leases

Leases entered into by the Company, in which substantially all the benefits and risk of ownership are transferred to the Company, are recorded as obligations under leases. Leases that meet one of the finance lease criteria are classified as finance leases, while all others are classified as operating leases. The Company determines if an arrangement is a lease at inception and has made an accounting policy election not to recognize right of use assets and lease liabilities that arise from short term lease as defined as leases with initial terms not in excess of 12 months. The Company elected not to separate lease and non-lease components for arrangements where the Company is a lessee. See Note 8, Leases, for more information.

Derivative Instruments

The Company evaluates its convertible debt, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The result of this accounting treatment is that the fair value of the embedded derivative, if required to be bifurcated, is marked-to-market at each balance sheet date and recorded as a liability. The change in fair value is recorded in the Statement of Operations as a component of other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, combined derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

Non-controlling Interests

As part of the Business Combination and described in Note 1, Description of the Business, the Company became the managing member of MSP Recovery, which is consolidated as the Company controls the operating decisions of MSP Recovery. The non-controlling interest relates to the Up-C Units that are convertible into Class A Common Stock of the Company at the discretion of the holder of the Up-C Unit. The Up-C Unit holders retained approximately 99.76% of the economic ownership percentage of the Company as of the Closing Date. The non-controlling interest is classified as permanent equity within the consolidated balance sheet of the

Company. As of December 31, 2023, based on the Class A common stock issuances during the period, the non-controlling interest of Class V shareholders was 89.44%.

Changes in the Company’s ownership interest in MSP Recovery, due to Class V shareholders converting their shares to Class A, are accounted for as equity transactions. Each issuance of the Company’s Class A Common Stock requires a corresponding issuance of MSP Recovery units to the Company. The issuance would result in a change in ownership and would reduce the balance of non-controlling interest and increase the balance of additional paid-in capital.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, such as property and equipment, including capitalized software costs, and finite-lived intangibles such as Claims recovery rights, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset group are less than the carrying value, a write-down would be recorded to reduce the related asset group to its estimated fair value.

Claims Recovery

The Company’s primary income-producing activities are associated with the pursuit and recovery of proceeds related to Claims recovery rights that the Company obtains through CCRAs, in which it becomes the owner of those rights. As a result, such income is not generated from the transfer of control of goods or services to customers, but from the proceeds realized from perfection of Claims recoveries from rights the Company holds outright. The Company also generates revenue by providing Claims recovery services to other entities outside of the Company.

Claims recovery income

The Company recognizes Claims recovery income based on a gain contingency model—that is, when the amounts are reasonably certain of collection. This typically occurs upon reaching a binding settlement or arbitration with the counterparty or when the legal proceedings, including any appellate process, are resolved.

In some cases, the Company owes an additional payment to the original Assignor in connection with the realized value of the recovery right. Claims recovery income is recognized on a gross basis, as the Company is entitled to the full value of recovery proceeds, and makes a payment to the original Assignor similar to a royalty arrangement. Such payments to prior owners are recognized as cost of Claims recovery in the same period the Claims recovery income is recognized.

When the Company becomes entitled to recovery proceeds from the settlement of a Claim recovery pursuit or proceeding, it recognizes the amount in accounts receivable.

Claims recovery service income, ASC 606, Revenue from Contracts with Customers

The guidance under ASC 606, Revenue from Contracts with Customers, provides that an entity should apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation.

The Company derives revenues from contracts with customers primarily from Claims recovery services arrangements (“Claims recovery services”). Claims recovery services include services to related parties or third parties to assist those entities with pursuit of Claims recovery rights. The Company has determined it has a single performance obligation for the series of daily activities that comprise Claims recovery services, which are recognized over time using a time-based progress measure and are typically based on (1) budgeted expenses for the current month with an adjustment for the variance between budget and actual expenses from the prior month or (2) on a contingent basis dependent on actual settlements or resolved litigation. Amounts estimated and recognized, but not yet fully settled or resolved as part of litigation are recognized as contract assets. There were no contract assets as of December 31, 2023 or 2022, as amounts associated with unresolved litigation were fully constrained.

Claims recovery services are generally paid in advance on a monthly basis. The Company did not recognize any material revenue for the years ended December 31, 2023, 2022, or 2021 for performance obligations that were fully satisfied in previous periods.

For the years ended December 31, 2022 and 2021, the majority of the Company’s Claims recovery service income was related to a servicing agreement with VRM MSP, which was entered into on March 27, 2018. There was no claims recovery service income from VRM MSP for the year ended December 31, 2023. As part of the Business Combination, the Company acquired rights to cash flows in the assets, after certain required returns to VRM MSP, that had been part of the servicing agreement. As part of this acquisition, the Company no longer receives service income from this agreement and consolidates the entity in which the Company acquired rights to cash flow in the assets as outlined in Note 4, Asset Acquisitions. For the year ended December 31, 2022, the Company also recognized $5.0 million of servicing income related to a specific contract where the performance obligations were completed during the year.

The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Company does not have material costs related to obtaining a Claims recovery service contract with amortization periods greater than one year for any period presented.

The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•
Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.
•
Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.
•
Election to present revenue net of sales taxes and other similar taxes, if any.
•
Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Transfers of Claims Cost Recovery Rights to Others

In some cases, the Company has entered into arrangements to transfer CCRAs or rights to proceeds from CCRAs to other parties. The Company evaluates whether such transfers are sales of nonfinancial assets, sales of future revenues treated as debt, in-kind contributions to equity method investees, or other types of arrangements.

When they are treated as sales of nonfinancial assets, the Company recognizes a gain on the sale when control transfers to the counterparty based on the difference between the fair value of consideration (including cash) received and the recognized carrying value of the CCRAs. In some cases, such sales include variable consideration in the form of payments that will be made only upon achievement of certain recoveries or based on a percentage of actual recoveries. The Company estimates and constrains the amounts that will ultimately be realized based on these variable payment terms and includes those amounts in the determination of gain or loss; the gain or loss is subsequently updated based on changes in those estimates.

In other cases, such transfers are considered to be sales of future revenue that are debt-like in nature. These arrangements are recognized as debt based on the proceeds received, and are imputed an interest rate based on the expected timing and amount of payments to achieve contractual hurdles. These are subject to revisions of estimates of that timing and amount based on the contractual provisions and the Company’s assumptions from changes in facts and circumstances. Such changes are reflected through revision of the imputed interest rate on a cumulative catch-up basis.

Cost of Claims Recoveries

Costs of Claims recoveries consist of all directly attributable costs specifically associated with Claims processing activities, including contingent payments to Assignors (i.e., settlement expenses).

Claims amortization expense

Claims amortization expense includes amortization of CCRAs acquired as part of the business combination, shown as Intangibles, net in the consolidated balance sheets, and CCRA intangible assets for which the Company made upfront payments for Claims recovery rights. For further details on CCRAs see Note 7, Intangible Assets, Net.

Income Taxes

Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated current and future taxes to be paid. As a result of the Business Combination, the Company became the sole managing member of MSP Recovery, which is treated as a partnership for U.S. federal, state and local income tax purposes. As a partnership, MSP Recovery is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by MSP Recovery is passed through to and included in the taxable income or loss of its partners, including MSP Recovery, Inc. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to the Company’s allocable share of income of MSP Recovery, LLC.

The Company’s deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and the Company’s tax basis. The balances are stated at the tax rates in effect when the temporary differences are expected to be recovered or settled. The Company reviewed the anticipated future realization of the tax benefit of the Company’s existing deferred tax assets and concluded that it is more likely than not that all of the deferred tax assets will not be realized in the future and recorded a full valuation allowance.

Comprehensive Income (Loss)

The Company has no components of other comprehensive income (loss). As such, net loss equates to comprehensive income (loss)

for all periods presented in this report.

Recent Accounting Pronouncements

New Accounting Pronouncements Recently Adopted

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses. In 2016 and subsequently, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments including subsequent amendments to the initial guidance: ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825. Financial Instruments, ASU 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief, ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses. ASU 326, and ASU 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as CECL. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company adopted this guidance on January 1, 2023 and it had no material impact on our consolidated financial statements.

New Accounting Pronouncements Issued but Not Yet Adopted

ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Among other requirements, this update adds specific disclosure requirements for income taxes, including: (1) disclosing specific categories in the rate reconciliation and (2) providing additional information for reconciling items that meet quantitative thresholds. The guidance is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated financial statements and disclosures.

Note 3. BUSINESS COMBINATION

On May 23, 2022 (the “Closing Date”), MSP Recovery, Inc. d/b/a LifeWallet, a Delaware corporation (formerly known as Lionheart Acquisition Corporation II (“LCAP”)) consummated the previously announced business combination pursuant to that certain Membership Interest Purchase Agreement, dated as of July 11, 2021, as amended (the “MIPA”), by and among the Company, Lionheart II Holdings, LLC, a wholly owned subsidiary of the Company, MSP Recovery, LLC and combined and consolidated subsidiaries (“Legacy MSP”), the members of Legacy MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members (the “Members’ Representative”). Pursuant to the MIPA, the Members sold and assigned all of their membership interests in Legacy MSP to the Company in exchange for non-economic voting shares of Class V common stock, par value $0.0001, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units,” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) (such transaction, the “Business Combination”). The Up-C Units are convertible into Class A Common Stock of the Company at the discretion of the holder of the Up-C Unit. Subsequent to the Closing Date, the Company’s sole asset is its equity interest in MSP Recovery, LLC. The Company is the managing member and therefore consolidates Legacy MSP.

As a result of the closing of the Business Combination (the “Closing”), the Company is organized in an “Up-C” structure in which all of the business of Legacy MSP and its subsidiaries is held directly or indirectly by the Company, the Company is the managing member, consolidates Legacy MSP and the Company owns all of the voting economic Class A Units and the Members and their designees own all of the non-voting economic Class B Units in accordance with the terms of the first amended and restated limited liability company agreement of the Company. Each Up-C Unit may be exchanged for either, at the Company’s option, (a) cash or (b) one share of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”), subject to the provisions set forth in the LLC Agreement. The aggregate consideration paid to the Members (or their designees) at the Closing consisted of (i) 130,000,000 Units and (ii) rights to receive payments under the Tax Receivable Agreement (“TRA”). Of the 130,000,000 Units, 126,178,932 Units were issued in connection with the Closing and 3,821,068 Units were designated to the Company and Opco for cancellation (“Canceled Units”). Since the Closing, the Company has issued 2,000,880 Up-C Units to certain designated persons and intends to further issue shares of Class A Common Stock in respect of transaction-related bonuses or certain other designated persons, which together with the 2,000,880 Up-C Units would be equivalent in number to the Canceled Units.

In connection with the Closing, the Company changed its name from “Lionheart Acquisition Corporation II” to “MSP Recovery, Inc.” The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company is treated as the acquired for financial statement reporting purposes. The reverse recapitalization was treated as the equivalent of Legacy MSP issuing stock for the net assets of LCAP, accompanied by a recapitalization. The net assets of LCAP are stated at historical cost, with no goodwill or other intangible assets recorded.

The Company received net proceeds in the business combination transaction of approximately $23.4 million, which includes the restricted cash received as part of FEF shares as defined in Note 18, Derivative Liability. The Company incurred direct and incremental costs of approximately $79.2 million related to the Business Combination, which consisted primarily of investment banking, legal, accounting and other professional fees. These transaction-related costs were recorded as a reduction of additional paid-in capital in the consolidated balance sheets.

Warrants

As part of the business combination transaction, the Company assumed the liability related to the LCAP public warrants (“Public Warrants”) of $12.5 million. Pursuant to the terms of the Existing Warrant Agreement, and after giving effect to the issuance of the New Warrants, as defined below, the exercise price of the Public Warrants decreased to $0.0025 per share of Class A Common Stock. During the period from the Closing Date to December 31, 2023, approximately 8.9 million warrants of the original 11.8 million warrants had been exercised. For the year ended December 31, 2023, the fair value of the remaining unexercised warrants decreased resulting in other income of $4.8 million, which is recorded within change in fair value of warrant and derivative liabilities in the consolidated statements of operations. Following anti-dilution adjustments made in connection with the Business Combination, the Public Warrants have an exercise price of $0.0025 per share, which have become exercisable as of 10 days after closing of the Business Combination, on a cashless basis in lots of 25.

Additionally, in connection with the Business Combination, the Company declared the New Warrant Dividend comprising approximately 1,028 million New Warrants payable to the holders of record of the Class A Common Stock as of the close of business on the Closing Date, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees. The New Warrants will be exercisable 30 days following the Closing Date until their expiration date, which will be the fifth anniversary of the Closing Date or earlier redemption. The record date for the determination of the holders of record of the outstanding shares of Class A Common Stock entitled to receive the New Warrant Dividend was the close of business on the Closing Date. Pursuant to the terms of the LLC Agreement, at least twice a month, to the extent any New Warrants have been exercised in accordance with their terms, the Company is required to purchase from the MSP Principals, proportionately, the number of Up-C Units or shares of Class A Common Stock owned by such MSP Principal equal to the Aggregate Exercise Price divided by the Warrant Exercise Price in exchange for the Aggregate Exercise Price. The Company determined that the New Warrants instruments meet the equity scope exception in ASC 815 to be classified in stockholders’ equity, and as the repurchase right noted above has a mirrored value designed to offset the New Warrants, if exercised would be an equity only transaction. The New Warrants are each exercisable in lots of 25 for one whole share of Class A Common Stock at a Reverse Split adjusted exercise price $287.50 per whole share. The New Warrants must be exercised in lots of 25, as no fractional shares will be issued as a result of their exercise. The New Warrants are subject to certain anti-dilution adjustments.

Public Warrants and New Warrants are currently listed on Nasdaq under the symbols “LIFWZ” and “LIFWW,” respectively.

Tax Receivable Agreement

In connection with the Business Combination, the Company also entered into a Tax Receivable Agreement (the “TRA”). Pursuant to the TRA, the Company is required to pay the sellers 85% of the amount of tax benefits that the Company actually realizes as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of the Company as a result of the Business Combination and as a result of sales or exchanges of Up-C Units for cash or shares of Class A Common Stock, and (iii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA.

During the years ended December 31, 2023 and 2022, the Company’s TRA liability associated with the allocable share of existing tax basis acquired in the Business Combination would give rise to a TRA liability of $11.3 million and $2.5 million, respectively. The Company has not recognized such liabilities under the TRA after concluding it was not probable that the Company will be able to realize the remaining tax benefits based on estimates of future taxable income. No payments were made to the Continuing Equity Owners and Blocker Shareholders (as defined in the TRA) pursuant to the TRA during the years ended December 31, 2023, or 2022. The estimation of liability under the tax receivable agreement is by its nature imprecise and subject to significant assumptions regarding the amount, character, and timing of the taxable income of MSP Recovery, Inc. in the future. We may incur additional liabilities under the TRA when Lionheart II Holdings, LLC are exchanged in the future. If the valuation allowance recorded against the deferred tax assets applicable to the tax attributes subject to the TRA is released in a future period, the relating TRA liability may be considered probable at that time and recorded within earnings.

The Company has assessed the realizability of the net deferred tax assets and, in that analysis, has considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company has recorded a full valuation allowance against the deferred tax assets as of December 31, 2023 and 2022, which will be maintained until there is sufficient evidence to support the reversal of all or some portion of these allowances. As the tax benefits associated with the TRA have not be recognized, based on estimates of future taxable income, the Company has concluded it is not probable to recognize any tax receivable agreement liability. If the valuation allowance recorded against the deferred tax assets is released in a future period, the Tax Receivable Agreement liability may be considered probable at that time and recorded within earnings.

Non-Controlling interest

As a result of the Business Combination, the Company reflects non-controlling interests due to the Up-C structure. The Company holds all of the voting Class A Units of Opco, whereas the Members (or their designees) hold all of the non-voting economic Class B Units of Opco (these Class B Units represent the non-controlling interest in the Company). The ownership percentage of Class V Common Stock held in the Company by the Members (or their designees) will be equivalent to the number of Class B Units held in the Company, and as such, reflects non-controlling interest in the Company, which is equivalent to the Class V Common Stock ownership percentage. See Note 12, Noncontrolling Interest, for more information on ownership interests in the Company.

Amended and Restated Nomura Promissory Note

On May 27, 2022, the Company issued an unsecured promissory note to Nomura in a principal amount of approximately $24.5 million related to advisory fees and deferred underwriting fees and expenses that became due and payable by the Company to Nomura, in connection with the consummation of the Business Combination. On April 12, 2023, the Company amended the promissory note, increasing the principal amount to approximately $26.3 million and extending the maturity date of the promissory note to September 30, 2024. On November 13, 2023, the Company entered into another Amended and Restated Nomura Promissory Note to (a) increase the principal amount to approximately $28.9 million, (b) extend the maturity date to December 31, 2024, and (c) permit the Company to use the proceeds of an at-the-market offering to repay indebtedness incurred by the Company for which the proceeds are used for operating expenses, subject to certain enumerated restrictions. On March 26, 2024, the Company further amended and restated the Amended and Restated Nomura Promissory Note (the “Amendment to the Amended and Restated Nomura Promissory Note”) to (a) increase the principal amount to approximately $30.0 million, and (b) extend the maturity date to September 30, 2025. The Amended and Restated Nomura Promissory Note carries an interest rate of 16% per annum and is payable in kind or in cash, at the Company’s discretion, every 30 calendar days after March 26, 2024. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the promissory note together with all accrued and unpaid interest thereon. The balance of the unsecured promissory note and related interest are included within Claims financing obligations and notes payable in the consolidated balance sheet.

Note 4. ASSET ACQUISITIONS

On May 23, 2022 as part of the Closing of the Business Combination, the Company acquired assets through the issuance of Up-C Units. In exchange for approximately 7.9 million Up-C Units (after giving effect to the Reverse Split), the Company acquired Claims previously held by Series MRCS, an affiliate of the Company. The Claims are included as Intangible Assets, net in the consolidated balance sheet.

The Claims are held at cost, which was determined using the opening market price of the Company’s Class A Common Stock as of the day subsequent to the Closing Date discounted by 4.5% or lack of marketability due to timing before shares are sellable. The Company determined the appropriate measurement date was the opening of the first trading day of the Class A Common Stock after the Closing Date as this reflects the equivalent value of the Up-C Units provided to the sellers. The Up-C Units provided to the sellers did not include New Warrants, and as such, the Class A Common Stock value excluding the New Warrants was reflected at the Close of the first trading day after the Closing Date. The Claims are treated as finite life intangible assets similar to other Claims that the Company has acquired and have a useful life of eight years. For further details on this Claims acquisition, see Note 7, Intangible Assets, Net.

VRM

On May 23, 2022 as part of the Closing of the Business Combination, the Company acquired assets through the issuance of Up-C Units. In exchange for approximately 14.3 million Up-C Units (after giving effect to the Reverse Split), the Company acquired the rights to receive the distributable net proceeds (the “Proceeds”) of a portfolio of Claims owned by VRM MSP, a Delaware limited liability company and joint investment vehicle of VRM and Series MRCS. Under this asset acquisition structure, the Company determined that the arrangements to acquire the rights to proceeds from certain Claims recovery rights along with the guarantee of the VRM Full Return (noted and defined below) result in the Company consolidating the Series. Upon consolidation, the Company included the value of the Up-C Units provided and the value of the guarantee as Intangible Assets, net in the consolidated balance sheet. These are held at cost and treated as finite life intangible assets similar to other CCRAs that the Company has acquired, and have a useful life of eight years.

In connection with such transaction the Company agreed to pay Virage an amount equal to the contributions by Virage to VRM MSP plus an annual rate of return of 20% (the “VRM Full Return”). Pursuant to the terms of the agreement with Virage, such amount is payable exclusively by any of the following means (or any combination thereof): (a) the Proceeds, net of expenses related to claim settlement, (b) a sale of certain reserved shares of Messrs. John Ruiz and Frank Quesada, and the delivery of the resulting net cash proceeds thereof to VRM, or (c) a sale of shares by the Company and delivery of the net cash proceeds thereof to VRM. The amount of the VRM Full Return was $941.3 million as of December 31, 2023.

As the Company incurred debt related to the VRM Full Return as included in the guaranty obligation within the consolidated balance sheet, this value was included in the purchase price and is included in Intangible Assets, net, in the consolidated balance sheet for the full value of the VRM Full Return at the acquisition date. Any subsequent interest accrual is reflected within interest expense in the consolidated statement of operations.

On April 12, 2023, the Company and Messrs. Quesada and Ruiz entered into an amendment (the “Virage MTA Amendment”) to the agreement with Virage and the related Guaranty pursuant to which the payment date for the VRM Full Return was extended from May 23, 2023 until September 30, 2024, subject to acceleration upon certain triggering events. On November 14, 2023, the maturity date was extended to December 31, 2024. In addition, the Virage MTA Amendment changed the payment methods to Virage to exclusively be, in the following order of priority: (a) the Proceeds and any other sources of revenue or liquidity of the Company (and its subsidiaries) that are not encumbered by a lien of a party other than Virage and to the extent such revenues and liquidity exceed the amount of net of revenues necessary to establish and maintain an operating reserve of $70.0 million (reduced to $47.5 million on July 24, 2023) for certain Company expenses, (b) a sale of certain reserved shares of Messrs. John Ruiz and Frank Quesada, and the delivery of the resulting net cash proceeds thereof to VRM, (c) Parent’s sale of additional shares and delivery of proceeds to Virage, subject to certain anti-dilution provisions, (d) if not satisfied by the foregoing, a sale of other shares of the Company by Messrs. John Ruiz and Frank Quesada, and the delivery of the resulting net cash proceeds thereof to VRM; provided that if the VRM Full Return is not fully paid by September 30, 2024 the VRM Full Return shall be payable by any of such payment methods in any order of priority.

As a part of the Virage MTA Amendment, on January 1, 2024, the Company will be required to make a one-time, lump sum payment to Virage for the period starting May 24, 2023 and ending December 31, 2023, in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) warrants to purchase Class A common stock at $0.0001 per share, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and the volume weighted average price of a share of our Class A common stock for the five day period prior to the issuance. If paid in warrants, such warrants will expire on January 1, 2026.

On November 13, 2023, the Company entered into the Second Virage MTA Amendment that extended the final payment date of the VRM Full Return to December 31, 2024, subject to acceleration upon certain triggering events. In addition, the Second Virage MTA Amendment (a) changed the minimum operating reserve from $47.5 million to the budget of the Company (plus applicable taxes) plus 10% and (b) required Virage and the Company negotiate and agree on a form of initial warrant and monthly warrant by no later than December 31, 2023.

Accordingly, the Company issued the VRM Warrants. The Initial Virage Warrant, as amended, was issued effective January 1, 2024 and entitles Virage to purchase 28,298,329 shares of Class A Common Stock, with an expiration date of January 1, 2026. Further, as of April 12, 2024, Monthly Virage Warrants were issued for February 2024 entitling Virage to purchase 8,263,494 shares, March 2024 entitling Virage to purchase 11,955,994 shares, and April 2024 entitling Virage to purchase 13,556,181 shares. Until our obligations to Virage are paid in full, the Company has the option every month to continue to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants.

On April 1, 2024, the Company entered into the Third Virage MTA Amendment which: (i) extended the VRM Full Return payment due date to September 30, 2025, subject to acceleration upon certain triggering events, including the receipt of a going concern opinion by the Company’s independent auditor; (ii) the Company agreed that, after the Convertible Notes are fully satisfied, 25% of the Company’s portion of any net proceeds from the Yorkville SEPA would be used to pay down the VRM Full Return; and (iii) commence the sale of certain reserved shares of Messrs. John H. Ruiz and Frank C. Quesada, and the delivery of the resulting net cash proceeds thereof to VRM.

VRM Swap

On July 28, 2023, VRM exercised its option to exchange Claims with service dates prior to January 1, 2014 for more recent Claims. To do so, the VRM MSP agreement was amended to reflect that: (a) rights to recovery proceeds arising from Claims held by VRM MSP, with dates of service before January 1, 2014, were transferred to MSP Recovery; (b) MSP Recovery contributed to VRM MSP in the form of in-kind ownership interests to certain Series entities holding Claims; and (c) as a result of such capital contributions, MSP Recovery was admitted as a member of VRM MSP.

The contribution of certain Series (holding certain CCRAs) by MSP Recovery into VRM MSP is considered a common control transaction, given that the Company consolidates Series before and after such transfers. In addition, the Company analyzed being admitted as a member of VRM MSP and concluded to apply Investments in Equity Method guidance under ASC 323. The Company initially measured and recorded its equity method investment in VRM MSP using a cost accumulation model; however, in consolidation, the investment in VRM MSP is eliminated, with the CCRA intangible assets remaining on the balance sheet under the “Intangible assets” line item. The investment in VRM MSP will reflect a zero balance. In addition, given VRM MSP’s primary assets are the CCRAs, VRM MSP’s ability to generate any earnings (not already reported via MSP Recovery consolidation of Series), is negligible; therefore, MSP Recovery does not expect any significant earnings from VRM MSP.

Hazel Transactions

Claims Transactions and Purchase Money Loan

On March 29, 2023, the Company acquired a controlling interest in nine legal entities, whose sole assets are CCRAs, from Hazel. This is referred to as the “Claims Purchase.” The purchase price for the Claims Purchase was funded by (i) a purchase money loan between Hazel, as a lender, and the Company, as a borrower, in the amount of $250 million (the “Purchase Money Loan”) and (ii) proceeds from the sale of certain, separate CCRAs in the Claims Sale (as defined below).

Also, on March 29, 2023, the Company sold a controlling interest in three legal entities whose sole assets are CCRAs to Hazel. The agreement provided that the Company and Hazel would share in the recovery proceeds therefrom, in accordance with an agreed waterfall after Hazel had realized the first $150 million in claims recoveries. This transaction is referred to as the “Claims Sale,” and together with the Claims Purchase, the “Claims Transactions.”

As the Claims Transactions were negotiated together in contemplation of one another, they have been combined for accounting purposes. The Company analyzed the Claims Sale and determined that this transaction would be treated as the sale of in-substance nonfinancial assets, in exchange for noncash consideration in the form of the CCRAs from the Claims Purchase measured at fair value. The variable consideration related to future recoveries is fully constrained, because, at this time, it is not probable that any amounts will be owed above the $150 million recovery threshold that would trigger additional payments. The Company analyzed the Claims Purchase and determined it results in the initial consolidation of variable interest entities that are not businesses. The acquired CCRAs held by those entities are recognized at fair value.

The fair value of the assets sold in the Claims Sale was determined to be $45.5 million. The Company’s carrying value of those CCRAs surrendered was $40.9 million. Because there are no other observable prices for such transactions, the Company determined the fair value by reference to the purchase price for those CCRAs in a recent transaction. The fair value of the acquired CCRAs was determined to be $285.5 million, and the Company recognized the Purchase Money Loan recognized at $250 million, as any implicit discount or premium to current market rates at the time of issuance were insignificant.

This resulted in a gain on the Claims Transactions of $4.6 million, which largely corresponds to the previously recognized amortization of the CCRAs that were sold in the Claims Sale.

Amounts borrowed and obligations under the Purchase Money Loan and the Working Capital Credit Facility (See Note 11, Claims Financing Obligation and Note Payable) are secured by a pledge of proceeds from specific Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Purchase Money Loan and the Working Capital Credit Facility, the Company entered into a collateral administrative agreement between the Company and Hazel, which sets forth certain arrangements between the Company and Hazel in relation to Claims owned by the Company, the proceeds of which are due to the Company were pledged to Hazel to secure the Purchase Money Loan and the Working Capital Credit Facility.

Note 5. INVESTMENT IN EQUITY METHOD INVESTEES

The Company holds four investments which are accounted for using the equity method: MAO-MSO Recovery II LLC Series PMPI (“Series PMPI”), MAO-MSO Recovery LLC, MAO-MSO Recovery II LLC (both collectively the “MAO-MSO entities”) and VRM MSP.

Series PMPI is a series of MAO-MSO Recovery II LLC. The Company exercises significant influence over the operating and financial activities of Series PMPI, but does not exercise control of the entity. In accordance with Series PMPI’s operating agreement, the controlling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the controlling member is entitled to 50% of Claims recoveries by PMPI. The noncontrolling member is allocated 100% of the costs of PMPI. Since the Preferred Return exceeds the total members’ equity of PMPI as of both December 31, 2023 and 2022, the value of the equity method investment in the consolidated balance sheet is $0.

The MAO-MSO entities are Delaware limited liability companies formed as master series entities whose central operations are to form other series legal entities that will hold and pursue Claims recovery rights. The MAO-MSO entities are not designed to hold or pursue Claims recoveries themselves. The Company holds a 50% economic interest in both entities, and has significant influence through its equity investment, but does not control either entity. As equity method investments, the Company recognizes its proportionate share of net earnings or losses as equity earnings in Other income. The activity of these entities has been insignificant for the years ended December 31, 2023, 2022 and 2021. Since the Company did not make a contribution to the MAO-MSO entities and the entities have recorded losses, the value of the equity method investment in the consolidated balance sheets is $0 as of both December 31, 2023 and 2022.

Summary financial information for equity accounted investees, not adjusted for the percentage ownership of the Company is as follows:

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
Revenue	$(8)	$22	$1
Amortization	$2,000	$2,000	$2,000
Other expenses	$30	$8	$-
Profit (Loss)	$(2,038)	$(1,986)	$(1,999)

	As of December 31,
in thousands	2023	2022
Total Assets	$1,403	$3,341
Total Liabilities	$399	$274

In 2023, in connection with an amendment to the VRM MSP structure, the Company became a direct investor in VRM MSP, which controls MSP Recovery Claims, Series LLC, and recognizes this investment as an equity method investment. However, the Company previously consolidated and continues to consolidate the underlying Series of MSP Recovery Claims, Series LLC, which hold investments in CCRAs that the Company controls as primary beneficiary under the VIE model. As such, other than the Series, which were already consolidated, the investment in VRM MSP includes only administrative activities that are not otherwise consolidated, and any costs are allocable to the other investors. As a result, the Company has no significant equity earnings or exposure to losses or obligations to fund this investment.

Note 6. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	December 31,
(In thousands)	2023	2022
Office and computer equipment	$434	$430
Leasehold improvements	113	113
Internally developed software	5,789	4,050
Other software	67	68
Property and equipment, gross	$6,403	$4,661
Less: accumulated depreciation and amortization of software	(1,492)	(1,229)
Property and equipment, net	$4,911	$3,432

For the years ended December 31, 2023, 2022 and 2021, depreciation expense and amortization expense was $0.3 million, $0.4 million, and $0.3 million, respectively.

Note 7. INTANGIBLE ASSETS, NET

The Company holds CCRAs held by Series MRCS, which were acquired through the issuance of equity as part of the Business Combination in 2022 and additional acquisitions of additional CCRAs throughout 2022 and 2023. These assets are held at cost and treated as a finite intangible asset with a useful life of eight years.

Intangible assets, net consists of the following:

(in thousands)	December 31, 2023	December 31, 2022
Intangible assets, gross	$3,872,356	$3,630,823
Accumulated amortization	(739,560)	(267,667)
Net	$3,132,796	$3,363,156

During the year ended December 31, 2023, the Company purchased $287.0 million of CCRAs included in Intangible assets, net, of which $285.5 million was through the Hazel transaction (See Note 4, Asset Acquisitions), $0.8 million was through a Class A Common Stock issuance in July 2023 and $0.7 million was paid in cash.

For the years ended December 31, 2023, 2022 and 2021, Claims amortization expense was $476.5 million, $266.9 million and $0.2 million, respectively.

Future amortization for CCRAs is expected to be as follows:

(in thousands)	CCRAs Amortization
2024	$483,972
2025	483,919
2026	483,919
2027	483,919
2028	483,919
Thereafter	713,148
Total	$3,132,796

The Company monitors intangible assets for potential impairment indicators, including, but not limited to, assumptions regarding the amount and timing of future collections derived from its CCRAs. The Company continues to pursue recoveries from various parties under rights held through its CCRAs; however, extended delays may result in future impairment of the Company’s intangible assets.

During the Company’s annual review of its CCRAs, the Company identified potential impairment indicators, such as recurring operating losses, which it considered in its evaluation of its definite-lived intangible assets. As a result, the Company performed a recoverability analysis on the definite-lived CCRA intangible assets. The recoverability analysis primarily included unobservable inputs, including internally developed assumptions about the estimated market share of insurance carriers that may not have paid claims due to Assignors, undiscounted cash flows of potential estimated recoveries from those carriers, the corresponding direct costs associated with those estimated recoveries, and the Company’s ability to successfully litigate or negotiate settlements. In addition, the Company also took into consideration transactions of the sale of CCRAs to unrelated third parties. Based on these analyses, the Company concluded that the undiscounted net recoveries were in excess of the CCRAs’ carrying amounts as of December 31, 2023. As such, no impairment was recognized. There are inherent risks in our business which could impact the recoverability analysis. For example, litigation outcomes are inherently risky, and unfavorable court rulings, delays, damages calculations, or other limitations can adversely affect our recovery efforts. In addition, the market share of the carriers that we pursue may change, which could impact the overall potential recoveries that we could generate in the future. As a result, factors may change in the future that could negatively impact our recoverability of the CCRAs, and may result in a material impairment charge.

The following table presents the changes in the Company’s intangibles assets for year ended December 31, 2023:

(in thousands)	Intangible Assets
Balance as of December 31, 2022	$3,363,156
Acquisitions of CCRAs	287,029
Amortization expense	(476,492)
Sale of CCRAs	(40,897)
Total	$3,132,796

Note 8. LEASES

The Company leases office space in Puerto Rico under a non-cancellable operating lease which commenced in September 2023 and expires August 2026. Prior to this lease, the Company held a short-term lease, therefore the Company recorded an initial ROU asset and lease liability upon signing the new lease agreement. Lease expense under the new operating lease for year ended December 31, 2023 amounted to $52.6 thousand.

In addition, the Company rents an office space from the Law Firm, which is on a month-to-month basis and therefore is not included within the ROU Asset and Lease liability nor in the future minimum lease payments below. Short-term rent expense each of the years ended December 31, 2023, 2022 and 2021 was $0.8 million.

As of December 31, 2023, the weighted-average lease term and weighted-average discount rate were 2.6 years and 15.31%, respectively.

The presentation of right-of-use assets and lease liabilities in the consolidated balance sheet is as follows:

		December 31,
(In thousands)	Classification	2023
Assets
Right-of-use asset	Right-of-use assets	$342
Total Leased Assets		$342

Liabilities
Current
Operating lease liability	Other current liabilities	$(109)
Non-current
Operating lease liability	Lease liabilities	$(235)
Total Lease Liability		$(344)

The future minimum lease payments under non-cancellable operating leases as of December 31, 2023 for the next five years and thereafter are as follows:

(in thousands)
2024	$153
2025	157
2026	107
2027	—
2028	—
Thereafter	—
Total minimum payments required	417
Less: implied interest	(73)
Present value of lease liabilities	$344

Note 9. INCOME TAX

The Company holds an economic interest in MSP Recovery, LLC and consolidates its financial position and results. The remaining ownership of MSP Recovery, LLC not held by the Company is considered a noncontrolling interest. MSP Recovery, LLC is treated as a partnership for income tax reporting and its members, including the Company, are liable for federal, state, and local income taxes based on their share of the LLC’s taxable income.

There was no provision for income tax for the years ended December 31, 2023, 2022, and 2021.

A reconciliation of the United States statutory income tax rate to the Company’s effective tax rate for the year ended December 31, 2023, 2022, and 2021 is as follows for the years indicated:

	For the Year Ended December 31,
	2023	2022	2021
Federal Statutory rate	21.00%	21.00%	21.00%
Noncontrolling interests/effect of pass-through entities	-19.59%	-20.70%	-21.00%
Valuation allowance	-1.73%	-0.40%	0.00%
Other	0.32%	0.10%	0.00%
Effective Income tax rate	0.00%	0.00%	0.00%

Details of the Company’s deferred tax assets and liabilities at December 31, 2023 and 2022 are as follows for the years indicated:

	As of December 31,
in thousands	2023	2022
Deferred tax assets
Net operating loss carryforward	$1,126	$423
Investment in MSP Recovery, LLC	30,385	38,263
Start-up Costs	854	917
Transaction Costs	2,962	3,224
Interest Expense — 163j	5,065	—
Total deferred tax assets	40,392	42,827
Valuation Allowance	(40,392)	(42,827)
Total deferred tax assets (liability)	$—	$—

The Company has a deferred tax asset for the difference between the financial reporting and the tax basis of its investment in MSP Recovery, LLC. The deferred tax asset above does not consider the iterative impact of the TRA liability as the entire liability has not been recorded as of December 31, 2023 and 2022.

As of December 31, 2023 the Company had $4.3 million and $4.2 million of U.S. gross federal and state net operating loss carryovers available to offset future taxable income, respectively. As of December 31, 2022, the Company had $2.0 million and $1.9 million of U.S. gross federal and state net operating loss carryovers available to offset future taxable income, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

As of December 31, 2023 and 2022, the Company has not recorded any unrecognized tax benefits. The Company files income tax returns in the U.S. federal jurisdiction and Florida which remain open and subject to examination by the various taxing authorities. As of December 31, 2023, the Company’s federal and state and local income tax years 2020 through 2023 remain open and are subject to examination.

Note 10. VARIABLE INTEREST ENTITIES

Investments in consolidated Variable Interest Entities

The Company evaluates its ownership, contractual, and other interests in entities to determine if they are VIEs, if the Company has a variable interest in those entities, and the nature and extent of those interests. These evaluations are highly complex and involve management judgment and the use of estimates and assumptions based on available historical information, among other factors. Based on its evaluations, if the Company determines it is the primary beneficiary of such VIEs, it consolidates such entities into its financial statements. VIEs information below is presented on aggregate basis based on similar risk and reward characteristics and the Company’s involvement with the VIEs.

The Company includes a number of entities that are determined to be VIEs and for which the common control group can direct the use of the entities’ assets and resources for other purposes. The Company only consolidates those VIEs for which the Company is the primary beneficiary.

The assets of the consolidated VIEs may only be used to settle obligations of these VIEs and to settle any investors’ ownership liquidation requests. There is no recourse to the Company for the consolidated VIEs’ liabilities. The assets of the consolidated VIEs are not available to the Company’s creditors.

Total assets and liabilities included in its consolidated balance sheets for these VIEs were $2.2 billion and $0.4 million, respectively, at December 31, 2023 and $2.3 billion and $0.4 million, respectively, at December 31, 2022. The assets at December 31, 2023 and 2022 include the Intangible Assets, net included in the Series of $2.0 billion and $2.3 billion, respectively.

Investments in unconsolidated Variable Interest Entities

The Company is involved with VIEs in which it has investments in equity but does not consolidate because it does not have the power to direct the activities that most significantly impact their economic performance and thus is not considered the primary beneficiary of the entities. Those VIEs are reflected as equity method investments.

Total assets and liabilities for these VIEs were $1.4 million and $0.4 million, respectively, at December 31, 2023 and $3.4 million and $0.3 million, respectively, at December 31, 2022.

Generally, MSP’s exposure is limited to its investment in those VIEs (see Note 5, Investment in Equity Method Investees). For MAO-MSO Recovery II, LLC and Series PMPI, MSP may be exposed to providing additional recovery services at its own cost if recovery proceeds allocated to it are insufficient to recover the costs of those services. MSP does not have any other exposures or any obligation to provide additional funding.

VRM MSP

As discussed in Note 5, Investment in Equity Method Investees, the Company became a member of VRM MSP through the contribution of certain Series (holding certain CCRAs) by MSP Recovery into VRM MSP. The Company determined, based on analysis of the rights to cash flows from the Series and the related guaranty obligation, that the Company is the primary beneficiary of the Series entities, and therefore should consolidate as of the transaction date. The contribution is considered a common control transaction, as the Company controls and consolidated the Series before and after such contribution. The Company consolidates the Series held within VRM MSP, however does not consolidate VRM MSP itself.

Refer to Note 5, Investment in Equity Method Investees, for additional information on this VRM MSP transaction.

Note 11. CLAIMS FINANCING OBLIGATIONS AND NOTES PAYABLE

Based on claims financing obligations and notes payable agreements, as of December 31, 2023 and 2022, the present value of amounts owed under these obligations were $556.3 million and $201.3 million, respectively, including capitalized interest. The weighted average interest rate is 14.7% based on the current book value of $556.3 million with rates that range from 0.0% to 20.0%. The Company is expected to repay these obligations from cash flows from claim recovery income or potentially for the renegotiated debt through class A common stock issuances.

As of December 31, 2023, the minimum required payments on these agreements are $702.4 million. Certain of these agreements have priority of payment regarding any proceeds until full payment of the balance due is satisfied. The maturity of the commitments range from the date sufficient claims recoveries are received to cover the required return or in some cases by 2031.

Brickell Key Investments

In 2015, the Company entered into a Claims Proceeds Investment Agreement (“CPIA”), as amended, with Brickell Key Investments LP (the “Holder”). Pursuant to the CPIA, as amended, the Company grants to the Holder the right to purchase Class A common shares in the Company (the “Class A Shares”) up to a maximum amount of 2,666,667 (the “Amount”) for a purchase price equal to $6,666.67 ($0.0025 per Class A Share), and is payable in cash. This Warrant (the “Warrant”) will expire at 5:00 p.m. (Eastern Time), on September 30, 2027 and may be exercised in whole or in part by Holder at any time prior to such date. The Holder can only sell a maximum of 15% per month of the Class A Shares obtained through the Warrant. In exchange for the Company issuing the Warrant, the amounts owed to the Holder pursuant to CPIA are amended to equal $80 million. The Holder has the right to receive the $80 million owed through proceeds as outlined in the CPIA, cash paid by the Company or monetization of the Warrant (through the sale of the Warrant or sale of the underlying Class A Shares). If the Holder monetizes the Warrant, the amount owed will be reduced at a measure of $30.00 per Class A Share. In connection with the Amendment and Warrant Agreement, the Holder also executed a Stock Pledge Agreement (the “Pledge Agreement”) with Legacy MSP founders, John H. Ruiz and Frank C. Quesada (the “Founders”). As part of the Pledge Agreement, the Founders agreed to pledge 50 million shares to secure payment of the original principal amount of the CPIA. In addition, the Pledge Agreement provides the right to repurchase the Warrant from the Holder on or before June 30, 2023. The Founders entered into an agreement with the Company where this repurchase right has been assigned to the Company (the “Side Agreement”). As the Company has, at its option, the ability to pay its obligation through cash proceeds or through monetization of the Warrants, the $80.0 million of amounts owed as of December 31, 2023 was included as Claims financing obligation and notes payable on the consolidated balance sheet.

The Founders did not exercise the option to repurchase the Warrants on or before June 30, 2023. The Company recognized the Warrants at fair value which, considering the price of the Company’s common stock was below $30.00 as of December 31, 2023, it was determined to be zero.

Hazel Working Capital Credit Facility and Hazel Purchase Money Loan

On March 29, 2023, the Company’s subsidiary, Subrogation Holdings, LLC, entered into an Amended and Restated Credit Agreement (the “Working Capital Credit Facility”) with Hazel Partners Holdings LLC (“HPH”), an affiliate of Hazel, as the lender and administrative agent, which provides for up to $80 million (with a 40% original issue discount), consisting of a Term Loan A commitment to fund up to $30 million in proceeds (in multiple installments), and a Term Loan B Commitment to fund up to $18 million in proceeds (in multiple installments), the funding of each conditioned on certain milestones. The amended terms to the Working Capital Credit Facility were memorialized in the Second Amended and Restated First Lien Credit Agreement dated November 10, 2023.

At different points during the year ended December 31, 2023, the Company received funding with an aggregate amount of $20.5 million under Term Loan A, which was then terminated. The parties agreed to increase the Term Loan B commitment from $18 million to $27.5 million, after giving effect to the original issue discount on the Working Capital Credit Facility, which would be funded in multiple installments and in accordance with the terms of the Working Capital Credit Facility.

At different points during the year ended December 31, 2023, the Company received funding with an aggregate amount of $9.0 million under Term Loan B, and received an additional $4.5 million on January 25, 2024. After considering the subsequent payment received, the Company has additional availability amounting to $14.0 million under Term Loan B.

Amounts borrowed and obligations under the Working Capital Credit Facility are secured by a pledge of proceeds from certain Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Second Amended and Restated First Lien Credit Agreement, and in order to secure those additional advances of Term Loan B beginning in January 2024, the following was provided as additional collateral: (i) a pledge of proceeds from certain Claims in the Company’s Claims portfolio, up to $14 million; (ii) a pledge of the equity interests in an Affiliate of Messrs. John Ruiz and Frank Quesada; and (iii) a personal guaranty by Messrs. John Ruiz and Frank Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024. On December 22, 2023, our Board approved the Company's payment of certain costs and fees (including legal fees) on behalf of John H. Ruiz and Frank C. Quesada, associated with a mortgage granted in connection with said guaranty, totaling $0.1 million.

In addition, as discussed in Note 4, Asset Acquisitions, on March 29, 2023 the Company entered into the Purchase Money Loan with Hazel in the amount of $250.0 million.

Loans under the Working Capital Credit Facility accrue interest at a Term Secured Overnight Financing Rate for 12-month interest period, plus an applicable margin of 10% per annum. Accrued interest on the Working Capital Credit Facility is payable in kind and will be capitalized. The Working Capital Credit Facility has a stated maturity date of March 31, 2026, and HPH may extend for up to one year in its sole discretion. The Purchase Money Loan accrues interest at a rate of 20% per annum, payable in kind or in cash at the Company’s discretion. The Purchase Money Loan has a maturity date of March 31, 2026, extendable up to one year in Hazel’s sole discretion.

The Company is permitted to prepay the loans under the Working Capital Credit Facility from time to time without prepayment premium. Prepayment of the Purchase Money Loan will be permitted after the prepayment or repayment of loans under the Working Capital Credit Facility, and such prepayment of the Purchase Money Loan may be subject to prepayment penalty, as applicable.

The Purchase Money Loan and the Working Capital Credit Facility contain certain representations, warranties, and covenants of the Company and its subsidiaries, including restrictions on debt incurrence, liens, investments, affiliate transactions, distributions and dividends, fundamental changes, certain debt prepayments, and Claim settlement.

As discussed in Note 4, Asset Acquisitions, amounts borrowed and obligations under the Purchase Money Loan and the Working Capital Credit Facility are secured by a pledge of proceeds from certain Claims in the Company’s Claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Purchase Money Loan and the Working Capital Credit Facility, the Company entered into a collateral administrative agreement between the Company and HPH, which sets forth certain arrangements between the Company and HPH in relation to the management of the litigation of certain Claims owned by the Company, the proceeds of which are due to the Company, and were pledged to Hazel and HPH to secure the Purchase Money Loan and the Working Capital Credit Facility, respectively.

Amended and Restated Nomura Promissory Note

On April 12, 2023, the Company amended the promissory note to Nomura originally issued on May 27, 2022, which increased the principal amount to approximately $26.3 million and extended the maturity date of the promissory note to September 30, 2024. Pursuant to the Amended and Restated Promissory Note dated November 13, 2023, the Company amended the promissory note to Nomura to: (a) increase the principal amount to approximately $28.9 million, (b) extend the maturity date to December 31, 2024 and (c) permit the Company to use the proceeds of an at-the-market offering to repay indebtedness incurred by the Company for which the proceeds are used for operating expenses, subject to certain enumerated restrictions. On March 26, 2024, the Company further amended and restated the Amended and Restated Nomura Promissory Note (the “Amendment to the Amended and Restated Nomura Promissory Note”) to: (a) increase the principal amount to approximately $30.0 million, and (b) extend the maturity date to September 30, 2025. The Amended and Restated Nomura Promissory Note carries an interest rate of 16% per annum and is payable in kind or in cash, at the Company’s discretion, every 30 calendar days after March 26, 2024. Upon two days prior written notice to Nomura, the Company may prepay all or any portion of the then outstanding principal amount under the Amended and Restated Nomura Promissory Note together with all accrued and unpaid interest thereon.

Committed Equity Facility

On January 6, 2023, the Company entered into a Company Common Stock Purchase Agreement (the “Yorkville Purchase Agreement”) with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”), which replaced the CF Agreement noted above. Pursuant to the Yorkville Purchase Agreement, the Company had the right to sell to Yorkville from time to time at its option up to $1 billion in shares of the Company’s Class A Common Stock, subject to the terms, conditions and limitations set forth in the Yorkville Purchase Agreement.

On November 14, 2023, the Company entered into the Standby Equity Purchase Agreement (“Yorkville SEPA”) with Yorkville, which replaced the Yorkville Purchase Agreement described above. Pursuant to the Yorkville SEPA, the Company has the right to sell to Yorkville up to $250 million of its shares of common stock, subject to certain limitations and conditions set forth in the Yorkville SEPA, from time to time during the term of the Yorkville SEPA. Sales of the shares of common stock to Yorkville under the Yorkville SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to Yorkville under the Yorkville SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

For additional information on the Yorkville SEPA, refer to Note 1, Description of the Business - Yorkville Purchase Agreement and Yorkville Standby Equity Purchase Agreement.

Note 12. NONCONTROLLING INTEREST

The non-controlling interest balance primarily represents the Up-C Units of the Company held by the Members. The following table summarizes the ownership of Units in the Company as of December 31, 2023:

	Common Stock	Ownership Percentage
Ownership of Class A Common Stock	14,659,794	10.6%
Ownership of Class V Common Stock	124,132,398	89.4%
Balance at end of period	138,792,192	100.0%

The non-controlling interest holders have the right to exchange Up-C Units, at the Company’s option, for (i) cash or (ii) one share of Class A Common Stock, subject to the provisions set forth in the LLC Agreement. As such, future exchanges of Up-C Units by non-controlling interest holders will result in a change in ownership and reduce or increase the amount recorded as non-controlling interest and increase or decrease additional paid-in-capital or retained earnings when the Company has positive or negative net assets, respectively. As of December 31, 2023, 2.6 million Up-C Units have exchanged into Class A shares.

In addition to the non-controlling interest related to Up-C Units, the Company also has non-controlling interests related to the Series as noted in Note 10, Variable Interest Entities, and MAO-MSO Recovery LLC Series FHCP (“FHCP”), which is a non-wholly owned subsidiary of MSP Recovery, LLC. In accordance with FHCP’s operating agreement, the noncontrolling member is entitled to a preferred return of 20% per annum (the “Preferred Return”). Once the Preferred Return has been met, the noncontrolling member is entitled to 80% of Claims recoveries by FHCP. The controlling member is allocated 100% of the costs of FHCP. Since the Preferred Return exceeds the total members’ equity of FHCP as of both December 31, 2023 and 2022, the non-controlling interest also includes $4.3 million representing the entire members’ equity of FHCP.

Note 13. COMMITMENTS AND CONTINGENCIES

The Company is subject to certain legal proceedings, claims, investigations, and administrative proceedings in the ordinary course of its business. The Company records a provision for a liability when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. These provisions, if any, are reviewed and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Depending on the nature and timing of any such proceedings that may arise, an unfavorable resolution of a matter could materially affect the Company’s future results of operations, cash flows or financial position in a particular period.

The Company pursues claims recoveries through settlement, arbitration and legal proceedings. The accounting policy for these activities is discussed under Claims recovery income in Note 2, Basis of Presentation And Summary of Significant Accounting Policies.

A significant majority of the Company’s expected recoveries arise from Claims brought pursuant to the private cause of action under the Medicare Secondary Payer Act (“MSP Act”). This law allows the Company to pursue recoveries against primary payers for reimbursement of medical expenses that the Company’s Assignors paid for when primary payers (i.e., liability insurers) were responsible for payment. On May 16, 2023, the Repair Abuses of MSP Payments Act (the “RAMP Act”) was introduced in the U.S. Senate and the U.S. House of Representatives, respectively, seeking to amend the private cause of action under the Medicare Secondary Payer Act, by striking “primary plan” and inserting “group health plan” into the existing text. As there is no indication that the RAMP Act is intended to be enacted retroactively, it should not have any effect on the recoverability of historical claims. To the extent that the Company has recovery rights in claims that have not yet been sought, or to the extent that the Company is assigned additional claims that may otherwise have been entitled to recoveries under the MSP Act, the passing of the RAMP Act could impact the Company’s ability to pursue recoveries on those prospective claims.

Investigations

As previously disclosed, on August 11, 2022, the Securities and Exchange Commission (the “SEC”) initiated an investigation of the Company, and requested documents relating to, among other matters, the business combination transaction with Lionheart Acquisition Corporation II consummated on May 23, 2022, certain historical and projected financial results, investor agreements, and data analytic platforms and algorithms. The Company received a subpoena dated March 1, 2023 from the SEC regarding the aforementioned subject matter, and subsequently received a subpoena on May 10, 2023, in connection with the investigation relating to, among other matters, the Company’s projections and the accounting and valuation of certain assets that were the basis for the Company’s determination that its quarterly financial statements for the periods ended June 30, 2022 and September 30, 2022 require restatements and should no longer be relied upon, as disclosed in the Company’s Form 8-K on April 14, 2023. On August 16, 2023, the Company received an additional subpoena from the SEC regarding certain funding sources of the Company prior to the Business Combination, various statements and disclosures by the Company in connection with, and following, the Business Combination, certain historical and projected financial results, and data analytic platforms and algorithms used to identify potential recoveries. The Company intends to fully cooperate with the SEC in responding to the subpoenas.

In addition, on March 10, 2023, the Company received a subpoena from the U.S. Attorney’s Office in connection with a grand jury investigation in the U.S. District Court for the Southern District of Florida requesting certain information concerning the Company, which subpoena requests documents relating to, among other matters, the Company’s proprietary algorithms and other software used to identify potentially recoverable claims, the drop in the price of the Company’s common stock following the Business Combination, and certain marketing materials and investment agreements presented to potential investors. To the best of the Company’s knowledge, the Department of Justice has not issued any target letters to anyone associated with the Company as a result of this investigation. (The United States Attorney’s Manual states that a “target” is a person as to whom the prosecutor or the grand jury has substantial evidence linking him or her to the commission of a crime and who, in the judgment of the prosecutor, is a putative defendant.)

The Company has cooperated, and will continue to cooperate, fully with these inquiries. In connection with its review of the matters related to the preparation and filing of the 2022 Form 10-K, the Special Committee, along with external advisors retained thereby, also reviewed the subject matter of information requests related to the foregoing subpoenas received prior to June 2023. Based on that review, and the nature of the documents requested in the subsequent subpoena, the Company believes that the investigations will be resolved without any material developments; however, there can be no assurance as to the outcome or future direction thereof.

Cano Health, LLC

On August 10, 2023, MSP Recovery sued Cano in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida for declaratory relief and anticipatory breach of the CCRA, Purchase Agreement, and a Service Agreement (collectively, the “Cano Agreements”) between the parties. On the same day, Cano sued the Company in the same court, alleging fraud in the inducement, breach of contract, tortious interference, and unjust enrichment relating to the Cano Agreements. The Company has outstanding a $5.0 million receivable from Cano; however, due to Cano’s Quarterly Report on Form 10-Q for the June 30, 2023 period, which includes a substantial doubt about its ability to continue as a going concern, and subsequent Chapter 11 bankruptcy filing on or about February 5, 2024, the Company established a reserve for the balance due under such receivable during 2023. These matters were automatically stayed as a result of Cano’s bankruptcy filing.

On January 4, 2024, Cano sued Simply Healthcare Plans, Inc. (“Simply”) and the Company and affiliated entities seeking a declaratory judgment to determine whether the Cano Purchase Agreement should be rescinded, and whether Cano or the Company have standing to recover on claims assigned to the Company against Simply under the Cano Purchase Agreement. Cano also seeks damages from Simply relating to the claims assigned to the Company under the Cano Purchase Agreement. The Company intends to vigorously assert its position in all Cano related litigation.

Note 14. FAIR VALUE MEASUREMENTS

The Company has no assets that are measured at fair value on a recurring basis as of December 31, 2023 and 2022. There were no assets or liabilities measured at fair value on a non-recurring basis during the years ended December 31, 2023 and 2022. Liabilities measured at fair value on a recurring basis as of December 31, 2023, are summarized as follows:

in thousands	Level 1	Level 2	Level 3	Total
Derivative liability related to fair value of beneficial conversion feature	$—	$—	$37	$37
Total	$—	$—	$37	$37

The following table details the roll-forward of the Level 3 liabilities during the year ended December 31, 2023:

in thousands	Total
Balance at January 1, 2023	$—
Fair value of derivative liability at issuance	(14)
Change in fair value of derivative liabilities	(23)
Balance at December 31, 2023	$(37)

As of December 31, 2023, the beneficial conversion feature within the Yorkville SEPA is treated as an embedded derivative liability and changes in the fair value were recognized in the change in fair value of warrant and derivative liabilities in the consolidated statements of operations. The embedded derivative liability was valued at each of the respective issuance dates (November 15, 2023 and December 11, 2023) and at year-end using the following market based inputs:

in thousands	At Issuance	December 31, 2023
Price of Common Stock	$2.48 - $6.83	$2.27
Volatility	30% - 40%	40%
Market Risk Spread:	12.60% - 12.82%	12.37%
Expected Term (in years)	1.31 - 1.38	1.25

Note 15. RELATED PARTY TRANSACTIONS

Loans from Related Parties

During the year ended December 31, 2022, the Company issued an unsecured promissory note in an aggregate principal amount of $112.8 million (the “Promissory Note”) to John H. Ruiz and Frank C. Quesada, the Company’s Chief Executive Officer and director and Chief Legal Officer and director, respectively (collectively, the “MSP Principals”), in exchange for the MSP Principals agreeing to provide cash to pay transaction costs related to the Merger, pay down affiliate payable balances, and provide operating cash to the Company. In addition to the amounts in the Promissory Note, at the merger date with LCAP, the MSP Principals contributed $13.0 million through funds that had been loaned to VRM MSP to cover related service fees. The Promissory Note as well as the amount contributed at the merger date bears interest at an annual rate of 4%, payable in kind, and will mature on the four-year anniversary of the issuance. The Promissory Note is payable by the Company at any time, without prepayment penalties, fees, or other expenses. During the years ended December 31, 2023 and 2022, the Company recorded $5.0 million and $2.7 million, respectively, of interest expense related to the Promissory Note.

A portion of the proceeds under the Promissory Note in an amount equal to $36.5 million was advanced to the Law Firm, an affiliate of certain Members, for certain operating expenses pursuant to a legal services agreement. This amount is reflected in prepaid expenses and other current assets within the consolidated balance sheets and had a balance of $7.7 million and $26.9 million as of December 31, 2023 and 2022. The advances of Law Firm expenses are reflected in Professional fees - legal within the consolidated statement of operations. The advances are expensed as incurred, as the Company does not have recourse to any amounts incurred should Law Firm fail to secure recoveries, although it does have recourse to any amounts advanced that have not been incurred as an expense.

Under the legal services agreement, Company shall advance certain of Law Firm’s monthly expenses, including payroll and overhead; however, should Law Firm earn fees under the legal service agreements (the “Existing LSAs”) noted below, net of pre-existing obligations including payments to co-counsel sufficient to cover its monthly expenses, Company is entitled to reimbursement of the advance of said monthly expenses. Further, to the extent that Law Firm earns a surplus of fees in excess of its monthly expenses, said surplus shall be used to reimburse past amounts of Law Firm’s monthly expenses that Company advanced. For the years ended December 31, 2023 and 2022, approximately $19.2 million and $9.6 million, respectively, of the $36.5 million advanced by the Company to the Law Firm has been incurred for expenses pursuant to the legal services agreement.

Legal Services – Law Firm

Certain Company entities have previously entered into the Existing LSAs with the Law Firm, an affiliate of certain Members, for the recovery of Claims. Pursuant to the terms of the Existing LSAs, the Law Firm provides the Company with investigation, case management, research and legal services in the pursuit of recovery of Claims in exchange for a portion of the recovered proceeds relating to such Claims. The Existing LSAs also provide that the Law Firm serves as lead counsel or co-lead counsel for any litigation relating to such Claims. As of December 31, 2023 there was no amount due, as amounts paid through the prepaid noted above had covered amounts of existing LSAs due to the Law Firm for Claim recoveries. For the years ended December 31, 2023 and 2022, $19.2 million and $29.7 million, respectively, was included in Professional fees - legal for expenses related to the Law Firm in the consolidated statements of operations. The amounts are related to the payment of Law Firm expenses as noted above. For the year ended December 31, 2022, the Company issued Class A common stock shares to the Law Firm employees, which were deemed to be share based compensation. As such $20.1 million of expense was included within Professional fees - Legal for expenses related to the Law Firm in the consolidated statements of operations for the year ended December 31, 2022.

In addition, during fiscal year 2023, the Company issued an unsecured promissory note in an aggregate principal amount of $4.95 million to the Law Firm, to provide general operational funding (the “Law Firm Loan”). The aggregate unpaid principal amount of this promissory note is due 24 months from the date of the last advance from the Second Amended and Restated First Lien Credit Agreement is made. This promissory note does not carry interest and is payable by the Company at any time, without prepayment penalties, fees, or other expenses. On March 4, 2024, the Board authorized the partial repayment of the Law Firm Loan in the amount of $0.4 million, which funds were to be used for the express purpose of paying property taxes on real property owned and pledged by the MSP Principals to HPH as collateral in connection with the Working Capital Credit Facility.

For the years ended December 31, 2023 and 2022, $0.3 million and $0.4 million, respectively, were included in cost of Claims recoveries for expenses related to the Law Firm in the consolidated statements of operations. For the year ended December 31, 2021, no amounts of cost of Claims recoveries for expenses related to the Law Firm were included in the consolidated statements of operations.

The Law Firm may also collect and/or hold cash on behalf of the Company in the ordinary course of business. As of December 31, 2023 and 2022, $0.8 million and $2.1 million, respectively, was due from the Law Firm and included in the consolidated balance sheets in Affiliate Receivable. In addition, the Company rents office space from the Law Firm as discussed in Note 8, Leases.

MSP Recovery Aviation, LLC

The Company may make payments related to operational expenses on behalf of its affiliate, MSP Recovery Aviation, LLC (“MSP Aviation”). The Company has made payments in the periods of the financial statements only related to specifically billed flights. As of both December 31, 2023 and 2022, $0.2 million was due from MSP Aviation and included in the consolidated balance sheets in Affiliate Receivable. For the years ended December 31, 2023 and 2022, $0.2 million, $0.4 million, respectively, was included in General and Administrative expenses related to MSP Aviation in the consolidated statements of operations. For the year ended December 31, 2021, the amount was included in General and Administrative expenses related to MSP Aviation in the consolidated statements of operation.

Funds Held for Other Entities

The Company may collect and/or hold cash on behalf of its affiliates in the ordinary course of business. As of both December 31, 2023 and 2022, $19.8 million was due to affiliates of the Company and included in the consolidated balance sheets in Affiliate Payable. These amounts were primarily due to Series MRCS, and will be repaid either through excess cash flows from operations or other financing. During the year ended December 31, 2021, the Company also entered into a note payable with Series MRCS as outlined in Note 7, Intangible Assets, Net. As of both December 31, 2023 and December 31, 2022, the balance of the note payable was $0.5 million and included in the consolidated balance sheets in Claims financing obligation and notes payable.

As of December 31, 2023 and 2022, there were additional receivables from other affiliates of $0.2 million and $0.1 million, respectively. These were included in the consolidated balance sheets in Affiliate Receivable.

VRM

Historically, MSP Recovery has received Claims recovery service income for services provided to VRM MSP. The Company concluded that VRM MSP is a related party due to ownership interests in the entity held by Series MRCS. During the years ended December 31, 2022 and 2021, $10.6 and $11.5 million, respectively, of claims recovery service income was received from VRM MSP as part of the servicing agreement and was included in the consolidated statements of operations. There was no Claims recovery service income for services provided to VRM MSP for the year ended December 31, 2023.

For the years ended December 31, 2023 and 2022, the Company recorded $221.4 million and $81.9 million, respectively, for interest expense related to the VRM Full Return and Virage MTA Amendment. Prior the Business Combination, the Company had not guaranteed the VRM Full Return therefore no amount of interest was recorded by prior to Business Combination.

Working Capital Credit Facility Collateral

Pursuant to the Second Amended and Restated First Lien Credit Agreement, and in order to secure those additional advances of Term Loan B beginning in January 2024, the Company approved for Messrs. John Ruiz and Frank Quesada to provide, as additional collateral, the following: (i) a pledge of the equity interests in an Affiliate of Messrs. John Ruiz and Frank Quesada; (ii) a mortgage on real property owned by an Affiliate of Messrs. John Ruiz and Frank Quesada, and (iii) a personal guaranty by Messrs. John Ruiz and Frank Quesada, as primary obligors, guaranteeing those additional advances of Term Loan B beginning in January 2024. On December 22, 2023, our Board approved the Company's payment of certain costs and fees (including legal fees) on behalf of John H. Ruiz and Frank C. Quesada, associated with the mortgage granted in connection with said guaranty, totaling $0.1 million. On March 4, 2024, the Board authorized the partial repayment of the Law Firm Loan in the amount of $0.4 million, which funds were to be used for the express purpose of paying property taxes on real property owned and pledged by the MSP Principals to HPH as collateral in connection with the Working Capital Credit Facility.

Note 16. INVESTMENTS IN EQUITY SECURITIES AND OBLIGATIONS TO DELIVER SECURITIES

The Company had an outstanding obligation to provide equity securities (a “short position”) as of December 31, 2020. The short position was classified as a liability, marked-to-market and was evaluated at Level 1 for fair value. During the year ended December 31, 2021, the Company covered its short position by acquiring 100,000 equity shares of a publicly traded U.S. company for $1.8 million, recognizing a realized loss of $193 thousand in Other income, net in the consolidated statements of operations. As of December 31, 2023 and 2022, the Company had no investments in equity securities.

Note 17. NET LOSS PER COMMON SHARE

Basic earnings per share of Class A common stock is computed by dividing net income attributable to common shareholders by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted earnings per share of Class A common stock is computed by dividing net income attributable to common shareholders adjusted for the assumed exchange of all potentially dilutive securities, by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive elements. Diluted loss per share for all period presented is the same as basic loss per share as the inclusion of the potentially issuable shares would be anti-dilutive.

Prior to the Business Combination, the equity structure of MSP Recovery included units which shared in the profits and losses of MSP Recovery. In reviewing the calculation of earnings per unit for periods prior to the Business Combination, the Company concluded that it resulted in values that would not be meaningful to the users of the consolidated financial statements. As such, earnings per share information for the year ended December 31, 2021 has not been presented. The basic and diluted earnings per share for the year ended December 31, 2022 represent loss from only the period from the Closing Date to December 31, 2022 for the Company.

The following table sets forth the computation of basic and diluted earnings per share of Class A common stock:

	Year Ended December 31,
(In thousands except shares and per share amounts)	2023	2022
Numerator - basic and diluted:
Net loss	$(835,145)	$(401,905)
Less: Net loss attributable to MSP Recovery, LLC pre-Business Combination	—	28,640
Less: Net loss attributable to the non-controlling interests post Business Combination	778,797	365,848
Net loss attributable to MSP Recovery, Inc. post-Business Combination	$(56,348)	$(7,417)

Denominator - basic and diluted:
Weighted-average shares of Class A common stock outstanding - basic	8,914,761	2,473,005
Weighted-average shares of Class A common stock outstanding - dilutive	8,914,761	2,473,005

Earnings per share of Class A common stock - basic	$(6.32)	$(3.00)
Earnings per share of Class A common stock - diluted	$(6.32)	$(3.00)

Shares of the Company’s Class V common stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class V common stock under the two-class method has not been presented.

In the calculation for earnings per share for the year ended December 31, 2023, the Company excluded from the calculation of diluted earnings per share 124,067,498 shares of Class V common stock, 2,950,157 Public Warrants outstanding, the CPIA Warrant exercisable for 2,666,667 shares of Class A Common Stock, and 894,754,824 New Warrants outstanding, as their effect would have been anti-dilutive.

In the calculation for earnings per share for the year ended December 31, 2022, the Company excluded from the calculation of diluted earnings per share 125,919,180 shares of Class V common stock, 3,319,304 Public Warrants outstanding, the CPIA Warrant exercisable for 2,666,667 shares of Class A Common Stock, 1,028,046,326 New Warrants outstanding because their effect would have been anti-dilutive.

Subsequent to December 31, 2023, the Company issued warrants to Virage, entitling VRM to purchase 62,073,998 shares of Class A Common Stock at a purchase price of $0.0001 per share for a period of two years from issuance, exercisable on a cashless basis.

Note 18. DERIVATIVE LIABILITY

For purposes of determining whether certain instruments are derivatives for accounting treatment, the Company follows the accounting standard that provides guidance for determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock. The standard applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock.

The Company and CF entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Transaction”). Pursuant to the terms of the Transaction, CF agreed to (a) transfer to the Company for cancellation any warrants to purchase shares received as a result of being the stockholder of record of a share as of the close of business on the closing date of the Business Combination, pursuant to the previously announced and declared LCAP dividend and (b) waive any redemption right that would require the redemption of the Subject Shares (as defined below) in exchange for a pro rata amount of the funds held in LCAP’s trust account.

At closing of the Business Combination, the Company transferred from the trust account to an escrow account an amount equal to (a) the aggregate number of such Subject Shares (approximately 44,000 shares), multiplied by (b) the per share redemption price for shares out of the trust account, as a prepayment to CF of the amount to be paid to CF in settlement of the Transaction for the number of shares owned by CF at the closing of the Business Combination (the “FEF Shares”). CF may sell the Subject Shares at its sole discretion in one or more transactions, publicly or privately. Any such sale shall constitute an optional early termination of the Transaction upon which (a) CF will receive from the escrow account an amount equal to the positive excess, if any, of (x) the product of the redemption price and the aggregate number of shares over (y) an amount equal to the proceeds received by CF in connection with sales of the shares, and (b) the Company will receive from the escrow account the amount set forth in (y) above.

The Company concluded that the instrument includes an embedded derivative for the change in value of the Company’s Class A common stock and as such, at the end of each period the Company will mark to market the shares through booking a derivative liability/asset. The calculation of the derivative liability/asset would be the difference between the restricted cash and current fair value of the outstanding FEF shares (number of FEF shares multiplied by market price of the Company’s Class A common stock as of period end).

On January 6, 2023, the Company and CF entered into an Omnibus Fee Amendment Agreement (“Fee Amendment Agreement”). Pursuant to the terms of the Fee Amendment Agreement, in satisfaction of the deferred underwriting commissions under a previous agreement, the Company and CF agreed to release from escrow the $11.4 million of restricted cash and release the FEF shares previously held as Class A Common Stock subject to possible redemption within temporary equity. Prior to the Fee Amendment Agreement, CF had not sold any FEF shares.

As a result of the Fee Amendment Agreement and termination of the OTC Forward Transaction, as of December 31, 2023, the Company no longer has any restricted cash, Class A Common Stock subject to possible redemption, or derivative liability in the consolidated balance sheets.

Note 19. SUBSEQUENT EVENTS

Settlement with 28 Affiliated Property and Casualty Insurers

On February 19, 2024, the Company reached a comprehensive settlement with 28 affiliated property and casualty insurers (the “P&C Insurers”). The terms of the confidential settlement agreement include:

•
The P&C Insurers’ agreement to provide ten years of historical data (identifying all claims processed from January 1, 2014, through the present) and data sharing of future claims, extending out for one year, assisting LifeWallet in reconciling its current and future assigned Medicare claims;

•
The P&C Insurers’ Implementation of LifeWallet’s coordination of benefits clearinghouse solution;
•
A 5-year agreement to resolve cooperatively, or through binding mediation, relevant Medicare claims (liens) that LifeWallet owns today and in the future;
•
The P&C Insurers’ agreement that they are primary payers for any unreimbursed Medicare lien that LifeWallet identifies from data sharing, and the P&C Insurers’ agreement to assign all rights to collect against other third parties that either failed to pay liens or collected twice from Medicare funds and the P&C Insurers; and
•
A cash payment from the P&C Insurers to LifeWallet to settle existing historical claims (amount subject to confidentiality).

Yorkville Letter Agreements; Third Convertible Note

On April 8, 2024, the Company and Yorkville reached an agreement to: (i) reduce the Floor Price under the Yorkville SEPA from $1.28 to $1.00; (ii) waive the first monthly payment due to the Floor Price Trigger, thereby curing the Floor Price Trigger; and (iii) extend the maturity date of the Convertible Notes to September 30, 2025. In addition, the parties agreed that the third Convertible Note for $5.0 million would be issued on April 8, 2024, with terms substantially the same as the previous Convertible Notes. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13,000,000 on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA. Refer to Note 1, Description of the Business, for additional information.

MSP Recovery, Inc. d/b/a LifeWallet

50,000,000 Shares of Class A Common Stock

Prospectus

April 30, 2024

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Class A Common Stock and warrants being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

	Amount paid or to be paid
SEC registration fee		$24,723
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses		$117,500
Miscellaneous	$	*
Total	$	*

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of directors and officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

In accordance with Section 102(b)(7) of the DGCL, the Charter provides that a director will not be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Charter provides that the Company will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise. The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with future directors and executive officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s second amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Company’s amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company maintains and expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15. Recent sales of unregistered securities

John H. Ruiz

Pursuant to a purchase agreement dated October 25, 2023, and as disclosed on his Form 4 dated October 26, 2023, on October 26, 2023, the Company issued 467,290 unregistered shares of Class A Common Stock to Virage in satisfaction of certain obligations of the Company, which shares were subsequently purchased from Virage by Mr. Ruiz. In addition, pursuant to a purchase agreement dated March 4, 2024, and as disclosed on his Form 4 dated March 4, 2024, the Company issued 438,596 unregistered shares of Class A Common Stock to Virage in satisfaction of certain obligations of the Company, which shares were subsequently purchased from Virage by Mr. Ruiz.

Frank C. Quesada

Pursuant to a purchase agreement dated September 25, 2023, and as disclosed on his Form 4 dated October 2, 2023, on September 29, 2023, the Company issued 274,726 unregistered shares of Class A Common Stock to Virage in satisfaction of certain obligations of the Company, which shares were subsequently purchased from Virage by Mr. Quesada.

Palantir Private Placement

The Company has issued 452,598 shares of Class A Common Stock to Palantir Technologies Inc. (“Palantir”) during the year ending December 31, 2023, and an additional 735,930 shares of Class A Common Stock for the period ended April 12, 2024, pursuant to the Amended and Restated Order #1, dated as of October 8, 2021, as amended, by and between MSP Recovery, LLC and Palantir, as consideration for certain products and services rendered by Palantir. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

CPIA Warrant

Pursuant to an Amendment to the CPIA and Warrant Agreement by and between the Holder and the Company to amend the CPIA, the Company grants to the Holder the right to purchase Class A Common Stock in accordance with the terms and conditions of the CPIA. The maximum amount of Class A Common Stock that the Holder may purchase from the Company is 2,666,667 (the “Amount”) for a purchase price equal to $6,666.67 ($0.0025 per Class A Share) (the “Exercise Price”), and is payable in cash. This Warrant (the “CPIA Warrant”) will expire at 5:00 p.m. (Eastern Time), on September 30, 2027 and may be exercised in whole or in part by Holder at any time prior to such date. The Holder can only sell a maximum of 15% per month of the Class A Common Stock obtained through the Warrant. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

VRM Warrants

Pursuant to the Second Virage MTA Amendment dated November 13, 2023, the Company issued an initial warrant (the “Initial Virage Warrant”) and agreed to issue monthly warrants (the “Monthly Virage Warrants”), to purchase Class A Common Stock at $0.0001 per share, each of which will expire two years from the date of issuance.

The Initial Virage Warrant, as amended, was issued effective January 1, 2024 in an amount equal to the quotient of 1% of each calendar month end balance of the Unpaid Base Amount (calculated on a cumulative basis) and the VWAP of a share of Class A

Common Stock for the five-day period prior to the issuance, beginning with May 24, 2023 and ending December 31, 2023, thus entitling Virage to purchase 28,298,329 shares of Class A Common Stock, with an expiration date of January 1, 2026.

The Monthly Virage Warrants may be issued each calendar month, beginning with January 31, 2024 until the obligations to Virage are paid in full, in an amount equal to the quotient of 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and the volume weighted average price of a share of our Class A Common Stock. Until our obligations to Virage are paid in full, the Company has the option every month to pay Virage in one or a combination of: (a) cash, in an amount equal to 1.0% of each calendar month-end balance (which month-end balance shall be increased daily up to 20% per annum based on a formula set forth in the Virage MTA Amendment) of the amount owing to Virage as of each preceding calendar month end and/or (b) the issuance of subsequent Monthly Virage Warrants. As of April 12, 2024, Monthly Virage Warrants were issued for February 2024 entitling Virage to purchase 8,263,494 shares, March 2024 entitling Virage to purchase 11,955,994 shares, and April 2024 entitling Virage to purchase 13,556,181 shares.

The VRM Warrants were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and financial statement schedules

See the Exhibit Index immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

a)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
b)
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)
That for purposes of determining any liability under the Securities Act:
(i)
The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii)
Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
2.1+	Membership Interest Purchase Agreement	8-K	001-39445	2.1	May 27, 2022
2.2+	Amendment No. 1 to Membership Interest Purchase Agreement	8-K	001-39445	2.2	May 27, 2022
2.3+	Amendment No. 2 to Membership Interest Purchase Agreement	8-K	001-39445	2.3	May 27, 2022
2.4+	Amendment No. 3 to Membership Interest Purchase Agreement	8-K	001-39445	2.4	May 27, 2022
2.5+	Amendment No. 4 to Membership Interest Purchase Agreement	8-K	001-39445	2.5	May 27, 2022
3.1+	Second Amended and Restated Certificate of Incorporation of the Company	8-K	001-39445	3.1	May 27, 2022
3.2+	Amended and Restated Bylaws of the Company	8-K	001-39445	3.2	May 27, 2022
3.3+	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company	10-K	001-39445	3.3	April 15, 2024
4.1+	Specimen Unit Certificate of the Registrant	8-K	001-39445	4.1	May 27, 2022
4.2+	Specimen Class A Common Stock Certificate of the Registrant	8-K	001-39445	4.2	May 27, 2022
4.3+	Specimen Warrant Certificate of the Registrant	8-K	001-39445	4.3	May 27, 2022
4.4+	Warrant Agreement, dated August 13, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, LLC	8-K	001-39445	4.4	May 27, 2022
4.5+	New Warrant Agreement	8-K	001-39445	4.5	May 27, 2022
4.6+	Form of New Warrant Certificate	8-K	001-39445	4.6	May 27, 2022
4.7+	CPIA Warrant Agreement	10-Q	001-39445	10.1	November 10, 2022
4.8+	VRM Warrant Agreement	10-K	001-39445	4.8	April 15, 2024
4.9+	Form of Yorkville Convertible Debt	10-Q	001-39445	10.12	November 14, 2023
5.1+	Opinion of Baker McKenzie LLP as to the validity of the securities being registered	S-1	333-269346	5.1	December 8, 2023
10.1+	Letter Agreement, dated August 13, 2020, by and among the Registrant and its officers, directors, Nomura and the Sponsor	S-4	6770	10.1	April 29, 2022
10.2+	Investment Management Trust Agreement, dated August 13, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, LLC	S-4	6770	10.2	April 29, 2022
10.3+	Registration Rights Agreement, dated August 13, 2020, by and among the Registrant and certain security holders	S-4	001-39445	10.3	April 29, 2022
10.4+	Securities Purchase Agreement, dated July 27, 2020, by and between the Sponsor and Nomura	S-4	001-39445	10.4	April 29, 2022
10.5+	Private Placement Unit Subscription Agreement, dated August 13, 2020, by and between the Registrant and the Sponsor	S-4	6770	10.5	April 29, 2022
10.6+	Private Placement Unit Subscription Agreement, dated August 13, 2020, by and between the Registrant and Nomura	S-4	6770	10.6	April 29, 2022
10.7+	Indemnification Agreement	S-4	6770	10.7	April 29, 2022
10.8+	Administrative Support Agreement, dated August 13, 2020, by and between the Registrant and the Sponsor	S-4	6770	10.8	April 29, 2022
10.9+	Forward Purchase Agreement, dated August 13, 2020, by and between the Company and Nomura	S-4	6770	10.9	April 29, 2022
10.10+	Form of Limited Liability Agreement of Opco	S-4	6770	10.10	April 29, 2022
10.11+	Amended and Restated Registration Rights Agreement	8-K	001-39445	10.3	May 27, 2022
10.12+	Tax Receivable Agreement	8-K	001-39445	10.4	May 27, 2022
10.13+	Sponsor Agreement	S-4	6770	10.13	April 29, 2022
10.14+	Employment Agreement, entered into as of May 23, 2022 by and between John H. Ruiz and Lionheart II Holdings, LLC	8-K	001-39445	10.5	May 27, 2022
10.14+	Employment Agreement, entered into as of May 23, 2022 by and between Frank C. Quesada and Lionheart II Holdings, LLC	8-K	001-39445	10.6	May 27, 2022
10.15+	Escrow Agreement, entered into as of May 23, 2022, by and among MSP Recovery, Inc., f/k/a “Lionheart Acquisition Corporation II,” Lionheart II Holdings, LLC, John H. Ruiz, as the representative of the Members and Continental Stock Transfer & Trust Company.	8-K	001-39445	10.7	May 27, 2022

10.16+	MSP Recovery, Inc. 2022 Omnibus Incentive Plan.	8-K	333-266374	99.1	July 28, 2022
10.17+	Lock-Up Agreement	8-K	001-39445	10.9	May 27, 2022
10.18+	Legal Services Agreement, entered into as of May 23, 2022, by and between Lionheart II Holdings, LLC, La Ley con John H. Ruiz P.A., d/b/a MSP Recovery Law Firm and MSP Law Firm.	8-K	001-39445	10.10	May 27, 2022
10.19+	Side Letter Agreement, entered into as of July 11, 2021, by and between John H. Ruiz and Lionheart Acquisition Corporation II and Lionheart I.I Holdings, LLC	8-K	001-39445	10.11	May 27, 2022
10.20+	Virage Side Letter Agreement, dated as of July 11, 2021, by and among John H. Ruiz, Frank C. Quesada, Lionheart Acquisition Corporation II and Lionheart II Holdings, LLC.	8-K	001-39445	10.12	May 27, 2022
10.21+	VRM Full Return Guaranty Agreement	S-4	6770	10.21	April 29, 2022
10.22+	Asset and Interest Transfer Agreement in relation to the Series MRCS Asset Acquisition	S-4	6770	10.22	April 29, 2022
10.23+	Transfer Agreement in relation to the VRM MSP Asset Acquisition	S-4	6770	10.23	April 29, 2022
10.24+	Master Transaction Agreement in relation to the VRM MSP Asset Acquisition	S-4	6770	10.24	April 29, 2022
10.25+	Common Stock Purchase Agreement, dated January 6, 2023, between MSP Recovery, Inc. and YA II PN, Ltd.	8-K	001-39445	10.1	January 12, 2023
10.26+	Registration Rights Agreement, dated January 6, 2023, between MSP Recovery, Inc. and YA II PN, Ltd.	8-K	001-39445	10.2	January 12, 2023
10.27+	Second Amended and Restated Claims Proceeds Investment Agreement, dated January 24, 2019, between MSPA Claims 1, LLC and Brickell Key Investments LP	S-1/A	333-268616	10.27	January 20, 2023
10.28+	Amendment to Claim Proceeds Investment Agreement, dated September 30, 2022, between MSP Recovery, Inc. and Brickell Key Investments LP	S-1/A	333-268616	10.28	January 20, 2023
10.29+	MTA Amendment and Binding Term Sheet, by and between Virage Recovery Master LP, Series MRCS, a series of MDA, Series LLC, John H. Ruiz, Frank C. Quesada, Virage Capital Management LP, MSP Recovery, LLC, La Ley con John H. Ruiz, MSP Recovery, Inc. and Lionheart II Holdings, LLC, dated April 12, 2023	8-K	001-39445	10.1	April 17, 2023
10.30+	Amended and Restated Secured Promissory Note, dated April 12, 2023 by and between the Company and Nomura Securities International, Inc.	8-K	001-39445	10.2	April 17, 2023
10.31+	Membership Interest Purchase Agreement, dated March 29, 2023, by and among MSP Recovery LLC, MSP Recovery Claims, Series, LLC and Hazel Holdings I LLC	10-K	001-39445	10.31	July 27, 2023
10.32+	Membership Interest Purchase Agreement, dated March 29, 2023 by and among MSP Recovery, LLC, MSP Recovery Claims Series 44, LLC, MSP Recovery Holding Series 01, LLC and Hazel Holdings I LLC	10-K	001-39445	10.32	July 27, 2023
10.33+	Credit Agreement, dated March 29, 2023 by and between Subrogation Holdings LLC, MSP Recovery, LLC, MSP Recovery Claims, Series LLC - Series 15-09-321 and Hazel Holdings I LLC	10-K	001-39445	10.33	July 27, 2023
10.34+	Amended and Restated Credit Agreement, dated March 29, 2023 by and between Subrogation Holdings LLC, MSP Recovery, LLC, MSP Recovery Claims, Series LLC - Series 15-09-321 and Hazel Holdings I LLC	10-K	001-39445	10.34	July 27, 2023
10.35+	Amended and Restated Collateral Administration Agreement, dated March 29, 2023, by and between Hazel Partners Holdings LLC, Subrogation Holdings, LLC and MSP Recovery LLC	10-K	001-39445	10.35	April 15, 2024
10.36+	MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement dated November 13, 2023 by and between Virage Recovery Master LP, Series MRCS, John H. Ruiz, Frank C. Quesada, Virage Capital Management LP, MSP Recovery, LLC, La Ley con John H. Ruiz, MSP Recovery, Inc. and Lionheart II Holdings, LLC	10-Q	001-39445	10.08	November 14, 2023

10.37+	Second Amended and Restated Credit Agreement, dated November 10, 2023 by and between Subrogation Holdings LLC, MSP Recovery, LLC, JRFQ Holdings, LLC, 4601 Coral Gables Property, LLC, Hazel Partners Holdings LLC and MSP Recovery Claims, Series LLC - Series 15-09-321	10-Q	001-39445	10.09	November 14, 2023
10.38+	Standby Equity Purchase Agreement dated November 14, 2023 by and between YA II PN, LTD. and MSP Recovery, Inc.	10-Q	001-39445	10.10	November 14, 2023
10.39+	Registration Rights Agreement dated November 14, 2023 by and between YA II PN, LTD. and MSP Recovery, Inc.	10-Q	001-39445	10.11	November 14, 2023
10.40+	Amended and Restated Promissory Note dated March 26, 2024 by and between the MSP Recovery, Inc. and Nomura Securities International, Inc.	10-K	001-39445	10.40	April 15, 2024
10.41+	MTA Amendment No. 3 and Amendment No. 2 to the Amended and Restated Security Agreement dated March 26, 2024 by and between Virage Recovery Master LP, Series MRCS, a series of MDA, Series LLC, John H. Ruiz, Frank C. Quesada, Virage Capital Management LP, MSP Recovery, LLC, La Ley con John H. Ruiz, MSP Recovery, Inc. and Lionheart II Holdings, LLC	10-K	001-39445	10.41	April 15, 2024
10.42+	Yorkville SEPA Side Letter executed April 12, 2024	10-K	001-39445	10.42	April 15, 2024
10.43+	Yorkville Side Letter Agreement to Yorkville SEPA dated April 8, 2024	8-K	001-39445	10.1	April 12, 2024
23.1*	Consent of Deloitte & Touche LLP
97.1+	Executive Officer Incentive Compensation Recovery Policy	10-K	001-39445	97.1	April 15, 2024
101.INS*	XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107+	Calculation of Filing Fee Tables	S-1	333-265953	107	July 1, 2022

* Filed herewith.

# Furnished herewith.

+ Previously filed.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on April 30, 2024.

MSP Recovery, Inc.

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John H. Ruiz and Alexandra Plasencia as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Name	Title	Date

/s/ John H. Ruiz	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 30, 2024
John H. Ruiz

/s/ Francisco Rivas-Vásquez	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2024
Francisco Rivas-Vásquez

/s/ Frank C. Quesada	Director	April 30, 2024
Frank C. Quesada

/s/ Ophir Sternberg	Director	April 30, 2024
Ophir Sternberg

/s/ Beatriz Assapimonwait	Director	April 30, 2024
Beatriz Assapimonwait

/s/ Michael Arrigo	Director	April 30, 2024
Michael Arrigo

/s/ Thomas W. Hawkins	Director	April 30, 2024
Thomas W. Hawkins

/s/ Roger Meltzer	Director	April 30, 2024
Roger Meltzer